As filed with the Securities and Exchange Commission on November 6, 2006

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Crown Castle International Corp.

(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	4899 (Primary Standard Industrial Classification Code Number)	76-0470458 (I.R.S. Employer Identification Number)

510 Bering Drive

Suite 600

Houston, Texas 77057

(713) 570-3000

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

W. Benjamin Moreland

Chief Financial Officer

Crown Castle International Corp.

510 Bering Drive, Suite 600

Houston, Texas 77057

(713) 570-3000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Stephen L. Burns, Esq. James C. Woolery, Esq. Cravath, Swaine & Moore LLP Worldwide Plaza 825 Eighth Avenue New York, New York 10019 (212) 474-1000	Jeffrey A. Klopf, Esq. Global Signal Inc. 301 North Cattlemen Road, Suite 300 Sarasota, Florida 34232 (941) 364-8886	Joseph A. Coco, Esq. Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, New York 10036 (212) 735-3000

Approximate date of commencement of proposed sale to the public:    As soon as practicable following the effectiveness of this Registration Statement, satisfaction or waiver of the other conditions to closing of the merger described herein and consummation of the merger.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Registered(1)	Amount to Be Registered (2)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee (4)
Common Stock, par value $0.01 per share	114,772,225	N/A	$3,862,334,861	$413,270

(1)	This Registration Statement relates to common stock, par value $0.01 per share (“Registrant Common Stock”), of Crown Castle International Corp. (“Crown Castle” or the “Registrant”) issuable to holders of common stock, par value $0.01 per share (“Global Signal Common Stock”), of Global Signal Inc. (“Global Signal”), pursuant to the proposed merger (the “Merger”) of Global Signal with and into CCGS Holdings LLC, a wholly owned subsidiary of the Registrant (“Merger Sub”).
(2)	Based on the number of shares of Registrant Common Stock to be issued in connection with the Merger, calculated as the product of (i) 71,287,096, the aggregate number of shares of Global Signal Common Stock (A) outstanding (other than shares owned by Global Signal, Merger Sub or the Registrant, but including restricted shares) as of October 31, 2006 and (B) issuable pursuant to the exercise of options and warrants outstanding as of October 31, 2006, and (ii) an exchange ratio of 1.61 shares of Registrant Common Stock for each share of Global Signal Common Stock, representing the maximum stock consideration issuable pursuant to the Merger.
(3)	Pursuant to Rules 457(c) and 457(f)(1) under the Securities Act of 1933, as amended (the “Securities Act”), and solely for purposes of calculating this registration fee, the proposed maximum aggregate offering price is equal to the market value of shares of Global Signal Common Stock (the securities to be cancelled pursuant to the Merger) in accordance with Rule 457(c) under the Securities Act, calculated as follows: (i) $54.18, the average of the high and low prices per share of Global Signal Common Stock on October 31, 2006, as reported on the New York Stock Exchange Composite Transactions Tape, multiplied by (ii) 71,287,096, the aggregate number of shares of Global Signal Common Stock (A) outstanding (other than shares owned by Global Signal, Merger Sub or the Registrant, but including restricted shares) as of October 31, 2006 and (B) issuable pursuant to the exercise of options and warrants outstanding as of October 31, 2006.
(4)	Reflects the product of (a) 0.00010700 multiplied by (b) the proposed maximum aggregate offering price.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this joint proxy statement/prospectus is not complete and may be changed. Crown Castle may not sell the securities offered by this document until the registration statement filed with the Securities and Exchange Commission is effective. This joint proxy statement/prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY—SUBJECT TO COMPLETION—DATED NOVEMBER 6, 2006

JOINT PROXY STATEMENT/PROSPECTUS

Dear Stockholders:

We are pleased to report that the boards of directors of Crown Castle International Corp. (“Crown Castle”) and Global Signal Inc. (“Global Signal”) each have approved a merger of Global Signal with and into a wholly owned subsidiary of Crown Castle (“Merger Sub”). If the proposed merger is completed, each Global Signal stockholder will be entitled to receive in exchange for each of its shares of Global Signal common stock (other than certain restricted shares), at the election of the Global Signal stockholder, either 1.61 shares of Crown Castle common stock or $55.95 in cash. The aggregate amount of cash consideration will be capped at $550 million and will be prorated among Global Signal stockholders who make cash elections to the extent that the aggregate amount of cash consideration elected exceeds this cap. The merger is conditioned upon, among other things, the approval by Crown Castle stockholders of the issuance of shares of Crown Castle common stock to Global Signal stockholders pursuant to the merger and the adoption of the merger agreement by Global Signal stockholders. Crown Castle and Global Signal are sending you this joint proxy statement/prospectus to ask you to vote in favor of these matters.

Crown Castle will hold a special meeting of its stockholders on [•], 200[•], at the time and place indicated in the Crown Castle notice of special meeting of stockholders, to consider and vote on the issuance of shares of Crown Castle common stock to Global Signal stockholders on the terms and conditions set out in the merger agreement.

Global Signal will hold a special meeting of its stockholders on [•], 200[•], at the time and place indicated in the Global Signal notice of special meeting of stockholders, to consider and vote on adoption of the merger agreement.

YOUR VOTE IS VERY IMPORTANT. The merger cannot be completed unless (i) Crown Castle stockholders approve the issuance of shares of Crown Castle common stock to Global Signal stockholders on the terms and conditions set out in the merger agreement and (ii) Global Signal stockholders adopt the merger agreement. Whether or not you plan to attend your special meeting, please take the time to vote by completing, signing, dating and returning the accompanying proxy card in the enclosed self-addressed stamped envelope or by submitting your proxy by telephone or on the Internet (with respect to Crown Castle stockholders only) as soon as possible. If you hold your shares in “street name,” you should instruct your broker how to vote in accordance with your voting instruction form. If you are a Global Signal stockholder and you do not submit your proxy, instruct your broker how to vote your shares or vote in person at the Global Signal special meeting, it will have the same effect as a vote against adoption of the merger agreement. Returning a proxy does NOT deprive you of your right to attend your special meeting and to vote your shares in person.

This joint proxy statement/prospectus provides detailed information concerning the merger, the special meetings and the proposals to be considered at the special meetings. Additional information regarding Crown Castle and Global Signal has been filed with the Securities and Exchange Commission and is publicly available. We encourage you to read carefully this entire joint proxy statement/prospectus, including all of its annexes, and we especially encourage you to read the section entitled “Risk Factors” beginning on page 30.

We enthusiastically support the proposed combination of Crown Castle and Global Signal. The Crown Castle board of directors has determined that the merger and the other transactions contemplated by the merger agreement are advisable and in the best interests of Crown Castle and its stockholders, has approved the merger agreement and the transactions contemplated by the merger agreement, including the merger and the issuance of shares of Crown Castle common stock to Global Signal stockholders on the terms and conditions set out in the merger agreement, and unanimously (with one abstention) recommends that Crown Castle stockholders vote “FOR” the issuance of shares of Crown Castle common stock to Global Signal stockholders. The Global Signal board of directors has determined that the merger and the other transactions contemplated by the merger agreement are advisable, fair to and in the best interests of Global Signal and its stockholders, has approved the merger and the merger agreement and unanimously recommends that Global Signal stockholders vote “FOR” adoption of the merger agreement.

J. Landis Martin Chairman of the Board Crown Castle International Corp.	Wesley R. Edens Chairman of the Board Global Signal Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the Crown Castle common stock to be issued by Crown Castle under this joint proxy statement/prospectus or passed upon the adequacy or accuracy of this joint proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This joint proxy statement/prospectus is dated [•], 200[•] and is first being mailed to Crown Castle stockholders and Global Signal stockholders on or about [•], 200[•].

CROWN CASTLE INTERNATIONAL CORP.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON [•], 200[•]

Houston, Texas

[•], 200[•]

To the stockholders of Crown Castle International Corp.:

A special meeting of stockholders of Crown Castle International Corp. (“Crown Castle”) will be held at Crown Castle’s corporate offices at 510 Bering Drive, Suite 600, Houston, Texas 77057 on [•], 200[•], at [•], local time, to consider and vote upon a proposal to approve the issuance of shares of Crown Castle common stock to stockholders of Global Signal Inc. (“Global Signal”) on the terms and conditions set out in the Agreement and Plan of Merger, dated as of October 5, 2006 (as such agreement may be amended from time to time, the “merger agreement”), among Global Signal, Crown Castle and a wholly owned subsidiary of Crown Castle (“Merger Sub”), pursuant to which Global Signal will merge with and into Merger Sub, with Merger Sub remaining a wholly owned subsidiary of Crown Castle, and each outstanding share of Global Signal common stock (other than shares owned by Global Signal, Crown Castle or Merger Sub and certain unvested restricted shares) will be converted automatically into the right to receive, at the election of the holder thereof, either 1.61 shares of Crown Castle common stock or $55.95 in cash. The aggregate amount of cash consideration will be capped at $550 million and will be prorated among Global Signal stockholders who make cash elections to the extent that the aggregate amount of cash consideration elected exceeds this cap. This cap will be reduced on a dollar-for-dollar basis to the extent of any cash dividends or other cash distributions declared or paid by Global Signal or any of its subsidiaries after October 5, 2006 (other than (i) dividends and distributions by a direct or indirect wholly owned subsidiary of Global Signal to its parent and (ii) Global Signal’s dividend for the third quarter of 2006 paid on October 19, 2006) and prior to the effective time of the merger. If cash is oversubscribed by Global Signal stockholders, a Global Signal stockholder who has elected to receive cash will receive part of its consideration in the form of Crown Castle common stock.

We will transact no other business at the Crown Castle special meeting, except such business as may properly be brought before the Crown Castle special meeting or any adjournment or postponement of such meeting by the Crown Castle board of directors.

Only holders of record of Crown Castle common stock (including restricted shares) at the close of business on [•], 200[•], the record date for the Crown Castle special meeting, are entitled to notice of, and to vote at, the Crown Castle special meeting and any adjournment or postponement of such meeting. A complete list of these stockholders will be open for examination by any stockholder of record at Crown Castle’s corporate offices at 510 Bering Drive, Suite 600, Houston, Texas 77057 during regular business hours for a period of no less than ten days prior to the special meeting. The list will also be available for examination by any stockholder of record present at the special meeting.

We cannot complete the merger unless the issuance of shares of Crown Castle common stock to Global Signal stockholders on the terms and conditions set out in the merger agreement is approved by the affirmative vote of a majority of the total votes cast by the Crown Castle stockholders at the special meeting of stockholders, provided that the total number of votes cast at such special meeting represents a majority of the total voting power of all outstanding shares of Crown Castle common stock (including restricted shares). The joint proxy statement/prospectus accompanying this notice explains the merger, the merger agreement and the proposal to be considered at the Crown Castle special meeting in more detail and provides specific information concerning the Crown Castle special meeting. Please review this joint proxy statement/prospectus carefully, including the merger agreement attached to it as Annex A.

The Crown Castle board of directors has determined that the merger and the other transactions contemplated by the merger agreement are advisable and in the best interests of Crown Castle and its stockholders, has approved the merger agreement and the transactions contemplated by the merger agreement, including the merger and the issuance of shares of Crown Castle common stock to Global Signal stockholders on the terms and conditions set out in the merger agreement, and unanimously (with one abstention) recommends that you vote “FOR” the issuance of Crown Castle common stock to Global Signal stockholders.

Whether or not you plan to attend the Crown Castle special meeting, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed postage-paid return envelope or submit your proxy by telephone or on the Internet as soon as possible. You may revoke the proxy at any time prior to its exercise in the manner described in the joint proxy statement/prospectus. Any stockholder of record present at the Crown Castle special meeting, including any adjournment or postponement of such meeting, may revoke its proxy and vote personally on the issuance of Crown Castle common stock.

By order of the board of directors,

Donald J. Reid, Jr.

Corporate Secretary

GLOBAL SIGNAL INC.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON [•], 200[•]

Sarasota, Florida

[•], 200[•]

To the stockholders of Global Signal Inc.:

A special meeting of stockholders of Global Signal Inc. (“Global Signal”) will be held at [•] on [•], 200[•], at [•], local time, to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of October 5, 2006 (as such agreement may be amended from time to time, the “merger agreement”), among Global Signal, Crown Castle International Corp. (“Crown Castle”) and a wholly owned subsidiary of Crown Castle (“Merger Sub”), pursuant to which Global Signal will merge with and into Merger Sub, with Merger Sub remaining a wholly owned subsidiary of Crown Castle, and each outstanding share of Global Signal common stock (other than shares owned by Global Signal, Crown Castle or Merger Sub and certain unvested restricted shares) will be converted automatically into the right to receive, at the election of the holder thereof, either 1.61 shares of Crown Castle common stock or $55.95 in cash. The aggregate amount of cash consideration will be capped at $550 million and will be prorated among Global Signal stockholders who make cash elections to the extent that the aggregate amount of cash consideration elected exceeds this cap. This cap will be reduced on a dollar-for-dollar basis to the extent of any cash dividends or other cash distributions declared or paid by Global Signal or any of its subsidiaries after October 5, 2006 (other than (i) dividends and distributions by a direct or indirect wholly owned subsidiary of Global Signal to its parent and (ii) Global Signal’s dividend for the third quarter of 2006 paid on October 19, 2006) and prior to the effective time of the merger. If cash is oversubscribed by Global Signal stockholders, a Global Signal stockholder who has elected to receive cash will receive part of its consideration in the form of Crown Castle common stock.

We will transact no other business at the Global Signal special meeting, except such business as may properly be brought before the Global Signal special meeting or any adjournment or postponement of such meeting by the Global Signal board of directors.

Only holders of record of Global Signal common stock (including restricted shares) at the close of business on [•], 200[•], the record date for the Global Signal special meeting, are entitled to notice of, and to vote at, the Global Signal special meeting and any adjournment or postponement of such meeting. A complete list of Global Signal stockholders entitled to vote at the Global Signal special meeting will be available for inspection at the executive offices of Global Signal during regular business hours for a period of no less than ten days before the special meeting.

For more information about the merger described above and the transactions contemplated by the merger agreement, please review carefully the accompanying joint proxy statement/prospectus and the merger agreement attached to it as Annex A.

The Global Signal board of directors has approved the merger agreement and the transactions contemplated by the merger agreement, including the merger, and unanimously recommends that you vote “FOR” adoption of the merger agreement.

Whether or not you plan to attend the Global Signal special meeting, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed postage-paid return envelope or submit your proxy by telephone as soon as possible. You may revoke the proxy at any time prior to its exercise in the manner described in the joint proxy statement/prospectus. Any stockholder of record present at the Global Signal special meeting, including any adjournment or postponement of such meeting, may revoke its proxy and vote personally on the merger agreement.

By order of the board of directors,

Jeffrey A. Klopf

Executive Vice President, General Counsel and Secretary

REFERENCES TO ADDITIONAL INFORMATION

This joint proxy statement/prospectus incorporates by reference important business and financial information about Crown Castle and Global Signal from documents that are not included in or delivered with this joint proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference into this joint proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

CROWN CASTLE INTERNATIONAL CORP. 510 Bering Drive, Suite 600 Houston, Texas 77057 (713) 570-3000	GLOBAL SIGNAL INC. 301 North Cattlemen Road, Suite 300 Sarasota, Florida 34232 (941) 364-8886

If you would like to request documents, you must do so by [•], 200[•] in order to receive them before the Crown Castle or Global Signal special meeting.

See “Where You Can Find More Information” beginning on page 140.

ABOUT THIS DOCUMENT

This document, which forms part of a registration statement on Form S-4 filed with the Securities and Exchange Commission by Crown Castle, constitutes a prospectus of Crown Castle under Section 5 of the Securities Act of 1933, as amended, which we refer to as the Securities Act, with respect to the shares of Crown Castle common stock to be issued to the holders of Global Signal common stock in connection with the merger. This document also constitutes (i) a proxy statement under Section 14(a) of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, and the rules thereunder, (ii) a notice of meeting with respect to Crown Castle’s special meeting of stockholders, at which Crown Castle stockholders will consider and vote upon the issuance of shares of Crown Castle common stock to Global Signal stockholders on the terms and conditions set out in the merger agreement and (iii) a notice of meeting with respect to Global Signal’s special meeting of stockholders, at which Global Signal stockholders will consider and vote upon adoption of the merger agreement.

Page
COMPARISON OF RIGHTS OF COMMON STOCKHOLDERS OF CROWN CASTLE AND GLOBAL SIGNAL	132
LEGAL MATTERS	138
EXPERTS	138
OTHER MATTERS	138
FUTURE CROWN CASTLE STOCKHOLDER PROPOSALS	139
FUTURE GLOBAL SIGNAL STOCKHOLDER PROPOSALS	140
WHERE YOU CAN FIND MORE INFORMATION	140
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	142

Annexes
Annex A—Agreement and Plan of Merger
Annex B—Stockholders Agreement
Annex C—Fortress Support Agreement
Annex D—Greenhill Support Agreement
Annex E—Abrams Support Agreement
Annex F—Opinion of J.P. Morgan Securities Inc.
Annex G—Opinion of Morgan Stanley & Co. Incorporated
Annex H—Opinion of Goldman Sachs and Co.

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	Why am I receiving this joint proxy statement/prospectus?

A:	Crown Castle International Corp. (“Crown Castle”) and Global Signal Inc. (“Global Signal”) have entered into the Agreement and Plan of Merger, dated as of October 5, 2006 (as such agreement may be amended from time to time, the “merger agreement”), among Global Signal, Crown Castle and CCGS Holdings LLC, a wholly owned subsidiary of Crown Castle (“Merger Sub”), that is described in this joint proxy statement/prospectus. See “The Merger Agreement” beginning on page 90. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A.

Under the terms of the merger agreement, Global Signal will be merged with and into Merger Sub (the “merger”), with Merger Sub surviving the merger and remaining a wholly owned subsidiary of Crown Castle. In order to complete the merger, (i) Crown Castle stockholders must approve the issuance of shares of Crown Castle common stock to Global Signal stockholders on the terms and conditions set out in the merger agreement (the “Crown Castle share issuance”), (ii) Global Signal stockholders must adopt the merger agreement and (iii) all other conditions to the merger must be satisfied or waived. Crown Castle will hold a special meeting of its stockholders (the “Crown Castle special meeting”) to obtain the required approval of Crown Castle stockholders and Global Signal will hold a special meeting of its stockholders (the “Global Signal special meeting”) to obtain the required approval of Global Signal stockholders.

Q:	What vote of Crown Castle stockholders is required to approve the Crown Castle share issuance?

A:	The vote of Crown Castle stockholders required to approve the Crown Castle share issuance is the affirmative vote of a majority of the total votes cast by the holders of Crown Castle common stock at the Crown Castle special meeting, provided that the total number of votes cast at the Crown Castle special meeting represents a majority of the total voting power of all shares of Crown Castle common stock (including restricted shares) outstanding on [•], 200[•], the record date for the Crown Castle special meeting (the “Crown Castle record date”). Abstentions and “broker non-votes” will be counted in determining whether or not a quorum exists. Failures to vote and “broker non-votes” will not be voted for or against the Crown Castle share issuance; however, abstentions will have the same effect as votes against the Crown Castle share issuance.

Q:	What vote of Global Signal stockholders is required to adopt the merger agreement?

A:	The vote of Global Signal stockholders required to adopt the merger agreement is the affirmative vote of a majority of the shares of Global Signal common stock outstanding (including restricted shares) at the close of business on [•], 200[•], the record date for the Global Signal special meeting (the “Global Signal record date”). Accordingly, abstentions, failures to vote and “broker non-votes” will have the same effect as votes against adoption of the merger agreement.

Q:	Are any stockholders already committed to vote in favor of the merger?

Yes. Certain Global Signal stockholders have entered into support agreements with Crown Castle (the “support agreements”) pursuant to which they have agreed to vote certain of their Global Signal shares (representing in the aggregate 40% of the Global Signal common stock outstanding as of the date of the merger agreement) in favor of the merger, the merger agreement and the transactions contemplated by the merger agreement and against any transaction or other action that would impede the merger, the merger agreement or any other transactions contemplated by the merger agreement. The support agreements will terminate upon the earlier of the consummation of the merger and the termination of the merger agreement. For a more complete description of the support agreements, see “Agreements Related to the Merger—Support Agreements” on page 108. The support agreements are also attached to this joint proxy statement/

prospectus as Annexes C, D and E. As of the date of the merger agreement, these stockholders collectively owned approximately 72.9% of the outstanding shares of Global Signal common stock. As a result, if these stockholders were to vote all of their shares in favor of adoption of the merger agreement, their votes would be sufficient to adopt the merger agreement.

Q:	What will Crown Castle stockholders receive pursuant to the merger?

A:	Crown Castle stockholders will not receive any merger consideration. Each share of Crown Castle common stock outstanding immediately prior to the merger will remain outstanding as a share of Crown Castle common stock immediately following the merger. Based on the number of shares of Global Signal common stock outstanding and Crown Castle common stock outstanding, in each case on a fully-diluted basis, as of October 31, 2006, and depending on the aggregate amount of cash consideration that Global Signal stockholders elect to receive pursuant to the merger, immediately after the merger, Global Signal stockholders will own between approximately 31% and 34%, and Crown Castle stockholders will own between approximately 66% and 69%, of the then-outstanding shares of Crown Castle common stock, in each case on a fully-diluted basis.

Q:	What will Global Signal stockholders receive pursuant to the merger?

A:	Upon completion of the merger, each Global Signal stockholder will be entitled to receive in exchange for each of its shares of Global Signal common stock (other than certain restricted shares), at the election of the Global Signal stockholder, either 1.61 shares of Crown Castle common stock or $55.95 in cash. The aggregate amount of cash consideration will be capped at $550 million and will be prorated among Global Signal stockholders who make cash elections to the extent that the aggregate amount of cash consideration elected exceeds this cap, as more fully described under “The Merger Agreement – Cash Cap and Proration” on page 91. If cash is oversubscribed, Global Signal stockholders who have elected to receive cash will receive part of their consideration in the form of Crown Castle common stock. This cap also will be reduced on a dollar-for-dollar basis to the extent of any cash dividends or other cash distributions declared or paid by Global Signal or any of its subsidiaries after October 5, 2006 (other than (i) dividends and distributions by a direct or indirect wholly owned subsidiary of Global Signal to its parent and (ii) Global Signal’s dividend for the third quarter of 2006 paid on October 19, 2006) and prior to the effective time of the merger.

On October 5, 2006, the last trading day before the public announcement of the merger agreement, Crown Castle’s closing price was $34.75 per share, and on [•], 2006, the last trading day before the date of this joint proxy statement/prospectus, Crown Castle’s closing price was $[•] per share. On October 5, 2006, the last trading day before the public announcement of the merger agreement, Global Signal’s closing price was $50.10 per share, and on [•], 2006, the last trading day before the date of this joint proxy statement/prospectus, Global Signal’s closing price was $[•] per share. Stockholders of both companies are encouraged to obtain current market quotations for Crown Castle common stock and Global Signal common stock prior to voting their shares and, in the case of Global Signal stockholders, prior to electing whether to receive cash or stock pursuant to the merger.

Q:	How and when can Global Signal stockholders make elections for cash consideration and/or stock consideration?

A:

Concurrently with the mailing of this joint proxy statement/prospectus to Global Signal stockholders, a form of election and letter of transmittal will be sent to Global Signal stockholders in a separate mailing for making elections for cash consideration and/or stock consideration. To be effective, the form of election and letter of transmittal must be properly completed and signed and received by the exchange agent, together with the stock certificates representing shares of Global Signal common stock with respect to which the elections are being made, no later than 5:00 p.m., New York City time, on [•], 200[•]. If a properly completed and signed form of election and letter of transmittal with respect to shares of Global Signal common stock is not received by the exchange agent, together with the appropriate stock certificates, by 5:00 p.m., New York City time, on [•], 200[•], then the holder of those shares of Global Signal common stock will be deemed to have made an election for all stock consideration in respect of those shares of Global Signal common stock.

Global Signal stockholders that hold their shares in “street name” will receive directions from their brokers regarding how to make elections. Brokers will only make elections with respect to shares for which they have been properly instructed to make elections in accordance with their directions; all other shares will be treated as if their holders made an election for all stock consideration in respect of those shares of Global Signal common stock.

Q:	Can Global Signal stockholders change or revoke their elections for cash consideration and/or stock consideration?

A:	Yes. Any Global Signal stockholder may at any time prior to 5:00 p.m., New York City time, on [•], 200[•], change its election by giving written notice to the exchange agent prior to such time accompanied by a properly completed and signed revised form of election and letter of transmittal. Any form of election and letter of transmittal may be revoked by the Global Signal stockholder submitting it to the exchange agent only by written notice received by the exchange agent prior to 5:00 p.m., New York City time, on [•], 200[•]. Please mail such notices and revised forms of election to Mellon Investor Services LLC, Attn: Reorganization Department, P.O. Box 3448, Hackensack, New Jersey 07606.

Each form of election and letter of transmittal automatically will be revoked if the exchange agent is notified in writing by Crown Castle or Global Signal that the merger has been abandoned. If a form of election and letter of transmittal is revoked, the stock certificates to which such form of election and letter of transmittal relates shall be returned promptly to the Global Signal stockholder submitting such form of election and letter of transmittal to the exchange agent.

Q:	Will Global Signal stockholders receive the specific amount of cash consideration that they elect to receive?

A:	Not necessarily. Elections for cash consideration will be subject to the proration procedures set forth in the merger agreement. See “The Merger Agreement—Cash Cap and Proration” on page 91.

Q:	If I am a Global Signal stockholder, should I send in my stock certificates now?

A:	Yes. Regardless of whether you are electing stock consideration, cash consideration or a mix of stock consideration and cash consideration, you should send your stock certificates, together with a properly completed and signed form of election and letter of transmittal, to the exchange agent no later than 5:00 p.m., New York City time, on [•], 200[•]. If the exchange agent has not received such documents by such time, then you will be deemed to have made an election for all stock consideration in respect of your shares of Global Signal common stock. However, you will not receive the merger consideration to which you are entitled until you have sent your stock certificates to the exchange agent. If you do not make a valid election with respect to your shares of Global Signal common stock, upon consummation of the merger, the exchange agent will send to you a second letter of transmittal that you should complete and execute and return to the exchange agent with your stock certificates in order to receive your merger consideration. DO NOT SEND IN YOUR STOCK CERTIFICATES WITH YOUR PROXY CARD.

Q:	Does the Crown Castle board support the merger and the Crown Castle share issuance?

A:

Yes. The Crown Castle board of directors (the “Crown Castle board”) has determined that the merger and the other transactions contemplated by the merger agreement are advisable and in the best interests of Crown Castle and its stockholders, has approved the merger agreement and the transactions contemplated by the merger agreement, including the merger and the Crown Castle share issuance, and unanimously (with one abstention) recommends that Crown Castle stockholders vote “FOR” the Crown Castle share issuance. You should read “The Merger—Recommendation of the Crown Castle Board and Its Reasons for the Merger” beginning on page 57 for a discussion of the factors that the Crown Castle board considered in deciding to approve the merger and the Crown Castle share issuance.

Q:	Does the Global Signal board support the merger?

A:	Yes. The Global Signal board of directors (the “Global Signal board”) has determined that the merger and the other transactions contemplated by the merger agreement are advisable, fair to and in the best interests of Global Signal and its stockholders, has approved the merger and the merger agreement and unanimously recommends that Global Signal stockholders vote “FOR” adoption of the merger agreement. You should read “The Merger – Recommendation of the Global Signal Board and Its Reasons for the Merger” beginning on page 60 for a discussion of the factors that the Global Signal board considered in deciding to approve the merger agreement.

Q:	Are there risks involved in undertaking the merger?

A:	Yes. In evaluating the merger, Crown Castle and Global Signal stockholders should carefully consider the factors discussed in the section of this joint proxy statement/prospectus entitled “Risk Factors” beginning on page 30 and other information about Crown Castle and Global Signal included in the documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 140.

Q:	How will Crown Castle pay for the cash portion of the merger consideration?

A:	Crown Castle currently expects to finance the cash portion of the merger consideration either through borrowings under its existing senior secured credit facility, including a borrowing in the amount of $250 million under its existing revolving credit facility and a new term loan in the amount of $300 million in the form of an add-on to its existing term loan facility, or through an offering of additional securitized notes, to the extent such an offering would be more favorable to Crown Castle. Crown Castle also will assume Global Signal’s estimated debt of $1,844 million in connection with the merger. At the closing of the merger, assuming Crown Castle finances the cash portion of the merger consideration through total borrowings of $550 million, Crown Castle expects to have total debt of approximately $5,327 million and net debt of approximately $5,012 million. For a more detailed description of the terms of the bank financing and the bank commitment letter, see “The Merger—Financing of the Merger” beginning on page 80.

Q:	Where and when is the Crown Castle special meeting?

A:	The Crown Castle special meeting will be held at Crown Castle’s corporate offices at 510 Bering Drive, Suite 600, Houston, Texas 77057 on [•], 200[•] at [•], local time. Crown Castle stockholders may attend the Crown Castle special meeting and vote their shares in person, or they may complete, sign, date and return the enclosed proxy or submit a proxy by telephone or on the Internet.

Q:	Where and when is the Global Signal special meeting?

A:	The Global Signal special meeting will be held at [•] on [•], 200[•] at [•], local time. Global Signal stockholders may attend the Global Signal special meeting and vote their shares in person, or they may complete, sign, date and return the enclosed proxy or submit a proxy by telephone.

Q:	Who can vote at the Crown Castle special meeting?

A:

Crown Castle stockholders can vote at the Crown Castle special meeting if they owned shares of Crown Castle common stock (including restricted shares) at the close of business on the Crown Castle record date.

As of the close of business on that date, [•] shares of Crown Castle common stock were outstanding. If you are a Crown Castle stockholder and you transfer your shares of Crown Castle common stock after the Crown Castle record date but before the Crown Castle special meeting, you will retain your right to vote at the Crown Castle special meeting.

Q:	Who can vote at the Global Signal special meeting?

A:	Global Signal stockholders can vote at the Global Signal special meeting if they owned shares of Global Signal common stock (including restricted shares) at the close of business on the Global Signal record date. As of the close of business on that date, [•] shares of Global Signal common stock were outstanding. If you are a Global Signal stockholder and you transfer your shares of Global Signal common stock after the Global Signal record date but before the Global Signal special meeting, you will retain your right to vote at the Global Signal special meeting but will have transferred the right to receive the consideration to be received by the Global Signal stockholders pursuant to the merger. In order to receive the merger consideration, Global Signal stockholders must hold their shares through completion of the merger.

Q:	If I am a Crown Castle stockholder, what do I need to do now?

A:	After carefully reading and considering the information contained, or incorporated by reference, in this joint proxy statement/prospectus, please complete, sign and date your proxy and return it in the enclosed postage-paid return envelope or submit your proxy by telephone or on the Internet as soon as possible, so that your shares may be represented at the Crown Castle special meeting. If you sign and send in your proxy and do not indicate how you want to vote, Crown Castle will count your proxy as a vote in favor of the Crown Castle share issuance.

Q:	If I am a Global Signal stockholder, what do I need to do now?

A:	After carefully reading and considering the information contained, or incorporated by reference, in this joint proxy statement/prospectus, please complete, sign and date your proxy and return it in the enclosed postage-paid return envelope or submit your proxy by telephone as soon as possible, so that your shares may be represented at the Global Signal special meeting. If you sign and send in your proxy and do not indicate how you want to vote, Global Signal will count your proxy as a vote in favor of adoption of the merger agreement.

If you wish to make an election for cash consideration and/or stock consideration with respect to any of your Global Signal shares, you must properly complete and sign the form of election and letter of transmittal, which must be received by the exchange agent, together with the stock certificates representing shares of Global Signal common stock with respect to which you wish to make such elections, no later than 5:00 p.m., New York City time, on [•], 200[•]. IF THE EXCHANGE AGENT HAS NOT RECEIVED SUCH DOCUMENTS BY SUCH TIME, THEN YOU WILL BE DEEMED TO HAVE MADE AN ELECTION FOR ALL STOCK CONSIDERATION IN RESPECT OF YOUR SHARES OF GLOBAL SIGNAL COMMON STOCK. DO NOT SEND IN YOUR STOCK CERTIFICATES WITH YOUR PROXY CARD.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:

Your broker will vote your shares only if you provide instructions on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Without instructions, your shares will not be voted, which, if you are a Crown Castle stockholder (and a quorum is present for purposes of the Crown Castle special meeting), will have no effect on the vote for the approval of the Crown Castle share issuance or, if you are a Global Signal stockholder, will have the effect of a vote against the adoption of the merger agreement.

Q:	If my Crown Castle common stock is in the Crown Castle 401(k) plan, how do I vote my shares?

A:	If you participate in the Crown Castle 401(k) retirement savings plan (the “Crown Castle 401(k) plan”), you will receive a single proxy card that covers both shares credited to your plan account and shares, if any, that you own of record that are registered in the same name. If your plan account is not registered in the same name as your shares of record, you will receive separate proxy cards for your record and plan holdings. Properly completed and signed proxy cards will serve to instruct the trustees and fiduciaries of the Crown Castle 401(k) plan how to vote any Crown Castle shares held in this plan on your behalf. The Crown Castle 401(k) plan trustees and fiduciaries will vote shares for which timely voting instructions are not received at the direction of the plan administrator. Subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the plan administrator will direct the trustees and fiduciaries to vote such shares for and against the Crown Castle share issuance in the same proportion as the shares are voted for which timely voting instructions were received.

Q:	If I hold restricted shares of Crown Castle common stock, am I able to vote these shares?

A:	If you hold restricted shares of Crown Castle common stock on the Crown Castle record date, you may vote such shares like ordinary shares of Crown Castle common stock.

Q:	If I hold restricted shares of Global Signal common stock, am I able to vote these shares?

A:	If you hold restricted shares of Global Signal common stock on the Global Signal record date, you may vote such shares like ordinary shares of Global Signal common stock.

Q:	Can I change my vote after I have mailed my signed proxy?

A:	Yes. You can change your vote at any time before your proxy is voted at the Crown Castle or Global Signal special meeting, as the case may be. You can do this in one of three ways. First, you can send a written notice stating that you would like to revoke your proxy. Second, you can complete and submit a new valid proxy bearing a later date by Internet (with respect to Crown Castle stockholders only), telephone or mail. Third, if you are a holder of record, you can attend the Crown Castle or Global Signal special meeting, as the case may be, and vote in person. Attendance at the Crown Castle or Global Signal special meeting will not in and of itself constitute revocation of a proxy.

If you are a Crown Castle stockholder and you choose to send a written notice of revocation, you must submit such notice to Crown Castle’s transfer agent, Mellon Investor Services LLC, Attn: Proxy Department, 480 Washington Blvd., Jersey City, New Jersey 07310, and it must be received by [•], 200[•]. If you are a Crown Castle stockholder and you choose to mail a new proxy, you must submit such new proxy to Crown Castle’s transfer agent, Mellon Investor Services LLC, Attn: Proxy Processing, P.O. Box 1680, Manchester, Connecticut 06045-9986, and it must be received by [•], 200[•]. These instructions also apply to written revocations and new proxies with respect to shares in the Crown Castle 401(k) plan.

If you are a Global Signal stockholder and you choose to send a written notice of revocation, you must submit such notice to Global Signal’s transfer agent, American Stock Transfer & Trust Co., 59 Maiden Lane, New York, New York 10038, and it must be received by [•], 200[•]. If you are a Global Signal stockholder and you choose to mail a new proxy, you must submit such new proxy to Global Signal’s transfer agent, American Stock Transfer & Trust Co., 59 Maiden Lane, New York, New York 10038, and it must be received by [•], 200[•].

If the shares of a stockholder of either company are held in “street name,” the options described in the first paragraph of this answer do not apply. Instead, such stockholder must contact its broker, bank or other nominee to find out how to change its vote.

Q:	Is the merger expected to be taxable to Global Signal stockholders?

A:	Crown Castle and Global Signal intend for the merger to qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). As a result, the U.S. federal income tax consequences of the merger to each Global Signal stockholder will vary depending on whether that stockholder will receive cash, shares of Crown Castle common stock or a combination of cash and Crown Castle common stock in exchange for that stockholder’s Global Signal common stock. If you are a Global Signal stockholder, you generally will not recognize gain or loss on the Crown Castle common stock that you receive pursuant to the merger. Your basis and holding periods in the Crown Castle common stock that you receive may vary among shares if you acquired your Global Signal common stock in more than one transaction.

If you are a Global Signal stockholder, you generally will recognize income or gain for U.S. federal income tax purposes equal to the lesser of (i) the amount of cash (including cash that you receive in lieu of fractional shares of Crown Castle common stock) that you receive and (ii) the amount of gain that you realize. The amount of gain that you realize is generally equal to the sum of (a) the amount of cash that you receive plus (b) the fair market value of any Crown Castle common stock that you receive, less your tax basis in the shares of Global Signal common stock that you surrender pursuant to the merger. Your income or gain may vary if you acquired your Global Signal common stock in more than one transaction.

You should read “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 82 for a more complete discussion of the U.S. federal income tax consequences of the merger. Tax matters can be complicated and the tax consequences of the merger to you will depend on your particular tax situation. You should consult your tax advisor to determine the tax consequences of the merger to you.

Q:	When do you expect the merger to be completed?

A:	Crown Castle and Global Signal are working to complete the merger as quickly as practicable. If the Crown Castle and Global Signal stockholders approve the matters submitted to them for their approval on [•], 200[•] and we receive the necessary governmental approvals, we expect that the merger will be completed during [•] of 200[•]. However, it is possible that factors outside our control could require us to complete the merger at a later time or not complete it at all.

For a description of certain matters that could delay or prevent the completion of the merger, please refer to “Risk Factors” beginning on page 30.

Q:	Can I seek appraisal of my shares?

A:	No. Neither Crown Castle stockholders nor Global Signal stockholders have appraisal rights under the General Corporation Law of the State of Delaware (the “DGCL”) in connection with the merger.

Q:	Where can I find more information about the companies?

A:	You can obtain more information about Crown Castle and Global Signal from the various sources described under “Where You Can Find More Information” beginning on page 140.

Q:	Who can help answer my questions if I am a Crown Castle stockholder?

A:	If you have any questions about the merger, please contact Jay Brown at Crown Castle at (713) 570-3000.

If you need additional copies of this joint proxy statement/prospectus or the Crown Castle proxy card, please contact Mellon Investor Services LLC at (800) 635-9270 and press the “#” key to speak to a customer representative.

Q:	Who can help answer my questions if I am a Global Signal stockholder?

A:	If you have any questions about the merger, please contact Steven Osgood, Chief Financial Officer, at Global Signal at (941) 364-8886.

If you need additional copies of this joint proxy statement/prospectus or the Global Signal proxy card, please contact American Stock Transfer & Trust Co. at (800) 937-5449.

If you have any questions regarding election procedures or the form of election and letter of transmittal and associated documents, which you will receive in a separate mailing, please contact Mellon Investor Services LLC at (888) 867-6197 (United States, Canada or Puerto Rico) or (201) 680-6590 (collect, from outside the United States, Canada or Puerto Rico).

SUMMARY

This summary highlights selected information from this joint proxy statement/prospectus. This summary may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should carefully read this entire joint proxy statement/prospectus and the other documents to which we refer you, including in particular the copies of the merger agreement, the stockholders agreement, the support agreements and the opinions of J.P. Morgan Securities Inc. (“JPMorgan”), Morgan Stanley & Co. Incorporated (“Morgan Stanley”) and Goldman Sachs & Co. (“Goldman Sachs”) that are attached as annexes to this joint proxy statement/prospectus or included as exhibits to or incorporated by reference into the registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, filed by Crown Castle with the Securities and Exchange Commission (“SEC”). Also, see “Where You Can Find More Information” beginning on page 140. We have included page references parenthetically to direct you to a more complete description of the topics presented in this summary.

References in this joint proxy statement/prospectus to “Fortress” refer to Fortress Investment Group LLC, affiliates of which manage funds that are stockholders of Global Signal, and certain of its affiliates. References in this joint proxy statement/prospectus to “Greenhill” refer to Greenhill Capital Partners, LLC and certain of its related entities that are stockholders of Global Signal. References in this joint proxy statement/prospectus to “Abrams” refer to Abrams Capital Partners II, L.P. and certain of its related partnerships and entities that are stockholders of Global Signal. Fortress, Greenhill and Abrams are referred to collectively in this joint proxy statement/prospectus as the “Global Signal significant stockholders.”

General

The Companies (page 50)

Crown Castle International Corp.

510 Bering Drive

Suite 600

Houston, Texas 77057

(713) 570-3000

Crown Castle International Corp. engineers, deploys, owns and operates technologically advanced shared wireless infrastructure, including extensive networks of towers. Crown Castle offers significant wireless communications coverage to 76 of the top 100 U.S. markets and to substantially all of the Australian population. Crown Castle owns, operates and manages over 11,000 wireless communication sites in the United States and over 1,300 of such sites in Australia.

Global Signal Inc.

301 North Cattlemen Road, Suite 300

Sarasota, Florida 34232

(941) 364-8886

Global Signal owns, leases and manages wireless communications towers and other communications sites located throughout the United States. As of September 30, 2006, Global Signal owned, leased or managed approximately 11,000 communications sites. Global Signal is organized and conducts its operations to qualify as a real estate investment trust (“REIT”) for federal income tax purposes.

The Merger (page 52)

On October 5, 2006, Global Signal, Crown Castle and Merger Sub, a wholly owned subsidiary of Crown Castle, entered into the merger agreement, which is the legal document governing the proposed merger. Under the terms of the merger agreement, Global Signal will be merged with and into Merger Sub, with Merger Sub continuing as a wholly owned subsidiary of Crown Castle and as the surviving company pursuant to the merger (the “surviving company”). Upon the completion of the merger, Global Signal common stock will no longer be publicly traded.

Merger Consideration (page 79)

At the effective time of the merger, each outstanding share of Global Signal common stock (other than shares owned by Global Signal, Crown Castle or Merger Sub and certain unvested restricted shares) will be converted automatically into the right to receive, at the election of the holder thereof, either 1.61 shares of Crown Castle common stock or $55.95 in cash. The aggregate amount of cash consideration will be capped at $550 million and will be prorated among Global Signal stockholders who make cash elections to the extent that the aggregate amount of cash consideration elected exceeds this cap. This cap will be reduced on a dollar-for-dollar basis to the extent of any cash dividends or other cash distributions declared or paid by Global Signal or any of its subsidiaries after October 5, 2006 (other than (i) dividends and distributions by a direct or indirect wholly owned subsidiary of Global Signal to its parent and (ii) Global Signal’s dividend for the third quarter of 2006 paid on October 19, 2006) and prior to the effective time of the merger.

The value of the cash portion of the merger consideration is fixed at $55.95 per share. The market value of each share of Crown Castle common stock received in exchange for shares of Global Signal common stock may be greater or less than $34.75, the closing price of Crown Castle common stock on October 5, 2006, the date of the merger agreement, because the trading price of Crown Castle common stock at the closing date of the merger may be different than the reference price used to calculate the exchange ratio. Stockholders of both companies are encouraged to obtain current market quotations for Crown Castle common stock and Global Signal common stock prior to voting their shares and, in the case of Global Signal stockholders, prior to electing whether to receive cash or stock pursuant to the merger. The merger agreement does not provide Global Signal with a price-based termination right or other protection for Global Signal or its stockholders against a decline in the market price of Crown Castle’s common stock. See “Risk Factors–Risks Related to the Merger” beginning on page 30.

As illustrated in the table below, the value of 1.61 shares of Crown Castle common stock may be less than or greater than $55.95 in cash. In particular, if the closing price of Crown Castle’s common stock upon completion of the merger is greater than $34.75, then the value of 1.61 shares of Crown Castle common stock will be greater than $55.95 in cash. If the closing price of Crown Castle common stock upon completion of the merger is less than $34.75, then $55.95 in cash will be greater than the value of 1.61 shares of Crown Castle common stock.

Hypothetical Trading Price of Crown Castle Common Stock	Corresponding Value of 1.61 Shares of Crown Castle Common Stock
$30.75............................................................................................................................................... $49.51
$31.25............................................................................................................................................... $50.31
$31.75............................................................................................................................................... $51.12
$32.25............................................................................................................................................... $51.92
$32.75............................................................................................................................................... $52.73
$33.25............................................................................................................................................... $53.53
$33.75............................................................................................................................................... $54.34
$34.25............................................................................................................................................... $55.14
$34.75............................................................................................................................................... $55.95
$35.25............................................................................................................................................... $56.75
$35.75............................................................................................................................................... $57.56
$36.25............................................................................................................................................... $58.36
$36.75............................................................................................................................................... $59.17
$37.25............................................................................................................................................... $59.97
$37.75............................................................................................................................................... $60.78
$38.25............................................................................................................................................... $61.58
$38.75............................................................................................................................................... $62.39

Because the cash consideration is subject to proration, the table above does not set forth the actual consideration that will be received by Global Signal stockholders and is for illustration purposes only. The effect of proration on the merger consideration to be received by Global Signal stockholders is set forth in the table below.

Based on the number of shares of Global Signal common stock outstanding, on a fully-diluted basis, as of October 31, 2006, and a closing price of $34.75 per share of Crown Castle common stock on October 5, 2006, Global Signal stockholders will be entitled to receive an aggregate value for shares of Global Signal common stock, on a fully diluted basis, of approximately $3,988 million, of which a maximum of $550 million could be paid in cash, with the balance to be paid in shares of Crown Castle common stock. Based on the number of shares of Global Signal common stock outstanding, on a fully-diluted basis, as of October 31, 2006, and a closing price of $33.65 per share of Crown Castle common stock on October 31, 2006, Global Signal stockholders will be entitled to receive a maximum aggregate value for shares of Global Signal common stock of approximately $3,880 million (assuming Global Signal stockholders elected to receive the maximum amount of aggregate cash consideration of $550 million) and a minimum aggregate value for shares of Global Signal common stock of approximately $3,862 million (assuming Global Signal stockholders elected to receive no cash consideration).

The table below illustrates some, but not all, potential outcomes and sets forth the amount of cash consideration and stock consideration that a Global Signal stockholder could receive, depending on the percentage of shares of Global Signal common stock for which an election is made to receive cash pursuant to the merger.

Percentage of Global Signal Shares for Which There is an Election to Receive Cash	Percentage of Global Signal Shares for Which There is an Election to Receive Crown Castle Common Stock	Cash Consideration to Be Received for Each Share of Global Signal Common Stock for Which There is an Election to Receive Cash	Stock Consideration to Be Received for Each Share of Global Signal Common Stock for Which There is an Election to Receive Cash (Shares of Crown Castle Common Stock)
100% ................................................ 0% .................................................. $7.83 ........................................................ 1.38
95% ................................................. 5% .................................................. $8.24 ........................................................ 1.37
85% ................................................. 15% .................................................. $9.21 ........................................................ 1.34
75% ................................................. 25% .................................................. $10.44 ........................................................ 1.31
65% ................................................. 35% .................................................. $12.05 ........................................................ 1.26
55% ................................................. 45% .................................................. $14.24 ........................................................ 1.20
45% ................................................. 55% .................................................. $17.40 ........................................................ 1.11
35% ................................................. 65% .................................................. $22.38 ........................................................ 0.97
25% ................................................. 75% .................................................. $31.33 ........................................................ 0.71
15% ................................................. 85% .................................................. $52.21 ........................................................ 0.11
14% ................................................ 86% .................................................. $55.95 ........................................................ 0.00
5% ................................................. 95% .................................................. $55.95 ........................................................ 0.00
0% ................................................. 100% .................................................. $55.95 ........................................................ 0.00

As a result of this proration feature, in many cases, the form of merger consideration actually received by a Global Signal stockholder will differ from the form of consideration that the Global Signal stockholder elects, or is deemed to have elected, to receive. If cash is oversubscribed by Global Signal stockholders, a Global Signal stockholder who has elected to receive cash will receive part of its consideration in the form of Crown Castle common stock.

For a full description of the proration terms and procedures, see “The Merger Agreement–Cash Cap and Proration” on page 91.

Holders of Global Signal common stock will be entitled to receive cash for any fractional shares of Crown Castle common stock they otherwise would have been entitled to receive pursuant to the merger. Each Global Signal stockholder who otherwise would have been entitled to receive a fraction of a share of Crown Castle common stock will be entitled to receive cash in an amount equal to the product obtained by multiplying (i) the fractional share interest to which that Global Signal stockholder otherwise would be entitled by (ii) $34.75.

The aggregate cash consideration, the shares of Crown Castle common stock to be received in exchange for shares of Global Signal common stock and any additional cash to be received by Global Signal stockholders in lieu of any fractional shares of Crown Castle common stock, are referred to collectively as the “merger consideration” in this joint proxy statement/prospectus.

Election Procedures (page 81)

Concurrently with the mailing of this joint proxy statement/prospectus to Global Signal stockholders, a form of election and letter of transmittal will be sent to Global Signal stockholders in a separate mailing for making elections for cash consideration and/or stock consideration. To be effective, the form of election and letter of transmittal must be properly completed and signed and received by the exchange agent, together with the stock certificates representing shares of Global Signal common stock with respect to which the elections are being made, no later than 5:00 p.m., New York City time, on [•], 200[•]; otherwise, the holder of those shares of Global Signal common stock will be deemed to have made an election for all stock consideration in respect of those shares of Global Signal common stock.

Ownership of Crown Castle After the Merger (page 81)

Based on the number of shares of Global Signal common stock outstanding and Crown Castle common stock outstanding, in each case on a fully-diluted basis, as of October 31, 2006, and depending on the aggregate amount of cash consideration that Global Signal stockholders elect to receive pursuant to the merger, a maximum of approximately 114.8 million, and a minimum of approximately 98.9 million, shares of Crown Castle common stock, on a fully-diluted basis, will be issued pursuant to the merger and, immediately after the merger, Global Signal stockholders will own between approximately 31% and 34%, and Crown Castle stockholders will own between approximately 66% and 69%, of the then-outstanding shares of Crown Castle common stock, in each case on a fully-diluted basis.

Treatment of Awards Outstanding Under Global Signal Stock Incentive Plans (page 88)

At the effective time of the merger, each outstanding and unvested restricted share of Global Signal common stock will be canceled and converted automatically, on the same terms and conditions, into the right to receive 1.61 restricted shares of Crown Castle common stock. Crown Castle will assume the obligations and succeed to the rights of Global Signal under Global Signal’s Omnibus Incentive Plan with respect to such converted restricted shares. The holders of certain restricted shares that become vested upon the consummation of the merger will be entitled to receive the merger consideration with respect to such shares.

At the effective time of the merger, pursuant to a management retention program, all outstanding deferred shares of Global Signal common stock will be canceled and converted automatically into the right to receive, in the aggregate, approximately $169,000 in cash. No deferred shares of Global Signal common stock will be converted into deferred shares of Crown Castle common stock as contemplated by the merger agreement.

Treatment of Outstanding Global Signal Stock Options and Warrants (page 89)

Global Signal stock options and warrants outstanding at the effective time of the merger will be converted automatically into options or warrants, as applicable, to purchase Crown Castle common stock on the same terms and conditions as applied to each Global Signal stock option or warrant, as applicable, with appropriate adjustments made to the number of shares and the exercise price under those options and warrants based on the value of the merger consideration.

Accounting Treatment (page 129)

Crown Castle will account for the merger under the purchase method of accounting for business combinations.

Appraisal Rights (page 87)

Under the DGCL, neither Crown Castle stockholders nor Global Signal stockholders are entitled to appraisal rights in connection with the merger.

Risks (page 30)

In evaluating the merger, the merger agreement or the Crown Castle share issuance, you should carefully read this joint proxy statement/prospectus and especially consider the factors discussed in the section entitled “Risk Factors” beginning on page 30.

Financing the Merger (page 80)

Crown Castle currently expects to finance the cash portion of the merger consideration either through borrowings under its existing senior secured credit facility, including a borrowing in the amount of $250 million under its existing revolving credit facility and a new term loan in the amount of $300 million in the form of an add-on to its existing term loan facility, or through an offering of additional securitized notes, to the extent such an offering would be more favorable to Crown Castle. Crown Castle also will assume Global Signal’s estimated debt of $1,844 million in connection with the merger. At the closing of the merger, assuming Crown Castle finances the cash portion of the merger consideration through total borrowings of $550 million, Crown Castle expects to have total debt of approximately $5,327 million and net debt of approximately $5,012 million.

Material U.S. Federal Income Tax Consequences of the Merger (page 82)

The U.S. federal income tax consequences of the merger to each Global Signal stockholder will vary depending on whether that stockholder will receive cash, shares of Crown Castle common stock or a combination of cash and Crown Castle common stock in exchange for that stockholder’s Global Signal common stock. Crown Castle and Global Signal intend for the merger to qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code. If you are a Global Signal stockholder, you generally will not recognize income or gain on the Crown Castle common stock that you receive pursuant to the merger. You will not recognize any loss on the receipt of Crown Castle common stock or cash. You generally will recognize income or gain equal to the amount of cash you receive (including cash in lieu of a fractional share of Crown Castle common stock) or the amount of gain that you realize, whichever is less. The amount of gain that you realize is generally equal to the sum of (x) the amount of cash that you receive plus (y) the fair market value of any Crown Castle common stock that you receive, less your tax basis in the shares of Global Signal common stock that you surrender pursuant to the merger. Your income or gain may vary if you acquired your Global Signal common stock in more than one transaction.

This summary may not be applicable to all Global Signal stockholders. You should read “The Merger–Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 82 for a more complete discussion of the U.S. federal income tax consequences of the merger. Tax matters can be complicated, and the tax consequences of the merger to you will depend on your particular tax situation. Crown Castle and Global Signal urge you to consult your tax advisor to determine the tax consequences of the merger to you.

Recommendation of the Crown Castle Board (page 57)

The Crown Castle board has determined that the merger and the other transactions contemplated by the merger agreement are advisable and in the best interests of Crown Castle and its stockholders, has approved the merger agreement and the transactions contemplated by the merger agreement, including the merger and the Crown Castle share issuance, and unanimously (with one abstention) recommends that Crown Castle stockholders vote “FOR” the Crown Castle share issuance.

To review the background of, and Crown Castle’s reasons for, the merger, as well as certain risks related to the merger, see pages 52 through 57, pages 57 through 60 and pages 30 through 34, respectively.

Recommendation of the Global Signal Board (page 60)

The Global Signal board has determined that the merger and the other transactions contemplated by the merger agreement are advisable, fair to and in the best interests of Global Signal and its stockholders, has approved the merger agreement and unanimously recommends that Global Signal stockholders vote “FOR” adoption of the merger agreement.

To review the background of, and Global Signal’s reasons for, the merger, as well as certain risks related to the merger, see pages 52 through 57, pages 60 through 62 and pages 30 through 34, respectively.

Opinions of Crown Castle’s Financial Advisors (page 62)

Each of JPMorgan and Morgan Stanley delivered its opinion to the Crown Castle board that, as of the date of its opinion and based upon and subject to the assumptions, qualifications and limitations set forth in its opinion, the merger consideration to be paid by Crown Castle pursuant to the merger was fair, from a financial point of view, to Crown Castle.

The full texts of the written opinions of each of JPMorgan and Morgan Stanley, dated October 5, 2006, which set forth the assumptions made, matters considered and limitations on the review undertaken in connection with the opinions, are attached to this joint proxy statement/prospectus as Annex F and Annex G, respectively. Crown Castle stockholders are urged to read the opinions carefully in their entirety. Each written opinion is addressed to the Crown Castle board, is directed only to the consideration to be paid pursuant to the merger and does not constitute a recommendation to any Crown Castle stockholder as to how such stockholder should vote at the Crown Castle special meeting.

Opinion of Global Signal’s Financial Advisor (page 71)

Goldman Sachs delivered its opinion to the Global Signal board that, as of October 5, 2006 and based upon and subject to the factors and assumptions set forth therein, the merger consideration to be received by the holders of shares of Global Signal common stock, taken in the aggregate, pursuant to the merger agreement, was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated October 5, 2006, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached to this joint proxy statement/prospectus as Annex H. Goldman Sachs provided its opinion for the information and assistance of the Global Signal board in connection with its consideration of the merger. The Goldman Sachs opinion is not a recommendation as to how any holder of shares of Global Signal common stock should vote or make any election with respect to the merger.

Management of Crown Castle After the Merger (page 109)

It is currently expected that all of the executive officers of Crown Castle will remain with Crown Castle after the merger and that some, if not all, of the executive officers of Global Signal will not become employees of Crown Castle after the merger.

Upon consummation of the merger, Crown Castle has agreed to expand its board of directors from 10 to 13 members and to appoint Wesley R. Edens, Robert H. Niehaus and David Abrams to the Crown Castle board. In addition, each of Fortress, Greenhill and Abrams will have the right to cause the nominating and corporate governance committee of the Crown Castle board to re-nominate one director to the Crown Castle board one time, subject to continued minimum share ownership by each such stockholder in Crown Castle. See “Agreements Related to the Merger–Stockholders Agreement” beginning on page 109.

Listing of Crown Castle’s Common Stock and Delisting of Global Signal’s Common Stock (page 82)

Application will be made to have the shares of Crown Castle’s common stock to be issued pursuant to the merger approved for listing on the New York Stock Exchange (the “NYSE”), where Crown Castle’s common stock currently is traded under the symbol “CCI.” If the merger is consummated, Global Signal’s common stock will no longer be listed on the NYSE and will be deregistered under the Exchange Act, and Global Signal will no longer file periodic reports with the SEC.

Interests of Global Signal Directors and Executive Officers in the Merger (page 77)

When considering the recommendation of the Global Signal board with respect to the merger, you should be aware that some directors of Global Signal have interests in the merger that are different from, or are in addition to, the interests of the Global Signal stockholders. Specifically, three directors of Global Signal, Messrs. Edens, Niehaus and Abrams, will become directors of Crown Castle upon consummation of the merger. Crown Castle will indemnify and maintain liability insurance for these individuals and members of the Global Signal board for their services as directors prior to the merger. Messrs. Edens, Niehaus and Abrams are representatives of Fortress, Greenhill and Abrams, respectively. Pursuant to the terms of the stockholders agreement entered into among Crown Castle and the Global Signal significant stockholders concurrently with the merger agreement (the “stockholders agreement”), each of Fortress, Greenhill and Abrams will also have the right to cause the nominating and corporate governance committee of the Crown Castle board to re-nominate one director to the Crown Castle board one time upon the expiration of the term of such stockholder’s representative on the Crown Castle board, subject to continued minimum share ownership by each such stockholder in Crown Castle.

In addition, pursuant to the terms of the stockholders agreement, within ten days after the effective time of the merger, Crown Castle will file a shelf registration statement on Form S-3 to register all of the Crown Castle common stock received by each of Fortress, Greenhill and Abrams pursuant to the merger. At the request of any of Fortress, Greenhill or Abrams, Crown Castle will conduct a marketed secondary offering of such stockholders’ shares of Crown Castle common stock, provided that such offering involves Crown Castle common stock having an aggregate market value of at least $600 million. Each of Fortress, Greenhill and Abrams will also have certain customary demand registration rights and piggyback registration rights. See “Agreements Related to the Merger–Stockholders Agreement” beginning on page 109.

Furthermore, with respect to Messrs. Elliott, Osgood, Klopf, Schmidt, Hennigan and Buggeln, the executive officers of Global Signal, consummation of the merger will result in (i) the cash payment of certain deferred bonuses in amounts generally provided for by their respective employment agreements, (ii) the cash payment of certain severance payments upon termination of employment generally in accordance with the terms of their respective employment agreements and (iii) the accelerated vesting of certain equity-based awards in specified circumstances. Some, if not all, of these officers will not become employees of Crown Castle after consummation of the merger.

The Global Signal board was aware of these interests and considered them, among other matters, in making its recommendation with respect to the merger agreement.

Comparison of Rights of Common Stockholders of Crown Castle and Global Signal (page 132)

Global Signal stockholders, whose rights are currently governed by the Amended and Restated Certificate of Incorporation of Global Signal, as amended (the “Global Signal certificate of incorporation”), the Second Amended and Restated Bylaws of Global Signal, as amended (the “Global Signal bylaws”), and Delaware law, will, upon consummation of the merger, to the extent that they receive shares of Crown Castle common stock pursuant to the merger, become stockholders of Crown Castle and their rights will be governed by the Restated Certificate of Incorporation of Crown Castle, as amended (the “Crown Castle certificate of incorporation”), the Amended and Restated Bylaws of Crown Castle, as amended (the “Crown Castle bylaws”), and Delaware law.

The Crown Castle Special Meeting

The special meeting of Crown Castle stockholders will be held at Crown Castle’s corporate offices at 510 Bering Drive, Suite 600, Houston, Texas 77057 at [•], local time, on [•], 200[•]. At the Crown Castle special meeting, Crown Castle stockholders will be asked to approve the Crown Castle share issuance.

Record Date; Shares Entitled to Vote (page 42)

Crown Castle stockholders are entitled to vote at the Crown Castle special meeting if they owned shares of Crown Castle common stock (including restricted shares) as of the close of business on [•], 200[•], the Crown Castle record date.

On the Crown Castle record date, there were [•] shares of Crown Castle common stock entitled to vote at the Crown Castle special meeting. Stockholders will have one vote at the Crown Castle special meeting for each share of Crown Castle common stock that they owned on the Crown Castle record date.

Vote Required (page 43)

The approval of the Crown Castle share issuance will require the affirmative vote of a majority of the total votes cast by the holders of Crown Castle common stock at the Crown Castle special meeting, provided that the total number of votes cast at the Crown Castle special meeting represents a majority of the total voting power of all shares of Crown Castle common stock (including restricted shares) outstanding on the Crown Castle record date.

Crown Castle Shares Owned by Crown Castle Directors and Executive Officers (page 43)

At the close of business on the Crown Castle record date, directors and executive officers of Crown Castle and their affiliates beneficially owned and were entitled to vote [•] shares of Crown Castle common stock, collectively representing approximately [•]% of the shares of Crown Castle common stock outstanding on that date.

The Global Signal Special Meeting

The special meeting of Global Signal stockholders will be held at [•], at [•], local time, on [•], 200[•]. At the Global Signal special meeting, Global Signal stockholders will be asked to adopt the merger agreement.

Record Date; Shares Entitled to Vote (page 46)

Global Signal stockholders are entitled to vote at the Global Signal special meeting if they owned shares of Global Signal common stock as of the close of business on [•], 200[•], the Global Signal record date.

On the Global Signal record date, there were [•] shares of Global Signal common stock entitled to vote at the Global Signal special meeting. Stockholders will have one vote at the Global Signal special meeting for each share of Global Signal common stock that they owned on the Global Signal record date.

Vote Required (page 46)

Adoption of the merger agreement will require the affirmative vote of the holders of a majority of the outstanding shares of Global Signal common stock entitled to vote on the Global Signal record date.

The Global Signal significant stockholders have entered into agreements with Crown Castle pursuant to which they have agreed, among other things, to vote certain of their Global Signal shares (representing in the aggregate 40% of the Global Signal common stock outstanding as of the date of the merger agreement) in favor of the merger, the merger agreement and the transactions contemplated by the merger agreement and against any transaction or other action that would impede the merger, the merger agreement or any other transactions contemplated by the merger agreement. These agreements will terminate upon the earlier of the consummation of the merger and the termination of the merger agreement. See “Agreements Related to the Merger – Support Agreements.” As of the date of the merger agreement, these stockholders collectively owned approximately 72.9% of the outstanding shares of Global Signal common stock. As a result, if these stockholders were to vote all of their shares in favor of adoption of the merger agreement, their votes would be sufficient to adopt the merger agreement.

Global Signal Shares Owned by Global Signal Directors and Executive Officers (page 47)

At the close of business on the Global Signal record date, directors and executive officers of Global Signal and their affiliates beneficially owned and were entitled to vote [•] shares of Global Signal common stock, collectively representing approximately [•]% of the shares of Global Signal common stock outstanding on that date.

The Merger Agreement

The merger agreement is attached as Annex A to this joint proxy statement/prospectus. Crown Castle and Global Signal encourage you to read the merger agreement because it is the principal document governing the merger.

Conditions to Consummation of the Merger (page 92)

A number of conditions must be satisfied before the merger will be completed. These include, among others:

•	the adoption of the merger agreement by Global Signal stockholders and the approval by Crown Castle stockholders of the Crown Castle share issuance;

•	the absence of any legal restraints or prohibitions preventing the completion of the merger;

•	the approval by the Federal Communications Commission (the “FCC”) of any applications to transfer to the surviving company control over the FCC licenses currently held or controlled by Global Signal;

•	the expiration or termination of any waiting period applicable to the transactions contemplated by the merger agreement under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and any other applicable foreign antitrust or similar law;

•	the absence of any proceeding by any governmental entity seeking to limit Crown Castle’s ownership of or control over Global Signal or to compel Global Signal or Crown Castle to dispose of or hold separate any material portion of the business or assets of Global Signal or Crown Castle;

•	the representations and warranties of each party contained in the merger agreement being true and correct, subject to materiality qualifications;

•	the performance by each of Crown Castle and Global Signal of all obligations required to be performed by such party under the merger agreement;

•	the delivery of tax opinions of legal counsel to each of Crown Castle and Global Signal to the effect that the merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code; and

•	the absence of any event, change, effect or development since October 5, 2006 that, individually or in the aggregate, has had or is reasonably expected to have a material adverse effect on either Crown Castle or Global Signal.

Conduct of Business by Crown Castle and Global Signal Prior to Consummation of the Merger (page 96)

Crown Castle and Global Signal have agreed that, during the period from the date of the merger agreement to the earlier of the consummation of the merger and the termination of the merger agreement in accordance with its terms, each of Crown Castle and Global Signal will conduct its business in the ordinary course of business in all material respects and in a manner consistent with past practice in all material respects and will use reasonable best efforts to preserve intact its business organizations, to keep available the services of its current officers and key employees and to preserve in all material respects its current relationships with customers, suppliers, licensors, licensees, distributors and other persons with which it has business dealings.

No Solicitation (page 99)

The merger agreement contains restrictions on the ability of Crown Castle and Global Signal to solicit, initiate, encourage or enter into any agreement with respect to, or take any other action designed to, or which is reasonably expected to, facilitate, any proposal to acquire a significant interest in their respective equity or assets.

Notwithstanding these restrictions, if at any time prior to the time its stockholders have (i) approved the Crown Castle share issuance, in the case of Crown Castle, or (ii) adopted the merger agreement, in the case of Global Signal:

•	either Crown Castle or Global Signal receives a bona fide written proposal to acquire a significant interest in its equity or assets;

•	such party’s board of directors determines in good faith, after consultation with outside counsel and a financial advisor of nationally recognized reputation, that such proposal is, or is reasonably expected to lead to a proposal that is, more favorable to such party’s stockholders from a financial point of view than the merger and is reasonably capable of being consummated; and

•	such proposal did not result from a breach of the applicable “no solicitation” provisions of the merger agreement;

then such party may, if a majority of its board of directors determines in good faith, after receiving the advice of outside counsel, that it is necessary to take such actions to comply with its fiduciary duties to its stockholders under applicable law:

•	furnish information with respect to such party to the person making such proposal; and

•	participate in discussions or negotiations regarding such proposal with the person making such proposal.

Change of Recommendation (page 100)

The merger agreement provides that the board of directors of each of Crown Castle and Global Signal may only:

•	withdraw or qualify, or publicly propose to withdraw or qualify, the adoption, approval, recommendation or declaration of advisability of the merger agreement or the merger; or

•	recommend or adopt, or propose publicly to recommend or adopt, any other proposal to acquire a significant interest in such party’s equity or assets;

if, at any time prior to the time such party’s stockholders have (i) approved the Crown Castle share issuance, in the case of Crown Castle, or (ii) adopted the merger agreement, in the case of Global Signal, a majority of such board of directors determines in good faith, after receiving the advice of outside counsel, that it is necessary to take such actions in order to comply with its fiduciary duties to its stockholders under applicable law.

Termination of the Merger Agreement (page 103)

The merger agreement may be terminated at any time prior to the consummation of the merger by the mutual written consent of Crown Castle, Merger Sub and Global Signal. In addition, the merger agreement may be terminated by either Crown Castle or Global Signal in certain circumstances, including if:

•	the merger has not been consummated by July 5, 2007;

•	the Crown Castle stockholders have not approved the Crown Castle share issuance at the Crown Castle special meeting;

•	the Global Signal stockholders have not adopted the merger agreement at the Global Signal special meeting;

•	any restraining order, injunction or other judgment issued by any court or other governmental entity prohibiting the consummation of the merger or the other transactions contemplated by the merger agreement is in effect and has become final and nonappealable; or

•	any condition to the obligation of Crown Castle or Global Signal to consummate the merger becomes incapable of satisfaction prior to July 5, 2007.

The merger agreement also may be terminated by Global Signal:

•	if Crown Castle or Merger Sub breaches or fails to perform in any material respect any of their representations, warranties, covenants or other agreements contained in the merger agreement, which breach or failure to perform gives rise to the failure of a condition to Global Signal’s obligations to consummate the merger and is incapable of being cured or is not cured within 30 calendar days following receipt of written notice from Global Signal of the breach or failure to perform;

•	at any time prior to the approval by Crown Castle stockholders of the Crown Castle share issuance, within ten days after the Crown Castle board has changed, modified or withdrawn its recommendation of the merger or has recommended or approved another proposal to acquire a significant interest in the equity or assets of Crown Castle; or

•	at any time prior to the adoption of the merger agreement by Global Signal stockholders, so that Global Signal can accept and enter into a binding agreement with respect to another proposal to acquire a significant interest in the equity or assets of Global Signal that the Global Signal board has determined is more favorable to Global Signal’s stockholders from a financial point of view than the merger and is reasonably capable of being consummated.

The merger agreement also may be terminated by Crown Castle:

•	if Global Signal breaches or fails to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the merger agreement, which breach or failure to perform gives rise to the failure of a condition to Crown Castle’s obligations to consummate the merger and is incapable of being cured or is not cured within 30 calendar days following receipt of written notice from Crown Castle of the breach or failure to perform;

•	at any time prior to the adoption of the merger agreement by Global Signal stockholders, within ten days after the Global Signal board has changed, modified or withdrawn its recommendation of the merger or has recommended or approved another proposal to acquire a significant interest in the equity or assets of Global Signal; or

•	at any time prior to the approval by Crown Castle stockholders of the Crown Castle share issuance, so that Crown Castle can accept and enter into a binding agreement with respect to another proposal to acquire a significant interest in the equity or assets of Crown Castle that the Crown Castle board has determined is more favorable to Crown Castle’s stockholders from a financial point of view than the merger and is reasonably capable of being consummated.

Expenses and Termination Fees (page 104)

Global Signal will pay Crown Castle a termination fee in the amount of $139 million if the merger agreement is terminated:

•	by Global Signal or Crown Castle, if a proposal to acquire a significant interest in the equity or assets of Global Signal is publicly made to Global Signal stockholders prior to the Global Signal special meeting, the Global Signal stockholders fail to adopt the merger agreement at the Global Signal special meeting, and within twelve months after termination of the merger agreement, Global Signal enters into a definitive agreement to consummate or consummates any proposal to acquire a significant interest in the equity or assets of Global Signal;

•	by Crown Castle, at any time prior to the adoption of the merger agreement by Global Signal stockholders, within ten days after the Global Signal board has changed, modified or withdrawn its recommendation of the merger or has recommended or approved any proposal to acquire a significant interest in the equity or assets of Global Signal; or

•	by Global Signal, at any time prior to the adoption of the merger agreement by Global Signal stockholders, to accept and enter into a binding agreement with respect to another proposal to acquire a significant interest in the equity or assets of Global Signal that the Global Signal board has determined is more favorable to Global Signal’s stockholders from a financial point of view than the merger and is reasonably capable of being consummated.

In addition, Global Signal will reimburse Crown Castle for its out-of-pocket expenses up to $10 million upon termination of the merger agreement in certain circumstances.

Crown Castle will pay Global Signal a termination fee in the amount of $139 million if the merger agreement is terminated:

•	by Crown Castle or Global Signal, if a proposal to acquire a significant interest in the equity or assets of Crown Castle is publicly made to Crown Castle stockholders prior to the Crown Castle special meeting, the Crown Castle stockholders fail to approve the Crown Castle share issuance at the Crown Castle special meeting, and within twelve months after termination of the merger agreement, Crown Castle enters into a definitive agreement to consummate or consummates any proposal to acquire a significant interest in the equity or assets of Crown Castle;

•	by Global Signal, at any time prior to the approval by Crown Castle stockholders of the Crown Castle share issuance, within ten days after the Crown Castle board has changed, modified or withdrawn its recommendation of the merger or has recommended or approved another proposal to acquire a significant interest in the equity or assets of Crown Castle; or

•	by Crown Castle, at any time prior to obtaining the approval by Crown Castle stockholders of the Crown Castle share issuance, to accept and enter into a binding agreement with respect to another proposal to acquire a significant interest in the equity or assets of Crown Castle that the Crown Castle board has determined is more favorable to Crown Castle’s stockholders from a financial point of view than the merger and is reasonably capable of being consummated.

In addition, Crown Castle will reimburse Global Signal for its out-of-pocket expenses up to $10 million upon termination of the merger agreement in certain circumstances.

Filings Under the HSR Act (page 105)

In addition to using reasonable best efforts to obtain and make all other regulatory approvals and filings with various foreign, state and local governmental entities, Global Signal and Crown Castle will use reasonable best efforts to:

•	obtain all requisite approvals and authorizations for the transactions contemplated by the merger agreement under the HSR Act or any other federal, state or foreign antitrust or fair trade law; and

•	cooperate with each other in connection with any HSR Act or other antitrust filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party.

Crown Castle and certain Global Signal stockholders (Fortress Pinnacle Investment Fund LLC, FRIT PINN LLC, FIT GSL LLC, Abrams Capital Partners II, L.P., Riva Capital Partners, L.P. and Whitecrest Partners, L.P.) filed the notification and report forms required under the HSR Act and related rules with the Antitrust Division of the Department of Justice (the “DOJ”) and the Federal Trade Commission (the “FTC”) on October 30, 2006.

Specific Performance (page 107)

The parties to the merger agreement are entitled to an injunction or injunctions to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter, in addition to any other remedy to which they may be entitled at law or in equity.

Market Prices and Dividend Information

Crown Castle common stock is listed for trading on the NYSE under the trading symbol “CCI” and Global Signal common stock is listed for trading on the NYSE under the trading symbol “GSL.” The following table sets forth the closing prices for Crown Castle common stock and Global Signal common stock as reported on the NYSE on October 5, 2006, the last trading day before Crown Castle and Global Signal announced the merger agreement, and on [•], 2006, the last trading day before the date of this joint proxy statement/prospectus. The table also includes the market value of Global Signal common stock on an equivalent price per share basis, as determined by reference to the value of merger consideration to be received in respect of each share of Global Signal common stock pursuant to the merger. These equivalent prices per share reflect the fluctuating value of the Crown Castle common stock that Global Signal stockholders would receive in exchange for each share of Global Signal common stock if the merger were completed on either of these dates, applying the exchange ratio of 1.61 shares of Crown Castle common stock for each share of Global Signal common stock.

	Crown Castle Common Stock		Global Signal Common Stock		Equivalent Value of Global Signal Common Stock
October 5, 2006		$34.75		$50.10		$55.95
[•], 2006	$	[•]	$	[•]	$	[•]

Crown Castle has never declared or paid any cash dividends with respect to Crown Castle common stock. Crown Castle currently does not intend to pay dividends with respect to Crown Castle common stock, but rather intends to retain its excess cash provided by operating activities to finance the expansion of its operations, to repay indebtedness or to purchase its own stock (either common or preferred).

Crown Castle may consider declaring and paying a dividend in the future with respect to Crown Castle common stock; however, there can be no assurance that it will do so. Future declaration and payment of cash dividends with respect to Crown Castle common stock, if any, will be determined in light of the then-current conditions, including Crown Castle’s earnings, cash flow from operations, capital requirements, investment alternatives, financial debt covenants, financial condition and other factors deemed relevant by the Crown Castle board.

Global Signal declares and pays regular quarterly dividends with respect to Global Signal common stock; however, after completion of the merger, Global Signal stockholders will not continue to receive dividends and, unless necessary to maintain Global Signal’s status as a REIT, will not receive a regular quarterly dividend with respect to the fourth quarter of 2006. See “Comparative Stock Prices and Dividends” on page 129.

Comparative Per Share Data

Presented below is per share data regarding the income from continuing operations, book value and cash dividends of Crown Castle and Global Signal on both a historical and a per share equivalent unaudited pro forma basis. The unaudited pro forma combined per share information is based upon the unaudited pro forma condensed combined financial information included elsewhere in this joint proxy statement/prospectus. You should read the information below in conjunction with the financial statements and accompanying notes of each of Crown Castle and Global Signal incorporated by reference herein and with the unaudited pro forma condensed combined financial information included herein. The Crown Castle unaudited pro forma combined per share information is calculated by combining the Crown Castle historical share amounts with pro forma share amounts of Global Signal, based on Global Signal historical share amounts and the exchange ratio of 1.61 shares of Crown Castle common stock for each share of Global Signal common stock. The Global Signal unaudited pro forma equivalent per share information is calculated by multiplying the Crown Castle unaudited pro forma combined per share information by the exchange ratio of 1.61. These amounts do not necessarily reflect future per share amounts of income (loss) from continuing operations, book value and cash dividends of the combined company.

	Year Ended December 31, 2005	Nine Months Ended September 30, 2006
CROWN CASTLE HISTORICAL PER COMMON SHARE:
Income (loss) from continuing operations per common share (applicable to common stock for basic and diluted computations)	$(2.03)	$(0.27)
Book value per common share—basic and diluted	5.41	4.05
Cash dividends per common share	N/A	N/A

GLOBAL SIGNAL HISTORICAL PER COMMON SHARE:
Income (loss) from continuing operations per common share—basic and diluted	(0.61)	(0.88)
Book value per common share—basic and diluted	7.28	4.26
Cash dividends per common share	1.75	1.55

CROWN CASTLE UNAUDITED PRO FORMA COMBINED PER COMMON SHARE:
Income (loss) from continuing operations per common share (applicable to common stock for basic and diluted computations)	$(1.62)	$(0.49)
Book value per common share—basic and diluted	—	14.62
Cash dividends per common share	N/A	N/A

GLOBAL SIGNAL UNAUDITED PRO FORMA EQUIVALENT PER COMMON SHARE:
Income (loss) from continuing operations per common share (applicable to common stock for basic and diluted computations)	$(2.60)	$(0.80)
Book value per common share—basic and diluted	—	23.54
Cash dividends per common share	N/A	N/A

Selected Historical Consolidated Financial Data of Crown Castle

The following selected historical consolidated financial data of Crown Castle for each of the years in the five-year period ended December 31, 2005 have been derived from Crown Castle’s historical audited consolidated financial statements incorporated by reference into this joint proxy statement/prospectus. These financial statements have been audited by KPMG LLP, an independent registered public accounting firm. The following selected historical consolidated financial data as of and for the nine months ended September 30, 2006 and 2005 have been derived from Crown Castle’s unaudited interim consolidated financial statements. In the opinion of Crown Castle’s management, the unaudited interim consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations as of such dates and for such periods. Results for the interim periods are not necessarily indicative of the results to be expected for the full year. This information is only a summary, and should be read together with Crown Castle’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” audited consolidated financial statements and related notes and unaudited consolidated financial statements and related notes, which are incorporated by reference into this joint proxy statement/prospectus.

	Years Ended December 31,					Nine Months Ended September 30,
	2001	2002	2003	2004	2005	2005	2006
	(In thousands of dollars, except per share amounts)
Statement of Operations Data:
Net revenues:
Site rental	$377,326	$447,271	$484,841	$538,309	$597,125	$441,679	$510,052
Network services and other	290,797	159,217	72,316	65,893	79,634	56,454	67,328

Total net revenues	668,123	606,488	557,157	604,202	676,759	498,133	577,380

Costs of operations (exclusive of depreciation, amortization and accretion):
Site rental	160,271	175,267	179,305	184,273	197,355	147,396	155,878
Network services and other	200,689	122,027	46,888	46,752	54,630	39,204	44,401
General and administrative	94,662	86,086	95,155	97,665	105,763	80,458	72,946
Corporate development (a)	12,289	7,483	5,564	1,455	3,896	2,456	6,839
Restructuring charges	17,577	8,665	1,291	3,729	8,477	8,477	—
Asset write-down charges	13,024	52,598	14,317	7,652	2,925	2,152	2,805
Depreciation, amortization and accretion	262,042	276,479	281,028	284,991	281,118	211,132	213,626

Operating income (loss)	(92,431)	(122,117)	(66,391)	(22,315)	22,595	6,858	80,885
Gains (losses) on purchases and redemptions of debt and preferred stock	—	79,138	(119,405)	(77,649)	(283,797)	(283,797)	(1,177)
Interest and other income (expense)	2,489	(14,214)	(12,387)	(615)	1,354	(1,238)	(4,520)
Interest expense, amortization of deferred financing costs and dividends on preferred stock	(270,766)	(273,842)	(258,834)	(206,770)	(133,806)	(103,262)	(116,165)

Income (loss) from continuing operations before income taxes, minority interests and cumulative effect of change in accounting principle	(360,708)	(331,035)	(457,017)	(307,349)	(393,654)	(381,439)	(40,977)
Benefit (provision) for income taxes	(465)	(4,407)	(2,465)	5,370	(3,225)	(408)	(1,698)
Minority interests	9,724	11,770	3,992	398	3,525	2,765	1,400

Income (loss) from continuing operations before cumulative effect of change in accounting principle	(351,449)	(323,672)	(455,490)	(301,581)	(393,354)	(379,082)	(41,275)
Dividends on preferred stock, net of gains (losses) on purchases of preferred stock	(79,028)	16,023	(55,897)	(38,618)	(49,356)	(28,650)	(15,604)

Income (loss) from continuing operations applicable to common stock	$(430,477)	$(307,649)	$(511,387)	$(340,199)	$(442,710)	$(407,732)	$(56,879)

Basic and diluted income (loss) per common share from continuing operations before cumulative effect of change in accounting principle	$(2.01)	$(1.41)	$(2.35)	$(1.54)	$(2.03)	$(1.86)	$(0.27)

Weighted average common shares outstanding—basic and diluted (in thousands)	214,246	218,028	216,947	221,693	217,759	219,167	209,406

	December 31,					September 30, 2006
	2001	2002	2003	2004	2005
Balance Sheet Data:
Cash and cash equivalents	$508,640	$339,837	$409,584	$566,707	$65,408	$ 66,084
Property and equipment, net	4,070,850	3,839,178	3,600,894	3,375,022	3,294,333	3,260,049
Total assets	7,317,878	6,802,951	6,616,908	4,574,567	4,131,317	4,519,603
Total debt	3,073,646	2,880,917	3,449,992	1,850,398	2,270,686	2,963,915
Redeemable preferred stock (b)	878,861	756,014	506,702	508,040	311,943	312,639
Total stockholders’ equity	2,287,712	2,086,115	1,810,542	1,849,494	1,178,376	847,568

(a)	Corporate development expenses represent costs incurred in connection with acquisitions and development of new business initiatives. These expenses consist primarily of compensation, benefits and other costs directly related to new business initiatives.
(b)	The 2001 and 2002 amounts represent the 12 3/4% Exchangeable Preferred Stock, the 8 1/4% Convertible Preferred Stock and the 6.25% Convertible Preferred Stock. The 2003 and 2004 amounts represent the 8 1/4% Convertible Preferred Stock and the 6.25% Convertible Preferred Stock. The 2005 and 2006 amounts represent the 6.25% Convertible Preferred Stock.

Selected Historical Consolidated Financial Data of Global Signal

The following table sets forth selected historical consolidated financial data and other information for Global Signal. The statements of operations and statements of cash flows data for the years ended December 31, 2005, 2004, 2003, 2002 and 2001 are derived from Global Signal’s audited consolidated financial statements. In addition, the balance sheet data as of December 31, 2005, 2004, 2003, 2002 and 2001 are derived from Global Signal’s audited consolidated financial statements. The balance sheet data as of September 30, 2006 and 2005, and as of October 31, 2002, are derived from Global Signal’s unaudited condensed consolidated interim financial statements. In addition, the statements of operations and statements of cash flows for the nine months ended September 30, 2006 and 2005, the ten months ended October 31, 2002 and the two months ended December 31, 2002 are derived from Global Signal’s unaudited condensed consolidated interim financial statements.

On November 1, 2002 Global Signal emerged from Chapter 11. In accordance with AICPA Statement of Position 90-7, Financial Reporting by Entities in Reorganization Under the Bankruptcy Code, Global Signal adopted fresh start accounting as of November 1, 2002, and its emergence from Chapter 11 resulted in a new reporting entity. Under fresh start accounting, the reorganization value of the entity is allocated to the entity’s assets based on fair values, and liabilities are stated at the present value of amounts to be paid, determined at appropriate current interest rates. The effective date is considered to be the close of business on November 1, 2002, for financial reporting purposes. As stated above, the periods presented prior to November 1, 2002, have been designated as periods of the “Predecessor Company” and the periods starting on November 1, 2002, have been designated as periods of the “Successor Company”. As a result of the implementation of fresh start accounting as of November 1, 2002, Global Signal’s financial statements after that date are not comparable to its financial statements prior to that date because of the differences in the basis of accounting and the debt and equity structure for the Predecessor Company and the Successor Company. The more significant effects of the differences in the basis of accounting on the Successor Company’s financial statements are (i) lower depreciation and amortization expense as a result of the revaluation of Global Signal’s long-lived assets downward by $357.2 million through the application of fresh start accounting and (ii) lower interest expense as a result of the discharge of $404.8 million of debt upon its emergence from bankruptcy.

	Successor Company						Predecessor Company
	Nine Months Ended September 30, 2006	Nine Months Ended September 30, 2005	Year Ended December 31, 2005	Year Ended December 31, 2004	Year Ended December 31, 2003	Two Months Ended December 31, 2002	Ten Months Ended October 31, 2002	Year Ended December 31, 2001
	(in thousands, except per share data)
Statement of Operational Data
Revenues	$371,223	$247,718	$368,120	$180,297	$163,643	$26,900	$137,435	$174,024
Direct site operating expenses (excluding impairment losses, depreciation, amortization and accretion expense)	165,688	99,352	151,965	55,503	54,701	8,728	46,570	64,672

Gross margin	205,535	148,366	216,155	124,794	108,942	18,172	90,865	109,352

Other expenses:
Selling, general and administrative	43,140	26,674	39,600	27,645	28,393	4,742	27,523	48,034
Sprint sites integration costs	446	5,385	7,081	—	—	—	—	—
State franchise, excise and minimum taxes	1,090	490	(177)	69	848	330	1,671	1,877
Depreciation, amortization and accretion (1)	131,439	87,659	135,992	54,075	47,137	10,119	73,508	118,447
Impairment loss on assets	—	—	—	—	—	—	5,559	293,372

	Successor Company						Predecessor Company
	Nine Months Ended September 30, 2006	Nine Months Ended September 30, 2005	Year Ended December 31, 2005	Year Ended December 31, 2004	Year Ended December 31, 2003	Two Months Ended December 31, 2002	Ten Months Ended October 31, 2002	Year Ended December 31, 2001
	(in thousands, except per share data)
Reorganization costs	—	—	—	—	—	—	59,124
Unsuccessful debt restructuring costs	—	—	—	—	—	—	—	1,702

Total operating expenses	176,115	120,208	182,496	81,789	76,378	15,191	167,385	463,432

Operating income (loss)	29,420	28,158	33,659	43,005	32,564	2,981	(76,520)	(354,080)
Interest expense, net	69,731	50,347	75,611	27,489	20,265	4,041	45,720	88,731
Loss (gain) on derivative instruments	(176)	(2,024)	(3,408)	40	212	—	—	—
Loss (gain) on early extinguishment of debt	21,102	461	461	9,018	—	—	(404,838)	—
Income (loss) from continuing operations	(61,378)	(19,951)	(38,189)	6,243	12,862	(1,163)	288,326	(436,068)
Income (loss) from discontinued operations	(576)	(432)	(1,080)	490	1,025	169	(32,076)	(6,490)
Net income (loss)	(63,357)	(20,969)	(39,736)	6,872	13,161	(996)	256,172	(448,202)
Income (loss) from continuing operations per share (basic)	$(0.88)	$(0.33)	$(0.61)	$0.14	$0.31	$(0.02)	$5.94	$(9.00)
Income (loss) from continuing operations per share (diluted)	$(0.88)	$(0.33)	$(0.61)	$0.13	$0.31	$(0.02)	$5.94	$(9.00)
Net income (loss) per share (basic)	$(0.91)	$(0.35)	$(0.64)	$0.15	$0.32	$(0.02)	$5.27	$(9.25)
Net income (loss) per share (diluted)	$(0.91)	$(0.35)	$(0.64)	$0.14	$0.32	$(0.02)	$5.27	$(9.25)
Ordinary cash dividends declared per share	$1.575	$1.35	$1.85	$1.40	$0.31	$—	$—	$—
Special cash distribution declared per share	$—	$—	$—	$—	$3.47	$—	$—	$—
Weighted average shares of common stock outstanding (basic)	69,685	60,132	62,254	46,831	41,000	41,000	48,573	48,431
Weighted average share of common stock outstanding (diluted)	69,685	60,132	62,254	49,683	41,112	41,000	48,573	48,431
Statement of Cash Flows Data
Net cash flows provided by operating activities	$109,614	$85,343	$122,386	$83,546	$59,218	$7,193	$20,869	$27,125
Net cash flows used in investing activities	(93,116)	(1,337,332)	(1,390,587)	(447,734)	(36,181)	(727)	(3,920)	(27,184)
Net cash flows provided by (used in) financing activities	60,188	1,304,910	1,308,899	361,449	(17,840)	(9,626)	(22,102)	(31,687)
Payments made in connection with acquisitions	69,253	1,381,596	1,428,601	366,806	29,551	—	120	20,772
Capital expenditures	14,657	12,274	19,112	9,057	8,544	762	9,273	28,787
Balance Sheet Data
Cash	$123,598	$59,880	$47,793	$5,991	$9,661	$4,350	$21,819	$13,187
Total assets	2,327,006	2,283,193	2,288,812	923,369	519,967	528,040	909,098	1,034,333
Long-term debt	1,843,936	692,187	1,693,058	698,652	257,716	256,107	6,610	9,274
Stockholders’ equity	296,683	497,375	453,189	153,197	217,532	204,330	354,917	83,798

(1)	Depreciation, amortization and accretion expense for the ten months ended October 31, 2002 and two months ended December 31, 2002 are not proportional because the Successor Company’s depreciable assets have a lower basis. Following the restructuring transaction, assets were revalued, including all long-lived assets, to their fair market value, thereby lowering the depreciable basis.

Selected Unaudited Pro Forma Condensed Combined Financial Information

The following selected unaudited pro forma condensed combined financial data are presented as if the merger were completed at the beginning of the periods presented for income statement purposes and on the date of the balance sheet for balance sheet purposes. This data should be read in conjunction with (i) the unaudited pro forma condensed combined financial statements and notes appearing elsewhere in this joint proxy statement/prospectus, (ii) Crown Castle’s historical consolidated financial statements and notes thereto contained in its Annual Report on Form 10-K for the year ended December 31, 2005 and its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2006 and (iii) Global Signal’s historical consolidated financial statements and notes thereto contained in its Annual Report on Form 10-K for the year ended December 31, 2005, and its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2006, each of which have been incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 140.

The unaudited pro forma condensed combined financial data should be read in conjunction with the unaudited pro forma combined consolidated financial statements and notes appearing in this joint proxy statement/prospectus under the heading “Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 121. The pro forma amounts in the table below are presented for illustrative purposes only. You should not rely on the pro forma amounts as being indicative of the financial position or results of operations of the combined company that would have actually occurred had the merger been completed as of the beginning of the periods presented, nor is it necessarily indicative of the future operating results or financial position of the combined company.

Crown Castle and Global Signal prepared the unaudited pro forma condensed combined financial information using the purchase method of accounting with Crown Castle treated as the acquirer. The unaudited pro forma condensed combined financial information does not give effect to any potential cost savings or other operating efficiencies or integration or other additional costs that could result from the merger. In addition, Crown Castle’s cost to acquire Global Signal will be allocated to the assets acquired and liabilities assumed based upon their estimated fair values as of the date of acquisition. The allocation is dependent upon certain valuations and other studies that have not progressed to a stage where there is sufficient information to make a definitive allocation. Accordingly, the purchase price allocation, pro forma adjustments and related amortization are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information in this joint proxy statement/prospectus.

	Year Ended December 31, 2005	Nine Months Ended September 30, 2006
	(In thousands, except per share data)
Statement of Operations Data:
Revenues	$1,054,424	$954,848
Loss from continuing operations	$(485,774)	$(143,882)
Loss from continuing operations after dividends on preferred stock	$(535,130)	$(159,486)
Loss from continuing operations per common share—basic and diluted	$(1.62)	$(0.49)
Weighted average shares outstanding—basic and diluted	330,818	322,465

As of September 30, 2006
(In thousands)
Balance Sheet Data:
Current assets	$402,531
Current liabilities	$343,141
Property and equipment, net	$5,586,164
Total assets	$10,658,117
Long-term obligations, including current portion	$4,776,832
Stockholders’ equity	$4,714,180

RISK FACTORS

Prior to voting, Crown Castle and Global Signal stockholders should carefully consider the risks described below in addition to the other information contained in or incorporated by reference into this joint proxy statement/prospectus, including matters addressed in the section entitled “Special Note Regarding Forward-Looking Statements” beginning on page 142. The risks and uncertainties described below are not the only ones facing Crown Castle, Global Signal and the combined company. Additional risks and uncertainties not presently known to either of Crown Castle or Global Signal or that they believe are now immaterial may also impair Crown Castle’s or Global Signal’s business. If any of the following risks actually occur, the business, financial condition or results of operations of Crown Castle, Global Signal or the combined company could be materially and adversely affected, the value of Crown Castle common stock or Global Signal common stock could decline and Crown Castle stockholders and Global Signal stockholders may lose all or part of their investment. Crown Castle and Global Signal stockholders should also carefully consider the risks described in the documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 140.

Risks Related to the Merger

The exchange ratio set forth in the merger agreement is fixed and will not be adjusted in the event of any change in Crown Castle’s or Global Signal’s market price.

As a result of the merger, each share of Global Signal common stock outstanding at the effective time of the merger (other than shares owned by Global Signal, Crown Castle or Merger Sub and certain unvested restricted shares) will be converted automatically into the right to receive, at the election of the holder thereof, either 1.61 shares of Crown Castle common stock or $55.95 in cash, subject to a maximum aggregate amount of cash consideration equal to $550 million. The ratio at which shares of Global Signal common stock will be converted is fixed in the merger agreement and the merger agreement does not provide for any adjustment for changes in the market price of either Global Signal common stock or Crown Castle common stock. Any change in the market price of Crown Castle common stock will affect the market value of the shares that Global Signal stockholders receive pursuant to the merger.

•	If the market price of Crown Castle common stock declines before the effective time of the merger, Global Signal stockholders receiving shares of Crown Castle common stock pursuant to the merger will receive shares having less market value for their shares of Global Signal common stock.

If the market price of Crown Castle common stock declines between (i) the date the merger agreement was signed or the date of the Global Signal special meeting and (ii) the effective time of the merger, including for any of the reasons described in the third bullet of this risk factor, Global Signal stockholders receiving shares of Crown Castle common stock pursuant to the merger will receive, upon consummation of the merger, shares having less market value than they would have received based on the market value calculated pursuant to the exchange ratio on the date the merger agreement was signed or on the date of the Global Signal special meeting, as applicable.

•	If the market price of Crown Castle common stock increases before the effective time of the merger, Crown Castle will pay Global Signal stockholders receiving shares of Crown Castle common stock pursuant to the merger a greater amount of value for their shares of Global Signal common stock.

If the market price of Crown Castle common stock increases between (i) the date the merger agreement was signed or the date of the Crown Castle special meeting and (ii) the effective time of the merger, the market value of the shares that Crown Castle will pay to Global Signal stockholders receiving shares of Crown Castle common stock pursuant to the merger will be greater than the market value calculated pursuant to the exchange ratio on the date the merger agreement was signed or on the date of the Crown Castle special meeting, as applicable.

•	The market price of Crown Castle common stock likely will fluctuate.

The market price of Crown Castle common stock has fluctuated and likely will fluctuate between the date of this joint proxy statement/prospectus and the effective time of the merger. For example, from January 1, 2004 to [    •    ], 200[•], the sale price of Crown Castle common stock ranged from a low of $11.00 per share to a high of $[•] per share, as reported on the NYSE. See “Comparative Stock Prices and Dividends” beginning on page [•]. Stockholders of both companies are encouraged to obtain current market quotations for Crown Castle common stock and Global Signal common stock prior to voting their shares and, in the case of Global Signal stockholders, prior to electing whether to receive cash or stock pursuant to the merger. Further variations in the market price of Crown Castle common stock could be the result of changes in the actual or perceived business, operations or prospects of Crown Castle, Global Signal or the combined company, market assessments of the likelihood that the merger will be consummated or the timing of the consummation of the merger, regulatory considerations, general market and economic conditions and other factors both within and beyond the control of Crown Castle or Global Signal. Neither Crown Castle nor Global Signal is permitted to “walk away” from or terminate the merger or resolicit the vote of its stockholders solely because of changes in the market price of either party’s common stock. Because the date that the merger is consummated will be later than the date of the Crown Castle and Global Signal special meetings, at the time of the special meetings you will not know the market value of the Crown Castle common stock that Global Signal stockholders receiving shares of Crown Castle common stock pursuant to the merger will receive upon consummation of the merger.

Stock consideration or cash consideration paid pursuant to the merger may be different than what Global Signal stockholders elect.

Global Signal stockholders making elections for cash consideration may not receive what they elect. The aggregate amount of cash consideration paid by Crown Castle pursuant to the merger will be capped at $550 million and will be prorated pursuant to the terms of the merger agreement among Global Signal’s stockholders who make cash elections to the extent that the aggregate amount of cash consideration elected exceeds this cap. This cap will be reduced on a dollar-for-dollar basis to the extent of any cash dividends or other cash distributions declared or paid by Global Signal or any of its subsidiaries after October 5, 2006 (other than (i) dividends and distributions by a direct or indirect wholly owned subsidiary of Global Signal to its parent and (ii) Global Signal’s dividend for the third quarter of 2006 paid on October 19, 2006) and prior to the effective time of the merger. If cash is oversubscribed by Global Signal stockholders, a Global Signal stockholder who has elected to receive cash will receive part of its consideration in the form of Crown Castle common stock. For a full description of the proration terms and procedures, see “The Merger Agreement–Cash Cap and Proration” on page 91.

The merger is subject to waiting periods and the receipt of consents and approvals from, or challenge by, various governmental entities, which may impose conditions on, jeopardize or delay consummation of, or reduce the anticipated benefits of, the merger.

Completion of the merger is conditioned upon the receipt of any material governmental consents and approvals, including (i) the review of transactions related to the merger by the DOJ and the FTC, and the expiration or termination of the applicable statutory waiting period, and any extension thereof, under the HSR Act, and (ii) approval by the FCC of any transfer to the surviving company of control over FCC licenses currently held or controlled by Global Signal.

At any time before or after the effective time of the merger, the DOJ, the FTC or others (including states and private parties) could take action under the antitrust laws, including seeking to prevent the merger, to rescind the merger or to conditionally approve the merger upon the divestiture of assets. There can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if a challenge is made, that it would not be successful.

These consents and approvals may impose conditions on, or require divestitures relating to, the divisions, operations or assets of Crown Castle or Global Signal that could have an adverse effect on Crown Castle or the combined company. These conditions or divestitures may jeopardize or delay completion of the merger or may reduce the anticipated benefits of the merger. Further, no assurance can be given that the required consents and approvals will be obtained or that the required conditions to closing will be satisfied. In addition, if all required consents and approvals are obtained and the conditions are satisfied, no assurance can be given as to the terms, conditions and timing of the approvals or that they will satisfy the terms of the merger agreement. See “The Merger Agreement–Conditions to Consummation of the Merger” beginning on page 92 for a discussion of other conditions to consummation of the merger and “The Merger–Regulatory Matters” on page 86 for a description of the regulatory approvals necessary in connection with the merger.

The merger is subject to certain conditions to closing that could result in the merger being delayed or not consummated, which could negatively impact Crown Castle’s or Global Signal’s stock price and future business and operations.

Failure to consummate the merger could negatively impact Crown Castle’s or Global Signal’s stock price and future business and operations. The merger is subject to customary conditions to closing, as set forth in the merger agreement. See “The Merger Agreement–Conditions to Consummation of the Merger” beginning on page 92. If any of the conditions to the merger are not satisfied or, where waiver is permissible, not waived, the merger will not be consummated. Any delay in the consummation of the merger or any uncertainty about the consummation of the merger could adversely affect the future businesses, growth, revenues and results of operations of either or both of the companies or the combined company. Crown Castle and Global Signal cannot assure their stockholders that the merger will be consummated, that there will not be a delay in the consummation of the merger, that the merger will be consummated on the terms contemplated by the merger agreement and as described in this joint proxy statement/prospectus or that the benefits of the merger will be the same as those described in this joint proxy statement/prospectus.

Crown Castle common stock may be affected by factors different from those affecting the price of Global Signal common stock.

Upon completion of the merger, holders of Global Signal common stock will become holders of Crown Castle common stock. While Crown Castle and Global Signal operate in the same industry, certain factors may affect Crown Castle’s business, results of operations and the price of its common stock that might not similarly affect Global Signal’s business, results of operations and the price of its common stock. For a discussion of Crown Castle’s and Global Signal’s businesses and certain factors to consider in connection with such businesses, see “Risk Factors–Risks Related to the Combined Company” beginning on page 35, as well as the respective sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in each of Crown Castle’s and Global Signal’s Annual Reports on Form 10-K for the year ended December 31, 2005 and other documents incorporated by reference herein.

Whether or not the merger is consummated, the announcement and pendency of the merger could cause disruptions in the businesses of Crown Castle and Global Signal, which could have an adverse effect on their businesses and financial results.

Whether or not the merger is consummated, the announcement and pendency of the merger could cause disruptions in or otherwise negatively impact the businesses of Crown Castle and Global Signal. Among other things:

•	the business combination of Crown Castle and Global Signal may disrupt the respective companies’ business relationships with current customers, who may delay or defer decisions about current and future agreements with Crown Castle and Global Signal because of the pending merger;

•	current and prospective employees of Crown Castle and Global Signal may experience uncertainty about their future roles with the combined company, which might adversely affect Crown Castle’s and Global Signal’s ability to retain key managers and other employees; and

•	the attention of management of each of Crown Castle and Global Signal may be directed from business operations toward the consummation of the merger.

These disruptions could be exacerbated by a delay in the consummation of the merger or termination of the merger agreement and could have an adverse effect on the businesses and financial results of Crown Castle and Global Signal if the merger is not consummated or of the combined company if the merger is consummated.

If the merger is not consummated, Crown Castle and Global Signal will have incurred substantial costs that may adversely affect Crown Castle’s and Global Signal’s financial results and operations and the market price of Crown Castle’s and Global Signal’s common stock.

Crown Castle and Global Signal have incurred and will continue to incur substantial costs in connection with the proposed merger. These costs are primarily associated with the fees of their respective attorneys, accountants and financial advisors. In addition, Crown Castle and Global Signal each has diverted significant management resources in an effort to consummate the merger and each is subject to restrictions contained in the merger agreement on the conduct of its business. If the merger is not consummated, Crown Castle and Global Signal will have incurred significant costs, including the diversion of management resources, from which it will have received little or no benefit. Also, if the merger is not consummated under certain circumstances specified in the merger agreement, Crown Castle or Global Signal may be required to pay the other party a termination fee of $139 million. See “The Merger Agreement–Expenses and Termination Fees” beginning on page 104.

In addition, if the merger is not consummated, Crown Castle and Global Signal may experience negative reactions from the financial markets and Crown Castle’s and Global Signal’s collaborative partners, customers and employees. Each of these factors may adversely affect the trading price of Crown Castle’s and Global Signal’s common stock and/or Crown Castle’s and Global Signal’s financial results and operations.

The Crown Castle share issuance will dilute the aggregate voting power of current Crown Castle stockholders.

If it is completed, the merger will dilute the ownership position of the current stockholders of Crown Castle. Based on the number of shares of Global Signal common stock outstanding and Crown Castle common stock outstanding, in each case on a fully-diluted basis, as of October 31, 2006, and depending on the aggregate amount of cash consideration that Global Signal stockholders elect to receive pursuant to the merger, a maximum of approximately 114.8 million, and a minimum of approximately 98.9 million, shares of Crown Castle common stock, on a fully-diluted basis, will be issued pursuant to the merger and, immediately after the merger, Global Signal stockholders will own between approximately 31% and 34%, and Crown Castle stockholders will own between approximately 66% and 69%, of the then-outstanding shares of Crown Castle common stock, in each case on a fully-diluted basis.

Certain directors and executive officers of Global Signal have interests that are different from, or in addition to, interests of Global Signal stockholders generally.

When considering the recommendation of the Global Signal board with respect to the merger, Global Signal stockholders should be aware that some directors of Global Signal have interests in the merger that are different from, or are in addition to, the interests of the Global Signal stockholders. Specifically, three directors of Global Signal, Messrs. Edens, Niehaus and Abrams, will become directors of Crown Castle upon consummation of the merger. Crown Castle will indemnify and maintain liability insurance for these individuals and members of the Global Signal board for their services as directors prior to the merger. Messrs. Edens, Niehaus and Abrams are representatives of Fortress, Greenhill and Abrams, respectively. Pursuant to the terms of the stockholders agreement, each of Fortress, Greenhill and Abrams also will have the right to cause the nominating and corporate governance committee of the Crown Castle board to re-nominate one director to the Crown Castle board one time upon the expiration of the term of such stockholder’s representative on the Crown Castle board, subject to continued minimum share ownership by each such stockholder in Crown Castle. In addition, pursuant to the terms of the stockholders agreement, within ten days after the effective time of the merger, Crown Castle will file a shelf registration statement on Form S-3 to register all of the Crown Castle common stock received by each of Fortress, Greenhill and Abrams pursuant to the merger. At the request of any of Fortress, Greenhill or Abrams, Crown Castle will conduct a marketed secondary offering of such stockholders’ shares of Crown Castle common stock, provided that such offering involves Crown Castle common stock having an aggregate market value of at least $600 million. Each of Fortress, Greenhill and Abrams also will have certain customary demand registration rights and piggyback registration rights. See “Agreements Related to the Merger–Stockholders Agreement” beginning on page 109 for a more complete description of the stockholders agreement.

Furthermore, with respect to Messrs. Elliott, Osgood, Klopf, Schmidt, Hennigan and Buggeln, the executive officers of Global Signal, consummation of the merger will result in (i) the cash payment of certain deferred bonuses in amounts generally provided for by their respective employment agreements, (ii) the cash payment of certain severance payments upon termination of employment generally in accordance with the terms of their respective employment agreements and (iii) the accelerated vesting of certain equity-based awards in specified circumstances. Some, if not all, of these officers will not become employees of Crown Castle after consummation of the merger.

As a result of the circumstances described above, these directors and executive officers may be more likely to vote in favor of adopting the merger agreement than if they did not have these other interests. As of the Global Signal record date, directors and executive officers of Global Signal beneficially owned and were entitled to vote [•] shares of Global Signal common stock, or approximately [•]% of the shares of Global Signal common stock outstanding on that date. Global Signal stockholders should consider these interests in conjunction with the recommendation of the Global Signal board approving the proposals related to the merger. See “The Merger–Interests of Global Signal Directors and Executive Officers in the Merger” beginning on page 77 and “Security Ownership of Certain Beneficial Owners and Management” beginning on page 112.

The merger agreement limits the ability of either Crown Castle or Global Signal to pursue an alternative transaction proposal to the merger and, in certain circumstances, requires such party to pay a termination fee if it does.

The merger agreement prohibits Crown Castle and Global Signal from soliciting, initiating, encouraging or facilitating certain alternative transaction proposals with any third party, subject to exceptions set forth in the merger agreement. See “The Merger Agreement–No Solicitation” beginning on page 99. Further, the merger agreement provides that Crown Castle or Global Signal may be required to pay a termination fee to the other equal to $139 million in certain circumstances involving a proposal with respect to an alternative business combination transaction with a third party. See “The Merger Agreement–Expenses and Termination Fees” beginning on page 104. These provisions limit the ability of Crown Castle and Global Signal to pursue offers from third parties that could result in greater value to their respective stockholders relative to the terms and conditions of the merger agreement. The respective obligations of Crown Castle and Global Signal to pay the termination fee may discourage a third party from pursuing a competing acquisition proposal that could result in greater value to Crown Castle and Global Signal stockholders, respectively. In addition, payment of the termination fee could adversely affect the financial condition of the company making such payment.

Further, if the merger agreement is terminated and the board of directors of either Crown Castle or Global Signal determines to seek another merger or business combination, it may not be able to find a partner willing to provide an equivalent or more attractive benefit to the applicable company’s stockholders than that which would have been received by such stockholders pursuant to the merger.

Risks Related to the Combined Company

The integration of Crown Castle and Global Signal following the merger is expected to result in substantial expenses and may present significant challenges.

Crown Castle and Global Signal may face significant challenges in combining their operations in a timely and efficient manner and retaining key Global Signal personnel. This integration will be complex and time-consuming. The failure to successfully integrate Crown Castle’s and Global Signal’s businesses and to manage the challenges presented by the integration process successfully, including the retention of key Global Signal personnel, may result in the combined company and its stockholders not achieving the anticipated potential benefits of the merger.

Achieving the benefits of the merger will depend in part on the integration of Crown Castle’s and Global Signal’s operations, wireless communications tower portfolios and personnel in a timely and efficient manner and the ability of the combined company to realize the anticipated synergies from this integration. This integration may be difficult and unpredictable for many reasons, including, among others, the size of Global Signal’s wireless communications tower portfolio and because Crown Castle’s and Global Signal’s internal systems and processes were developed without regard to such integration. Successful integration of Crown Castle and Global Signal also requires coordination of different personnel, which may be difficult and unpredictable because of possible cultural conflicts and differences in policies, procedures and operations between the companies and the different geographical locations of the companies and their assets. If the integration of Crown Castle and Global Signal is not successful, the combined company might not realize the expected benefits of the merger, which could adversely affect the combined company’s business and the value of Crown Castle common stock after the merger.

Crown Castle is expected to incur substantial expenses in connection with the integration of the business, policies, procedures, operations and systems of Global Signal. There are a large number of systems that must be integrated, including management information, accounting and finance, sales, billing, payroll and benefits, lease administration systems and regulatory compliance.

Although Crown Castle and Global Signal expect that the realization of efficiencies related to the integration of the businesses may offset incremental transaction, merger-related and restructuring costs over time, no assurances can be made that this net benefit will be achieved in the near term, or at all, and there are a number of factors, some of which are beyond the combined company’s control, that could affect the total amount or the timing of all of the expected integration expenses.

The assets of Global Signal to be acquired pursuant to the merger may not perform as expected by Crown Castle, which could have an adverse effect on the business, financial condition or results of operations of the combined company.

In evaluating the anticipated benefits of a potential transaction with Global Signal, Crown Castle performed due diligence on Global Signal’s tower portfolio and other assets to be acquired pursuant to the merger, which due diligence included, among other things, analyzing tower locations, visiting select tower sites, evaluating radio frequency information and evaluating potential carrier customer demand. The results of this due diligence were used to support assumptions that were made by Crown Castle in creating financial models to evaluate the potential future performance of Global Signal’s assets and the combined company. There can be no assurances, however, that the towers and other assets of Global Signal will perform as expected by Crown Castle based on its due diligence and provide the combined company with the benefits that have been anticipated. A variety of factors could cause these assets not to provide such benefits, including, among other things:

•	the inability to procure additional ground space at existing tower locations;

•	local and state restrictions on the ability to modify such towers; and

•	latent structural weaknesses associated with such towers and the related cost of repairing, reinforcing or upgrading them.

If Global Signal’s assets fail to perform as expected or the combined company fails to otherwise realize the anticipated benefits of Global Signal’s assets for these or other reasons, the business, financial condition or results of operations of the combined company could be adversely affected.

The business of the combined company depends on the demand for wireless communications and towers and may be adversely affected by any slowdown in such demand, including a slowdown attributable to wireless carrier consolidation and/or by the sharing of networks by wireless carriers.

Demand for the combined company’s sites will depend on demand for communication sites from wireless carriers, which, in turn, will depend on the demand for wireless services. The willingness of wireless carriers to utilize the combined company’s infrastructure will be affected by numerous factors, including:

•	consumer demand for wireless services;

•	availability and location of sites and alternative sites;

•	cost of capital, including interest rates;

•	availability of capital to wireless carriers;

•	willingness to co-locate equipment;

•	local and state restrictions on the construction of additional towers or modifications to existing towers;

•	cost of siting and building towers;

•	technological changes affecting the number or type of communications sites needed to provide wireless communications services to a given geographic area;

•	the ability to efficiently satisfy their service requirements; and

•	tax policies.

A slowdown in demand for a particular wireless segment could adversely affect the demand for the combined company’s towers. Moreover, some wireless carriers operate with substantial indebtedness, and financial problems for customers could result in accounts receivable going uncollected, the loss of a customer (and associated lease revenue) or a reduced ability of these customers to finance expansion activities.

A slowdown in the deployment of equipment for new wireless technologies, the consolidation of wireless carriers, the sharing of networks by wireless carriers or the increased use of alternative sites could also adversely affect the demand for the combined company’s towers. In addition, advances in technology, such as the development of new antenna systems, new terrestrial deployment technologies and new satellite systems, may reduce the need for terrestrial transmission networks or the combined company’s towers. To some extent, almost all of the above factors have occurred in recent years with an adverse effect on Crown Castle and Global Signal, and such factors are likely to persist in the future. The occurrence of any of these factors may negatively impact revenues, result in an impairment of assets or otherwise have a material adverse effect on the combined company.

A substantial portion of the revenues of the combined company will be derived from a small number of customers—the loss or consolidation of, network sharing among, or financial instability of any of these customers may materially decrease revenues.

Although the combined company will have a more diverse customer base than either Crown Castle or Global Signal has prior to the merger, a substantial portion of the combined company’s total operating revenues will continue to be derived from a small number of customers. For the year ended December 31, 2005, on a pro forma basis after giving effect to the merger, approximately 76% of the combined company’s pro forma recurring revenues were derived from Sprint Nextel, Cingular Wireless, Verizon Wireless and T-Mobile, which represented 28%, 23%, 16% and 9% of consolidated revenues, respectively. The percentage set forth in the preceding sentence for Sprint Nextel reflects the completed mergers of Sprint and Nextel Communications, Inc., and Sprint and certain of its affiliates, as if they had occurred as of January 1, 2005. The loss of any one of these large customers as a result of bankruptcy, consolidation, merger with other customers or otherwise may materially decrease the revenues of, and have other adverse effects on, the business of the combined company. We cannot guarantee that the leases (including management service agreements) with these major wireless carrier customers will not be terminated or that these carriers will renew such agreements.

In the ordinary course of business, Crown Castle and Global Signal also sometimes experience disputes with customers, generally regarding the interpretation of terms in their respective agreements. Although, historically, Crown Castle and Global Signal have resolved these disputes on commercially reasonable terms, future disputes could lead to increased tensions and damaged relationships with customers that could have a material adverse effect on the combined company’s business, results of operations and financial condition. If the combined company is forced to resolve any of these disputes through litigation, the combined company’s relationship with the applicable customer could be damaged, which could lead to decreased revenues or increased costs, resulting in a corresponding adverse effect on the combined company’s business, results of operations and financial condition.

Crown Castle will incur additional indebtedness in order to finance the merger, which will limit the combined company’s operating flexibility, and the combined company’s indebtedness will be greater than either company’s existing indebtedness.

After giving effect to the merger, the combined company’s indebtedness will be greater than the indebtedness of either Crown Castle or Global Signal prior to the merger. As a consequence of Crown Castle’s greater indebtedness, the combined company will be subject to restrictive covenants that will further limit the financial and operating flexibility of the combined company. For example, the limits imposed by Crown Castle’s and Global Signal’s indebtedness restrict their and certain of their respective subsidiaries’ ability to take various actions, including incurring additional debt, guaranteeing indebtedness, issuing preferred stock, engaging in various types of transactions, including mergers and sales of assets, and paying dividends and making distributions or other restricted payments, including investments. These restrictions could have an adverse effect on the business of the combined company by limiting its ability to take advantage of financing, new tower development, mergers and acquisitions or other opportunities.

The net indebtedness of Crown Castle as of September 30, 2006 was approximately $2,804 million, and the net indebtedness of Global Signal as of September 30, 2006 was approximately $1,690 million. Crown Castle currently expects to finance the cash portion of the merger consideration either through borrowings under its existing senior secured credit facility, including a borrowing in the amount of $250 million under its existing revolving credit facility and a new term loan in the amount of $300 million in the form of an add-on to its existing term loan facility, or through an offering of additional securitized notes, to the extent such an offering would be more favorable to Crown Castle. Crown Castle also will assume Global Signal’s estimated debt of $1,844 million in connection with the merger. At the closing of the merger, assuming Crown Castle finances the cash portion of the merger consideration through total borrowings of $550 million, Crown Castle expects to have total debt of approximately $5,327 million and net debt of approximately $5,012 million. See “Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 121.

As a result of the contemplated increase in debt, demands on the combined company’s cash resources will increase after the merger, which could negatively impact the business, results of operations and financial condition of the combined company and the market price of Crown Castle common stock. For example, while the impact of this increased indebtedness will be addressed by the combined cash flows of Crown Castle and Global Signal, the increased levels of indebtedness could nonetheless:

•	create competitive disadvantages compared to other companies with lower debt levels;

•	make the combined company more vulnerable to general adverse economic and industry conditions;

•	reduce funds available and make it more difficult for the combined company to obtain additional financing to fund future working capital, capital expenditures and other general corporate requirements; and

•	limit flexibility in planning for, or reacting to, changes in the business or in the industry.

Crown Castle and Global Signal cannot guarantee that the combined company will be able to generate enough cash flow from operations or that it will be able to obtain enough capital to service its debt or pay its obligations under its preferred stock. In addition, the combined company may need to refinance some or all of its indebtedness on or before maturity. If the combined company is unable to refinance its debt or renegotiate the terms of such debt, it may not be able to meet its debt service requirements in the future.

The combined company might not be able to protect its rights against persons claiming superior rights in its communications sites, which could adversely affect its ability to conduct business, secure financing and generate revenues.

The combined company’s real property interests relating to the sites on which its towers will be located consist primarily of leasehold and sub-leasehold interests, fee interests, easements, licenses, rights-of-way and permits granted by governmental entities. A loss of these interests or failure to renew these interests on commercially viable terms may interfere with the combined company’s ability to conduct business and generate revenues. For various reasons, the combined company may not always have the ability to access, analyze and verify all information regarding titles and other issues prior to completing an acquisition of sites. As of September 30, 2006, approximately 10% of the combined company’s sites will be on land where its property interests in such land will have a final expiration date of less than ten years. Any inability to sufficiently protect the combined company’s rights to the land under its towers may have a material adverse affect on the combined company.

The ability of the combined company to protect its rights against persons claiming superior rights in towers or real property depends on its ability to:

•	recover under title insurance policies, the policy limits of which may be less than the purchase price or economic value of a particular tower;

•	in the absence of title insurance coverage, recover under title warranties given by tower sellers, which often terminate after the expiration of a specific period (typically nine months to three years), contain various exceptions and are dependent on the general creditworthiness of the sellers making the title warranties;

•	obtain estoppels from landlords in connection with the acquisitions, or in some cases the subsequent financing, of communications sites, which protect the collateral of its lenders and may provide a basis for defending post-closing claims arising from pre-closing events;

•	recover from landlords under title covenants contained in lease agreements, which are dependent on the general creditworthiness of the landlords making the title covenants; and

•	obtain non-disturbance agreements from mortgagees and superior lienholders of the land under its towers.

Resales of, and additional obligations to issue, Crown Castle common stock may cause the market price of that stock to fall.

Based on the number of shares of Global Signal common stock outstanding (including restricted shares, but excluding shares issuable for outstanding options and warrants) as of October 31, 2006, and depending on the aggregate amount of cash consideration that Global Signal stockholders elect to receive pursuant to the merger, Crown Castle, at the closing of the merger, will be obligated to issue a maximum of approximately 113.1 million, and a minimum of approximately 97.2 million, shares of Crown Castle common stock. Crown Castle also will be obligated to issue up to approximately 1.7 million additional shares of Crown Castle common stock pursuant to Global Signal options and warrants outstanding as of October 31, 2006. The issuance of these new shares and the sale of additional shares of Crown Castle common stock that may become eligible for sale in the public market from time to time upon exercise of options and warrants, could have the effect of depressing the market price for Crown Castle common stock.

In addition, pursuant to the terms of the stockholders agreement, the Global Signal significant stockholders will have the ability to sell the shares of Crown Castle common stock that they acquire pursuant to the merger in the following circumstances:

•	Abrams may dispose of up to 2,000,000 of such shares within five days after the effective time of the merger;

•	upon the request of the Global Signal significant stockholders on the first business day following the effective time of the merger, within 30 days after the effective time of the merger Crown Castle is required to use its reasonable best efforts to commence a registered public offering for the sale of shares of Crown Castle common stock (including shares of Crown Castle common stock subject to options) received by the Global Signal significant stockholders pursuant to the merger (such shares, “registrable securities”), with an aggregate market value of at least $600 million (measured at the closing trading price of Crown Castle common stock on the date the request for such offering is made by such stockholders to Crown Castle); and

•	subject to certain restrictions, (i) the Global Signal significant stockholders have the right to request Crown Castle to effect the registration of an amount of registrable securities equal to or greater than 2.0% of Crown Castle common stock then issued and outstanding and (ii) whenever Crown Castle proposes to register any of its equity securities under the Securities Act, the Global Signal significant stockholders are permitted to request that Crown Castle include, and Crown Castle is obligated to use its reasonable best efforts to include to the extent requested, all registrable securities in such registration, in each case on the same terms and conditions as Crown Castle’s equity securities being sold in such registration.

These resales by the Global Signal significant stockholders could also have the effect of depressing the market price for Crown Castle common stock. See “Agreements Related to the Merger–Stockholders Agreement” beginning on page 109 for a more complete description of the rights of the Global Signal significant stockholders under the stockholders agreement.

The combined company may not be able to take full advantage of future growth opportunities due to various factors, including an inability to modify its towers or procure additional ground space or obtain additional financing.

The ability to add new customers and meet the needs of current customers as they expand their wireless network infrastructures depends in part on the ability of the combined company to modify towers and procure additional ground space, which could be adversely affected by regulatory and other barriers, many of which may be beyond the control of the combined company, including zoning and local permitting requirements, Federal Aviation Administration considerations, FCC tower registration and radio frequency emission procedures and requirements, historic preservation and environmental requirements, availability of tower components and additional ground space, availability of skilled construction personnel, weather conditions and environmental compliance issues. In addition, because public concern over tower proliferation has grown in recent years, many communities now restrict tower modifications or delay granting permits required for adding new customers.

Additionally, the combined company may require additional sources of debt or equity capital in the future to fund future growth opportunities. Additional financing may not be available or may be restricted by the terms of outstanding indebtedness. If the combined company is unable to raise capital when its needs arise, it may not be able to fund future growth opportunities.

The combined company could be fined or lose the right to conduct some of its business if it fails to comply with applicable laws and regulations, which may change at any time.

A variety of federal, state, local and foreign laws and regulations apply to the business of the combined company. Failure to comply with applicable requirements may lead to civil penalties or require the combined company to assume indemnification obligations or breach contractual provisions. Crown Castle and Global Signal cannot guarantee that existing or future laws or regulations, including state and local tax laws, will not adversely affect the business of the combined company.

Consolidation among customers will result in duplicate or overlapping parts of networks which may result in a reduction of sites and have a negative effect on revenues.

Consolidation among customers will result in duplicate or overlapping parts of networks, which may result in a reduction of cell sites and impact revenues at the combined company’s sites. Recent regulatory developments have made consolidation in the wireless industry easier and more likely. For example, in February 2002, the FCC enabled the ownership by a single entity of interests in both cellular carriers in overlapping metropolitan cellular service areas. In January 2003, the FCC eliminated the spectrum aggregation cap in a geographic area in favor of a case-by-case review of spectrum transactions. Also, in May 2003, the FCC adopted new rules authorizing wireless radio services holding exclusive licenses to freely lease unused spectrum. It is possible that at least some wireless carriers may take advantage of this relaxation of spectrum and ownership limitations and consolidate their businesses. Any industry consolidation could decrease the demand for the combined company’s towers, which in turn may result in a reduction in its revenues.

The combined company will operate in a competitive industry and some competitors have more resources or less debt.

The combined company will face competition for site rental customers from various sources, including: (i) other large independent tower owners; (ii) wireless carriers that own and operate their own towers and lease antenna space to other carriers; (iii) alternative facilities such as rooftops, broadcast towers and utility poles; (iv) new alternative deployment methods; (v) site development companies that acquire antenna space on existing towers for wireless carriers and manage new tower construction; and (vi) local independent tower operators. Wireless carriers that own and operate their own tower portfolios generally are substantially larger and have greater financial resources than the combined company will have. Competition for tenants on sites may adversely affect lease rates and revenues.

Alternative technologies may significantly reduce demand for site leases and negatively impact the growth in the combined company’s revenues.

The development and deployment of signal combining technologies, which permit one antenna to service multiple frequencies and, thereby, multiple customers, may reduce the need for the combined company’s antenna space. In addition, other technologies, such as mobile satellite systems and the delivery of video services by direct broadcast satellites, may, in the future, serve as substitutes for or alternatives to leasing that might otherwise be anticipated or expected on our sites had such technologies not existed. Any reduction in site leasing demand resulting from multiple frequency antennas, satellite or other technologies may negatively impact the combined company’s revenues or otherwise have a material adverse effect on the combined company.

New wireless technologies may not deploy or be adopted by customers as rapidly as, or in the manner, projected.

There can be no assurances that third generation (“3G”) or other new wireless technologies will be introduced or deployed as rapidly as, or in the manner, previously or presently projected by the wireless or broadcast industries. The deployment of 3G in the United States has already been significantly delayed from prior projections. In addition, demand and customer adoption rates for such new technologies may be lower or slower than anticipated for numerous reasons. As a result, growth opportunities and demand for site rental or broadcast services as a result of such technologies may not be realized at the times or to the extent previously or presently anticipated.

Potential future claims related to health risks associated with radio frequency emissions from antennas on sites or wireless devices could adversely affect the combined company’s operations, costs and revenues.

The FCC and other government agencies impose requirements and other guidelines on their licensees relating to radio frequency emissions. The potential connection between radio frequency emissions and certain negative health effects, including some forms of cancer, has been the subject of substantial study by the scientific community in recent years. If a connection between radio emissions and possible negative health effects were established, the combined company’s operations, costs and revenues could be materially and adversely affected. Crown Castle currently does not maintain any significant insurance with respect to these matters.

Additional Risks Associated with Crown Castle’s Business and Global Signal’s Business

For additional risks related to the operations of Crown Castle’s business and Global Signal’s business, see “Risk Factors” in Crown Castle’s and Global Signal’s respective Annual Reports on Form 10-K for the year ended December 31, 2005 and their Quarterly Reports on Form 10-Q for the quarters ended September 30, 2006, June 30, 2006 and March 31, 2006 and incorporated by reference into this joint proxy statement/prospectus. Because the risks and uncertainties facing each of Crown Castle and Global Signal differ, the market price of shares of Crown Castle common stock after consummation of the merger and the results of operations, financial condition and liquidity of the combined company may be affected by risks and uncertainties different from those that currently affect each of Crown Castle and Global Signal separately.

THE CROWN CASTLE SPECIAL MEETING

General

This joint proxy statement/prospectus is being provided to Crown Castle stockholders as part of a solicitation of proxies by the Crown Castle board for use at the Crown Castle special meeting.

Date, Time and Place

The special meeting of Crown Castle stockholders will be held on [•], 200[•], at [•], local time, at Crown Castle’s corporate offices at 510 Bering Drive, Suite 600, Houston, Texas 77057.

Purpose of the Crown Castle Special Meeting

At the Crown Castle special meeting, Crown Castle stockholders will be asked to consider and vote upon a proposal to approve the Crown Castle share issuance as set forth in the merger agreement, pursuant to which Global Signal would merge with and into Merger Sub and each outstanding share of Global Signal common stock (other than shares owned by Global Signal, Crown Castle or Merger Sub and certain unvested restricted shares) would be converted automatically into the right to receive, at the election of the holder thereof, either 1.61 shares of Crown Castle common stock or $55.95 in cash, subject to a maximum aggregate amount of cash consideration of $550 million. It is currently contemplated that no other matters will be considered at the Crown Castle special meeting.

Recommendation of the Crown Castle Board

For the reasons described in this joint proxy statement/prospectus, the Crown Castle board has determined that the merger and the other transactions contemplated by the merger agreement are advisable and in the best interests of Crown Castle and its stockholders, has approved the merger agreement and the transactions contemplated by the merger agreement, including the merger and the Crown Castle share issuance, and unanimously (with one abstention) recommends that Crown Castle stockholders vote “FOR” the Crown Castle share issuance. See “The Merger—Recommendation of the Crown Castle Board and Its Reasons for the Merger” beginning on page 57.

Record Date; Shares Entitled to Vote; Quorum

Only holders of record of Crown Castle common stock (including restricted shares) at the close of business on [•], 200[•], the Crown Castle record date for the Crown Castle special meeting, are entitled to notice of, and to vote at, the Crown Castle special meeting and any adjournment or postponement of such meeting. On the Crown Castle record date, [•] shares of Crown Castle common stock were issued and outstanding and held by approximately [•] holders of record. A complete list of these stockholders will be open for examination by any stockholder of record at Crown Castle’s corporate offices at 510 Bering Drive, Suite 600, Houston, Texas 77057 during regular business hours for a period of no less than ten days prior to the Crown Castle special meeting. The list will also be available for examination by any stockholder of record present at the Crown Castle special meeting.

A quorum will be present at the Crown Castle special meeting if a majority of all the shares of Crown Castle common stock issued and outstanding on the Crown Castle record date are represented at the Crown Castle special meeting in person or by a properly executed proxy. In the event that a quorum is not present at the Crown Castle special meeting, it is expected that the meeting will be adjourned to solicit additional proxies. Holders of record of Crown Castle common stock on the Crown Castle record date are entitled to one vote per share on each matter submitted to a vote at the Crown Castle special meeting.

Vote Required

The approval of the Crown Castle share issuance will require the affirmative vote of a majority of the total votes cast by the holders of Crown Castle common stock at the Crown Castle special meeting, provided that the total number of votes cast at the Crown Castle special meeting represents a majority of the total voting power of all shares of Crown Castle common stock (including restricted shares) outstanding on the Crown Castle record date. It is expected that brokers, banks and other nominees, in the absence of instructions from the beneficial owners of shares of Crown Castle common stock, will not have discretionary voting authority to vote those shares with respect to the Crown Castle share issuance. Shares represented by such “broker non-votes” will not be voted for or against the Crown Castle share issuance, but will be counted, along with abstentions, in determining whether or not a quorum exists. Failures to vote will not be voted for or against the Crown Castle share issuance; however, abstentions will have the same effect as votes against the Crown Castle share issuance.

Crown Castle Shares Owned by Crown Castle Directors and Executive Officers

At the close of business on the Crown Castle record date, directors and executive officers of Crown Castle (and entities affiliated with them) beneficially owned and were entitled to vote [•] shares of Crown Castle common stock, which represented approximately [•]% of the shares of Crown Castle common stock outstanding on that date.

Voting of Proxies

Crown Castle stockholders may vote by proxy or in person at the Crown Castle special meeting. Votes cast by proxy or in person at the Crown Castle special meeting will be tabulated and certified by Crown Castle’s transfer agent, Mellon Investor Services LLC.

Voting by Proxy

A proxy card is enclosed for the use of Crown Castle stockholders. Voting instructions are included on such proxy card. Crown Castle stockholders of record may vote by completing and returning the enclosed proxy card prior to the Crown Castle special meeting (no postage is required if the proxy card is mailed in the United States) or by submitting a proxy by telephone, on the Internet or at the Crown Castle special meeting. Crown Castle stockholders may also vote in person at the Crown Castle special meeting. All properly signed proxies that are received prior to the Crown Castle special meeting and that are not revoked will be voted at the special meeting according to the instructions indicated on the proxies or, if no direction is indicated, “FOR” the Crown Castle share issuance.

The method of voting by proxy differs for shares held as a record holder and shares held in “street name.” If a Crown Castle stockholder holds its shares of Crown Castle common stock as a record holder, such stockholder may vote by completing, dating and signing the enclosed proxy card and promptly returning it in the enclosed, pre-addressed, postage-paid envelope or otherwise mailing it to Crown Castle, or by submitting a proxy by telephone or the Internet by following the instructions on the enclosed proxy card. If a Crown Castle stockholder holds its shares of Crown Castle common stock in “street name,” which means such shares are held of record by a broker, bank or nominee, such stockholder will receive instructions from its broker, bank or other nominee that such stockholder must follow in order to vote its shares. Brokers, banks and nominees may allow Crown Castle stockholders to deliver their voting instructions by telephone or the Internet. Crown Castle stockholders should see the voting instructions from their brokers, banks or nominees that accompany this joint proxy statement/prospectus. Failure to provide voting instructions to the record holder will result in a “broker non-vote” for those shares held in street name. Shares represented by “broker non-votes” will not be voted for or against the Crown Castle share issuance, but will be counted in determining whether or not a quorum exists.

Crown Castle stockholders whose shares are held under the Crown Castle 401(k) plan will receive a single proxy card that covers both shares credited to their plan accounts and shares, if any, that they own of record that are registered in the same name. If a Crown Castle stockholder’s plan account is not registered in the same name as its shares of record, such stockholder will receive separate proxy cards for its record and plan holdings. Properly completed and signed proxy cards will serve to instruct the trustees and fiduciaries of the Crown Castle 401(k) plan how to vote any Crown Castle shares held in this plan on such stockholder’s behalf. The Crown Castle 401(k) plan trustees and fiduciaries will vote shares for which timely voting instructions are not received at the direction of the plan administrator. Subject to the provisions of ERISA, the plan administrator will direct the trustees and fiduciaries to vote such shares for and against the Crown Castle share issuance in the same proportion as the shares are voted for which timely voting instructions were received.

The persons named as proxies by a stockholder may propose and vote for one or more adjournments of the Crown Castle special meeting, including adjournments to permit further solicitations of proxies. Any adjournment for 30 days or less may be made at any time by stockholders representing a majority of the votes present in person or by proxy at the Crown Castle special meeting, whether or not a quorum exists, without further notice other than by an announcement made at the meeting. Crown Castle does not currently intend to seek an adjournment of the Crown Castle special meeting. No proxy voted against the Crown Castle share issuance will be voted in favor of any such adjournment.

Voting in Person

Crown Castle stockholders that plan to attend the Crown Castle special meeting and wish to vote in person will be given a ballot at the Crown Castle special meeting. It should be noted, however, that if their shares are held in “street name,” which means such shares are held of record by a broker, bank or other nominee, and they wish to vote at the Crown Castle special meeting, they must bring to the Crown Castle special meeting proxies from the record holders of the shares authorizing such stockholders to vote at the Crown Castle special meeting.

Crown Castle stockholders should submit their proxies even if they plan to attend the Crown Castle special meeting. They can always change their votes at the Crown Castle special meeting.

The votes of all Crown Castle stockholders are important. Accordingly, all such stockholders should sign and return the enclosed proxy card whether or not they plan to attend the Crown Castle special meeting in person.

Revocation of Proxies

A Crown Castle stockholder may revoke its proxy at any time before such proxy is voted at the Crown Castle special meeting by taking any of the following actions:

•	delivering to Mellon Investor Services LLC a signed written notice of revocation bearing a date later than the date of the proxy, stating that the proxy is revoked;

•	signing and delivering a new proxy, relating to the same shares and bearing a later date;

•	submitting another proxy by telephone or the Internet (the latest voting instructions will be followed); or

•	if such stockholder is a holder of record, attending the Crown Castle special meeting and voting in person, although attendance at the special meeting will not, by itself, revoke a proxy.

Any written revocation should be delivered to Crown Castle’s transfer agent, Mellon Investor Services LLC, Attn: Proxy Department, 480 Washington Blvd., Jersey City, New Jersey 07310, by [•], 200[•]. Any new proxy should be delivered to Crown Castle’s transfer agent, Mellon Investor Services LLC, Attn: Proxy Processing, P.O. Box 1680, Manchester, Connecticut 06045-9986, by [•], 200[•]. These instructions also apply to written revocations and new proxies with respect to shares in the Crown Castle 401(k) plan.

If a Crown Castle stockholder’s shares are held in “street name,” the options described in the paragraph above do not apply. Instead, such stockholder must contact its broker, bank or other nominee to find out how to change its vote.

Proxy Solicitation

Crown Castle is soliciting proxies for the Crown Castle special meeting from Crown Castle stockholders. Crown Castle will bear the entire cost of soliciting proxies from Crown Castle stockholders, except that Crown Castle and Global Signal have each agreed to share equally all expenses incurred in connection with the filing of the registration statement of which this joint proxy statement/prospectus forms a part with the SEC and the printing and mailing of this joint proxy statement/prospectus and related proxy materials. In addition to the solicitation of proxies by mail, Crown Castle will request that brokers, banks and other nominees send proxies and proxy materials to the beneficial owners of Crown Castle common stock held by them and secure their voting instructions, if necessary. Crown Castle will reimburse those record holders for their reasonable expenses in so doing. Crown Castle also may use its directors, officers and other employees, who will not be specially compensated, to solicit proxies from Crown Castle stockholders, either personally or by telephone, the Internet, telegram, facsimile or special delivery letter.

Other Business

Crown Castle does not expect that any matter other than the merger proposal presented in this joint proxy statement/prospectus will be brought before the Crown Castle special meeting. However, if other matters incident to the conduct of the Crown Castle special meeting are properly presented at the special meeting or any adjournment or postponement of the special meeting, the persons named as proxies will vote in accordance with their best judgment with respect to those matters.

Assistance

If you are a Crown Castle stockholder and you need assistance in completing your proxy card or have questions regarding the Crown Castle special meeting, please contact Crown Castle’s Corporate Secretary at (713) 570-3000 or write to Crown Castle International Corp., 510 Bering Drive, Suite 600, Houston, Texas, 77057, Attn: Corporate Secretary.

THE GLOBAL SIGNAL SPECIAL MEETING

General

This joint proxy statement/prospectus is being provided to Global Signal stockholders as part of a solicitation of proxies by the Global Signal board for use at the Global Signal special meeting.

Date, Time, Place

The special meeting of Global Signal stockholders will be held on [•], 200[•] at [•], local time, at [•].

Purpose of the Global Signal Special Meeting

At the Global Signal special meeting, Global Signal stockholders will be asked to consider and vote upon a proposal to adopt the merger agreement, pursuant to which Global Signal would merge with and into Merger Sub and each outstanding share of Global Signal common stock (other than shares owned by Global Signal, Crown Castle or Merger Sub and certain unvested restricted shares) would be converted automatically into the right to receive, at the election of the holder thereof, either 1.61 shares of Crown Castle common stock or $55.95 in cash, subject to a maximum aggregate amount of cash consideration of $550 million. It is currently contemplated that no other matters will be considered at the Global Signal special meeting.

Recommendation of the Global Signal Board

As discussed elsewhere in this joint proxy statement/prospectus, Global Signal stockholders are considering and voting on the adoption of the merger agreement. For the reasons described in this joint proxy statement/prospectus, the Global Signal board has approved the merger agreement and the transactions contemplated by the merger agreement, including the merger, and has determined that the merger is advisable, fair to and in the best interests of Global Signal and its stockholders. Accordingly, the Global Signal board unanimously recommends that Global Signal stockholders vote “FOR” adoption of the merger agreement. See “The Merger—Recommendation of the Global Signal Board and Its Reasons for the Merger” beginning on page 60.

Record Date; Shares Entitled to Vote; Quorum

Only holders of record of Global Signal common stock at the close of business on [•], 200[•], the Global Signal record date for the Global Signal special meeting, are entitled to notice of, and to vote at, the Global Signal special meeting and any adjournment or postponement of such meeting. On the Global Signal record date, [•] shares of Global Signal common stock were issued and outstanding and held by approximately [•] holders of record. A complete list of Global Signal stockholders entitled to vote at the Global Signal special meeting will be available for inspection at the executive offices of Global Signal during regular business hours for a period of no less than ten days before the Global Signal special meeting.

A quorum will be present at the Global Signal special meeting if a majority of all the shares of Global Signal common stock issued and outstanding on the Global Signal record date are represented at the Global Signal special meeting in person or by a properly executed proxy. In the event that a quorum is not present at the Global Signal special meeting, it is expected that the meeting will be adjourned to solicit additional proxies. Holders of record of Global Signal common stock on the Global Signal record date are entitled to one vote per share on each matter submitted to a vote at the Global Signal special meeting.

Vote Required

The adoption of the merger agreement will require the affirmative vote of a majority of the votes that holders of the outstanding shares of Global Signal common stock are entitled to cast at the Global Signal special meeting. It is expected that brokers, banks and other nominees, in the absence of instructions from the beneficial owners of shares of Global Signal common stock, will not have discretionary voting authority to vote those shares on the merger agreement. Because adoption of the merger agreement requires the affirmative vote of a specified percentage of outstanding shares of Global Signal common stock, if you are a Global Signal stockholder, abstaining, not voting on the merger proposal or failing to instruct your broker on how to vote shares of Global Signal common stock held for you by the broker will have the same effect as a vote against the adoption of the merger agreement.

Certain Global Signal stockholders have entered into agreements with Crown Castle pursuant to which they have agreed, among other things, to vote certain of their Global Signal shares (representing in the aggregate 40% of the Global Signal common stock outstanding as of the date of the merger agreement) in favor of the merger, the merger agreement and the transactions contemplated by the merger agreement and against any transaction or other action that would impede the merger, the merger agreement or any other transactions contemplated by the merger agreement. These agreements will terminate upon the earlier of the consummation of the merger and the termination of the merger agreement. See “Agreements Related to the Merger—Support Agreements” on page 108. As of the date of the merger agreement, these stockholders collectively owned approximately 72.9% of the outstanding shares of Global Signal common stock. As a result, if these stockholders were to vote all of their shares in favor of adoption of the merger agreement, their votes would be sufficient to adopt the merger agreement.

Global Signal Shares Owned by Global Signal Directors and Executive Officers

At the close of business on the Global Signal record date, directors and executive officers of Global Signal (and entities affiliated with them) beneficially owned and were entitled to vote [•] shares of Global Signal common stock, which represented approximately [•]% of the shares of Global Signal common stock outstanding on that date.

Voting of Proxies

Global Signal stockholders may vote by proxy or in person at the Global Signal special meeting. Votes cast by proxy or in person at the Global Signal special meeting will be tabulated and certified by Global Signal’s transfer agent, American Stock Transfer & Trust Company.

Voting by Proxy

A proxy card is enclosed for the use of Global Signal stockholders. Voting instructions are included on such proxy card. Global Signal stockholders of record may vote by completing and returning the enclosed proxy card prior to the Global Signal special meeting or by submitting a proxy by telephone or at the Global Signal special meeting. Global Signal stockholders may also vote in person at the Global Signal special meeting. If you are a Global Signal stockholder and you properly give your proxy and submit it to Global Signal in time to vote, one of the individuals named as your proxy will vote your shares as you have directed.

The method of voting by proxy differs for shares held as a record holder and shares held in “street name.” If a Global Signal stockholder holds its shares of Global Signal common stock as a record holder, such stockholder may vote by completing, dating and signing the enclosed proxy card and promptly returning it in the enclosed, pre-addressed, postage-paid envelope or otherwise mailing it to Global Signal, or by submitting a proxy by telephone by following the instructions on the enclosed proxy card. If a Global Signal stockholder holds its shares of Global Signal common stock in “street name,” which means such shares are held of record by a broker, bank or nominee, such stockholder will receive instructions from its broker, bank or other nominee that such stockholder must follow in order to vote its shares. Brokers, banks and nominees may allow Global Signal stockholders to deliver their voting instructions by telephone. Global Signal stockholders should see the voting instructions from their brokers, banks or nominees that accompany this joint proxy statement/prospectus.

All properly signed proxies that are received prior to the Global Signal special meeting and that are not revoked will be voted at the special meeting according to the instructions indicated on the proxies or, if no direction is indicated, “FOR” adoption of the merger agreement.

Voting in Person

Global Signal stockholders that plan to attend the Global Signal special meeting and wish to vote in person will be given a ballot at the Global Signal special meeting. They should note, however, that if their shares are held in “street name,” which means their shares are held of record by a broker, bank or other nominee, and they wish to vote at the Global Signal special meeting, they must bring to the Global Signal special meeting proxies from the record holders of the shares authorizing such stockholders to vote at the Global Signal special meeting.

Global Signal stockholders should submit their proxies even if they plan to attend the Global Signal special meeting. They can always change their votes at the Global Signal special meeting.

The votes of all Global Signal stockholders are important. Accordingly, all such stockholders should sign and return the enclosed proxy card whether or not they plan to attend the Global Signal special meeting in person.

Revocation of Proxies

A Global Signal stockholder may revoke its proxy at any time before such proxy is voted at the Global Signal special meeting by taking any of the following actions:

•	delivering to American Stock Transfer & Trust Co. a signed written notice of revocation bearing a date later than the date of the proxy, stating that the proxy is revoked;

•	signing and delivering a new proxy, relating to the same shares and bearing a later date;

•	submitting another proxy by telephone (the latest telephone voting instructions will be followed); or

•	if such stockholder is a holder of record, attending the Global Signal special meeting and voting in person, although attendance at the special meeting will not, by itself, revoke a proxy.

Written notices of revocation and other communications with respect to the revocation of Global Signal proxies should be addressed to Global Signal’s transfer agent, American Stock Transfer & Trust Co., 59 Maiden Lane, New York, New York 10038, and delivered by [•], 200[•]. New proxies should be delivered to Global Signal’s transfer agent, American Stock Transfer & Trust Co., 59 Maiden Lane, New York, New York 10038, by [•], 200[•].

If a Global Signal stockholder’s shares are held in “street name,” the options described in the paragraph above do not apply. Instead, such stockholder must contact its broker, bank or other nominee to find out how to change its vote.

Proxy Solicitation

Global Signal is soliciting proxies for the Global Signal special meeting from Global Signal stockholders. Global Signal will bear the entire cost of soliciting proxies from Global Signal stockholders, except that Global Signal and Crown Castle have each agreed to share equally all expenses incurred in connection with the filing of the registration statement of which this joint proxy statement/prospectus forms a part with the SEC and the printing and mailing of this joint proxy statement/prospectus and related proxy materials. In addition to the solicitation of proxies by mail, Global Signal will request that brokers, banks and other nominees send proxies and proxy materials to the beneficial owners of Global Signal common stock held by them and secure their voting instructions, if necessary. Global Signal will reimburse those record holders for their reasonable expenses in so doing. Global Signal also may use its directors, officers and other employees, who will not be specially compensated, to solicit proxies from Global Signal stockholders, either personally or by telephone, telegram, facsimile or special delivery letter.

Other Business

Global Signal does not expect that any matter other than the merger proposal presented in this joint proxy statement/prospectus will be brought before the Global Signal special meeting. However, if other matters incident to the conduct of the special meeting are properly presented at the special meeting or any adjournment or postponement of the special meeting, the persons named as proxies will vote in accordance with their best judgment with respect to those matters.

Assistance

If you are a Global Signal stockholder and you need assistance in completing your proxy card or have questions regarding the Global Signal special meeting, please contact Global Signal’s Secretary at (941) 364-8886 or write to Global Signal Inc., 301 North Cattlemen Road, Suite 300, Sarasota, Florida 34232, Attn: Secretary.

THE COMPANIES

Crown Castle

Crown Castle, a Delaware corporation, owns, operates and leases towers for wireless communications. Crown Castle engages in such activities through a variety of structures, including subleasing and management arrangements. As of September 30, 2006, Crown Castle owned, leased or managed 12,910 towers, including 11,525 towers in the United States and Puerto Rico and 1,385 towers in Australia. Crown Castle’s real property interests in the sites on which its towers are located consist primarily of leasehold and sub-leasehold interests, fee interests, easements, licenses and rights-of-way, with approximately 84% of Crown Castle’s property interests in such sites being pursuant to ground lease, sublease or license as of September 30, 2006. Crown Castle’s customers currently include many of the world’s major wireless communications companies, including Cingular Wireless, Verizon Wireless, Sprint Nextel, T-Mobile, Alltel Corporation, SingTel Optus and Vodafone Australia.

In the United States, Puerto Rico and Australia, Crown Castle’s core business is the leasing (including via licensing) of antenna space on its towers that can accommodate multiple tenants (co-location). Crown Castle’s site rental leasing revenues are derived from this core business, which it is seeking to grow by increasing the utilization of its towers. Typically, these revenues result from long-term (five to ten years) contracts with customers with renewal terms at the option of the customer. As a result, in any given year approximately 95% of Crown Castle’s site rental revenue has been contracted for in a prior year. Crown Castle also provides certain network services relating to its towers on a limited basis for customers, including project management of antenna installations.

Crown Castle’s tower portfolios consist primarily of towers in various metropolitan areas. As of September 30, 2006, 50% of Crown Castle’s towers in the United States and Puerto Rico were located in the 50 largest basic trading areas in the United States and Puerto Rico (“BTAs”), and 70% of its towers in the United States and Puerto Rico were located in the 100 largest BTAs. Through Crown Castle’s Australia tower portfolio, it has a strategic presence in each of Australia’s major metropolitan areas, including Sydney, Melbourne, Brisbane, Adelaide and Perth.

Crown Castle’s corporate offices are located at 510 Bering Drive, Suite 600, Houston, Texas 77057, and the telephone number at that address is (713) 570-3000.

Global Signal

Global Signal, a Delaware corporation, is one of the largest wireless communications tower operators in the United States. As of September 30, 2006, Global Signal owned, leased or managed a total of 10,997 wireless communications sites. Global Signal owns in fee or has permanent or long-term easements on the land under 1,795 of these towers and leases the land under the other 8,542 towers. In addition, as of September 30, 2006, Global Signal managed 660 towers, rooftops and other communications sites where it had the right to market space or where it had a sublease arrangement with the site owner.

For the years ended December 31, 2005 and 2004, substantially all of Global Signal’s revenues came from the ownership, leasing and management of communications towers and other communications sites. Although Global Signal has communications sites located in Canada and the United Kingdom, its communications sites are primarily located throughout the United States.

Global Signal’s customers include a wide variety of wireless service providers, government agencies, operators of private networks and broadcasters. These customers operate networks from Global Signal’s communications sites and provide wireless telephony, mobile radio, paging, broadcast and data services. As of September 30, 2006, Global Signal had an aggregate of more than 27,000 tenant leases on its communications sites with over 2,000 customers. Global Signal’s site revenues from wireless telephony tenants have increased to 80.5% and 79.9%, respectively, of site revenues for the three months and nine months ended September 30, 2006, from 78.1% and 69.1%, respectively, of site revenues for the three months and nine months ended September 30, 2005.

Global Signal’s principal executive offices are located at 301 North Cattlemen Road, Suite 300, Sarasota, Florida 34232-6427, and the telephone number at that address is (941) 364-8886.

THE MERGER

General

The board of directors of each of Crown Castle and Global Signal has unanimously approved (with one abstention, in the case of Crown Castle) the merger agreement and the transactions contemplated by the merger agreement, including the merger. Upon consummation of the merger, Global Signal will merge with and into Merger Sub, a wholly owned subsidiary of Crown Castle. Merger Sub will be the surviving company and will remain a wholly owned subsidiary of Crown Castle. Under the terms of the merger agreement, holders of Global Signal common stock will be entitled to receive in exchange for each of their shares of Global Signal common stock (other than certain restricted shares as discussed under “—Effect on Awards Outstanding Under Global Signal Stock Incentive Plans” on page 88), at the election of the holder thereof, either 1.61 shares of Crown Castle common stock or $55.95 in cash. The aggregate amount of cash consideration will be capped at $550 million and will be prorated among Global Signal stockholders who make cash elections to the extent that the aggregate amount of cash consideration elected exceeds this cap. This cap will be reduced on a dollar-for-dollar basis to the extent of any cash dividends or other cash distributions declared or paid by Global Signal or any of its subsidiaries after October 5, 2006 (other than (i) dividends and distributions by a direct or indirect wholly owned subsidiary of Global Signal to its parent and (ii) Global Signal’s dividend for the third quarter of 2006 paid on October 19, 2006) and prior to the effective time of the merger.

Background of the Merger

From time to time since its initial public offering, Global Signal’s senior management and board of directors have discussed its long-term strategic goals and considered various strategic opportunities in order to maximize stockholder value.

Crown Castle’s board of directors periodically reviews and assesses with senior management and its advisors strategic alternatives, including the acquisition of additional tower portfolios, that are intended to maximize stockholder value.

In February 2006, after discussion with several board members, Wesley R. Edens, Chairman of the Global Signal board, contacted representatives of Goldman Sachs to explore strategic opportunities on behalf of Global Signal. On February 26, 2006, Mr. Edens authorized Goldman Sachs to approach several companies in the tower industry in order to inquire as to their interest in exploring a possible strategic transaction with Global Signal.

During the first week of March 2006, Goldman Sachs contacted a representative of Crown Castle to discuss its interest in exploring a possible strategic transaction with Global Signal.

On March 13, 2006, the Crown Castle board held a special meeting and met with senior management and one of its financial advisors, JPMorgan, to discuss potential strategic transactions or alternatives, including a potential transaction with Global Signal. Among other matters, the Crown Castle board and senior management discussed process regarding management proceeding with respect to such a potential transaction.

On March 14, 2006, John P. Kelly, director, President and Chief Executive Officer of Crown Castle, together with W. Benjamin Moreland, Chief Financial Officer of Crown Castle, met with Mr. Edens to further discuss the possibility of a strategic transaction between the two companies. Following this meeting, Mr. Edens contacted representatives of Fortress, Greenhill and Abrams to discuss whether there was potential interest in pursuing a business combination. They concluded that Mr. Edens should continue to explore a potential business combination with Crown Castle on terms that would be in the best interests of all Global Signal stockholders.

On March 15, 2006, the Crown Castle board held a special meeting and met with senior management and its outside legal counsel, Cravath, Swaine & Moore LLP (“Cravath”), to receive an update on and discuss potential strategic transactions and alternatives, including a potential transaction with Global Signal. Among other matters,

Mr. Kelly discussed with the Crown Castle board conversations he and Mr. Moreland had had with Global Signal representatives since the last meeting of the Crown Castle board. The Crown Castle board and senior management discussed process regarding management proceeding with respect to such a potential transaction.

Also on March 15, 2006 and over the course of the next week, representatives of Crown Castle discussed with representatives of Global Signal their respective businesses.

On March 22, 2006, Mr. Kelly sent a letter to Mr. Edens indicating Crown Castle’s desire to proceed with discussions regarding a possible business combination. The letter outlined certain proposed terms of a potential transaction and highlighted certain potential benefits to each company. Mr. Kelly’s letter expressed an interest in having another meeting with Mr. Edens to further discuss the proposal.

On March 27, 2006, Mr. Edens provided Mr. Kelly with a preliminary, non-binding term sheet, for discussion purposes, that outlined certain key elements of a potential business combination, including a potential valuation range.

On March 28, 2006, the Crown Castle board held a special meeting and met with senior management and its financial advisors, JPMorgan and Morgan Stanley, to receive an update on and discuss a potential strategic transaction with Global Signal. The Crown Castle board and senior management discussed process regarding management proceeding with respect to such a potential transaction.

Also on March 28, 2006, Mr. Edens and Mr. Kelly spoke by telephone about their different valuation methodologies.

Over the course of the next several days, representatives of the Global Signal board and representatives of Fortress performed internal financial analyses and held numerous internal discussions with Global Signal’s financial advisors. On March 31, 2006, Mr. Kelly and Mr. Edens determined not to pursue a transaction at that time since they could not agree on an exchange ratio and Global Signal needed to proceed promptly with the hiring of a new senior management team. Later that day, the Crown Castle board held a special meeting at which Mr. Kelly informed the Crown Castle board that negotiations relating to a potential transaction with Global Signal had ended without agreement regarding a transaction.

Over the course of the next two weeks, the Global Signal board determined that it would no longer seek a strategic partner at that time and instead would pursue the hiring of a new senior management team, including a President and Chief Executive Officer and a Chief Financial Officer. On April 11, 2006, Global Signal announced that Jerry V. Elliott would join Global Signal as its President and Chief Executive Officer beginning in May 2006. On that same date, Global Signal announced that Steven G. Osgood was appointed Chief Financial Officer effective April 24, 2006.

In part due to (i) the Global Signal board’s strategic goals of incrementally growing per share cash flow and (ii) the likelihood that significant growth in free cash flow could be achieved through selling, general and administrative expense savings attendant to a combination with a strategic partner, on August 10, 2006, the Global Signal board and senior management once again determined that it would be in the best interests of its stockholders to explore strategic partners with which to enter into a possible strategic transaction. Mr. Edens and Mr. Elliott were authorized to have Goldman Sachs contact potential strategic partners and agreed that Crown Castle should be contacted first in light of Crown Castle’s interest in March. When contacted by Mr. Edens, Mr. Kelly, after conferring with members of the Crown Castle board and senior management, confirmed that Crown Castle was still interested in a possible strategic transaction with Global Signal.

Over the course of the next week, Mr. Kelly and Mr. Edens and their respective representatives had exploratory discussions about business terms related to a possible combination. Senior management of each of Crown Castle and Global Signal and their respective representatives independently began their internal financial analyses, including an analysis of the synergies of a combined company.

On August 28, 2006, Crown Castle and Global Signal entered into a mutual confidentiality agreement covering the discussions between the companies and any material that might be exchanged by the parties and began to exchange confidential information. Over the course of the following week, executives and representatives of the two companies spoke several times regarding a possible transaction.

On September 5, 2006, representatives of Crown Castle and Global Signal met to discuss the companies’ respective business operations.

On September 6, 2006, Mr. Edens sent a preliminary, non-binding term sheet to Mr. Kelly, for discussion purposes, which set forth principal terms of a potential transaction, including form of consideration, representation on the Crown Castle board, stockholder registration rights, support agreements and termination fees. Following a series of business discussions over the next several days, the parties continued to negotiate the terms of a potential transaction, including the termination rights of the two companies, the amount of any termination fee and the percentage of shares held by Fortress, Greenhill and Abrams that would be required to support any transaction.

On September 8, 2006, the Global Signal board held a special meeting to discuss the status of discussions with Crown Castle. The Global Signal board, together with senior management attending the meeting, also discussed the potential synergies and the favorable timing to Global Signal of a possible transaction given the heavy technology spending that Global Signal would incur in the near future if it were to remain independent. During the course of this meeting, the Global Signal board also discussed at length the merits of Crown Castle as a strategic partner given what Global Signal believed to be its like-minded management approach, efficient capital structure and favorable asset and customer mix. The Global Signal board also discussed other potential strategic partners and preliminarily concluded that such other potential strategic partners did not present the same strategic fit with Global Signal as Crown Castle did. At the conclusion of this meeting, the Global Signal board authorized Mr. Edens and Mr. Elliott to continue to explore a possible business combination with Crown Castle.

During the next two days, representatives of Crown Castle and Global Signal continued discussions of possible terms of a potential transaction. On September 10, 2006, Mr. Kelly delivered a revised term sheet to Mr. Edens and Mr. Elliott.

On September 14, 2006, on behalf of Global Signal, Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”), Global Signal’s outside legal counsel, delivered to Cravath a proposed form of merger agreement. On that same day, the Global Signal board held its regularly scheduled board meeting. At this meeting, the Global Signal board discussed, among other things, the status of the discussions with Crown Castle.

On September 15, 2006, Mr. Edens delivered to Mr. Kelly a revised term sheet. Representatives of Crown Castle and Global Signal continued their due diligence analysis over the next several days.

On September 19, 2006, the Global Signal board held a special meeting to receive an update on the transaction. At the meeting, Mr. Edens discussed with the Global Signal board the conversations he had had to date with Mr. Kelly regarding, among other things, valuation range, the ability of Global Signal stockholders to elect cash consideration subject to a maximum aggregate amount of cash consideration, representation on the Crown Castle board, termination fees, stockholder registration rights and stockholder support agreements. The Global Signal board had a lengthy discussion during this meeting and at its conclusion authorized Mr. Edens and Mr. Elliott to continue to discuss a possible combination with Crown Castle.

Also on September 19, 2006, the Crown Castle board held a special meeting to discuss the status of discussions with Global Signal. Mr. Kelly reviewed the discussions that took place between the two companies in March 2006. Mr. Kelly then reviewed the revised term sheet that he had received from Global Signal and the conversations that he was currently having with Mr. Edens regarding the proposed terms of a transaction, including, among other things, valuation range, the ability of Global Signal stockholders to elect cash consideration subject to a maximum aggregate amount of cash consideration, representation on the Crown Castle board, termination fees, stockholder registration rights and stockholder support agreements. The Crown Castle board and members of senior management discussed the strategic fit of, and financial analysis relating to, Global Signal’s tower portfolio in furtherance of Crown Castle’s long-term growth strategy. Representatives of JPMorgan and Morgan Stanley reviewed and discussed with the Crown Castle board the financial terms of the proposed transaction. After a lengthy discussion, including a discussion of the proposed terms of, and the potential risks and benefits associated with, the proposed transaction, the Crown Castle board concluded the meeting by authorizing Mr. Kelly and other members of senior management to continue discussions with Global Signal regarding the proposed transaction and to proceed with the drafting and negotiation of definitive documentation in that regard.

On September 20, 2006, Fortress engaged Fried Frank Harris Shriver & Jacobson LLP to represent Fortress in connection with its interests as a stockholder of Global Signal, including with respect to the stockholders agreement and Fortress’s support agreement. Over the course of the next two weeks, representatives of Crown Castle, Global Signal, Cravath and Skadden conducted due diligence and the parties continued to exchange confidential information. Also during this period, representatives of Crown Castle, Global Signal, the Global Signal significant stockholders and their respective legal advisors negotiated the merger agreement, the stockholders agreement, the support agreements and the amendment to the Crown Castle rights agreement.

On September 29, 2006, Mr. Elliott met with representatives of Crown Castle to discuss an employee and management retention program, among other matters.

On October 2, 2006, several of Crown Castle’s directors and members of senior management met with Messrs. Edens, Niehaus and Abrams to discuss their proposal to join the Crown Castle board as part of the transaction.

On October 3, 2006, the Global Signal board held a special meeting and met with senior management as well as its legal and financial advisors to discuss the terms of the merger agreement. Several days prior to the meeting, the Global Signal board was provided summaries of the proposed merger agreement, the proposed stockholders agreement and the proposed form of support agreement, along with copies of the current drafts of each of those documents, as well as an outline of the fiduciary duties of the Global Signal board. The Global Signal board was also provided the preliminary financial analyses of the transaction by Goldman Sachs. At the meeting, representatives of Skadden discussed with the Global Signal board its fiduciary duties when considering the proposed transaction. Mr. Edens, Mr. Elliott and Mr. Osgood reviewed with the Global Signal board the strategic rationale and the potential benefits and risks of the proposed transaction and possible strategic alternatives to the transaction. In addition, the Global Signal board engaged in a review of the key terms and conditions discussed to that date with Crown Castle, including the proposed support agreement and termination fee provisions. The Global Signal board was also updated as to the status and results of due diligence. Representatives of Goldman Sachs presented their financial analyses relating to the proposed transaction and indicated that given the valuation range being discussed with Crown Castle Goldman Sachs would be in a position to render an opinion as to the fairness, from a financial point of view, of the consideration to be received by Global Signal stockholders in conjunction with the transaction. After a lengthy discussion, at the conclusion of this meeting, the Global Signal board authorized Mr. Edens and Mr. Elliott to continue discussions with Crown Castle regarding a possible business combination.

Over the course of the next day, representatives of Crown Castle, Global Signal, Cravath and Skadden continued to negotiate the remaining outstanding terms of the merger agreement, and representatives of Crown Castle, Global Signal, the Global Signal significant stockholders and their respective legal advisors continued to negotiate the remaining outstanding terms of the stockholders agreement and support agreements.

On October 4, 2006, the Global Signal board held another special meeting and met with senior management as well as its legal and financial advisors to consider the merger agreement, the stockholders agreement and the support agreements and the transactions contemplated by such agreements. Mr. Edens informed the Global Signal board that the exchange ratio that he was asking the Global Signal board to consider was 1.61 shares of Crown Castle common stock per share of Global Signal common stock, with a cash election capped at $550 million. Mr. Edens explained that the ratio represented a 12% premium over Global Signal’s stock price as of the day prior to announcement and over 21% over Global Signal’s stock price as of 60 days prior to announcement. Mr. Edens recommended to the Global Signal board that Global Signal should proceed with the strategic transaction. At the meeting, representatives of Skadden reviewed with the Global Signal board its fiduciary and legal duties as well as the proposed terms of the merger agreement. Also discussed was an update of the due diligence review of Crown Castle. Mr. Edens and Mr. Elliott discussed with the Global Signal board factors and risks to be considered in connection with the approval of the proposed transaction. Representatives of Goldman Sachs discussed its financial analyses and rendered its oral opinion, subsequently confirmed in writing, that as of the date of such opinion and based on and subject to the factors and assumptions set forth therein, the proposed merger consideration to be received by the holders of shares of Global Signal common stock, taken in the aggregate, pursuant to the merger agreement, was fair, from a financial point of view, to such holders. Following a careful consideration of the proposed merger agreement and additional discussions with its financial and legal advisors, the Global Signal board unanimously approved the merger agreement and the proposed merger, the stockholders agreement and support agreements, unanimously determined that the merger was advisable and unanimously resolved to recommend that Global Signal stockholders vote to adopt the merger agreement. The Global Signal board authorized the appropriate officers of Global Signal to finalize the merger agreement and related documentation.

Also on October 4, 2006, the Crown Castle board held a special meeting and met with senior management and its legal and financial advisors to discuss and consider the merger agreement, the stockholders agreement, the support agreements, the amendment to the Crown Castle rights agreement and the transactions contemplated by such agreements. Several days prior to the meeting, the Crown Castle board was provided summaries of such proposed agreements along with copies of the current drafts of each of those documents. At the meeting, representatives of Cravath discussed with the Crown Castle board its fiduciary duties when considering the proposed transaction and also reviewed the terms of the proposed agreements. Representatives of JPMorgan and Morgan Stanley reviewed and discussed with the Crown Castle board their updated financial analyses of the proposed transaction. Mr. Kelly asked the Crown Castle board to consider an exchange ratio of 1.61 shares of Crown Castle common stock per share of Global Signal common stock, with a cash election capped at $550 million. After a lengthy discussion, including a discussion of the proposed terms of, and the potential risks and benefits associated with, the proposed transaction, the Crown Castle board determined that certain additional due diligence should be conducted prior to making a decision regarding the proposed transaction and instructed senior management to proceed promptly with such due diligence review.

On the evening of October 4, Mr. Kelly informed Mr. Edens that Crown Castle’s due diligence was substantially complete and that Crown Castle was expeditiously completing its due diligence. The parties agreed that additional time would be taken to complete due diligence and finalize the terms of the transaction.

On October 4, 2006 and October 5, 2006, members of Crown Castle’s senior management and their legal advisors conducted further due diligence on Global Signal. On the evening of October 5, 2006, the Crown Castle board held a special meeting and met with senior management and its legal and financial advisors to consider the proposed transaction. Members of senior management and representatives of Cravath reviewed their findings from the additional due diligence that they conducted. Representatives of JPMorgan and Morgan Stanley updated certain of the financial analyses presented at the October 4, 2006 meeting and rendered their oral opinions, subsequently confirmed in writing, that as of October 5, 2006 and based on and subject to matters described in their respective opinions, the merger consideration to be paid by Crown Castle pursuant to the merger was fair, from a financial point of view, to Crown Castle. Following additional discussion with senior management and its legal advisors, the Crown Castle board unanimously (with one abstention) (i) approved the merger agreement, the proposed merger, the Crown Castle share issuance, the stockholders agreement, the support agreements and the amendment to the Crown Castle rights agreement, (ii) determined that the merger and the other transactions contemplated by the merger agreement are advisable and in the best interests of Crown Castle and its stockholders and (iii) resolved to submit the Crown Castle share issuance to the Crown Castle stockholders for their approval. Ari Q. Fitzgerald abstained from voting on these matters given a business relationship, unrelated to the merger, that the law firm in which he is a partner has with Abrams. The Crown Castle board authorized the appropriate officers of Crown Castle to finalize the merger agreement and related documentation.

The parties finalized and executed the agreements relating to the proposed transaction at approximately 11:00 p.m. on October 5, 2006. The merger was announced in a joint press release on October 6, 2006 prior to the opening of trading on the NYSE.

Recommendation of the Crown Castle Board and Its Reasons for the Merger

The Crown Castle board believes that there are substantial benefits to Crown Castle’s stockholders that can be obtained as a result of the merger. Accordingly, the Crown Castle board has unanimously (with one abstention) determined that the merger and the other transactions contemplated by the merger agreement are advisable and in the best interests of Crown Castle and its stockholders, has unanimously (with one abstention) approved the merger agreement and the transactions contemplated by the merger agreement, including the merger and the Crown Castle share issuance, and unanimously (with one abstention) recommends that Crown Castle stockholders vote “FOR” the Crown Castle share issuance.

The Crown Castle board, in reaching its decision to approve the merger agreement and the transactions contemplated by the merger agreement, including the merger and the Crown Castle share issuance, consulted with management as well as JPMorgan and Morgan Stanley, Crown Castle’s financial advisors, and Cravath, Crown Castle’s outside legal counsel, and considered a variety of material factors weighing positively in favor of the merger, including, without limitation, the following:

Strategic Considerations

•	The Crown Castle board believes that the merger will improve expected risk adjusted returns to Crown Castle stockholders. Specifically, the combined company is expected to use Crown Castle’s operational experience, systems and processes to more expeditiously and efficiently add tenants to the Global Signal assets, which should increase Crown Castle’s ability to generate cash on a per share basis for discretionary investments. The greater scale and diversification of towers and revenues of the combined company also is expected to reduce the combined company’s operational risks.

•	The Crown Castle board believes that the merger will result in the enhanced overall competitive position of the combined company in the wireless communications tower industry due to the increase in the size and quality of the combined company’s tower portfolio and the improved ability of the combined company to satisfy the needs of its wireless carrier customers. Specifically, the combined company will have the largest U.S. tower portfolio of approximately 22,500 towers with an increased concentration in the 100 largest BTAs. The merger is expected to enhance the capacity of the combined company to expeditiously and efficiently deploy wireless carriers and other customers with networks in new markets or with new technologies. The merger also is expected to enhance the combined company’s exposure to, and relationships with, its wireless carrier customers.

•	The Crown Castle board believes that the combined company will be able to achieve improved operational efficiency compared to either Crown Castle or Global Signal on a standalone basis. Crown Castle has estimated that, not including implementation costs, the combination will generate cost synergies of up to approximately $12 million to $15 million annually, resulting primarily from anticipated reduced operating expenses, including lower selling, general and administrative costs, and elimination of duplicative corporate functions and professional fees. In addition, it is anticipated that the combined company will have the opportunity to apply best practices and potentially employ some of the best talent from Global Signal.

Market Price

The Crown Castle board considered the value of the merger consideration to be paid by Crown Castle pursuant to the merger, including the fact that Global Signal stockholders will be entitled to receive, for each share of Global Signal common stock that they own, at their election, either 1.61 shares of Crown Castle common stock or $55.95 in cash, subject to an aggregate cash cap of $550 million. The Crown Castle board also considered the financial performance and condition, business operations and prospects of each of Crown Castle, Global Signal and the combined company, as well as then-current financial market conditions and historical prices of Crown Castle and Global Signal common stock.

Opinions of Financial Advisors

JPMorgan and Morgan Stanley, Crown Castle’s financial advisors, delivered oral opinions to the Crown Castle board on October 5, 2006, subsequently confirmed in writing, to the effect that, as of that date and based on and subject to matters described in their respective opinions, the merger consideration to be paid by Crown Castle pursuant to the merger was fair, from a financial point of view, to Crown Castle. See “The Merger—Opinions of Crown Castle’s Financial Advisors” beginning on page 62.

Terms of the Merger Agreement

•	Fairness of Terms: The terms of the merger agreement, including the degree of mutuality and symmetry of representations, obligations and rights of the parties under the merger agreement, the limited conditions to each party’s obligation to complete the merger, the instances in which each party is permitted to terminate the merger agreement and the related termination fee in the amount of $139 million payable by either party in the event of termination of the merger agreement under specified circumstances, are, in the view of the Crown Castle board, fair and reasonable.

•	Ability to Change Board Recommendation: Under certain circumstances, and subject to certain conditions more fully described in the section entitled “The Merger Agreement—Change of Recommendation” on page 100, the Crown Castle board can change its recommendation of the merger, prior to stockholder approval of the Crown Castle share issuance, in order to comply with its fiduciary duties.

•	Ability to Accept a Superior Offer: Under certain circumstances, and subject to certain conditions more fully described in the section entitled “The Merger Agreement—Superior Proposal” on page 101, Crown Castle can furnish information to and conduct negotiations with a third party in connection with an unsolicited proposal for a business combination or acquisition of Crown Castle that is, or is reasonably expected to lead to, a superior proposal, and the Crown Castle board can terminate the merger agreement for a superior proposal in order to comply with its fiduciary duties.

Support Agreements

Subject to the terms of the support agreements more fully described in the section entitled “Agreements Related to the Merger—Support Agreements” on page 108, Fortress, Greenhill and Abrams have agreed to vote certain of their Global Signal shares (representing in the aggregate 40% of the Global Signal common stock outstanding as of the date of the merger agreement) in favor of the merger, the merger agreement and the transactions contemplated by the merger agreement and against any transaction or other action that would impede the merger, the merger agreement or any other transactions contemplated by the merger agreement.

In addition to these factors, the Crown Castle board also considered the potential adverse impact of other factors weighing negatively against the merger, including, without limitation, the following:

Transaction Risks

•

Notwithstanding the likelihood of the merger being completed, there is a risk that the merger might not be completed, and the failure to complete the merger may have an adverse effect on the trading price of

Crown Castle’s common stock and Crown Castle’s operating results, including the costs incurred in connection with the merger.

•	If the merger is consummated, there will be challenges integrating the businesses of the two companies, and such challenges may divert management’s attention from the ongoing business concerns of the combined company.

•	There is a risk that the anticipated cost synergies related to enhanced efficiencies between the two companies may not be captured and that other anticipated benefits of the merger may not be realized.

•	There is a risk that the combined company may not be able to maximize its ability to take advantage of its diverse tower portfolio to enhance its opportunities with customers.

•	There are risks associated with the combined company’s increased revenue concentration from national wireless carriers as a result of the merger.

•	There is a risk that Global Signal’s assets will not perform as anticipated by Crown Castle.

•	There are risks associated with the combined company’s increased leverage to finance the cash consideration for the merger.

•	Other risks include those risks described in the section entitled “Risk Factors” beginning on page 30.

Fixed Exchange Ratio

Because the stock portion of the merger consideration is a fixed ratio of shares of Crown Castle common stock to Global Signal common stock and there are no provisions in the merger agreement that limit the effect of increases in the trading price of Crown Castle common stock, Crown Castle could be adversely affected by an increase in the trading price of Crown Castle common stock during the pendency of the merger.

Restrictions on Interim Operations

The merger agreement contains restrictions on Crown Castle’s ability to conduct its business during the pendency of the merger, which could delay or prevent Crown Castle from pursuing business opportunities that may arise prior to the completion of the merger.

Dilution

The Crown Castle share issuance will dilute the ownership position and voting power of Crown Castle’s current stockholders.

After consideration of these material factors, the Crown Castle board determined that these risks were outweighed by the potential benefits of the merger.

This discussion of the information and factors considered by the Crown Castle board is not intended to be exhaustive and may not include all of the factors considered by the Crown Castle board. In reaching its determination to approve the merger agreement and the transactions contemplated by the merger agreement, including the merger and the Crown Castle share issuance, the Crown Castle board did not quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination that the merger agreement and the transactions contemplated by the merger agreement, including the merger and the Crown Castle share issuance, are advisable and in the best interests of Crown Castle and its stockholders. Rather, the Crown Castle board viewed its position and recommendation as being based on an overall analysis and on the totality of the information presented to and factors considered by it. In addition, in considering the factors described above, individual members of the Crown Castle board may have given differing weights to different factors or taken into account other factors. After considering this information, the Crown Castle board unanimously (with one abstention) approved the merger agreement and the transactions contemplated by the merger agreement, including the merger and the Crown Castle share issuance, and unanimously (with one abstention) recommends that Crown Castle stockholders approve the Crown Castle share issuance.

Recommendation of the Global Signal Board and Its Reasons for the Merger

The Global Signal board believes that there are substantial benefits to Global Signal’s stockholders that can be obtained as a result of the merger. Accordingly, the Global Signal board has unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable, fair to and in the best interests of Global Signal and its stockholders. Accordingly, the Global Signal board has unanimously approved the merger agreement and the transactions contemplated by the merger agreement, including the merger, and unanimously recommends that Global Signal stockholders vote “FOR” adoption of the merger agreement.

The Global Signal board, in reaching its decision to approve and recommend the merger agreement and the transactions contemplated by the merger agreement, including the merger, consulted with management as well as Goldman Sachs and Banc of America Securities LLC, Global Signal’s financial advisors, and Skadden, Global Signal’s outside legal counsel, and considered a variety of material factors weighing positively in favor of the merger, including, without limitation, the following:

Strategic Considerations

The Global Signal board believes that Crown Castle is a good strategic partner for Global Signal given what it believes to be its like-minded management approach and favorable asset and customer mix, and believes that, after giving effect to the merger, the combined company will be able to compete more effectively than either Global Signal or Crown Castle would be able to on a stand- alone basis for several reasons, including increased size, expanded geographical reach, greater financial strength and a more efficient capital structure.

Terms of the Merger Agreement

•	Ability to Accept a Superior Offer: Under certain circumstances, and subject to certain conditions more fully described in the section entitled “The Merger Agreement – Superior Proposal” on page 101, Global Signal can furnish information to and conduct negotiations with a third party in connection with an unsolicited proposal for a business combination or acquisition of Global Signal that is, or is reasonably expected to lead to, a superior proposal, and the Global Signal board can terminate the merger agreement for a superior proposal in order to comply with its fiduciary duties.

•	Ability to Change Board Recommendation: Under certain circumstances, and subject to certain conditions more fully described in the section entitled “The Merger Agreement – Change of Recommendation” on page 100, the Global Signal board can change its recommendation to approve and adopt the merger agreement prior to stockholder adoption of the merger agreement in order to comply with its fiduciary duties.

•	Fairness of Terms: The terms of the merger agreement, including the degree of mutuality and symmetry of representations, obligations and rights of the parties under the merger agreement, the limited conditions to each party’s obligation to complete the merger, the instances in which each party is permitted to terminate the merger agreement and the related termination fee in the amount of $139 million payable by either party in the event of termination of the merger agreement under specified circumstances, are, in the view of the Global Signal board, fair and reasonable.

Premium

The value of the merger consideration represents a premium of approximately 12% over the closing price of Global Signal common stock on the NYSE on October 5, 2006, the last trading day before announcement of the merger agreement, and a premium of approximately 21% over the closing price of Global Signal common stock on the NYSE on August 7, 2006, the 60th day prior to announcement of the merger agreement.

Opinion of Financial Advisor

Goldman Sachs, Global Signal’s financial advisor, made a financial presentation and delivered an oral opinion to the Global Signal board on October 4, 2006, subsequently confirmed in writing on October 5, 2006, that as of the date of such opinion and based on and subject to the factors and assumptions set forth therein, the merger consideration to be received by the holders of shares of Global Signal common stock, taken in the aggregate, pursuant to the merger agreement, was fair, from a financial point of view, to such holders. See “The Merger—Opinion of Global Signal’s Financial Advisor” beginning on page 71.

Cash/Stock Election

The cash/stock election feature of the merger consideration offers Global Signal stockholders the opportunity to participate in the growth and success of the combined company through the stock component of the merger consideration and/or to realize cash, subject to an aggregate cash cap of $550 million, for their shares through the cash component of the merger consideration.

Ownership of Crown Castle Post-Merger

Global Signal stockholders will own a significant equity stake in the combined company. Depending on the aggregate amount of cash consideration that Global Signal stockholders elect to receive pursuant to the merger, immediately after the merger, Global Signal stockholders will own between approximately 31% and 34%, and Crown Castle stockholders will own between approximately 66% and 69%, of the then-outstanding shares of Crown Castle common stock, in each case on a fully-diluted basis.

Representation on the Crown Castle Board

Crown Castle agreed to expand the size of its board of directors and appoint three members of the Global Signal board to the Crown Castle board after the closing of the merger, which is expected to provide a degree of continuity and involvement by Global Signal directors in the combined company following the merger.

Tax-Free Exchange

The merger is expected to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and the rules and regulations promulgated thereunder, resulting in the common stock portion of the merger consideration to be received by Global Signal stockholders not being subject to federal income tax, as described in the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 82.

Cost Savings and Synergies

Crown Castle has estimated that, not including implementation costs, the combination will generate cost synergies of up to approximately $12 million to $15 million annually, resulting primarily from anticipated reduced operating expenses, including lower selling, general and administrative costs, and elimination of duplicative corporate functions and professional fees.

In addition to these factors, the Global Signal board also considered the potential adverse impact of other factors weighing negatively against the merger, including, without limitation, the following:

Transaction Risk

Notwithstanding the likelihood of the merger being completed, there is a risk that the merger might not be completed, and the failure to complete the merger may have an adverse effect on the trading price of Global

Signal’s common stock, Global Signal’s operating results, including the costs incurred in connection with the merger, and Global Signal’s ability to attract and retain customers and key personnel.

Fixed Exchange Ratio

Because the stock portion of the merger consideration is a fixed ratio of shares of Crown Castle common stock to Global Signal common stock and there are no provisions in the merger agreement that limit the effect of declines in the trading price of Crown Castle common stock, Global Signal stockholders could be adversely affected by a decrease in the trading price of Crown Castle common stock during the pendency of the merger.

No Guarantee of Elected Consideration

If Global Signal stockholders collectively elect to receive cash consideration in excess of the aggregate cash cap of $550 million, the cash consideration that Global Signal stockholders will receive will be prorated subject to the terms of the merger agreement, which will result in those stockholders who elect cash not receiving the exact form of merger consideration they elected.

Restrictions on Interim Operations

The merger agreement contains restrictions on Global Signal’s ability to conduct its business during the pendency of the merger, which could delay or prevent Global Signal from pursuing business opportunities that may arise prior to the completion of the merger.

Other Additional Risks

Other risks include those risks described in the section entitled “Risk Factors” beginning on page 30.

After consideration of these material factors, the Global Signal board determined that these risks were outweighed by the potential benefits of the merger.

This discussion of the information and factors considered by the Global Signal board is not intended to be exhaustive and may not include all of the factors considered by the Global Signal board. In reaching its determination to approve and recommend the merger agreement and the transactions contemplated by the merger agreement, including the merger, the Global Signal board did not quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable and fair to and in the best interests of Global Signal and its stockholders. Rather, the Global Signal board viewed its position and recommendation as being based on an overall analysis and on the totality of the information presented to and factors considered by it. In addition, in considering the factors described above, individual members of the Global Signal board may have given differing weights to different factors or taken into account other factors. After considering this information, the Global Signal board unanimously approved the merger agreement and the transactions contemplated by the merger agreement, including the merger, and unanimously recommends that Global Signal stockholders adopt the merger agreement.

Opinions of Crown Castle’s Financial Advisors

At the special meeting of the Crown Castle board on October 5, 2006, each of JPMorgan and Morgan Stanley rendered its oral opinion, subsequently confirmed in writing, to the Crown Castle board that, as of that date and based upon and subject to the assumptions, qualifications and limitations set forth in such opinion, the merger consideration to be paid pursuant to the proposed merger was fair, from a financial point of view, to Crown Castle.

The full text of the opinions of JPMorgan and Morgan Stanley, each dated October 5, 2006, which set forth, among other things, the assumptions made, the procedures followed, matters considered and qualifications and limitations of the reviews undertaken by each of JPMorgan and Morgan Stanley in rendering their respective opinions, are attached as Annex F and Annex G, respectively, to this joint proxy statement/prospectus and are incorporated herein by reference. JPMorgan and Morgan Stanley have consented to the inclusion of their respective opinions herein. The summary of the JPMorgan and Morgan Stanley fairness opinions set forth herein is qualified in its entirety by reference to the full text of each of the opinions. Crown Castle stockholders should read these opinions carefully and in their entirety. Each of JPMorgan and Morgan Stanley provided its opinion for the information and assistance of the Crown Castle board in connection with its consideration of the proposed merger. Neither of the JPMorgan and Morgan Stanley opinions is a recommendation to any Crown Castle stockholder as to how any stockholder should vote with respect to the proposed merger or any other matter and should not be relied upon by any Crown Castle stockholder as such.

Opinion of JPMorgan

In connection with rendering its opinion, JPMorgan, among other things:

•	reviewed a draft dated October 1, 2006 of the merger agreement and drafts of certain related documents;

•	reviewed certain publicly available business and financial information concerning Global Signal and Crown Castle and the industries in which they operate;

•	compared the financial and operating performance of Global Signal and Crown Castle with publicly available information concerning certain other companies it deemed relevant and reviewed the current and historical market prices of Global Signal common stock and Crown Castle common stock and certain publicly traded securities of such other companies;

•	reviewed certain internal financial analyses and forecasts prepared by the managements of Global Signal and Crown Castle relating to their respective businesses, as well as the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the merger; and

•	performed such other financial studies and analyses and considered such other information as it deemed appropriate for the purposes of its opinion.

In addition, JPMorgan held discussions with certain members of the management of Global Signal and Crown Castle with respect to certain aspects of the merger, and the past and current business operations of Global Signal and Crown Castle, the financial condition and future prospects and operations of Global Signal and Crown Castle, the effects of the merger on the financial condition and future prospects of Crown Castle and certain other matters it believed necessary or appropriate to its inquiry.

In rendering its opinion, JPMorgan relied upon and assumed, without assuming responsibility or liability for independent verification, the accuracy and completeness of all information that was publicly available or was furnished to or discussed with it by Global Signal and Crown Castle or otherwise reviewed by or for it. JPMorgan did not conduct, nor was it provided with, any valuation or appraisal of any assets or liabilities, nor did it evaluate the solvency of Global Signal or Crown Castle under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to it, including the cost savings and related expenses and synergies expected to result from the merger, JPMorgan assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of Global Signal and Crown Castle to which such analyses or forecasts relate. JPMorgan expressed no view as to such analyses or forecasts (including the cost savings and related expenses and synergies expected to result from the merger) or the assumptions on which they were based. JPMorgan also assumed that the merger will qualify as a tax-free reorganization for U.S. federal income tax purposes and that, in all respects material to its analysis, the other transactions contemplated by the merger agreement will be consummated as described in the merger agreement and that the definitive merger agreement would not differ in any material respects from the draft thereof furnished to it. JPMorgan is not a legal, tax or regulatory advisor and relied upon, without independent verification, the assessment of Crown Castle and its legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. JPMorgan further assumed, in all respects material to its analysis, that all of the representations and warranties of each party contained in the merger agreement are true and correct, that each party to the merger agreement will perform all of the covenants and agreements required to be performed by it thereunder without any consents or waivers of the other parties thereto, and that all material governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on Global Signal or Crown Castle or on the contemplated benefits of the proposed merger.

The JPMorgan opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date of its opinion. Subsequent developments may affect its opinion and the assumptions used in preparing it, and JPMorgan did not assume any obligation to update, revise, or reaffirm its opinion. The JPMorgan opinion is limited to the fairness, from a financial point of view, to Crown Castle of the merger consideration to be paid pursuant to the proposed merger and JPMorgan expressed no opinion as to the fairness of the merger to, or any consideration received in connection therewith by, the holders of any class of securities, creditors or other constituencies of Crown Castle or as to the underlying decision by Crown Castle to engage in the merger. JPMorgan expressed no opinion as to the price at which the Crown Castle common stock will trade at any time after the date of its opinion. The JPMorgan opinion does not constitute a recommendation to any stockholder of Crown Castle as to how such stockholder should vote with respect to the merger or any other matter.

Opinion of Morgan Stanley

In connection with rendering its opinion, Morgan Stanley, among other things:

•	reviewed certain publicly available financial statements and other business and financial information of Global Signal and Crown Castle;

•	reviewed certain internal financial statements and other financial and operating data concerning Global Signal, including financial projections, prepared by the management of Global Signal;

•	discussed the past and current operations and financial condition and the prospects of Global Signal, including information relating to certain strategic financial and operational benefits anticipated from the merger, with senior executives of Global Signal;

•	reviewed certain internal financial statements and other financial operating data concerning Crown Castle prepared by the management of Crown Castle;

•	reviewed certain financial projections prepared by the management of Crown Castle;

•	discussed the past and current operations and financial condition and the prospects of Crown Castle, including information relating to certain strategic financial and operational benefits anticipated from the merger, with senior executives of Crown Castle;

•	reviewed the pro forma impact of the merger on Crown Castle’s consolidated capitalization and certain financial ratios;

•	reviewed the reported prices and trading activity for Global Signal common stock and Crown Castle common stock;

•	compared the financial performance of Global Signal and Crown Castle and the prices and trading activity of Global Signal common stock and Crown Castle common stock with that of certain other publicly-traded companies comparable with Global Signal and Crown Castle, respectively, and their securities;

•	participated in discussions and negotiations among representatives of Global Signal and Crown Castle and their financial and legal advisors;

•	reviewed a draft of the merger agreement dated October 1, 2006, and certain related documents; and

•	performed such other analyses and considered such other information as it deemed appropriate.

In connection with its review, Morgan Stanley assumed and relied upon, without assuming responsibility or liability for independent verification, the accuracy and completeness of the information supplied or otherwise made available to it for the purposes of its opinion. With respect to the financial projections, including information relating to certain strategic financial and operational benefits anticipated from the merger, Morgan Stanley assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of Global Signal and Crown Castle. Morgan Stanley expressed no view as to such analyses or forecasts (including the anticipated strategic financial and operational benefits of the merger) or the assumptions on which they were based. In addition, Morgan Stanley assumed, in all respects material to its analysis, that the merger will be consummated in accordance with the terms set forth in the merger agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the merger will be treated as a tax-free reorganization, pursuant to the Code. Morgan Stanley assumed, in all respects material to its analysis, that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed merger, no delays, limitations, conditions or restrictions will be imposed that would have any adverse effect on Crown Castle or Global Signal or on the contemplated benefits of the proposed merger. Morgan Stanley noted that it is not a legal, tax or regulatory advisor and relied upon, without independent verification, the assessment of Crown Castle and its legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of Global Signal, nor has it been furnished with any such appraisals. Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date of its opinion. Events occurring after the date of the opinion may affect its opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm its opinion.

The Morgan Stanley opinion does not address the fairness of the merger to, or any consideration received in connection therewith by, the holders of any class of securities, creditors or other constituencies of Crown Castle or as to the underlying decision by Crown Castle to engage in the merger. In addition, the Morgan Stanley opinion does not in any manner address the prices at which the Crown Castle common stock will trade at any time after the date of its opinion, and Morgan Stanley expresses no opinion or recommendation as to how the stockholders of Crown Castle and Global Signal should vote at the stockholders’ meetings to be held in connection with the merger.

Joint Financial Analyses of Crown Castle’s Financial Advisors

The following is a summary of the material financial analyses jointly performed by JPMorgan and Morgan Stanley in connection with rendering their respective opinions described above and contained in the presentations that were delivered to the Crown Castle board on October 4, 2006 and October 5, 2006. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by JPMorgan and Morgan Stanley, the tables must be read together with the full text of each summary.

Historical Relative Exchange Ratio Analysis. JPMorgan and Morgan Stanley compared the historical per share closing prices of Crown Castle and Global Signal during the period from June 3, 2004 (the date of Global Signal’s initial public offering) to September 29, 2006, the last trading day of the week prior to the delivery of the JPMorgan and Morgan Stanley opinions, in order to determine the implied relative exchange ratio that existed for such period. The following table indicates the relative exchange ratio of Global Signal common stock for Crown Castle common stock for the specific periods indicated below:

Relative Exchange Ratio
Current (date of analysis)	1.44x
30-day average	1.44x
One-year average	1.52x
High	1.84x
Low	1.28x
Median	1.59x
Source	for share prices: FactSet

When comparing the relative exchange ratios above to the exchange ratio in the merger of 1.61x, JPMorgan and Morgan Stanley noted that the exchange ratio of 1.61x represented:

•	a premium of 12.1% to the current relative exchange ratio of 1.44x;

•	a premium of 11.6% to the 30-day average relative exchange ratio of 1.44x; and

•	a premium of 6.5% to the one-year average relative exchange ratio of 1.52x.

JPMorgan and Morgan Stanley also noted that, assuming the Global Signal stockholders elected the maximum amount of cash available pursuant to the merger ($550 million), the Global Signal stockholders would own approximately 32.1% of Crown Castle common stock on a fully diluted basis following the consummation of the merger and, assuming none of the Global Signal stockholders elected to receive cash pursuant to the merger, they would own approximately 35.4% of Crown Castle common stock on a fully diluted basis following the consummation of the merger.

Selected Multiples Comparison. JPMorgan and Morgan Stanley also calculated, for each of Crown Castle and Global Signal for 2006 and 2007, the multiples of (i) firm value to Cash EBITDA and Adjusted EBITDA and (ii) equity value to Cash RCF and Adjusted RCF, in each case as described below based on estimates provided to JPMorgan and Morgan Stanley by Crown Castle management. For purposes of the JPMorgan and Morgan Stanley analyses only, (A) “EBITDA” was defined as earnings (loss) from operations before the cumulative effect of (i) changes in accounting principles, (ii) income (loss) from discontinued operations, (iii) minority interests, (iv) benefit (provision) for income taxes, (v) interest expense, (vi) amortization of deferred financing costs, (vii) losses on purchases and redemptions of debt, (viii) interest and other income (expense), (ix) depreciation, amortization and accretion, (x) asset write-down charges and (xi) restructuring charges (credits), (B) “Adjusted EBITDA” was defined as EBITDA before operating stock-based compensation charges, (C) “Cash EBITDA” was defined as Adjusted EBITDA before the effects of straight-line revenues and straight-line ground lease expenses, (D) recurring free cash flow (“RCF”) was defined as EBITDA less interest expense, less sustaining capital expenditures, less preferred stock dividends, (E) adjusted recurring free cash flow (“Adjusted RCF”) was defined as RCF before operating stock-based compensation charges and (F) cash recurring free cash flow (“Cash RCF”) was defined as Adjusted RCF before the effects of straight-line revenues and straight-line ground lease expenses.

The firm value of each company was calculated by adding its net debt to the sum of the market value of its common equity on a fully diluted basis. JPMorgan and Morgan Stanley calculated the same set of multiples for Global Signal taking into account the premium to the market value of the Global Signal common stock that the exchange ratio of 1.61x represented in the calculations of the Global Signal equity value and firm value. The following table indicates the implied multiples as calculated by JPMorgan and Morgan Stanley based on such estimates:

	Crown Castle		Global Signal		Global Signal @1.61x (including synergies)
	Adjusted EBITDA	Cash EBITDA	Adjusted EBITDA	Cash EBITDA	Adjusted EBITDA	Cash EBITDA
Firm Value / 2006E EBITDA	23.9x	23.8x	24.5x	23.2x	25.0x	23.7x
Firm Value / 2007E EBITDA	21.7x	21.3x	20.7x	20.0x	21.3x	20.6x

	Adjusted RCF	Cash RCF	Adjusted RCF	Cash RCF	Adjusted RCF	Cash RCF
Equity Value / 2006E RCF	31.4x	31.2x	30.0x	27.1x	30.5x	27.8x
Equity Value / 2007E RCF	26.6x	25.7x	22.3x	21.0x	23.2x	22.0x

The calculation of Global Signal’s firm value was increased by the inclusion of an adjustment for the present value of the option to purchase certain leased tower assets in the future and reduced for year-end cash balances provided by Crown Castle management. The calculation of Crown Castle’s firm value was increased by the inclusion of preferred stock and minority interest and reduced for FiberTower and Modeo ownership and year-end cash balances provided by Crown Castle management.

Relative Implied Valuation Analysis.

52-Week Trading Range. JPMorgan and Morgan Stanley compared the historical relative exchange ratios of Global Signal’s common stock to Crown Castle’s common stock during the 52-week period prior to October 4, 2006. The implied relative exchange ratios ranged from 1.28x to 1.84x during such period, as compared to the exchange ratio in the merger of 1.61x.

Other Publicly Traded Wireless Communications Tower Owners. As described in more detail below, JPMorgan and Morgan Stanley calculated a range of implied relative exchange ratios based on the calculation of a range of implied equity values derived from an analysis of various financial multiples for Crown Castle, Global Signal and the selected companies listed below.

JPMorgan and Morgan Stanley, based on their experience with companies in the wireless communications tower industry, reviewed and compared specific financial and operating data relating to Global Signal and Crown Castle with the following companies that JPMorgan and Morgan Stanley selected based in part on discussions with Crown Castle management:

•	SBA Communications Corporation

•	American Tower Corporation

JPMorgan and Morgan Stanley calculated the multiples of Crown Castle’s, Global Signal’s and each selected company’s firm value to estimated 2006 and 2007 Cash EBITDA. JPMorgan also calculated the multiples of Crown Castle’s, Global Signal’s and each selected company’s equity value to estimated 2006 and 2007 Cash RCF. For Crown Castle and Global Signal, these calculations were performed based on Crown Castle management’s estimates for 2006 and 2007 Cash EBITDA and Cash RCF for Crown Castle and Global Signal delivered to JPMorgan and Morgan Stanley by Crown Castle management. Crown Castle’s Cash EBITDA and Cash RCF were calculated on a pro forma basis for the Mountain Union acquisition. For the selected companies, JPMorgan and Morgan Stanley used publicly available financial data. In each case, JPMorgan and Morgan Stanley used closing prices as of September 29, 2006, the last trading day of the week prior to the delivery of JPMorgan’s and Morgan Stanley’s opinions.

Based on the analysis of firm value as a multiple of estimated 2006 and 2007 Cash EBITDA for Crown Castle, Global Signal and the selected companies, JPMorgan and Morgan Stanley selected representative ranges of multiples of firm value as a multiple of estimated 2006 Cash EBITDA from 23.0x to 25.0x and multiples of firm value as a multiple of estimated 2007 Cash EBITDA from 20.0x to 22.0x. Based on the analysis of equity value as a multiple of estimated 2006 and 2007 Cash RCF for Crown Castle, Global Signal and the selected companies, JPMorgan and Morgan Stanley selected representative ranges of multiples of equity value as a multiple of estimated 2006 Cash RCF from 28.0x to 33.0x and multiples of equity value as a multiple of estimated 2007 Cash RCF from 22.0x to 27.0x.

By applying the above ranges of multiples to the indicated financial metrics, JPMorgan and Morgan Stanley calculated a selected range of implied equity values per share for each of Crown Castle and Global Signal. The calculations are set forth in the tables below:

Global Signal	Reference range		Implied equity value / share
	Low	High	Low	High
Firm Value / 2006E Cash EBITDA	23.0x	25.0x	$49.50	$56.00
Firm Value / 2007E Cash EBITDA	20.0x	22.0x	50.00	58.00
Equity Value / 2006E Cash RCF	28.0x	33.0x	51.50	61.00
Equity Value / 2007E Cash RCF	22.0x	27.0x	52.50	64.00

Crown Castle	Reference range		Implied equity value / share
	Low	High	Low	High
Firm Value / 2006E Cash EBITDA	23.0x	25.0x	$33.00	$37.00
Firm Value / 2007E Cash EBITDA	20.0x	22.0x	32.00	36.50
Equity Value / 2006E Cash RCF	28.0x	33.0x	31.50	36.50
Equity Value / 2007E Cash RCF	22.0x	27.0x	30.00	36.50

JPMorgan and Morgan Stanley then calculated ranges of implied relative exchange ratios based on the ranges of implied equity values shown in the table above. The low end of each of the ranges of the implied relative exchange ratios was calculated by taking the low end of Global Signal’s selected implied value range and dividing it by the high end of Crown Castle’s selected implied value range. The high end of each of the ranges of implied relative exchange ratios was calculated by dividing the high end of Global Signal’s selected implied value range by the low end of Crown Castle’s selected implied value range. From this analysis, JPMorgan and Morgan Stanley derived ranges of implied relative exchange ratios as set forth in the table below:

Implied relative exchange ratios
	Low	High
Firm Value / 2006E Cash EBITDA	1.33x	1.69x
Firm Value / 2007E Cash EBITDA	1.38x	1.82x
Equity Value / 2006E Cash RCF	1.41x	1.94x
Equity Value / 2007E Cash RCF	1.44x	2.14x

JPMorgan and Morgan Stanley noted that the exchange ratio in the merger was 1.61x.

Discounted Cash Flow Analysis. JPMorgan and Morgan Stanley also performed a discounted cash flow analysis for each of Crown Castle and Global Signal based on consolidated financial projections provided by Crown Castle management for the period from January 1, 2007 through December 31, 2016 for each of Crown Castle and Global Signal. A discounted cash flow analysis is a traditional method of evaluating an asset using estimates of the future cash flows of the asset and taking into consideration the time value of money with respect to those future cash flows by calculating their “present value.” “Present value” refers to the current value of one or more future cash payments from the asset, which we refer to as that asset’s cash flows, and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account macro-economic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors. “Terminal value” refers to the estimated capitalized value of all future cash flows from an asset at a particular point in time. Unlevered free cash flows were calculated as EBIT (defined as earnings before interest and taxes), less cash taxes, plus depreciation and amortization, less capital expenditures, less changes in net working capital.

The weighted average cost of capital used in each case was 8.0% and the terminal free cash growth rate range used in each case was 3.0% to 3.5%. Based on the projections and assumptions set forth above, JPMorgan and Morgan Stanley calculated a discounted cash flow implied value of $31.50 to $35.00 per share for Crown Castle and $52.00 to $58.00 per share for Global Signal. The Global Signal discounted cash flow implied equity value was reduced by the present value of the option to purchase certain leased tower assets in the future. The Crown Castle discounted cash flow implied equity value was increased by the inclusion of FiberTower and Modeo and reduced by the inclusion of preferred stock and minority interest. Using the implied per share values derived above, JPMorgan and Morgan Stanley calculated implied relative exchange ratios ranging from 1.49x to 1.83x, compared to the exchange ratio in the merger of 1.61x. As an additional data point, JPMorgan and Morgan Stanley also calculated a discounted cash flow implied value for Global Signal based on projections for Global Signal prepared by Global Signal management that were more favorable than the Crown Castle management projections for Global Signal which resulted in a higher implied value per share for Global Signal. Since Crown Castle management instructed JPMorgan and Morgan Stanley to use Crown Castle management’s projections for purposes of their analyses, JPMorgan and Morgan Stanley did not use that higher value in the calculation of the range of relative exchange ratios described in this paragraph.

Other Analyses. JPMorgan and Morgan Stanley prepared an analysis of Cash RCF accretion for Crown Castle pro forma for the merger using Crown Castle management’s estimates for Cash RCF for 2007 through 2011, with and without the impact of the estimated synergies. JPMorgan and Morgan Stanley noted that such analysis indicated that the transaction would be moderately accretive in each year during the period with or without the impact of the synergies. This analysis assumed that the Global Signal stockholders elected the maximum amount of cash available pursuant to the merger ($550 million). JPMorgan and Morgan Stanley noted that, assuming that the merger consideration was all stock, the analysis indicated that the transaction would be slightly more accretive over the forecast period.

At the direction of Crown Castle’s management, JPMorgan and Morgan Stanley conducted a lease-up rate sensitivity analysis on the calculations referred to in the preceding paragraph, as compared to the lease-up rates that Crown Castle management used in its estimates in the base case. “Lease-up rate” refers to the number of new customers expected to be added to each tower during a five-year period. Based on such sensitivity analysis, with respect to the Cash RCF accretion analysis, Global Signal’s lease-up rate could be reduced by approximately 30% and the transaction would still be accretive to Crown Castle in the near term and minimally dilutive in the long-term.

JPMorgan and Morgan Stanley also analyzed accretion to Crown Castle on a pro forma basis based on the implied discounted cash flow valuations described above and noted that, based on the implied pro forma discounted cash flow valuation, the transaction was accretive to Crown Castle. JPMorgan and Morgan Stanley also analyzed the potential upside to the Crown Castle stockholders from certain changes to assumptions used in the base case implied discounted cash flow valuation that was calculated based on Crown Castle management’s estimates, including the impact of greater than expected synergies and lower tower growth capital expenditures.

General

In connection with the review of the proposed merger by the Crown Castle board, JPMorgan and Morgan Stanley performed a variety of financial and comparable analyses for purposes of rendering their respective opinions. The preparation of a fairness opinion is a complex process and is not susceptible to partial analysis or summary description. In arriving at their respective opinions, JPMorgan and Morgan Stanley considered the results of all of their analyses as a whole and did not attribute any particular weight to any analysis or factor considered by them. Furthermore, JPMorgan and Morgan Stanley believe that the summary provided and the analyses described above must be considered as a whole and that selecting any portion of their analyses, without considering all of them, would create an incomplete view of the process underlying their analyses and opinions. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above were merely utilized to create points of reference for analytical purposes and should not be taken to be the view of JPMorgan or Morgan Stanley with respect to the actual value of Crown Castle or Global Signal.

In performing their analyses, JPMorgan and Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of JPMorgan, Morgan Stanley, Crown Castle and Global Signal. Any estimates contained in the analyses of JPMorgan and Morgan Stanley are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates. The analyses described above were performed solely as part of the respective analyses of JPMorgan and Morgan Stanley of the fairness of the merger consideration, from a financial point of view, to Crown Castle, and were performed in connection with the delivery by JPMorgan and Morgan Stanley of their respective opinions, each dated October 5, 2006, to the Crown Castle board. The analyses do not purport to be appraisals or to reflect the prices at which Crown Castle common stock will trade following the announcement or consummation of the proposed transaction. The merger consideration and other terms of the proposed merger were determined through arm’s-length negotiations among Crown Castle and Global Signal and were approved by the Crown Castle board.

The respective opinions of JPMorgan and Morgan Stanley were one of many factors taken into consideration by the Crown Castle board in making its determination to approve the proposed merger. The analyses of JPMorgan and Morgan Stanley summarized above should not be viewed as determinative of the opinion of the Crown Castle board with respect to the value of Crown Castle or Global Signal, or of whether the Crown Castle board would have been willing to agree to different or other forms of merger consideration. The foregoing summary does not purport to be a complete description of the analyses performed by JPMorgan and Morgan Stanley.

The Crown Castle board selected JPMorgan and Morgan Stanley as its financial advisors because of their reputations as internationally recognized investment banking and advisory firms with substantial experience in transactions similar to this proposed merger and because JPMorgan and Morgan Stanley are each familiar with Crown Castle and its business. As part of its investment banking and financial advisory business, each of JPMorgan and Morgan Stanley is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

JPMorgan and its affiliates have provided financial advisory and financing services for Crown Castle in the past. Such services have included (i) acting as joint bookrunner on Crown Castle’s credit facilities in June 2005, (ii) acting as financial advisor in connection with Crown Castle’s sale of OpenCell Corp. in January 2005, (iii) acting as financial advisor in connection with Crown Castle’s acquisition of a minority interest in Crown Atlantic in November 2004 and (iv) acting as financial advisor in connection Crown Castle’s sale of its operations in the United Kingdom. In the past, Morgan Stanley and its affiliates have provided financial advisory and financing services for Crown Castle and financing services for Global Signal. In the ordinary course of their businesses, Morgan Stanley, JPMorgan and their respective affiliates may actively trade the debt and equity securities or senior loans of Crown Castle, Global Signal, or any other company or any currency or commodity that may be involved in the proposed transaction for its own account or for the accounts of customers and, accordingly, may at any time hold long or short positions in such securities or loans.

Under the terms of separate letter agreements, Crown Castle engaged each of JPMorgan and Morgan Stanley to act as its financial advisor in connection with the contemplated transaction. Pursuant to the terms of its letter agreement with JPMorgan dated as of September 25, 2006, Crown Castle has agreed to pay JPMorgan a fee for its services (including for the delivery of the JPMorgan opinion) in an aggregate amount equal to $15 million, a substantial portion which will become payable only if the merger is consummated. Crown Castle has agreed to pay JPMorgan an additional fee of $5 million based on the trading value of Crown Castle common stock following the consummation of the merger. Pursuant to the terms of its letter agreement with Morgan Stanley dated September 27, 2006, Crown Castle has agreed to pay Morgan Stanley a fee for its services (including for the delivery of the Morgan Stanley opinion) in an aggregate amount equal to $10 million, a substantial portion which will become payable only if the merger is consummated. Crown Castle has agreed to pay Morgan Stanley an additional fee of $2.5 million based on the trading value of Crown Castle common stock following the consummation of the merger. Crown Castle has also agreed to reimburse each of JPMorgan and Morgan Stanley for its reasonable out-of-pocket expenses incurred in connection with the engagement, including attorney’s fees, and to indemnify each of JPMorgan, Morgan Stanley and their related parties from and against certain liabilities, including liabilities under the federal securities laws.

Opinion of Global Signal’s Financial Advisor

Goldman Sachs rendered its opinion to the Global Signal board that, as of October 5, 2006 and based upon and subject to the factors and assumptions set forth therein, the merger consideration to be received by the holders of shares of Global Signal common stock, taken in the aggregate, pursuant to the merger agreement, was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated October 5, 2006, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached to this joint proxy statement/prospectus as Annex H. Goldman Sachs provided its opinion for the information and assistance of the Global Signal board in connection with its consideration of the merger. The Goldman Sachs opinion is not a recommendation as to how any holder of shares of Global Signal common stock should vote with respect to the merger.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the merger agreement;

•	annual reports to stockholders and Annual Reports on Form 10-K of Global Signal for the two fiscal years ended December 31, 2005 and of Crown Castle for the five fiscal years ended December 31, 2005;

•	the Registration Statement on Form S-11, including the prospectus contained therein, for the initial public offering of shares of common stock of Global Signal;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Global Signal and Crown Castle;

•	certain other communications from Global Signal and Crown Castle to their respective stockholders;

•	certain internal financial analyses and forecasts for Crown Castle prepared by its management, including certain assumptions of the management of Crown Castle with respect to the potential cost savings expected to result from the merger; and

•	certain internal financial analyses and forecasts for Global Signal and Crown Castle, in each case prepared by the management of Global Signal, including certain assumptions of the management of Global Signal with respect to the potential cost savings expected to result from the merger.

Goldman Sachs also held discussions with members of the senior management of each of Global Signal and Crown Castle regarding their assessment of the strategic rationale for, and the potential benefits of, the merger and the past and current business operations, financial condition and future prospects of their respective companies. In addition, Goldman Sachs reviewed the reported price and trading activity for shares of Global Signal common stock and shares of Crown Castle common stock, compared certain financial and stock market information for Global Signal and Crown Castle with similar information for certain other companies, the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the wireless tower industry specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as it considered appropriate.

Goldman Sachs relied upon the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by it and assumed such accuracy and completeness for purposes of rendering the opinion described above. In that regard, Goldman Sachs assumed, with the consent of the Global

Signal board, that the internal financial analyses and forecasts for each of Global Signal and Crown Castle, in each case prepared by the management of Global Signal, have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of Global Signal. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance sheet assets and liabilities) of Global Signal or Crown Castle or any of their respective subsidiaries, nor was any evaluation or appraisal of the assets or liabilities of Global Signal or Crown Castle or any of their respective subsidiaries furnished to Goldman Sachs. Goldman Sachs’ opinion does not address the underlying business decision of Global Signal to engage in the merger. In addition, Goldman Sachs does not express any opinion as to the prices at which shares of Crown Castle common stock will trade at any time. Goldman Sachs also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on Global Signal or Crown Castle or on the expected benefits of the merger in any way meaningful to its analysis. The opinion described above addressed only the fairness from a financial point of view of the merger consideration to be received by holders of shares of Global Signal common stock, taken in the aggregate, pursuant to the merger agreement, and Goldman Sachs did not opine on any aspect of any contractual arrangements that any holders of shares of Global Signal common stock may enter into in connection with the merger, including any governance and registration rights agreements among Crown Castle and Fortress, Greenhill and Abrams or any of their respective affiliates. Goldman Sachs’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Goldman Sachs as of, the date thereof.

The following is a summary of the material financial analyses delivered by Goldman Sachs to the Global Signal board in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before October 5, 2006 and is not necessarily indicative of current market conditions.

Historical Stock Trading Analysis. Goldman Sachs analyzed the merger consideration to be received by holders of Global Signal common stock pursuant to the merger agreement, assuming a $55.95 value for such consideration (based on the closing price of $34.75 per share of Crown Castle common stock on October 5, 2006). First, Goldman Sachs compared such $55.95 value to the historical trading price of Global Signal common stock during certain periods ending October 5, 2006. This analysis indicated that the implied merger consideration in the amount of $55.95 per share of Global Signal common stock represented:

•	a premium of 11.7% based on the October 5, 2006 market price of $50.10 per share;

•	a premium of 12.6% based on the 30-trading day average market price of $49.69 per share;

•	a premium of 19.5% based on the 90-trading day average market price of $46.80 per share;

•	a premium of 7.5% based on the 52-week high market price of $52.02 per share; and

•	a premium of 40.3% based on the 52-week low market price of $39.87 per share.

Goldman Sachs also reviewed the historical equity exchange ratios of Global Signal common stock to Crown Castle common stock for the two-year period ended October 5, 2006.

This analysis illustrated the average equity exchange ratios of Global Signal common stock to Crown Castle common stock for the following periods ended October 5, 2006:

•	a two-year average exchange ratio of 1.636x;

•	a one-year average exchange ratio of 1.511x;

•	a six-month average exchange ratio of 1.423x;

•	a three-month average exchange ratio of 1.385x;

•	a one-month average exchange ratio of 1.446x; and

•	an exchange ratio of 1.442x based on market prices as of October 5, 2006.

Selected Public Companies Analysis. Goldman Sachs reviewed and compared certain financial information for Global Signal and Crown Castle to corresponding financial information for the following publicly traded corporations in the wireless tower industry:

•	American Tower Corporation; and

•	SBA Communications Corporation.

Although neither of the selected companies is directly comparable to Global Signal and/or Crown Castle, the companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of Global Signal and/or Crown Castle.

Goldman Sachs also calculated and compared various financial multiples for American Tower Corporation and SBA Communications Corporation based on financial data as of October 5, 2006 and information obtained from SEC filings and Wall Street research. The multiples of Global Signal and Crown Castle were calculated using their closing prices on October 5, 2006 and estimates provided by Global Signal’s management. With respect to the selected companies, Goldman Sachs calculated:

•	levered market capitalization, which is the market value of the common equity plus the book value of net debt, as a multiple of estimated 2007 tower cash flow and earnings before interest, taxes, depreciation and amortization (“EBITDA”), adjusted to exclude the impact of FAS 123R options expenses and FAS 13 straight-line revenue and expenses (“Adjusted EBITDA”); and

•	the ratio of equity market capitalization to free cash flows, defined as Adjusted EBITDA less net interest expense less maintenance capital expenditures (“FCF”).

Goldman Sachs compared the various financial multiples for American Tower Corporation, SBA Communications Corporation, Global Signal and Crown Castle to those implied by the merger. The results of these analyses are summarized as follows:

	Selected Companies		Global Signal	Crown Castle	Global Signal multiples implied by merger
	American Tower	SBA Communications
Levered market capitalization as a multiple of estimated 2007 tower cash flow	19.0x	17.5x	16.2X	18.3x	17.5x
Levered market capitalization as a multiple of estimated 2007 Adjusted EBITDA	20.7x	20.2x	18.3x	22.2x	19.8x
Equity market capitalization as a multiple of estimated 2007 FCF	24.2x	25.2x	19.5x	29.0x	21.7x

Discounted Cash Flow Analyses. Goldman Sachs performed discounted cash flow analyses on Global Signal, Crown Castle on a stand-alone basis, and the combined company after the merger using estimates, including synergies (in the case of the combined company analysis), provided by Global Signal’s management for Global Signal and Crown Castle. Goldman Sachs calculated indications of net present values of free cash flows for the second half of 2006 and the years 2007 through 2010 and terminal values in the year 2010, using discount rates ranging from 8.0% to 10.0% in the case of Global Signal, 7.0% to 9.0% in the case of Crown Castle on a stand-alone basis, and 7.5% to 9.5% in the case of the combined company. Goldman Sachs calculated terminal values in the year 2010 based on multiples ranging from 15.0x Adjusted EBITDA to 17.0x Adjusted

EBITDA in the case of Global Signal implying perpetuity growth rates between 1.8% and 4.4%, 18.0x Adjusted EBITDA to 20.0x Adjusted EBITDA in the case of Crown Castle on a stand-alone basis implying perpetuity growth rates between 1.7% and 4.2% and 17.0x Adjusted EBITDA to 19.0x Adjusted EBITDA in the case of the combined company. Goldman Sachs calculated illustrative value indications per share for Global Signal common stock ranging from $48.26 to $62.51, Crown Castle common stock on a stand-alone basis ranging from $33.50 to $41.81, and the combined company ranging from $33.29 to $42.35.

Selected Transactions Analysis. Goldman Sachs analyzed certain information relating to the following selected transactions in the wireless tower industry since June 2000 (in each case the acquirer is listed first and the target is listed second):

•	Chinook Wireless / Global Tower Partners;

•	Crown Castle / Mountain Union Telecom;

•	SBA Communications Corporation / AAT Communications Corporation;

•	American Tower Corporation / SpectraSite Communications Inc.;

•	Crown Castle / Trintel Communications Inc.;

•	Global Signal / Sprint-Wireless Communications;

•	Macquarie Telecom / NTL Inc.;

•	Global Signal / Foresite LLC;

•	Global Signal / Triton Wireless;

•	National Grid Transco plc / Crown Castle;

•	Global Signal / Lattice Communications;

•	AAT Communications Corporation / SBA Communications Corporation;

•	Cingular Wireless LLC / SpectraSite Communications Inc.;

•	American Tower Corporation / NII Holdings, Inc.;

•	Crown Castle / Vodafone Australia;

•	American Tower Corporation / ALLTEL Wireless;

•	American Tower Corporation / AT&T;

•	SpectraSite Communications Corporation / SBC Communications;

•	Crown Castle / Optus;

•	American Tower Corporation / Airtouch; and

•	Crown Castle / GTE Wireless.

For each of the selected transactions, where there was publicly available information, Goldman Sachs calculated and compared, based on publicly available information, the levered aggregate consideration as a multiple of Adjusted EBITDA for the latest twelve months and levered aggregate consideration per site, and compared it against the multiples implied for the proposed merger.

The following table presents the results of this analysis:

Levered Aggregate Consideration	Proposed Transaction	Selected Transactions
		Mean	Median	High	Low
Per Site	$515,649	$317,161	$329,940	$553,539	$133,883
As a Multiple of LTM Adjusted EBITDA	23.5x	16.4x	17.7x	20.6x	10.2x

Illustrative Pro Forma Value Analyses. Goldman Sachs prepared illustrative pro forma values per share of Global Signal common stock, Crown Castle common stock on a stand-alone basis, and common stock of the combined company on a pro forma basis giving effect to the merger, based on a range of estimates of Adjusted EBITDA, FCF and synergies for the calendar year 2007 provided by the management of Global Signal. In the case of the combined company analysis, Goldman Sachs assumed the maximum cash election of $550 million by Global Signal stockholders. Goldman Sachs used 2007 Adjusted EBITDA multiples ranging from 17.5x to 19.5x in the case of Global Signal, 21.5x to 23.0x in the case of Crown Castle on a stand-alone basis, and 18.3x to 22.2x in the case of the combined company, and 2007 FCF multiples ranging from 18.5x to 21.5x in the case of Global Signal, 27.0x to 32.0x in the case of Crown Castle on a stand-alone basis, and 19.5x to 29.0x in the case of the combined company. The illustrative pro forma values per share for Global Signal ranged from $41.79 to $60.17 based on 2007 Adjusted EBITDA multiples and $42.44 to $61.35 based on 2007 FCF multiples and for Crown Castle ranged from $31.20 to $38.56 based on 2007 Adjusted EBITDA multiples and $29.94 to $41.25 based on 2007 FCF multiples. For the combined company Goldman Sachs calculated an illustrative pro forma value which implied values per Global Signal share which ranged from $45.41 to $62.22 based on 2007 Adjusted EBITDA multiples and $41.68 to $63.05 based on 2007 FCF multiples.

Contribution Analysis. Goldman Sachs indicated that, based on information provided by the management of Global Signal, at the agreed exchange ratio of 1.610x, Global Signal’s stockholders would receive between 31.6% and 34.9% of the outstanding common equity of the combined company following consummation of the merger depending on the extent to which the stockholders elected to receive cash consideration subject to the $550 million cap. Goldman Sachs then reviewed estimated operating and financial information for 2006 and 2007 provided by the management of Global Signal, including tower cash flow (“TCF”), Adjusted EBITDA (pre-FAS 13), Adjusted EBITDA (post-FAS 13), FCF (pre-FAS 13), FCF (post-FAS 13), levered and equity market capitalizations for Global Signal, Crown Castle and the combined company resulting from the merger (without synergies) and based on this information, analyzed the relative potential contribution of Global Signal and Crown Castle to the combined company following consummation of the merger (without taking into account the synergies). Based on financial data as of October 5, 2006 and information obtained from SEC filings and Global Signal management, the implied exchange ratio per the levered and equity market capitalizations was 1.442x. The following table presents the results of this analysis:

Global Signal Implied Exchange Ratio into Combined Company (Pre-Synergies)
	TCF	EBITDA (Pre-FAS 13)	EBITDA (Post-FAS 13)	FCF (Pre-FAS 13)	FCF (Post-FAS 13)

2006E	1.668x	1.819x	1.664x	2.011x	1.807x

2007E	1.717x	1.897x	1.786x	2.146x	2.003x

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Global Signal or Crown Castle or the contemplated merger.

Goldman Sachs prepared these analyses for purposes of Goldman Sachs’ providing its opinion to the Global Signal board as to the fairness from a financial point of view of the merger consideration to be received by the holders of shares of Global Signal common stock, taken in the aggregate, pursuant to the merger agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Global Signal, Crown Castle, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The merger consideration was determined through arm’s-length negotiations between Global Signal and Crown Castle and was approved by the Global Signal board. Goldman Sachs provided advice to Global Signal during these negotiations. Goldman Sachs did not, however, recommend any specific exchange ratio or amount of consideration to Global Signal or its board of directors or that any specific exchange ratio or amount of consideration constituted the only appropriate exchange ratio or amount of consideration for the merger.

As described above, Goldman Sachs’ opinion to the Global Signal board was one of many factors taken into consideration by the Global Signal board in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex H.

Goldman Sachs and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. Goldman Sachs acted as financial advisor to Global Signal in connection with, and participated in certain of the negotiations leading to, the transaction contemplated by the merger agreement. In addition, Goldman Sachs has provided, and is currently providing, certain investment banking services to Fortress and its affiliates and portfolio companies, including having acted as joint lead manager in the initial public offering of 11,072,000 shares of common stock of Brookdale Senior Living Inc. (“Brookdale”) in November 2005, joint lead manager in a secondary offering of 11,667,000 ordinary shares of Eurocastle Investment Limited in January 2006 and co-financial advisor to Brookdale in its acquisition of American Retirement Corporation in July 2006. Goldman Sachs also has provided certain investment banking services to Greenhill and its affiliates, including having acted as lead manager in the initial public offering of 5,000,000 shares of common stock of Greenhill & Co. Inc. in May 2004, lead manager in a secondary offering of 4,000,000 shares of common stock of Greenhill & Co. Inc. in May 2005 and lead manager in a follow-on offering of 3,500,000 shares of common stock of Greenhill & Co. Inc. in May 2006. Goldman Sachs also may provide investment banking services to Global Signal, Crown Castle and their respective affiliates and Fortress, Greenhill and Abrams and their respective affiliates and portfolio companies in the future. In connection with the above-described investment banking services Goldman Sachs has received, and may receive in the future, compensation.

Goldman Sachs is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, risk management, hedging, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, Goldman Sachs and its affiliates may provide such services to Global Signal, Crown Castle and their respective affiliates and Fortress, Greenhill, Abrams and their respective affiliates and portfolio companies, may actively trade the debt and equity securities (or related derivative securities) of Global Signal, Crown Castle and affiliates and portfolio companies of each of Fortress, Greenhill and Abrams for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities. Affiliates of Goldman Sachs may co-invest with affiliates of each of Fortress, Greenhill and Abrams in the future, and such affiliates of Goldman Sachs may invest in the future in limited partnership units of affiliates of each of Fortress, Greenhill and Abrams.

The Global Signal board selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the merger. Pursuant to a letter agreement dated August 10, 2006, Global Signal engaged Goldman Sachs to act as its financial advisor in connection with the merger. Pursuant to the terms of this engagement letter, Global Signal has agreed to pay Goldman Sachs a transaction fee of $12 million, all of which is payable upon consummation of the merger. In addition, Global Signal has agreed to reimburse Goldman Sachs for its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

In addition, pursuant to an engagement letter between Global Signal and Banc of America Securities LLC, Global Signal has agreed to pay Banc of America Securities LLC $2 million in connection with the provision by Banc of America Securities LLC of financial advisory services to Global Signal in connection with the merger, all of which is payable upon consummation of the merger.

Interests of Global Signal Directors and Executive Officers in the Merger

In considering the recommendation of the Global Signal board to vote for the proposal to adopt the merger agreement, stockholders of Global Signal should be aware that members of the Global Signal board and Global Signal’s executive officers have agreements or arrangements that provide them with interests in the merger that are different from, or in addition to, the interests of Global Signal and Global Signal’s stockholders generally. The Global Signal board was aware of these agreements and arrangements during its deliberations on the merits of the merger and in determining to recommend that the Global Signal stockholders vote for the proposal to adopt the merger agreement.

Retention Program

Prior to the effective time of the merger, Global Signal will implement a retention program (the “retention program”), for the benefit of Crown Castle, in order to help retain the continued service of certain key personnel during the pendency of the merger and thereafter. Under the terms of the retention program, certain Global Signal executive officers will be entitled to receive certain bonus awards, severance payments and cash payments in lieu of other certain deferred share awards.

Executive Deferred 2006 Bonus and Executive Severance Payment

Each Global Signal executive officer listed in the table below will be entitled to receive (i) at the effective time of the merger, a cash payment in the amount generally provided for by his existing employment agreement and set forth under “Executive Deferred 2006 Bonus” below and (ii) upon termination of employment at or after the effective time of the merger, an additional cash severance payment in the amount set forth under “Executive Severance Payment” below, generally in accordance with the terms of their respective existing employment agreements. All such payments are conditioned upon the executive officer’s continued employment with Global Signal until the effective time of the merger.

Executive Officer	Executive Deferred 2006 Bonus	Executive Severance Payment
Jerry Elliott	$500,000	$500,000

Steven Osgood	$300,000	$300,000

Jeffrey Klopf	$260,000	$130,000

Michael Schmidt	$250,000	$125,000

Michael Hennigan	$200,000	$100,000

Brett Buggeln	$175,000	$87,500

Cash Payment in Lieu of Deferred Share Awards

In addition to any other amounts to which he may be entitled as set forth above and below, Mr. Klopf will be entitled to receive, at the effective time of the merger, a cash payment in the amount of $68,027 in lieu of his receipt of Global Signal deferred shares pursuant to his 2006 deferred share award agreement.

Restricted Share Award Agreements

Messrs. Elliott, Osgood and Hennigan are parties to restricted share award agreements that provide for accelerated vesting of such awards upon a change of control of Global Signal.

Messrs. Klopf, Schmidt and Buggeln are parties to restricted share award agreements that provide for accelerated vesting of such awards in the event of a termination without “cause” or for “good reason” (as those terms are defined in the award agreements) within twelve months of a change in control of Global Signal.

The retention program provides that it will also be deemed a termination without “cause” if, within the 90-day period immediately following the effective time of the merger, the holder of the award under such agreement (i) has not been offered comparable full-time employment with Crown Castle at a location within 50 miles of such holder’s employment as of the execution of the merger agreement or (ii) has not accepted an offer of comparable full-time employment with Crown Castle at a location greater than 50 miles from such holder’s employment as of the execution of the merger agreement; provided that such employee has not been terminated for cause or otherwise voluntarily left employment prior to such offer or the expiration of the 90-day period.

Appointment to the Crown Castle Board

Pursuant to the terms of the merger agreement, Crown Castle will expand its board of directors from 10 to 13 members. Effective as of the consummation of the merger, Crown Castle will appoint to the Crown Castle board Messrs. Robert Niehaus and David Abrams, and, effective as of one day after the consummation of the merger, Crown Castle will appoint to the Crown Castle board Mr. Wesley Edens. Messrs. Edens, Niehaus and Abrams, all of whom are members of the Global Signal board, are representatives of Fortress, Greenhill and Abrams, respectively. In addition, pursuant to the terms of the stockholders agreement, each of Fortress, Greenhill and Abrams will have the right to cause the nominating and corporate governance committee of the Crown Castle board to re-nominate one director to the Crown Castle board one time upon the expiration of the term of such stockholder’s representative on the Crown Castle board, subject to continued minimum share ownership by each such stockholder in Crown Castle.

Registration Rights

Pursuant to the terms of the stockholders agreement, within ten days after the effective time of the merger, Crown Castle will file a shelf registration statement on Form S-3 to register all of the Crown Castle common stock received by each of Fortress, Greenhill and Abrams pursuant to the merger. At the request of any of Fortress, Greenhill or Abrams, Crown Castle will conduct a marketed secondary offering of such stockholders’ shares of Crown Castle common stock, provided that such offering involves Crown Castle common stock having an aggregate market value of at least $600 million. Each of Fortress, Greenhill and Abrams also will have certain customary demand registration rights and piggyback registration rights.

Sale of Crown Castle Common Stock

Pursuant to the terms of the stockholders agreement, Abrams is permitted to dispose of 2,000,000 shares of Crown Castle common stock no later than five days after the effective time of the merger in order to cover certain short positions.

Indemnification and Insurance Provisions in the Merger Agreement

The merger agreement provides that all rights to indemnification by Global Signal existing in favor of each present and former director and officer of Global Signal for acts or omissions by such directors and officers occurring at or prior to the effective time of the merger and in effect on the date of the merger agreement, as provided for in the Global Signal certificate of incorporation or the Global Signal bylaws or pursuant to any other agreements, will survive the merger and continue in full force and effect in accordance with their respective terms until the expiration of the applicable statute of limitations with respect to any claims against such directors or officers arising out of such acts or omissions. Crown Castle will perform, or cause the surviving company to perform, in a timely manner, the surviving company’s obligations with respect thereto.

The merger agreement also provides that for six years after the effective time of the merger, Crown Castle will maintain directors’ and officers’ liability insurance, if available, for acts or omissions occurring at or prior to the effective time of the merger, covering each person who was, as of the date of the merger agreement, covered by Global Signal’s directors’ and officers’ liability insurance, on terms that are not materially less favorable than those in effect as of the date of the merger agreement. Crown Castle, however, will not be required to expend more than an amount per year equal to 200% of current annual premiums paid by Global Signal for such insurance. If Crown Castle would be required to expend more than 200% of current annual premiums, it will obtain the maximum amount of such insurance obtainable by payment of annual premiums equal to 200% of current annual premiums. These provisions are described in the section entitled “The Merger Agreement – Indemnification and Insurance” beginning on page 106.

Merger Consideration

At the effective time of the merger, each share of Global Signal common stock (other than shares owned by Global Signal, Crown Castle or Merger Sub and certain unvested restricted shares as discussed under “—Effect on Awards Outstanding Under Global Signal Stock Incentive Plans” on page 88) will be converted automatically into the right to receive, at the election of the holder thereof, either 1.61 shares of Crown Castle common stock or $55.95 in cash. The aggregate amount of cash consideration will be capped at $550 million and will be prorated among Global Signal stockholders who make cash elections to the extent that the aggregate amount of cash consideration elected exceeds this cap. This cap will be reduced on a dollar-for-dollar basis to the extent of any cash dividends or other cash distributions declared or paid by Global Signal or any of its subsidiaries after October 5, 2006 (other than (i) dividends and distributions by a direct or indirect wholly owned subsidiary of Global Signal to its parent and (ii) Global Signal’s dividend for the third quarter of 2006 paid on October 19, 2006) and prior to the effective time of the merger. If cash is oversubscribed by Global Signal stockholders, a Global Signal stockholder who has elected to receive cash will receive part of its consideration in the form of Crown Castle common stock.

The market value of each share of Crown Castle common stock received in exchange for shares of Global Signal common stock may be greater or less than $34.75 because the trading price of Crown Castle common stock on the closing date of the merger may be different than the reference price used to calculate the exchange ratio.

Based on the number of shares of Global Signal common stock outstanding, on a fully-diluted basis, as of October 31, 2006, and a closing price of $34.75 per share of Crown Castle common stock on October 5, 2006, Global Signal stockholders will be entitled to receive an aggregate value for shares of Global Signal common stock, on a fully diluted basis, of approximately $3,988 million, of which a maximum of $550 million could be paid in cash, with the balance to be paid in shares of Crown Castle common stock. Based on the number of shares of Global Signal common stock outstanding, on a fully-diluted basis, as of October 31, 2006, and a closing price of $33.65 per share of Crown Castle common stock on October 31, 2006, Global Signal stockholders will be entitled to receive a maximum aggregate value for shares of Global Signal common stock of approximately $3,880 million (assuming Global Signal stockholders elected to receive the maximum amount of aggregate cash consideration of $550 million) and a minimum aggregate value for shares of Global Signal common stock of approximately $3,862 million (assuming Global Signal stockholders elected to receive no cash consideration).

Holders of Global Signal common stock will be entitled to receive cash for any fractional shares of Crown Castle common stock they otherwise would have received pursuant to the merger. Each Global Signal stockholder who otherwise would have been entitled to receive a fraction of a share of Crown Castle common stock will be entitled to receive cash in an amount equal to the product obtained by multiplying (i) the fractional share interest to which that Global Signal stockholder otherwise would be entitled by (ii) $34.75.

Financing of the Merger

Crown Castle currently expects to finance the cash portion of the merger consideration either through borrowings under its existing senior secured credit facility, including a borrowing in the amount of $250 million under its existing revolving credit facility and a new term loan in the amount of $300 million in the form of an add-on to its existing term loan facility, or through an offering of additional securitized notes, to the extent such an offering would be more favorable to Crown Castle. In connection with the foregoing bank financing, Crown Castle has obtained a commitment letter from Morgan Stanley Senior Funding, Inc. and JPMorgan Chase Bank, N.A. (together, the “initial lenders”) to provide the entire amount of the new term loan in the form of an amendment to the credit documentation for the existing senior secured credit facility. Such amendment will, in addition to providing for the new term loan, permit the merger and the payment of the merger consideration under the existing senior secured credit facility and modify certain financial covenant levels currently applicable to the existing senior secured credit facility to provide more flexibility to Crown Castle.

In the event the initial lenders do not successfully arrange for Crown Castle to obtain the requisite consent to the amendment from the existing lenders to the senior secured credit facility, the initial lenders are committed to either offer to acquire loans and commitments from such existing lenders to the extent necessary to obtain such requisite consent for the amendment to become effective, or arrange to refinance the existing senior secured credit facility with a new term loan facility in the amount of $1.3 billion and a new revolving credit facility in the amount of $250 million on terms that are substantially similar to those of the existing senior secured credit facility (with appropriate adjustments to reflect such refinancing and to give effect to the proposed amendment) and to provide the entire amount of such replacement credit facilities.

The initial lenders’ commitment to provide the new term loan (or the replacement credit facilities) is subject to certain conditions precedent, including the following:

•	in the case of the new term loan, absence of a material adverse effect (as defined under the existing senior secured credit facility) with respect to Crown Castle and its subsidiaries and Global Signal and its subsidiaries, taken as a whole, since December 31, 2005;

•	in the case of the replacement credit facilities, absence of a material adverse effect (as defined under the merger agreement) with respect to Crown Castle and its subsidiaries and Global Signal and its subsidiaries, taken as a whole, since December 31, 2005;

•	accuracy and completeness, in all material respects, of certain representations made by, and certain information furnished by, Crown Castle in connection with the commitment letter, and compliance by Crown Castle, in all material respects, with the terms of the commitment letter;

•	delivery by Crown Castle to the initial lenders of an information memorandum relating to the financing at least 30 days prior to the consummation of the merger;

•	consummation of the merger in all material respects on terms described in the merger agreement, and execution of definitive credit documentation;

•	sharing, on a ratable basis, by the new term loan borrowings in the same credit support as benefits the existing senior secured credit facility;

•	obtaining material third party consents and approvals to the merger and the financing;

•	receipt by the initial lenders of customary opinions, certifications and other closing documentation;

•	receipt by the initial lenders of certain financial statements of Crown Castle and Global Signal;

•	receipt of ratings (or rating confirmations) for the existing senior secured credit facilities or the replacement credit facilities from both Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Services; and

•	payment of customary costs, fees and expenses of the initial lenders.

In addition to the foregoing financing, Crown Castle will assume Global Signal’s estimated debt of $1,844 million in connection with the merger. At the closing of the merger, assuming Crown Castle finances the cash portion of the merger consideration through total borrowings of $550 million, Crown Castle expects to have total debt of approximately $5,327 million and net debt of approximately $5,012 million. See “Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 121.

Ownership of Crown Castle Following the Merger

Based on the number of shares of Global Signal common stock outstanding and Crown Castle common stock outstanding, in each case on a fully-diluted basis, as of October 31, 2006, and depending on the aggregate amount of cash consideration that Global Signal stockholders elect to receive pursuant to the merger, a maximum of approximately 114.8 million, and a minimum of approximately 98.9 million, shares of Crown Castle common stock, on a fully-diluted basis, will be issued pursuant to the merger and, immediately after the merger, Global

Signal stockholders will own between approximately 31% and 34%, and Crown Castle stockholders will own between approximately 66% and 69%, of the then-outstanding shares of Crown Castle common stock, in each case on a fully-diluted basis.

Election Procedures; Procedures for Exchange of Certificates; Fractional Shares

Crown Castle has retained Mellon Investor Services LLC as the exchange agent for the merger to handle the exchange of shares of Global Signal common stock for the merger consideration, including the payment of cash for fractional shares. To effect the exchange of Global Signal shares, the exchange agent will send to Global Signal stockholders in a separate mailing, concurrently with the mailing of this joint proxy statement/prospectus, a form of election and letter of transmittal that will enable the Global Signal stockholders to make an election for cash consideration and/or stock consideration.

Global Signal Common Stock–General

Immediately after the effective time of the merger, upon surrender of certificates representing shares of Global Signal common stock for cancellation, together with a duly completed and validly executed letter of transmittal, to the exchange agent, the holder of those certificates will be entitled to receive the appropriate merger consideration.

Global Signal Common Stock–Election

Concurrently with the mailing of this joint proxy statement/prospectus to Global Signal stockholders, a form of election and letter of transmittal will be sent to Global Signal stockholders in a separate mailing for making elections for cash consideration and/or stock consideration. To be effective, the form of election and letter of transmittal must be properly completed and signed and received by the exchange agent, together with the stock certificates representing shares of Global Signal common stock with respect to which the elections are being made, no later than 5:00 p.m., New York City time, on [•], 200[•]; otherwise, the holder of those shares of Global Signal common stock will be deemed to have made an election for all stock consideration in respect of those shares of Global Signal common stock.

A Global Signal stockholder may at any time prior to 5:00 p.m., New York City time, on [•], 200[•], change its election by written notice received by the exchange agent prior to such time accompanied by a properly completed and signed revised form of election and letter of transmittal. Any form of election and letter of transmittal may be revoked by the Global Signal stockholder submitting it to the exchange agent only by written notice received by the exchange agent prior to 5:00 p.m., New York City time, on [•], 200[•]. Each form of election and letter of transmittal automatically will be revoked if the exchange agent is notified in writing by Crown Castle or Global Signal that the merger has been abandoned. If a form of election and letter of transmittal is revoked, the stock certificates to which such form of election and letter of transmittal relates will be returned promptly to the Global Signal stockholder submitting such form of election and letter of transmittal to the exchange agent.

Fractional Shares

No fractional shares of Crown Castle common stock will be issued to any Global Signal stockholder upon surrender of certificates previously representing Global Signal common stock. Each Global Signal stockholder who otherwise would have been entitled to receive a fraction of a share of Crown Castle common stock will be entitled to receive cash in an amount equal to the product obtained by multiplying (i) the fractional share interest to which the holder otherwise would be entitled by (ii) $34.75.

Dividends and Distributions

No dividends or other distributions declared or made after the effective time of the merger with respect to Crown Castle common stock with a record date after such effective time will be paid to the holders of any unsurrendered certificates that formerly represented shares of Global Signal common stock until the holders of any such certificates surrender the certificates. Subject to any applicable laws, following surrender of any such certificates, the holders of the certificates representing whole shares of Crown Castle common stock issued in exchange therefor will be paid, without interest, (i) promptly, the amount of dividends or other distributions with a record date after the effective time of the merger and already paid with respect to such whole shares of Crown Castle common stock and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the effective time of the merger but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Crown Castle common stock.

Effective Time of the Merger

The merger will become effective upon the filing of the certificate of merger with the Secretary of State of the State of Delaware, or at such later time as Crown Castle and Global Signal agree and as shall be specified in the certificate of merger. The filing of the certificate of merger will occur as promptly as practicable (and in any event within three business days) after satisfaction or waiver of the conditions to consummation of the merger described in the merger agreement.

Stock Exchange Listing of Crown Castle Common Stock

It is a condition to the completion of the merger that the shares of Crown Castle common stock to be issued to Global Signal stockholders pursuant to the merger have been approved for listing on the NYSE, subject to official notice of issuance.

Delisting and Deregistration of Global Signal Common Stock

If the merger is completed, the surviving company will use its reasonable best efforts to cause the Global Signal common stock to be de-listed from the NYSE and de-registered under the Exchange Act as soon as practicable following the effective time of the merger.

Material U.S. Federal Income Tax Consequences of the Merger

In General

The following summary discusses the material U.S. federal income tax consequences of the merger to U.S. holders of shares of Global Signal common stock. This discussion is based upon the Code, Treasury regulations, administrative rulings and judicial decisions currently in effect, all of which are subject to change, possibly with retroactive effect. Any such change could affect the accuracy of this discussion. The discussion assumes that Global Signal stockholders hold their Global Signal common stock, and will hold their Crown Castle common stock, as capital assets within the meaning of Section 1221 of the Code. Further, the discussion does not constitute tax advice and does not address all aspects of U.S. federal income taxation that may be relevant to a particular Global Signal stockholder in light of its personal investment circumstances or to Global Signal stockholders subject to special treatment under the U.S. federal income tax laws such as:

•	insurance companies;

•	tax-exempt organizations;

•	dealers in securities or foreign currency;

•	banks or trusts;

•	persons that hold Global Signal common stock as part of a straddle, a hedge against currency risk, a constructive sale or conversion transaction;

•	persons that have a functional currency other than the U.S. dollar;

•	investors in pass-through entities;

•	holders who acquired their Global Signal common stock through the exercise of options or otherwise as compensation or through a tax-qualified retirement plan; or

•	holders of options or restricted shares granted under any Global Signal benefit plan.

Furthermore, this discussion does not consider the potential effects of any state, local or foreign tax laws.

You should consult your own tax advisor regarding the specific tax consequences to you of the merger, including the applicability and effect of federal, state, local and foreign income and other tax laws, in light of your particular circumstances.

For purposes of this discussion, you are a “U.S. Holder” if you beneficially own Global Signal common stock and you are:

•	a citizen or resident of the United States,

•	a corporation or other entity taxable as a corporation created or organized under the laws of the United States or any of its political subdivisions,

•	a trust if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. fiduciaries have the authority to control all substantial decisions of the trust, or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.

Neither Crown Castle nor Global Signal has requested a ruling from the United States Internal Revenue Service (“IRS”) with respect to any of the U.S. federal income tax consequences of the merger and, as a result, there can be no assurance that the IRS will not disagree with any of the conclusions described below. Cravath, outside legal counsel to Crown Castle, and Skadden, outside legal counsel to Global Signal, have issued opinions to Crown Castle and Global Signal, respectively, to the effect that the merger will qualify as a tax-free reorganization under Section 368(a) of the Code and that Crown Castle and Global Signal will each be a party to that reorganization under Section 368(b) of the Code. In addition, the obligations of Crown Castle and Global Signal to complete the merger are conditioned upon the reissuance of such opinions as of the effective time of the merger. These opinions of counsel have been and will be given in reliance on customary representations of Crown Castle and Global Signal and customary assumptions as to certain factual matters. These opinions of counsel will not bind the courts or the IRS, nor will they preclude the IRS from adopting a position contrary to those expressed in the opinions.

U.S. Federal Income Tax Consequences of the Merger to U.S. Holders

The U.S. federal income tax consequences of the merger to you will depend on whether you receive cash, shares of Crown Castle common stock or a combination of cash and stock in exchange for your Global Signal common stock. At the time that you will make your cash or stock election pursuant to the terms of the merger agreement, you will not know whether, and to what extent, the proration rules of the merger agreement will alter the mix of consideration you will receive. The proration rules of the merger agreement are necessary, because the maximum aggregate amount of the cash merger consideration to be paid by Crown Castle pursuant to the merger agreement may not exceed $550 million. As a result, unless you elect, or are deemed to have elected, to receive only shares of Crown Castle common stock, the tax consequences to you will not be ascertainable with certainty until you know the precise amount of cash and shares of Crown Castle common stock that you will receive pursuant to the merger.

Exchange of Global Signal Common Stock Solely for Crown Castle Common Stock. Except as discussed below under “– Cash in Lieu of Fractional Shares of Crown Castle Common Stock,” if you receive solely Crown Castle common stock in exchange for your shares of Global Signal common stock, you will not recognize gain or loss upon the merger. Your aggregate tax basis in the Crown Castle common stock that you receive will be equal to the aggregate tax basis of the Global Signal common stock that you surrender (excluding any portion of your basis in Global Signal common stock that is allocated to cash that you receive in lieu of fractional shares of Crown Castle common stock), and your holding period in shares of Crown Castle common stock will include your holding period in the Global Signal common stock that you surrender.

Exchange of Global Signal Common Stock Solely for Cash. If you receive solely cash in exchange for your Global Signal common stock pursuant to the merger, you will recognize gain or loss equal to the difference between the amount of cash that you receive and the aggregate tax basis of the shares of Global Signal common stock that you surrender. You must calculate gain or loss separately for each block of shares of Global Signal common stock if you purchased blocks of your Global Signal common stock in different transactions.

Exchange of Global Signal Common Stock for a Combination of Crown Castle Common Stock and Cash. Except as discussed below under “—Cash in Lieu of Fractional Shares of Crown Castle Common Stock,” if you receive a combination of Crown Castle common stock and cash in exchange for shares of Global Signal common stock, you generally will recognize any gain, but not loss, that you realize pursuant to the merger.

You will recognize gain equal to the lesser of:

•	the amount of cash that you receive pursuant to the merger; and

•	the amount of gain that you realize pursuant to the merger.

For this purpose, the amount of gain that you realize pursuant to the merger will equal the excess, if any, of:

•	the sum of:

(i) the cash that you receive, plus

(ii) the fair market value of the shares of Crown Castle common stock that you receive, over

•	your tax basis in the Global Signal common stock that you surrender pursuant to the merger.

For this purpose, you may calculate the amount of gain or loss separately for each share of Global Signal common stock that you surrender. The merger agreement provides that you may expressly designate in the letter of transmittal on a share-by-share basis that Crown Castle common stock or cash are received in exchange for particular shares of Global Signal common stock, provided that designation is economically reasonable. If you do not make such an express designation, then the merger agreement provides for a deemed designation. Under the deemed designation rules, any cash that you receive will be deemed to be allocated to shares of Global Signal common stock that you surrender in the following order of priority:

•	first, to those shares of Global Signal common stock with a holding period of more than one year that have the highest tax basis, in descending order until the cash consideration is fully allocated,

•	second, to those shares of Global Signal common stock with a holding period of less than one year that have the highest tax basis, in descending order until the cash consideration is fully allocated.

You cannot offset a loss recognized on one share of Global Signal common stock against a gain recognized on another share of Global Signal common stock. The aggregate tax basis in Crown Castle common stock received pursuant to the merger, including the basis allocable to any fractional share of Crown Castle common stock for which cash is received, will be equal to the aggregate tax basis in the Global Signal common stock that you surrender pursuant to the merger, decreased by the amount of cash that you receive and increased by the amount of gain, if any, that you recognize or any amount treated as a dividend to you. Your holding period in the shares of Crown Castle common stock received will include your holding period of the block of shares of Global Signal common stock that you surrender in exchange for those shares of Crown Castle common stock.

For purposes of determining gain or loss, any express share-by-share designations, and any designations deemed made under the merger agreement, are intended to rely upon certain recently promulgated Treasury regulations under Section 358 of the Code. Although the new Treasury regulations appear to authorize you to make economically reasonable express share-by-share designations, it is not clear whether the deemed designations of the merger agreement comply with those new Treasury regulations. As a result, no assurance can be given that, if you report your gain or loss on your U.S. federal income tax return on the basis of such express or deemed designations, as the case may be, the IRS will not challenge the express or deemed designations. If the IRS were to challenge successfully the position that you take on your return, then you could be required to recalculate your amount of gain or loss realized by allocating the shares of Crown Castle common stock and the cash that you receive on a pro rata basis to each share of Global Signal common stock that you surrender.

You therefore should consult with your own tax advisor with respect to the advisability of making express designations in your letter of transmittal.

Cash in Lieu of Fractional Shares of Crown Castle Common Stock. If you receive cash instead of a fractional share of Crown Castle common stock, you will recognize a taxable gain or loss based upon the difference between the amount of cash you receive with respect to such fractional share and your tax basis in the shares of Global Signal common stock that is allocated to such fractional share as set forth above.

Character of Recognized Gain and Loss. Any gain that you recognize generally will be treated as capital gain, except that if you receive cash pursuant to the merger, your gain could be treated as a dividend if the receipt of the cash has the effect of a dividend for U.S. federal income tax purposes under Sections 356 and 302 of the Code. See below under “–Potential Treatment of Cash as a Dividend.”

If your holding period in a block of your Global Signal common stock is greater than one year as of the consummation of the merger, then your capital gain or loss with respect to that block will constitute long-term capital gain or loss. Long-term capital gains will be subject to U.S. federal income tax at a maximum rate of 15% in the hands of certain U.S. Holders such as individuals. The use of capital losses to offset ordinary income from other sources is subject to limitations.

Potential Treatment of Cash as a Dividend. In general, the determination of whether the receipt of cash pursuant to the merger will be treated as a dividend depends upon the extent to which your receipt of cash reduces your deemed percentage stock ownership of Crown Castle. For purposes of this determination, you will be treated as if you first exchanged all of your Global Signal common stock solely for Crown Castle common stock and then Crown Castle immediately redeemed (the “deemed redemption”) a portion of such Crown Castle common stock in exchange for the cash that you actually received. The gain that you recognize pursuant to the merger followed by a deemed redemption will be treated as capital gain if (i) the deemed redemption is “substantially disproportionate” with respect to you (and after the deemed redemption you actually or constructively own less than 50% of voting power of the outstanding Crown Castle common stock) or (ii) the deemed redemption is not “essentially equivalent to a dividend.”

The deemed redemption generally will be “substantially disproportionate” with respect to you if the percentage of the outstanding Crown Castle common stock that you actually and constructively own immediately after the deemed redemption is less than 80% of the percentage of the outstanding Crown Castle common stock that you are deemed actually and constructively to have owned immediately before the deemed redemption. The deemed redemption will not be considered to be “essentially equivalent to a dividend,” if it results in a “meaningful reduction” in your deemed percentage stock ownership of Crown Castle. In applying the above tests, you may, under the constructive ownership rules, be deemed to own stock that is owned by other persons or otherwise in addition to the stock you actually own or owned. The IRS has ruled that a minority shareholder in a publicly held corporation whose relative stock interest is minimal and who exercises no control with respect to corporate affairs is considered to have a “meaningful reduction” if the shareholder has a relatively minor reduction in such shareholder’s percentage stock ownership under the above analysis.

As these rules are complex and dependent upon your specific circumstances, you should consult your tax advisor to determine whether you may be subject to these rules.

Information Reporting on Reportable Transactions

If you recognize a loss upon a subsequent disposition of Crown Castle common stock in an amount that exceeds a prescribed threshold, it is possible that the provisions of recently adopted Treasury regulations involving “reportable transactions” could apply, with a resulting requirement to separately disclose the loss-generating transaction to the IRS. While these regulations are directed towards “tax shelters,” they are written quite broadly and apply to transactions that would not typically be considered tax shelters. In addition, the American Jobs Creation Act of 2004 imposes significant penalties for failure to comply with these requirements. You should consult your tax advisor concerning any possible disclosure obligation with respect to the receipt or disposition of our stock, or transactions that might be undertaken directly or indirectly by us. Moreover, you should be aware that Crown Castle, Global Signal and other participants in the merger and the other transactions contemplated by the merger agreement, including their advisors, might be subject to disclosure or other requirements pursuant to these regulations.

Information Reporting and Backup Withholding

You may be subject to information reporting with respect to the cash that you receive in exchange for Global Signal common stock, including cash that you receive in lieu of a fractional share of Crown Castle common stock. You may also be subject to backup withholding, unless (i) you are an exempt holder (such as a corporation or a tax-exempt organization), (ii) you furnish a correct taxpayer identification number and certify that you are not subject to backup withholding on the substitute Form W-9 or successor form or (iii) you are otherwise exempt from backup withholding. You may credit any amount withheld under the backup withholding rules against your U.S. federal income tax liability, and you may seek a refund of any excess amount withheld under the backup withholding rules by filing the appropriate form with the IRS.

Miscellaneous

Under recently promulgated Treasury regulation Section 1.368-3T, if you owned immediately before the merger either (i) five percent or more, by vote or value, of the publicly traded stock of Global Signal or (ii) securities of Global Signal with a tax basis of $1.0 million or more, you will be required to file a statement with your U.S. federal income tax return for the year of the consummation of the merger. That statement must set forth your tax basis in, and the fair market value of, the shares of Global Signal common stock that you surrendered pursuant to the merger, the date of the merger, and the name and employer identification number of Crown Castle and Global Signal, and you will be required to retain permanent records of these facts.

Regulatory Matters

United States Antitrust

Under the HSR Act and related rules, the acquisition of Crown Castle common stock by certain Global Signal stockholders as a result of the merger may not be completed until notifications have been given and information has been furnished to the DOJ and the FTC and the specified waiting period requirements have been satisfied. Crown Castle and the Global Signal stockholders in question (Fortress Pinnacle Investment Fund LLC, FRIT PINN LLC, FIT GSL LLC, Abrams Capital Partners II, L.P., Riva Capital Partners, L.P. and Whitecrest Partners, L.P.) filed the required notification and report forms with the DOJ and the FTC on October 30, 2006. At any time before or after the effective time of the merger, the DOJ, the FTC or others (including states and private parties) could take action under the antitrust laws, including seeking to prevent the merger, to rescind the merger or to conditionally approve the merger upon the divestiture of assets. There can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if a challenge is made, that it would not be successful.

Federal Communications Commission Approval

The merger agreement provides that the consummation of the merger is conditioned on Crown Castle and Global Signal having obtained approval from the FCC for any transfer to the surviving company of control over FCC licenses currently held or controlled by Global Signal, as required under the Communications Act of 1934, as amended. Crown Castle and Global Signal are currently in the process of preparing the necessary filings for submission to the FCC.

Other Laws

In addition to the regulatory approvals described above, filings with or the consent of other governmental agencies may be required to be obtained prior to the effective time of the merger. Crown Castle and Global Signal are currently in the process of reviewing whether other filings or approvals may be required or advisable.

General

It is possible that any of the governmental entities with which filings have been made may seek additional regulatory concessions or impose additional conditions or states or private parties may commence litigation to prevent the completion of the merger. There can be no assurance that:

•	Crown Castle and Global Signal will be able to obtain the required approvals from governmental entities and satisfy the conditions necessary to consummate the merger;

•	Crown Castle or Global Signal will be able to satisfy or comply with conditions, if any, imposed by such governmental entities;

•	compliance or non-compliance with such conditions, if any, will not have adverse consequences on Crown Castle after completion of the merger; or

•	litigation, if any, will be resolved favorably by Crown Castle and Global Signal.

See “The Merger Agreement–Conditions to Consummation of the Merger” beginning on page 92.

Appraisal Rights

Under the DGCL, neither holders of Crown Castle common stock nor holders of Global Signal common stock are entitled to appraisal rights in connection with the merger.

Crown Castle Rights Agreement

The Crown Castle board adopted a rights agreement on August 21, 1998, which was amended as of March 31, 1999, and November 7, 1999. On September 18, 2000, the Crown Castle board adopted an amended and restated rights agreement, which was further amended (as described below) on October 5, 2006 (such agreement, as amended, the “Crown Castle rights agreement”). The Crown Castle rights agreement gives each holder of shares of Crown Castle common stock, for each share of Crown Castle common stock held, one “right” to purchase one ten-thousandth (1/10,000th) of a share of Crown Castle Series A Participating Cumulative Preferred Stock, par value $0.01 per share (the “preferred shares”).

The rights are not exercisable until the “distribution date,” which is the earlier of:

•	ten calendar days following notice from Crown Castle to a person or group (except for those persons or groups excluded pursuant to the terms of the Crown Castle rights agreement) that such person or group owns more than 15% of the outstanding shares of Crown Castle common stock, if such person or group fails to reduce its percentage ownership of Crown Castle common stock by the close of business on such tenth calendar day (thereby making such person or group an “acquiring person” under the Crown Castle rights agreement); and

•	the close of business on a date designated by the Crown Castle board following the commencement of, or first public disclosure of an intent to commence, a tender or exchange offer by an person or group (except for those persons or groups excluded pursuant to the terms of the Crown Castle rights agreement) that could result in such person or group becoming an acquiring person.

Until the distribution date, the rights will be evidenced only by the certificates for shares of Crown Castle common stock, registered in the names of the holders thereof, and will be transferred only in connection with transfers of shares of Crown Castle common stock. After the distribution date, right certificates will be mailed to holders of record of shares of Crown Castle common stock as of the close of business on the distribution date.

In the event a person becomes an acquiring person, such acquiring person’s rights will become null and void and non-transferable and all other holders of rights will have the right to exercise their rights, upon payment of the applicable purchase price, which will be calculated in accordance with the terms of the Crown Castle rights agreement. At any time after a person becomes an acquiring person, the Crown Castle board may mandatorily exchange all or part of the then-outstanding and exercisable rights for consideration per right consisting of either (i) one-half of the preferred shares (or, in substitution, a number of common shares calculated pursuant to the terms of the rights agreement) that would be issuable at such time upon the exercise of one right or (ii) if applicable, due to an insufficient number of available preferred shares, cash consideration calculated pursuant to the terms of the Crown Castle rights agreement. If the Crown Castle board decides not to make such an exchange for the outstanding rights, as soon as practicable after a person becomes an acquiring person, Crown Castle will use its best efforts to file and cause to become effective a registration statement under the Securities Act with respect to the preferred shares purchasable upon exercise of the rights.

At any time prior to the earlier of (i) such time when a person becomes an acquiring person and (ii) the expiration of the Crown Castle rights agreement, Crown Castle may redeem the rights at a redemption price (in cash or shares of Crown Castle common stock or other securities deemed by the Crown Castle board to be at least equivalent in value) of $0.01 per right (which amount shall be subject to adjustment as provided in the Crown Castle rights agreement).

On October 5, 2006, immediately prior to the execution of the merger agreement, Crown Castle and Mellon Investor Services LLC, as rights agent, amended the Crown Castle rights agreement so that no distribution date would be deemed to have occurred and the Global Signal significant stockholders and their respective affiliates and associates would not be deemed to be acquiring persons under the Crown Castle rights agreement as a result of, among other things, (i) the execution of the merger agreement, the stockholders agreement and the support agreements, (ii) the consummation of the merger and the other transactions contemplated by the merger agreement, the stockholders agreement and the support agreements, (iii) the transfer of Crown Castle common stock between the Global Signal significant stockholders and their respective affiliates and associates and (iv) the exercise by any Global Signal significant stockholder or any of its affiliates or associates of options and warrants to purchase Crown Castle common stock acquired at the effective time of the merger pursuant to the merger agreement.

Effect on Awards Outstanding Under Global Signal Stock Incentive Plans

At the effective time of the merger, each outstanding and unvested restricted share of Global Signal common stock will be canceled and converted automatically, on the same terms and conditions, into the right to receive 1.61 restricted shares of Crown Castle common stock. Crown Castle will assume the obligations and succeed to the rights of Global Signal under Global Signal’s Omnibus Incentive Plan with respect to such converted restricted shares. The holders of certain restricted shares that become vested upon the consummation of the merger will be entitled to receive the merger consideration with respect to such shares.

At the effective time of the merger, pursuant to the retention program, all outstanding deferred shares of Global Signal common stock will be canceled and converted automatically into the right to receive, in the aggregate, approximately $169,000 in cash. No deferred shares of Global Signal common stock will be converted into deferred shares of Crown Castle common stock as contemplated by the merger agreement.

Effect on Outstanding Global Signal Options and Warrants

At the effective time of the merger, each outstanding option and warrant to purchase shares of Global Signal common stock will be canceled and converted automatically, on the same terms and conditions, into an option or warrant, as applicable, to purchase a number of shares of Crown Castle common stock equal to the product of (i) the number of shares of Global Signal common stock subject to such option or warrant and (ii) 1.61, at an exercise price per share of Crown Castle common stock equal to the amount obtained by dividing (A) the aggregate exercise price for the shares of Global Signal common stock subject to such option or warrant by (B) the aggregate number of shares of Crown Castle common stock subject to such converted option or warrant.

Resale of Crown Castle Common Stock

Crown Castle common stock to be issued pursuant to the merger will not be subject to any restrictions on transfer arising under the Securities Act, except for shares issued to any Global Signal stockholder who may be deemed to be an “affiliate” of Global Signal or Crown Castle for purposes of Rule 145 under the Securities Act. It is expected that each affiliate will agree not to transfer any Crown Castle common stock received pursuant to the merger other than in compliance with the resale provisions of Rule 144 or 145 under the Securities Act or as otherwise permitted under the Securities Act, provided that (i) Abrams may dispose of up to 2,000,000 shares of Crown Castle common stock no later than five days after actual receipt thereof in accordance with the merger agreement and (ii) each of Fortress, Greenhill and Abrams may sell shares pursuant to the initial marketed secondary offering as set forth in the stockholders agreement. See “Agreements Related to the Merger–Stockholders Agreement” beginning on page 109. The merger agreement requires Global Signal to use its reasonable best efforts to cause its affiliates to enter into those agreements. This joint proxy statement/prospectus does not cover resales of Crown Castle common stock received by any person upon completion of the merger, and no person is authorized to make any use of this joint proxy statement/prospectus in connection with any such resale.

THE MERGER AGREEMENT

The following summary describes certain material provisions of the merger agreement, which is attached to this joint proxy statement/prospectus as Annex A and is incorporated by reference into this joint proxy statement/prospectus. This summary may not contain all the information about the merger agreement that is important to you. You are encouraged to carefully read the merger agreement in its entirety.

The representations, warranties and covenants contained in the merger agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement and may be subject to limitations agreed by the contracting parties, including being qualified by disclosures exchanged between the parties in connection with the execution of the merger agreement. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors.

Form of Merger

Upon the terms and subject to the conditions of the merger agreement and in accordance with Delaware law, at the effective time of the merger, Global Signal will be merged with and into Merger Sub. As a result of the merger, the separate corporate existence of Global Signal will cease and Merger Sub will survive and continue as a direct, wholly owned subsidiary of Crown Castle.

Under the merger agreement, at the option of Crown Castle, the structure of the merger may be changed to consist of a merger of Merger Sub with and into Global Signal, in which case Global Signal will survive and continue as a direct, wholly owned subsidiary of Crown Castle. If Crown Castle exercises this option, Crown Castle and Global Signal will discuss in good faith appropriate amendments to the merger agreement to give effect to such change in the structure of the merger.

Consummation and Effectiveness of the Merger

The merger will become effective upon the filing of the certificate of merger with the Secretary of State of Delaware or at such later time as Crown Castle and Global Signal agree and as specified in the certificate of merger. The effective time of the merger will occur as promptly as practicable, and in any event within three business days, after the satisfaction or waiver of the conditions to consummation of the merger set forth in the merger agreement.

Consideration to be Received Pursuant to the Merger

Upon consummation of the merger, each share of Global Signal common stock outstanding immediately prior to the consummation of the merger (other than shares owned by Global Signal, Crown Castle or Merger Sub and certain unvested restricted shares) will be converted automatically into the right to receive, at the election of the holder thereof, either 1.61 shares of Crown Castle common stock or $55.95 in cash, subject to an aggregate cash cap of $550 million as described below under “–Cash Cap and Proration.”

Global Signal stockholders will be entitled to receive cash in lieu of any fractional shares of Crown Castle common stock that they otherwise would be entitled to receive pursuant to the merger. The amount of cash, without interest, that Global Signal stockholders will be entitled to receive in lieu of fractional shares will be calculated by multiplying (i) the fractional share interest to which each such stockholder otherwise would be entitled by (ii) $34.75.

Based on the number of shares of Global Signal common stock outstanding and Crown Castle common stock outstanding, in each case on a fully-diluted basis, as of October 31, 2006, and depending on the aggregate amount of cash consideration that Global Signal stockholders elect to receive pursuant to the merger, a maximum of approximately 114.8 million, and a minimum of approximately 98.9 million, shares of Crown Castle common stock, on a fully-diluted basis, will be issued pursuant to the merger and, immediately after the merger, Global Signal stockholders will own between approximately 31% and 34%, and Crown Castle stockholders will own between approximately 66% and 69%, of the then-outstanding shares of Crown Castle common stock, in each case on a fully-diluted basis.

In addition, upon consummation of the merger:

•	each outstanding option and warrant to purchase shares of Global Signal common stock will be canceled and converted automatically, on the same terms and conditions, into an option or warrant, as applicable, to purchase a number of shares of Crown Castle common stock equal to the product of (i) the number of shares of Global Signal common stock subject to such option or warrant and (ii) 1.61, at an exercise price per share of Crown Castle common stock equal to the amount obtained by dividing (A) the aggregate exercise price for the shares of Global Signal common stock subject to such option or warrant by (B) the aggregate number of shares of Crown Castle common stock subject to such converted option or warrant; and

•	each restricted share of Global Signal common stock (excluding restricted shares that become fully vested and non-forfeitable at the effective time of the merger in accordance with their terms) will be converted automatically into a number of restricted shares of Crown Castle common stock equal to the number of such restricted shares multiplied by 1.61.

Procedures for Election of Merger Consideration

Until the third business day immediately preceding the Global Signal special meeting, each Global Signal stockholder of record will be entitled, with respect to all or any portion of such stockholder’s shares of Global Signal common stock, to make a cash election and/or stock election using the form of election and letter of transmittal mailed to such stockholder concurrently with this joint proxy statement/prospectus and as described in the section entitled “The Merger–Election Procedures; Procedures for Exchange of Certificates; Fractional Shares–Global Signal Common Stock—Election” beginning in page 81.

Cash Cap and Proration

The merger has been structured, and adjustments to the elections of Global Signal stockholders will be made by the exchange agent, so that the aggregate amount of cash consideration does not exceed $550 million (such amount, the “cash cap”). Any cash elections made by Global Signal stockholders are subject to proration to preserve the cash cap. If the aggregate amount of cash subject to cash elections received by the exchange agent (the “requested cash amount”) exceeds the cash cap, each Global Signal stockholder making a cash election will receive, for each share of Global Signal common stock with respect to which a cash election has been made, (A) cash in an amount equal to the product of (i) $55.95 and (ii) a fraction, the numerator of which is the cash cap and the denominator of which is the requested cash amount (such product, the “prorated cash amount”), and (B) a number of shares of Crown Castle common stock equal to a fraction, the numerator of which is equal to $55.95 minus the prorated cash amount and the denominator of which is $34.75.

As a result, if a Global Signal stockholder elects to receive only cash pursuant to the merger, it may receive a mix of Crown Castle common stock and cash. On the other hand, if a Global Signal stockholder elects to receive only Crown Castle common stock, it will receive the full merger consideration in shares of Crown Castle common stock (subject to receiving cash in lieu of fractional shares).

The cash cap will be reduced from $550 million on a dollar-for-dollar basis to the extent of any cash dividends or other cash distributions declared or paid by Global Signal or any of its subsidiaries after October 5, 2006 (other than (i) dividends and distributions by a direct or indirect wholly owned subsidiary of Global Signal to its parent and (ii) Global Signal’s dividend for the third quarter of 2006 paid on October 19, 2006) and prior to the effective time of the merger.

Procedures for Exchange of Certificates

Immediately after consummation of the merger, upon surrender to the exchange agent of a certificate for cancellation together with a properly executed letter of transmittal and any other documents required by the instructions thereto, each former Global Signal stockholder will be entitled to receive the merger consideration with respect to the shares formerly represented by such certificate and any dividends or distributions to which such stockholder is entitled pursuant to the merger agreement.

In the event of a transfer of ownership of Global Signal common stock that is not registered in Global Signal’s transfer records, if a transferee presents to the exchange agent the certificate representing such transferred shares, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid, then such transferee will receive the merger consideration with respect to the shares formerly represented by such certificate and any dividends or other distributions to which such transferee is entitled pursuant to the merger agreement.

No dividends or other distributions declared or made after the consummation of the merger with respect to Crown Castle common stock with a record date after the consummation of the merger will be paid to the holder of any unsurrendered certificate formerly representing shares of Global Signal common stock with respect to the shares of Crown Castle common stock represented thereby until the holder of such certificate surrenders such certificate. Subject to the effect of applicable law, following surrender of any certificates, the holder of the certificates representing shares of Crown Castle common stock issued in exchange therefor will be paid, without interest:

•	promptly, the amount of dividends or other distributions with a record date after the consummation of the merger and theretofore paid with respect to such whole shares of Crown Castle common stock; and

•	at the appropriate payment date, the amount of dividends or other distributions, with a record date after the consummation of the merger but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Crown Castle common stock.

Conditions to Consummation of the Merger

Each of Crown Castle and Global Signal is required to consummate the merger only if specific conditions are satisfied or waived, including the following:

•	the adoption of the merger agreement by holders of at least a majority of the outstanding shares of Global Signal common stock;

•	the approval of the Crown Castle share issuance by the affirmative vote of holders of at least a majority of all shares of Crown Castle common stock casting votes at the Crown Castle special meeting, provided that the total number of votes cast represents a majority of the total voting power of Crown Castle common stock entitled to vote at such meeting;

•	the absence of any applicable law or any restraining order, injunction or other judgment issued by any court or other governmental entity of competent jurisdiction prohibiting consummation of the merger or the other transactions contemplated by the merger agreement;

•	the effectiveness of, and the absence of any stop order or proceeding seeking a stop order with respect to, the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part;

•	the approval for listing on the NYSE, subject to official notice of issuance, of the shares of Crown Castle common stock issuable to Global Signal stockholders in connection with the merger;

•	the approval by the FCC of the applications to transfer to the surviving company control over the FCC licenses currently held or controlled by Global Signal;

•

the expiration or termination of any waiting period applicable to the merger under the HSR Act and any other applicable foreign antitrust or similar law and the obtainment of any consents or approvals or the making of any filings necessary under any foreign antitrust or similar law, the absence of which would prohibit the consummation of the merger or is reasonably expected to have a material adverse effect on Crown Castle; and

•	the absence of any pending or threatened suit, action or proceeding by any governmental entity (i) seeking to prohibit or limit the ownership or operation by, or to compel the disposition by or holding separate by, Global Signal, Crown Castle or any of their respective subsidiaries of any material portion of the business or assets of Global Signal, Crown Castle or any of their respective subsidiaries as a result of the merger or any other transaction contemplated by the merger agreement, (ii) seeking to impose limitations on the ability of Crown Castle to acquire or hold, or exercise full rights of ownership of, any shares of Global Signal common stock, (iii) seeking to prohibit Crown Castle or any of its subsidiaries from effectively controlling in any material respect the business or operations of Global Signal and its subsidiaries or (iv) which otherwise is reasonably likely to have a material adverse effect on Global Signal or Crown Castle.

The obligations of Crown Castle to effect the merger are subject to satisfaction or waiver at or prior to the closing of the merger of the following additional conditions:

•	the representations and warranties of Global Signal in the merger agreement with respect to (i) its organization and good standing, (ii) its capitalization, (iii) its authority to enter into and perform its obligations under the merger agreement and (iv) the merger not conflicting with its organizational documents must be true and correct in all material respects both as of the date of the merger agreement and as of the date the merger is completed, except to the extent that any such representation or warranty expressly speaks as of an earlier date, in which case it must be true and correct in all material respects only as of that date;

•	all other representations and warranties of Global Signal must be true and correct (disregarding all materiality and material adverse effect qualifications) as of the date of the merger agreement and as of the date the merger is completed, except to the extent that any such representation or warranty expressly speaks as of an earlier date, in which case it must be true and correct only as of that date, and except where the failure of any such representation or warranty to be so true and correct does not have and is not reasonably expected to have, individually or in the aggregate, a material adverse effect on Global Signal;

•	the performance in all material respects by Global Signal of all obligations required to be performed by it under the merger agreement at or prior to the consummation of the merger;

•	the delivery by Global Signal to Crown Castle of a certificate, signed by the chief executive officer and chief financial officer of Global Signal, to the effect that each of the conditions specified above has been satisfied in all respects;

•	the receipt by Crown Castle from Cravath on the closing date of the merger of an opinion stating that the merger will be treated for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code and that Global Signal and Crown Castle each will be a party to that reorganization within the meaning of Section 368(b) of the Code; and

•	the absence of any event, change, effect or development since October 5, 2006 that, individually or in the aggregate, has had or is reasonably expected to have a material adverse effect on Global Signal.

The obligations of Global Signal to effect the merger are subject to satisfaction or waiver at or prior to the closing of the merger of the following additional conditions:

•

the representations and warranties of Crown Castle and Merger Sub in the merger agreement with respect to (i) their organization and good standing, (ii) their capitalization, (iii) their authority to enter into and perform their obligations under the merger agreement and (iv) the merger not conflicting with their organizational documents must be true and correct in all material respects both as of the date of the merger agreement and as of the date the merger is completed, except to the extent that any such representation or warranty expressly speaks as of an earlier date, in which case it must be true and correct in all material respects only as of that date;

•	all other representations and warranties of Crown Castle and Merger Sub must be true and correct (disregarding all materiality and material adverse effect qualifications) as of the date of the merger agreement and as of the date the merger is completed, except to the extent that any such representation or warranty expressly speaks as of an earlier date, in which case it must be true and correct only as of that date, and except where the failure of any such representation or warranty to be so true and correct does not have and is not reasonably expected to have, individually or in the aggregate, a material adverse effect on Crown Castle;

•	the performance in all material respects by Crown Castle and Merger Sub of all obligations required to be performed by them under the merger agreement at or prior to the consummation of the merger;

•	the delivery by each of Crown Castle and Merger Sub to Global Signal of a certificate, signed by the chief executive officer and chief financial officer of Crown Castle, to the effect that each of the conditions specified above has been satisfied in all respects;

•	the receipt by Global Signal from Skadden on the closing date of the merger of an opinion stating that the merger will be treated for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code and that Global Signal and Crown Castle each will be a party to that reorganization within the meaning of Section 368(b) of the Code; and

•	the absence of any event, change, effect or development since October 5, 2006 that, individually or in the aggregate, has had or is reasonably expected to have a material adverse effect on Crown Castle.

Other than the conditions pertaining to stockholder approvals and the legality of the merger, either Crown Castle or Global Signal may elect to waive conditions to its own performance and consummate the merger.

Representations and Warranties

The merger agreement contains customary representations and warranties of each of Crown Castle, Merger Sub and Global Signal, including representations and warranties relating to, among other things:

•	organization, good standing and similar company matters;

•	capitalization;

•	due authorization, execution, delivery and enforceability of the merger agreement and the transactions contemplated thereby;

•	required vote of the stockholders of such party;

•	the receipt of fairness opinions from such party’s financial advisors;

•	absence of conflicts with such party’s governing documents, applicable laws and contracts;

•	required consents, approvals, orders and authorizations of governmental authorities relating to the merger agreement and the transactions contemplated thereby;

•	compliance with laws and regulatory compliance;

•	documents filed with the SEC, compliance with applicable SEC filing requirements and accuracy of information contained in such documents;

•	absence of any liabilities that are material to such party, other than liabilities disclosed in such party’s SEC documents, liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2006, liabilities in connection with the merger and other liabilities that are otherwise covered by insurance;

•	absence of any event or occurrence of any condition since June 30, 2006 that has had or is reasonably expected to have a material adverse effect with respect to such party;

•	filing of tax returns and payment of taxes;

•	absence of change in control payments to employees or directors;

•	pending or, to the knowledge of such party, threatened litigation;

•	accuracy of information supplied by such party in connection with this joint proxy statement/prospectus and the registration statement of which it is a part;

•	compliance with environmental laws and regulations;

•	engagement and payment of fees of brokers, finders and investment bankers;

•	the existence and applicability of stockholders’ rights agreements to the merger and the other transactions contemplated by the merger agreement;

•	no violation of the Foreign Corrupt Practices Act of 1977, as amended, and related matters; and

•	ownership by such party of common stock of the other party.

In addition, the merger agreement contains the following customary representations and warranties of Global Signal:

•	material contracts, and the enforceability of such contracts;

•	employee benefit plans and matters relating to ERISA;

•	labor and employment matters;

•	ownership and use of intellectual property; and

•	insurance.

The merger agreement defines a “material adverse effect” as any change, effect, event, occurrence, state of facts or development that individually or in the aggregate (i) is reasonably expected to result in any change or effect that is materially adverse to the business, financial condition, properties, assets, liabilities (contingent or otherwise) or results of operations of Crown Castle and its subsidiaries, taken as a whole, or Global Signal and its subsidiaries, taken as a whole, as applicable, or (ii) is reasonably expected to prevent or materially impede, interfere with, hinder or delay the consummation by Crown Castle or Global Signal, as applicable, of the merger or the other transactions contemplated by the merger agreement. None of the following, either alone or in combination, will constitute, and none of the following will be taken into account in determining whether there has been or will be, a material adverse effect:

(1)	any change relating to the United States or foreign economy or financial, credit or securities markets in general;

(2)	any failure, in and of itself, by Crown Castle or Global Signal, as applicable, to meet any internal or published projections, forecasts, or revenue or earnings predictions for any period ending on or after October 5, 2006;

(3)	any adverse change, effect, event, occurrence, state of facts or development reasonably attributable to conditions affecting the industry in which Crown Castle or Global Signal, as applicable, participates; and

(4)	any outbreak or escalation of major hostilities in which the United States is involved or any act of terrorism within the United States or directed against its facilities or citizens wherever located;

provided that in the case of (1), (3) and (4) above, such effect does not have a disproportionate impact on Crown Castle or Global Signal, as applicable, relative to their respective competitors.

Conduct of Business by Crown Castle and Global Signal Prior to Consummation of the Merger

Crown Castle and Global Signal have agreed that, during the period from the date of the merger agreement to the earlier of the consummation of the merger and the termination of the merger agreement in accordance with its terms, unless Crown Castle or Global Signal, as the case may be, consents in writing, each of Crown Castle and Global Signal will conduct its business in the ordinary course of business in all material respects and in a manner consistent with past practice in all material respects and will use reasonable best efforts to preserve intact its business organizations, to keep available the services of its current officers and key employees and to preserve in all material respects its current relationships with customers, suppliers, licensors, licensees, distributors and other persons with which it has business dealings.

Further, except as previously disclosed to Crown Castle or Global Signal, as applicable, or as otherwise required to maintain Global Signal’s status as a REIT, Crown Castle and Global Signal will not, and will not permit their respective subsidiaries to, between the date of the merger agreement and the earlier of the consummation of the merger and the termination of the merger agreement in accordance with its terms, unless Crown Castle or Global Signal, as the case may be, consents in writing:

•	declare or pay any dividends on, or make other distributions in respect of, any of its capital stock, except for (i) specified dividends by subsidiaries, (ii) with respect to Global Signal, its third quarter dividend paid on October 19, 2006 and (iii) with respect to Crown Castle, regularly scheduled dividends consistent with past practice;

•	subdivide, reclassify, recapitalize, split, combine or exchange any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock;

•	repurchase, redeem or otherwise acquire any shares of its capital stock or any stock rights, other than (i) with respect to Global Signal, in connection with the forfeiture or expiration of certain restricted shares, deferred shares, stock options, and warrants or the withholding of shares to satisfy certain tax obligations and (ii) with respect to Crown Castle, pursuant to repurchase obligations contained in any benefit plan, program or arrangement;

•	issue, deliver or sell, or authorize, propose or reserve for issuance, delivery or sale, any shares of its capital stock or any stock rights, other than (i) with respect to Global Signal, the issuance of shares upon the exercise of stock options or warrants or the vesting of deferred shares outstanding as of the date of the merger agreement and (ii) with respect to Crown Castle, the issuance of shares upon the exercise of stock option or warrants, the issuance of Crown Castle common stock in connection with the merger and any other stock issuance in the ordinary course of business;

•	take any action that would, or is reasonably expected to, result in any of the conditions to consummation of the merger contained in the merger agreement not being satisfied;

•	amend its certificate of incorporation or bylaws or the equivalent organizational documents of any subsidiary (except, in the case of Crown Castle, for such amendments that do not have an adverse effect on the merger);

•	materially change its accounting policies except as required by law or U.S. generally accepted accounting principles;

•	take any action that would prevent the parties from treating the merger as a “reorganization” under Section 368 of the Code; or

•	in the case of Crown Castle, take any action outside of the ordinary course of business consistent with past practice that would require the approval of the Crown Castle board under Delaware law.

In addition, Global Signal has agreed that, except as previously disclosed to Crown Castle, Global Signal will not, between the date of the merger agreement and the earlier of the consummation of the merger and the termination of the merger agreement in accordance with its terms, unless Crown Castle consents in writing:

•	create, assume or incur indebtedness for borrowed money or guaranty any such indebtedness of another person, or repay, redeem or repurchase any such indebtedness other than borrowings under existing lines of credit in a net aggregate amount not exceeding $10 million (or under any refinancing of such existing lines);

•	make any loans, advances or capital contributions to any other person, other than loans or advances between or among Global Signal and its subsidiaries;

•	sell, lease, license, sell and leaseback, mortgage, pledge or otherwise encumber or dispose of any assets or properties that are material to Global Signal and its subsidiaries, taken as a whole;

•	other than communications tower tenants and ground leases in the ordinary course of business consistent with past practice, enter into, modify or amend any lease of property, except for modifications or amendments that are not adverse to the surviving company;

•	make any acquisitions (by merger, purchase of assets or otherwise) that, individually, involves a purchase price in excess of $20 million or, in the aggregate, involves a purchase price in excess of $50 million;

•	modify, amend in any material respect, terminate or cancel any material contract or enter into any material contract;

•	other than in the ordinary course of business, pay, loan or advance any amount to, or sell, transfer or lease any properties or assets to, or enter into any agreement with, any of its officers or directors or any “affiliate” or “associate” of any of its officers or directors;

•	make any new capital expenditure(s) that, individually, is in excess of $5 million or, in the aggregate, are in excess of $10 million;

•	except to the minimum extent required in order to comply with applicable law or to the minimum extent required in order to avoid adverse treatment under Section 409A of the Code or as required by any collective bargaining agreement: (i) amend any of the terms or conditions of employment for any of its directors or officers, (ii) adopt, enter into, terminate or amend any benefit plan or agreement or collective bargaining agreement, other than amendments that are immaterial or administrative in nature, (iii) increase in any manner the compensation or benefits of, or pay any bonus to, any current or former employee, officer, director or consultant of Global Signal, other than target bonuses to be paid to Global Signal employees in the ordinary course of business consistent with past practice or increases in compensation and benefits of any current or former employee who is not an officer or director in the ordinary course of business consistent with past practice, (iv) grant any awards under any benefit plan or remove or modify existing restrictions on any awards made pursuant to any benefit plan or agreement, (v) take any action to fund or in any other way secure the payment of compensation or benefits under any benefit plan or benefit agreement, (vi) take any action to accelerate the vesting or payment of any compensation or benefits under any contract, benefit plan or agreement or (vii) make any material determination under any benefit plan or agreement that is inconsistent with the ordinary course of business or past practice;

•	form or commence the operations of any business or any corporation, partnership, joint venture, business association or other business organization or division thereof, other than in the ordinary course of business, or enter into any new line of business that is material to Global Signal and its subsidiaries, taken as a whole;

•	make any material tax election or settle or compromise any material tax liability or refund;

•

pay, discharge, settle or satisfy any claims, litigation, liabilities or obligations, other than in the ordinary course of business consistent with past practice or in accordance with their terms of liabilities reflected in the most recent consolidated financial statements filed with the SEC and that are not material, individually or in the aggregate, to Global Signal and its subsidiaries, taken as a whole;

•	cancel any material indebtedness or waive any claims or rights of substantial value;

•	waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which Global Signal or any of its subsidiaries is a party;

•	engage, directly or indirectly, in any action, that would result in any “prohibited transaction” tax pursuant to Section 857(b)(6) of the Code, any tax on certain non-arm’s length transactions pursuant to Section 857(b)(7) of the Internal Revenue Code or any tax pursuant to Section 4981 of the Code; or

•	engage in any action that would result in a termination or revocation of Global Signal’s election to be treated as a REIT.

The merger agreement provides that prior to the consummation of the merger, Global Signal will confer with Crown Castle in good faith on a regular and frequent basis regarding operational matters and the general status of ongoing operations, and Crown Castle will confer with Global Signal in good faith, from time to time and in such a manner that does not disrupt Crown Castle’s business, regarding operational matters and the general status of ongoing operations. No party will waive any rights it may have under the merger agreement as a result of such consultations and nothing in the merger agreement will give either party, directly or indirectly, the right to control or direct the other party’s operations prior to the consummation of the merger.

Other Covenants and Agreements

The merger agreement contains other covenants and agreements relating to the period of time between the date of the merger agreement and the earlier of the consummation of the merger and the termination of the merger agreement in accordance with its terms, whereby each of Crown Castle and Global Signal covenants or agrees to:

•	(i) cause each of its officers, directors, employees, auditors, attorneys, financial advisors, lenders and other agents to afford, upon advance notice, the other party and its representatives reasonable access during normal business hours to its and its subsidiaries’ officers, agents, properties, offices and other facilities, books and records and (ii) furnish the other party with all financial, tax, operating and other data and information as such other party, through its representatives, may reasonably request and with copies of all documents filed pursuant to federal or state securities laws, except that neither party nor any of their respective subsidiaries will be required to provide access to or disclose information if it would jeopardize the attorney-client privilege of such party. The information so provided will be held in confidence pursuant to the terms of a confidentiality agreement between Crown Castle and Global Signal;

•	give prompt notice to the other party of the occurrence, or nonoccurrence, of any event that is reasonably expected to result in a failure of any of the conditions to such other party’s obligations to consummate the merger;

•	(i) consult with the other party before issuing, and provide the other party the opportunity to review and comment upon, any press release or other public statement with respect to the merger agreement or the merger and (ii) not to issue any press release or make any such public statement prior to such consultation, except as may be required by law or applicable stock exchange listing requirements; and

•	jointly prepare and file with the SEC this joint proxy statement/prospectus, use its reasonable best efforts to cause the registration statement of which this joint proxy statement/prospectus is a part to become effective as promptly as practicable and, as promptly as practicable after the registration statement shall have become effective, mail this joint proxy statement/prospectus to its respective stockholders.

No Solicitation

Global Signal. The merger agreement provides that, subject to its rights described under “—Superior Proposal” below, Global Signal will not, nor shall it authorize or permit its subsidiaries or representatives to:

•	solicit, initiate or encourage, or take any other action designed to, or which is reasonably expected to, facilitate, any Global Signal takeover proposal;

•	enter into any agreement with respect to any Global Signal takeover proposal; or

•	enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or otherwise cooperate with, any Global Signal takeover proposal.

The merger agreement provides that the term “Global Signal takeover proposal” means (other than the transactions contemplated by the merger agreement):

•	any inquiry, proposal or offer from any person relating to, or that is reasonably expected to lead to, any direct or indirect acquisition or purchase, in one transaction or a series of transactions, of assets or businesses that constitute 15% or more of the revenues, net income, EBITDA or assets of Global Signal and its subsidiaries, taken as a whole, or 15% or more of any class of equity securities of Global Signal or any of its subsidiaries;

•	any tender offer or exchange offer that, if consummated, would result in any person beneficially owning 15% or more of any class of equity securities of Global Signal or any of its subsidiaries; or

•	any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange or similar transaction involving Global Signal or any of its subsidiaries pursuant to which any person or the stockholders of any person would own 15% or more of any class of equity securities of Global Signal or any of its subsidiaries or of any resulting parent company of Global Signal.

With respect to a Global Signal takeover proposal, Global Signal will:

•	promptly advise Crown Castle orally and in writing (and in any case within 24 hours) of any Global Signal takeover proposal or any inquiry that is reasonably expected to lead to any Global Signal takeover proposal, the material terms and conditions of any such Global Signal takeover proposal or inquiry, including any changes thereto, and the identity of the person making the Global Signal takeover proposal or inquiry;

•	keep Crown Castle fully and promptly informed of the status and material details, including any changes to the material terms thereof, of any such Global Signal takeover proposal or inquiry; and

•	provide to Crown Castle, promptly after receipt or delivery thereof, copies of all correspondence and other written material provided to Global Signal from any person that describes any of the terms or conditions of any Global Signal takeover proposal.

Crown Castle. The merger agreement further provides that, subject to its rights described under “—Superior Proposal” below, Crown Castle will not, nor shall it authorize or permit its subsidiaries or representatives to:

•	solicit, initiate or encourage, or take any other action designed to, or is reasonably expected to, facilitate, any Crown Castle takeover proposal;

•	enter into any agreement with respect to a Crown Castle takeover proposal; or

•	enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or otherwise cooperate with, any Crown Castle takeover proposal.

The merger agreement provides that the term “Crown Castle takeover proposal” means (other than the transactions contemplated by the merger agreement):

•	any inquiry, proposal or offer from any person relating to, or that is reasonably expected to lead to, any direct or indirect acquisition or purchase, in one transaction or a series of transactions, of assets or businesses that constitute 15% or more of the revenues, net income, EBITDA or assets of Crown Castle and its subsidiaries, taken as a whole, or 15% or more of any class of equity securities of Crown Castle or any of its subsidiaries;

•	any tender offer or exchange offer that, if consummated, would result in any person beneficially owning 15% or more of any class of equity securities of Crown Castle or any of its subsidiaries; or

•	any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange or similar transaction involving Crown Castle or any of its subsidiaries pursuant to which any person or the stockholders of any person would own 15% or more of any class of equity securities of Crown Castle or any of its subsidiaries or of any resulting parent company of Crown Castle.

The merger agreement provides that any proposal relating to the purchase of (i) the equity of any Crown Castle subsidiaries, (ii) assets or (iii) businesses, in each case, that are primarily involved with an activity relating to 5 MHz of spectrum rights in the 1670-1675 MHz band is excluded from the definition of “Crown Castle takeover proposal.”

With respect to a Crown Castle takeover proposal, Crown Castle will:

•	promptly advise Global Signal orally and in writing (and in any case within 24 hours) of any Crown Castle takeover proposal or any inquiry that is reasonably be expected to lead to any Crown Castle takeover proposal, the material terms and conditions of any such Crown Castle takeover proposal or inquiry, including any changes thereto, and the identity of the person making the Crown Castle takeover proposal or inquiry;

•	keep Global Signal fully and promptly informed of the status and material details, including any changes to the material terms thereof, of any such Crown Castle takeover proposal or inquiry; and

•	provide to Global Signal, promptly after receipt or delivery thereof, copies of all correspondence and other written material provided to Crown Castle from any person that describes any of the terms or conditions of any Crown Castle takeover proposal.

Change of Recommendation

Global Signal. The Global Signal board cannot:

•	withdraw, qualify or modify in a manner adverse to Crown Castle or Merger Sub, or publicly propose to withdraw, qualify or modify in a manner adverse to Crown Castle or Merger Sub, the adoption, approval, recommendation or declaration of advisability by the Global Signal board of the merger agreement or the merger;

•	recommend, adopt, approve or declare advisable, or propose publicly to recommend, adopt, approve or declare advisable, any Global Signal takeover proposal; or

•	adopt, approve, recommend or declare advisable, or propose to adopt, approve, recommend or declare advisable, or allow Global Signal or any of its subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or related to, or that is intended to or is reasonably expected to lead to, any Global Signal takeover proposal.

Notwithstanding the foregoing, at any time prior to the time Global Signal stockholders have adopted the merger agreement, the Global Signal board may take any of the actions described in the first two bullet points above if a majority of the Global Signal board determines in good faith, after receiving the advice of outside counsel, that it is necessary to take such actions in order to comply with its fiduciary duties to the Global Signal stockholders under applicable law, except that no such change in recommendation may be made until after the fifth calendar day following Crown Castle’s receipt of written notice from Global Signal advising Crown Castle that the Global Signal board intends to take such action and specifying the reasons for such action, including the terms and conditions of any Global Signal superior proposal that is the basis of the proposed action. In determining whether to change its recommendation, the Global Signal board will take into account any changes to the terms of the merger agreement proposed by Crown Castle in response to Global Signal’s notice of its recommendation change.

Crown Castle. The Crown Castle board cannot:

•	withdraw, qualify or modify in a manner adverse to Global Signal, or publicly propose to withdraw, qualify or modify in a manner adverse to Global Signal, the adoption, approval, recommendation or declaration of advisability by the Crown Castle board of the merger agreement or the merger;

•	recommend, adopt, approve or declare advisable, or propose publicly to recommend, adopt, approve or declare advisable, any Crown Castle takeover proposal; or

•	adopt, approve, recommend or declare advisable, or propose to adopt, approve, recommend or declare advisable, or allow Crown Castle or any of its subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or related to, or that is intended to or is reasonably expected to lead to, any Crown Castle takeover proposal.

Notwithstanding the foregoing, at any time prior to the time Crown Castle stockholders have approved the Crown Castle share issuance, the Crown Castle board may take any of the actions described in the first two bullet points above if a majority of the Crown Castle board determines in good faith, after receiving the advice of outside counsel, that it is necessary to take such actions in order to comply with its fiduciary duties to the Crown Castle stockholders under applicable law, except that no such change in recommendation may be made until after the fifth calendar day following Global Signal’s receipt of written notice from Crown Castle advising Global Signal that the Crown Castle board intends to take such action and specifying the reasons for such action, including the terms and conditions of any Crown Castle superior proposal that is the basis of the proposed action. In determining whether to change its recommendation, the Crown Castle board will take into account any changes to the terms of the merger agreement proposed by Global Signal in response to Crown Castle’s notice of its recommendation change.

Superior Proposal

Global Signal. The merger agreement provides further that, notwithstanding the restrictions described above, if at any time prior to the time that Global Signal stockholders have adopted the merger agreement:

•	Global Signal receives a bona fide written Global Signal takeover proposal that the Global Signal board determines in good faith, after consultation with outside counsel and a financial advisor of nationally recognized reputation, constitutes, or is reasonably expected to lead to, a Global Signal superior proposal; and

•	such Global Signal takeover proposal was not solicited after the date of the merger agreement, was made after the date of the merger agreement and did not otherwise result from a breach by Global Signal of the “no solicitation” provisions of the merger agreement described in this section;

then Global Signal may, if a majority of the Global Signal board determines in good faith, after receiving the advice of outside counsel, that it is necessary to take such actions to comply with its fiduciary duties to the Global Signal stockholders under applicable law, and subject to giving Crown Castle written notice of such determination:

•	furnish information with respect to Global Signal and its subsidiaries to the person making such Global Signal takeover proposal pursuant to a customary confidentiality agreement; and

•	participate in discussions or negotiations with the person making such Global Signal takeover proposal regarding such Global Signal takeover proposal.

The merger agreement provides that the term “Global Signal superior proposal” means a Global Signal takeover proposal (provided that, for purposes of being a Global Signal superior proposal, all references to 15% in the definition of “Global Signal takeover proposal” will be references to 50%) which the Global Signal board determines in good faith, after consultation with outside counsel and a financial advisor of nationally recognized reputation, to be:

•	more favorable to the Global Signal stockholders from a financial point of view than the merger, taking into account all relevant factors, including all the terms and conditions of such proposal, the merger agreement and changes to the terms of the merger agreement proposed by Crown Castle in response to such offer; and

•	reasonably capable of being consummated, taking into account all financial, legal, regulatory and other aspects of such proposal.

Nothing in the merger agreement will prohibit Global Signal from taking and disclosing to its stockholders a position contemplated by Rule 14(e)-2(a) or Rule 14(d)-9 promulgated under the Exchange Act or from making any disclosure to Global Signal’s stockholders if, in the good faith judgment of the Global Signal board, after consultation with outside counsel, failure to so disclose would be inconsistent with applicable law, except that all actions taken or agreed to be taken by Global Signal or the Global Signal board must comply with the “no solicitation” provisions described above.

Crown Castle. The merger agreement provides further that, notwithstanding the restrictions described above, if at any time prior to the time that Crown Castle stockholders have approved the Crown Castle share issuance:

•	Crown Castle receives a bona fide written Crown Castle takeover proposal that the Crown Castle board determines in good faith, after consultation with outside counsel and a financial advisor of nationally recognized reputation, constitutes, or is reasonably expected to lead to, a Crown Castle superior proposal; and

•	such Crown Castle takeover proposal was not solicited after the date of the merger agreement, was made after the date of the merger agreement and did not otherwise result from a breach by Crown Castle of the “no solicitation” provisions of the merger agreement described in this section;

then Crown Castle may, if a majority of the Crown Castle board determines in good faith, after receiving the advice of outside counsel, that it is necessary to take such actions to comply with its fiduciary duties to the Crown Castle stockholders under applicable law, and subject to giving Global Signal written notice of such determination:

•	furnish information with respect to Crown Castle and its subsidiaries to the person making such Crown Castle takeover proposal pursuant to a customary confidentiality agreement; and

•	participate in discussions or negotiations with the person making such Global Signal takeover proposal regarding such Crown Castle takeover proposal.

The merger agreement provides that the term “Crown Castle superior proposal” means a Crown Castle takeover proposal (provided that, for purposes of being a Crown Castle superior proposal, all references to 15% in the definition of “Crown Castle takeover proposal” will be references to 50%) which the Crown Castle board determines in good faith, after consultation with outside counsel and a financial advisor of nationally recognized reputation, to be:

•	more favorable to the Crown Castle stockholders from a financial point of view than the merger, taking into account all relevant factors, including all the terms and conditions of such proposal, the merger agreement and changes to the terms of the merger agreement proposed by Global Signal in response to such offer; and

•	reasonably capable of being consummated, taking into account all financial, legal, regulatory and other aspects of such proposal.

Nothing in the merger agreement will prohibit Crown Castle from taking and disclosing to its stockholders a position contemplated by Rule 14(e)-2(a) or Rule 14(d)-9 promulgated under the Exchange Act or from making any disclosure to Crown Castle’s stockholders if, in the good faith judgment of the Crown Castle board, after consultation with outside counsel, failure to so disclose would be inconsistent with applicable law, except that all actions taken or agreed to be taken by Crown Castle or the Crown Castle board must comply with the “no solicitation” provisions described above.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the consummation of the merger by the mutual written consent of Crown Castle, Merger Sub and Global Signal.

In addition, the merger agreement may be terminated by either Crown Castle or Global Signal if:

•	the merger has not been consummated by July 5, 2007, except that such right to terminate the merger agreement on this basis will not be available to any party whose willful breach of a representation or warranty or willful failure to fulfill any covenant or agreement contained in the merger agreement has been a principal cause of, or resulted in, the failure of the merger to be consummated on or by July 5, 2007;

•	the Crown Castle stockholders have not approved the Crown Castle share issuance at the Crown Castle special meeting at which a proper vote of the Crown Castle stockholders was taken;

•	the Global Signal stockholders have not adopted the merger agreement at the Global Signal special meeting at which a proper vote of the Global Signal stockholders was taken;

•	if any restraining order, injunction or other judgment issued by any court or other governmental entity of competent jurisdiction prohibiting the consummation of the merger or other transactions contemplated by the merger agreement is in effect and has become final and nonappealable; or

•	if any condition to the obligation of Crown Castle or Global Signal to consummate the merger becomes incapable of satisfaction prior to July 5, 2007, except that such right to terminate the merger agreement on this basis will not be available to any party where such party’s willful breach caused the failure of such condition.

The merger agreement also may be terminated by Global Signal:

•	if Crown Castle or Merger Sub breaches or fails to perform in any material respect any of their representations, warranties, covenants or other agreements contained in the merger agreement, which breach or failure to perform gives rise to the failure of a condition to Global Signal’s obligations to consummate the merger and is incapable of being cured or is not cured within 30 calendar days following receipt of written notice from Global Signal of the breach or failure to perform;

•	at any time prior to the approval by Crown Castle stockholders of the Crown Castle share issuance, within ten days after the Crown Castle board has changed, modified or withdrawn its recommendation of the merger or has recommended or approved any Crown Castle takeover proposal; or

•	at any time prior to the adoption of the merger agreement by Global Signal stockholders, so that Global Signal can accept and enter into a binding agreement with respect to a Global Signal superior proposal, subject to Global Signal’s compliance in all material respects with the applicable “no solicitation” provisions of the merger agreement and Global Signal’s payment of the Global Signal termination fee.

The merger agreement also may be terminated by Crown Castle:

•	if Global Signal breaches or fails to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the merger agreement, which breach or failure to perform gives rise to the failure of a condition to Crown Castle’s obligations to consummate the merger and is incapable of being cured or is not cured within 30 calendar days following receipt of written notice from Crown Castle of the breach or failure to perform;

•	at any time prior to the adoption of the merger agreement by Global Signal stockholders, within ten days after the Global Signal board has changed, modified or withdrawn its recommendation of the merger or has recommended or approved any Global Signal takeover proposal; or

•	at any time prior to the approval by Crown Castle stockholders of the Crown Castle share issuance, so that Crown Castle can accept and enter into a binding agreement with respect to a Crown Castle superior proposal, subject to Crown Castle’s compliance in all material respects with the applicable “no solicitation” provisions of the merger agreement and Crown Castle’s payment of the Crown Castle termination fee.

Expenses and Termination Fees

All fees and expenses incurred in connection with the merger will be paid by the party incurring such fees or expenses, except that each of Global Signal and Crown Castle will bear and pay one-half of the costs and expenses incurred in connection with the filing, printing and mailing of this joint proxy statement/prospectus, including SEC filing fees.

The surviving company will file any return with respect to, and will pay, any state or local taxes imposed on Global Signal, including any penalties or interest, if any, which are attributable to the transfer of the beneficial ownership of Global Signal’s real property as a result of the merger.

Fees and Expenses Payable by Global Signal. Global Signal will pay Crown Castle a termination fee in the amount of $139 million if the merger agreement is terminated:

•	by Global Signal or Crown Castle because the Global Signal stockholders have not adopted the merger agreement at the Global Signal special meeting at which a proper vote of the Global Signal stockholders was taken and (i) after October 5, 2006, a Global Signal takeover proposal is made to Global Signal and such Global Signal takeover proposal becomes publicly known or is made directly to the Global Signal stockholders prior to the Global Signal special meeting, and such Global Signal takeover proposal has not been withdrawn at the time of the Global Signal special meeting, and (ii) within twelve months after termination of the merger agreement, Global Signal enters into a definitive agreement to consummate a Global Signal takeover proposal or consummates a Global Signal takeover proposal (solely for purposes of this clause (ii), all references to 15% in the term “Global Signal takeover proposal” will be deemed references to 35%);

•	by Crown Castle, at any time prior to the adoption of the merger agreement by Global Signal stockholders, within ten days after the Global Signal board has changed, modified or withdrawn its recommendation of the merger or has recommended or approved any Global Signal takeover proposal; or

•	by Global Signal to accept and enter into a binding agreement with respect to a Global Signal superior proposal at any time prior to the adoption of the merger agreement by Global Signal stockholders.

Global Signal will reimburse Crown Castle for its out-of-pocket fees and expenses up to $10 million if the merger agreement is terminated by Crown Castle because either (i) the Global Signal stockholders have not adopted the merger agreement at the Global Signal special meeting at which a proper vote of the Global Signal stockholders was taken, and no termination fee is then payable by Global Signal, or (ii) Global Signal breaches or fails to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the merger agreement, which breach or failure to perform gives rise to the failure of a condition to Crown Castle’s obligations to consummate the merger and is incapable of being cured or is not cured within 30 calendar days following receipt of written notice from Crown Castle of the breach or failure to perform.

Fees and Expenses Payable by Crown Castle. Crown Castle will pay Global Signal a termination fee in the amount of $139 million if the merger agreement is terminated:

•	by Crown Castle or Global Signal because the Crown Castle stockholders have not approved the Crown Castle share issuance at the Crown Castle special meeting at which a proper vote of the Crown Castle stockholders was taken and (i) after October 5, 2006, a Crown Castle takeover proposal is made to Crown Castle and such Crown Castle takeover proposal becomes publicly known or is made directly to the Crown Castle stockholders prior to the Crown Castle special meeting, and such Crown Castle takeover proposal has not been withdrawn at the time of the Crown Castle special meeting, and (ii) within twelve months after termination of the merger agreement, Crown Castle enters into a definitive agreement to consummate a Crown Castle takeover proposal or consummates a Crown Castle takeover proposal (solely for purposes of this clause (ii), all references to 15% in the term “Crown Castle takeover proposal” will be deemed references to 35%);

•	by Global Signal, at any time prior to the approval by Crown Castle stockholders of the Crown Castle share issuance, within ten days after the Crown Castle board has changed, modified or withdrawn its recommendation of the merger or has recommended or approved any Crown Castle takeover proposal; or

•	by Crown Castle to accept and enter into a binding agreement with respect to a Crown Castle superior proposal at any time prior to obtaining the approval by Crown Castle stockholders of the Crown Castle share issuance.

Crown Castle will reimburse Global Signal for its out-of-pocket fees and expenses up to $10 million if the merger agreement is terminated by Global Signal because either (i) the Crown Castle stockholders have not approved the Crown Castle share issuance at the Crown Castle special meeting at which a proper vote of the Crown Castle stockholders was taken, and no termination fee is then payable by Crown Castle, or (ii) Crown Castle breaches or fails to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the merger agreement, which breach or failure to perform gives rise to the failure of a condition to Global Signal’s obligations to consummate the merger and is incapable of being cured or is not cured within 30 calendar days following receipt of written notice from Global Signal of the breach or failure to perform.

Filings Under the HSR Act and Other Governmental Approvals; Reasonable Best Efforts

Global Signal and Crown Castle will use reasonable best efforts to:

•	obtain all requisite approvals and authorizations for the transactions contemplated by the merger agreement under the HSR Act or any other federal, state or foreign antitrust or fair trade law;

•	cooperate with each other in connection with any HSR Act or other antitrust filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party;

•	promptly inform the other party of any communication received by such party from, or given by such party to, the DOJ, the FTC or any other governmental entity and of any material communication received or given in connection with any proceeding by a private party;

•	permit the other party, or the other party’s legal counsel, to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the DOJ, the FTC or any other governmental entity or with any other person in connection with any proceeding by a private party; and

•	give the other party the opportunity to attend and participate in such meetings and conferences.

If any objections are asserted with respect to the merger or any other transactions contemplated by the merger agreement under any law or if any suit is instituted by any governmental entity or any private party challenging the merger as violative of any law, each of Crown Castle and Global Signal will use its reasonable best efforts to resolve any such objections or challenge as such governmental entity or private party may have to such transactions under such law so as to permit consummation of the transactions contemplated by the merger agreement.

Global Signal and Crown Castle will each use their reasonable best efforts to (i) obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of each governmental entity and parties to contracts with Global Signal or Crown Castle or their respective subsidiaries as are necessary for the consummation of the merger and the other transactions contemplated by the merger agreement, provided that, in the case of consents of parties to contracts, none of Global Signal, Crown Castle or Merger Sub will be required to make any payment to any such third parties or concede anything of value to obtain such consents, (ii) make all required regulatory filings and applications and (iii) cause the conditions to the consummation of the merger set forth in the merger agreement to be satisfied as promptly as practicable. “Reasonable best efforts” may include, but will not in every instance require, the obligation to enter into a settlement, undertaking, consent decree, stipulation or other agreement with a governmental entity regarding antitrust matters that requires a party to divest or hold separate any of its or its subsidiaries’ assets.

Indemnification and Insurance

Crown Castle and Global Signal have agreed that all rights to indemnification by Global Signal existing in favor of each present and former director and officer of Global Signal for acts or omissions by such directors and officers occurring at or prior to the effective time of the merger and in effect on the date of the merger agreement, as provided for in the Global Signal certificate of incorporation or the Global Signal bylaws or pursuant to any other agreements, will survive the merger and continue in full force and effect in accordance with their respective terms until the expiration of the applicable statute of limitations with respect to any claims against such directors or officers arising out of such acts or omissions. Crown Castle will perform, or cause the surviving company to perform, in a timely manner, the surviving company’s obligations with respect thereto.

In addition, Crown Castle has agreed that for six years after the effective time of the merger, Crown Castle will maintain directors’ and officers’ liability insurance, if available, for acts or omissions occurring at or prior to the effective time of the merger, covering each person who was, as of the date of the merger agreement, covered by Global Signal’s directors’ and officers’ liability insurance, on terms that are not materially less favorable than those in effect as of the date of the merger agreement. Crown Castle, however, will not be required to expend more than an amount per year equal to 200% of current annual premiums paid by Global Signal for such insurance. If Crown Castle would be required to expend more than 200% of current annual premiums, it will obtain the maximum amount of such insurance obtainable by payment of annual premiums equal to 200% of current annual premiums.

Board of Directors of the Combined Company

Crown Castle has agreed to expand the size of its board of directors from ten directors to thirteen directors. All ten current members of the Crown Castle board will continue to serve as directors of Crown Castle following the merger. Effective as of the consummation of the merger, Crown Castle will appoint to the Crown Castle board Messrs. Robert Niehaus and David Abrams, and, effective as of one day after the consummation of the merger, Crown Castle will appoint to the Crown Castle board Mr. Wesley Edens. If any of Messrs. Niehaus, Abrams, and Edens are unwilling or unable to serve as a director of Crown Castle as of the consummation of the merger, then Global Signal will designate another individual or individuals, as the case may be, who must be reasonably acceptable to Crown Castle, to serve on the Crown Castle board.

Employees

For a period of one year following the merger, Crown Castle and Merger Sub will provide the employees of Global Signal who are employed by Global Signal immediately prior to the merger, and who remain employed by Crown Castle or Merger Sub during that one-year period, with compensation and benefits substantially comparable to either the compensation and benefits provided by Global Signal as of the consummation of the merger or the compensation and benefits of similarly situated employees of Crown Castle.

To determine eligibility to participate in, and rights under, but not for purposes of benefits accrual under, any employee benefit plan of Crown Castle, retained Global Signal employees will receive credit for service with Global Signal as if it had been completed with Crown Castle.

Amendment and Waiver

The merger agreement may be amended in writing by Crown Castle and Global Signal as authorized by their respective boards of directors. However, after the adoption of the merger agreement by Global Signal stockholders and the approval by Crown Castle stockholders of the Crown Castle share issuance, no amendment may be made, without further approval of the Crown Castle and Global Signal stockholders, that changes the amount or the form of the consideration to be delivered to the Global Signal stockholders, or which by law requires the further approval of the Crown Castle or Global Signal stockholders.

Prior to the effective time of the merger, either Crown Castle or Global Signal may:

•	extend the time for the performance of any of the covenants, obligations or other acts of any other party to the merger agreement; or

•	subject to applicable law, waive any inaccuracy of any representations or warranties or compliance with any of the agreements, covenants or conditions of any other party or with any conditions to its own obligations.

The failure of any party to the merger agreement to assert any of its rights under the merger agreement or otherwise will not constitute a waiver of such rights. The waiver of any right with respect to particular facts and circumstances will not be a waiver with respect to any other facts and circumstances and each such right will be an ongoing right that may be asserted at any time and from time to time.

Specific Performance

The parties to the merger agreement are entitled to an injunction or injunctions to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter, in addition to any other remedy to which they may be entitled at law or in equity.

Governing Law

The merger agreement will be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflicts of law.

AGREEMENTS RELATED TO THE MERGER

Support Agreements

This is a summary of the material provisions of the support agreements. The support agreements, which are attached as Annexes C, D and E to this joint proxy statement/prospectus and are incorporated herein by reference, contain the complete terms of these agreements. You should read the support agreements carefully.

On October 5, 2006, Crown Castle entered into support agreements with the Global Signal significant stockholders who, as of that date, owned in the aggregate approximately 72.9% of the outstanding shares of Global Signal common stock. Pursuant to the support agreements, the Global Signal significant stockholders agreed to vote (or cause to be voted) an aggregate number of shares equal to 40% of the shares of Global Signal common stock outstanding on October 5, 2006 (such shares, the “subject shares”) in favor of the merger and the merger agreement at every meeting of the Global Signal stockholders or other circumstance upon which such a vote, consent or other approval is sought. In addition, the Global Signal significant stockholders agreed to vote (or cause to be voted) the subject shares against, and not to consent to, and to cause the subject shares not to be consented to, any of the following:

•	any merger agreement or merger (other than the merger agreement between Global Signal and Crown Castle and the merger of Global Signal with and into Merger Sub), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Global Signal;

•	any Global Signal takeover proposal, as defined under “The Merger Agreement—No Solicitation” beginning on page 99; or

•	any amendment to the Global Signal certificate of incorporation or the Global Signal bylaws or other proposal or transaction involving Global Signal or any of its subsidiaries, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify any provision of the merger agreement, the support agreements or the stockholders agreement or the merger or any other transaction contemplated by those agreements or change in any manner the voting rights of any capital stock of Global Signal.

The Global Signal significant stockholders have agreed not to take any action inconsistent with the agreements described in the immediately preceding sentence. In addition, the Global Signal significant stockholders have granted to Crown Castle and its designees an irrevocable proxy to vote the subject shares in a manner consistent with the preceding paragraph.

The Global Signal significant stockholders also agreed, among other things, that they will not, and will not agree to (other than pursuant to the support agreements):

•	enter into any voting arrangement, whether by proxy, voting agreement or otherwise, with respect to any shares of Global Signal common stock; or

•	subject to certain exceptions, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option or other arrangement with respect to any sale, transfer, pledge, assignment or other disposition of, any shares of Global Signal common stock.

Pursuant to the terms of the support agreements and subject to certain exceptions, the Global Signal significant stockholders have agreed not to commence or participate in, and to take all actions necessary to opt out of, any class in any class action with respect to, any claim, derivative or otherwise, against Global Signal, Crown Castle or any of their respective successors relating to the negotiation, execution and delivery of the support agreements or the merger agreement or the consummation of the merger or any of the other transactions contemplated by the merger agreement, the support agreements or the stockholders agreement.

Each support agreement terminates upon the earliest of (i) the effective time of the merger, (ii) the termination of the merger agreement in accordance with its terms and (iii) the mutual written consent of Crown Castle and each applicable Global Signal significant stockholder.

Stockholders Agreement

This is a summary of the material provisions of the stockholders agreement. The stockholders agreement, which is attached as Annex B to this joint proxy statement/prospectus and is incorporated herein by reference, contains the complete terms of this agreement. You should read the stockholders agreement carefully.

On October 5, 2006, Crown Castle and the Global Signal significant stockholders entered in to a stockholders agreement, to be effective as of the effective time of the merger, pursuant to which, among other things and subject to the terms and conditions thereof, Crown Castle granted each Global Signal significant stockholder (i) certain rights with respect to the registration of the shares of Crown Castle common stock (including shares of Crown Castle common stock subject to options) that it will receive pursuant to the merger and (ii) the right to cause the nominating and corporate governance committee of Crown Castle to re-nominate one time the director that it selects for appointment to the Crown Castle board at the effective time of the merger (or another individual reasonably acceptable to Crown Castle) if such Global Signal significant stockholder and certain of its affiliates own more than 3.0% of the outstanding shares of Crown Castle common stock at the time of such re-nomination. See “The Merger Agreement—Board of Directors of the Combined Company” on page 106. For so long as a Global Signal significant stockholder has a designee serving on the Crown Castle board pursuant to the stockholders agreement, that director will have the right to sit on each committee of the Crown Castle board (other than the strategy committee). The designee of Fortress also will have the right to sit on the strategy committee.

Shelf Registration Statement

The stockholders agreement requires Crown Castle to file, as soon as practicable, but in any event within ten days after the effective time of the merger, an automatic shelf registration statement on Form S-3 in order to register the shares of Crown Castle common stock (including shares of Crown Castle common stock subject to options) received by the Global Signal significant stockholders pursuant to the merger (such shares, the “registrable securities”). Subject to certain exceptions, Crown Castle is required to use its reasonable best efforts to keep such automatic shelf registration statement continuously effective for three years or until such earlier time as the sale of the registrable securities is no longer restricted under the Securities Act or all the registrable securities have been sold pursuant to such automatic shelf registration statement or otherwise transferred or are no longer outstanding. After the filing of such automatic shelf registration statement, for so long as Fortress, Greenhill or Abrams (in each case, in the aggregate with certain of their respective affiliates to whom they transfer registrable securities) own an amount of registrable securities equal to or greater than 2.0% of the Crown Castle common stock then issued and outstanding, Fortress, Greenhill or Abrams, as the case may be, may exercise its right to demand registration as described in the third succeeding paragraph below.

Initial Sale and Registration Rights

After the effective time of the merger, Crown Castle also will be obligated, upon the request of the Global Signal significant stockholders, to effect an underwritten offering of registrable securities with an aggregate market value of at least $600 million (measured at the closing trading price of Crown Castle common stock on the date the request for such offering is made by such stockholders to Crown Castle) under the automatic shelf registration statement in an underwritten offering, which may include conducting a “road show” (such sale, the “initial sale”). Such request to effect the initial sale may be made on or after the first business day following the effective time of the merger, and, if such request is made on such first business day, each of the parties to the stockholders agreement will be required to use its reasonable best efforts to commence the initial sale within thirty days of the effective time of the merger.

After the initial sale, the Global Signal significant stockholders will have the right to request Crown Castle to effect the registration of an amount of registrable securities equal to or greater than 2.0% of the Crown Castle common stock then issued and outstanding, subject to certain restrictions (each such request, a “demand”). In addition to the initial sale, (i) each of Greenhill and Abrams will be entitled to two demands and (ii) Fortress will be entitled to five demands. If requested by the Global Signal significant stockholders in connection with any demand, Crown Castle and its management will be obligated, among other things, to participate in a “road show” (including before analysts and rating agencies), provided that (x) the maximum number of “road shows” in which Crown Castle will be required to participate pursuant to the stockholders agreement is six and (y) Crown Castle will not be obligated to participate in any “road show” within 180 days of any other “road show” in which Crown Castle has participated or will be participating pursuant to the stockholders agreement. If the automatic shelf registration statement is not effective and available for the offer and sale of registrable securities, Crown Castle will be required to keep the registration statement filed with respect to any demand effective for a period of at least 60 days (or such shorter period in which all the registrable securities included in such demand have actually been sold thereunder).

Subject to certain customary restrictions, whenever Crown Castle proposes to register any of its equity securities under the Securities Act, the Global Signal significant stockholders will be permitted to request that Crown Castle include, and Crown Castle will be obligated to use its reasonable best efforts to include to the extent requested, all registrable securities in such registration, in each case on the same terms and conditions as Crown Castle’s equity securities being sold in such registration. If, in connection with such registration, any managing underwriter advises Crown Castle that the inclusion of all the equity securities sought to be included in such registration would adversely affect the marketability of the equity securities sought to be sold, then Crown Castle will be obligated to include in such registration only such equity securities as Crown Castle is so advised by such underwriter can be sold without such an effect, in the following order of priority:

•	if such registration relates to an offering for Crown Castle’s own account, then (i) first, such number of equity securities to be sold by Crown Castle, (ii) second, registrable securities of the Global Signal significant stockholders requesting to be included in such registration, on a pro rata basis, and (iii) third, other equity securities held by any other proposed sellers of Crown Castle equity securities; or

•	if such registration relates to an offering other than for Crown Castle’s own account, then (i) first, such number of Crown Castle equity securities sought to be registered by others pursuant to rights to demand (other than pursuant to so-called “piggyback” or other incidental or participation registration rights) such registration, pro rata, (ii) second, other equity securities to be sold by Crown Castle, (iii) third, registrable securities of the Global Signal significant stockholders requesting to be included in such registration, on a pro rata basis, and (iv) fourth, other equity securities held by any other proposed sellers of Crown Castle equity securities.

In addition, and subject to certain exceptions, if requested by the managing underwriter of any underwritten offering of Crown Castle securities, Crown Castle and the Global Signal significant stockholders will be prohibited from (i) effecting any public sale of Crown Castle equity securities or (ii) in the case of each Global Signal significant stockholder, requesting registration of any registrable securities, in each case, during any time period reasonably requested by Crown Castle or the Global Signal significant stockholders with respect to such underwritten offering, except as part of such registration, provided that (x) such time period may not exceed 90 days (or, in the case of an underwritten offering for which a “road show” will not be conducted, 45 days) and (y) neither Crown Castle nor the Global Signal significant stockholders will be required to comply with any such request if, after giving effect to such compliance, the aggregate number of days during which Crown Castle has, or the Global Signal significant stockholders have, complied with all such requests would exceed 180 days in a 365-day period.

Lock-Up Periods

Other than (i) the initial sale, (ii) the disposal by Abrams of up to 2,000,000 registrable securities within five days after the effective time of the merger and (iii) sales to certain of their respective affiliates, the Global Signal significant stockholders will not be permitted to sell their respective registrable securities for the 90-day period following the effective time of the merger. After that 90-day period and continuing to and including 180 days after the effective time of the merger, in addition to sales to certain of its affiliates, each Global Signal significant stockholder will be permitted to sell an amount of registrable securities less than or equal to 50% of the registrable securities it owned as of the effective time of the merger.

Expenses and Indemnification

Crown Castle will be obligated to pay for all expenses incident to its performance of, or compliance with, its obligations under the stockholders agreement; provided, however, that each Global Signal significant stockholder selling registrable securities pursuant to the stockholders agreement will be obligated to pay (i) its portion of all underwriting discounts, commissions and transfer taxes, if any, relating to such sale of its registrable securities and (ii) all fees and expenses of its outside counsel incurred in connection with any registration or offering. The stockholders agreement also contains customary cross-indemnification by Crown Castle and the Global Signal significant stockholders for liabilities arising as a result of any registration.

Rights of Certain Transferees of the Global Signal Significant Stockholders

Pursuant to the terms of the stockholders agreement and subject to certain exceptions, the registration rights granted to the Global Signal significant stockholders under the stockholders agreement will also apply to certain of their respective affiliates to whom they transfer registrable securities.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners and Management of Crown Castle

The following table sets forth, as of October 31, 2006, the total number of shares of Crown Castle common stock beneficially owned, and the percent so owned, by (i) each person known by Crown Castle to own more than 5% of Crown Castle common stock, (ii) each of Crown Castle’s directors and named executive officers and (iii) all directors and executive officers as a group. The percentage of beneficial ownership of Crown Castle common stock is based on 201,935,236 issued shares of common stock outstanding as of October 31, 2006.

Name of Beneficial Owner (1)	Number of Shares of Common Stock (2)(3)(4)(5)		Percent of Class (6)
Executive Officers and Directors (7)
James D. Cordes	68,297	(8)	*
Ari Q. Fitzgerald	37,522	(9)	*
Robert E. Garrison II	15,109	(10)	*
Randall A. Hack	110,663	(11)	*
Dale N. Hatfield	74,522	(12)	*
E. Blake Hawk	1,284,143	(13)	*
Lee W. Hogan	31,022		*
Edward C. Hutcheson, Jr.	156,613	(14)	*
John P. Kelly	2,486,401	(15)	1.22%
J. Landis Martin	389,061	(16)	*
Robert F. McKenzie	111,710	(17)	*
W. Benjamin Moreland	1,110,889	(18)	*
Michael T. Schueppert	382,252	(19)	*
James D. Young	111,869	(20)	*
All Directors and Executive Officers as a Group (14 persons)	6,370,073	(21)	3.10%
5% Stockholders
SPO Partners & Co. (including affiliates and related investment funds)	33,345,963	(22)	16.51%
T. Rowe Price Associates, Inc.	22,015,123	(23)	10.90%
Goldman Sachs Asset Management, L.P.	19,624,535	(24)	9.72%
FMR Corp. (including affiliates and related investment funds)	14,040,697	(25)	6.92%
AXA Financial, Inc. (including affiliates and related investment funds)	12,036,388	(26)	5.96%
Morgan Stanley	12,006,954	(27)	5.95%

*	Less than 1%

(1)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of Crown Castle common stock subject to options or warrants currently exercisable, or exercisable within 60 days of the date hereof, are deemed outstanding for computing the percentage of the person holding such options or warrants but are not deemed outstanding for computing the percentage of any other person.

(2)	Consists of shares (including restricted shares) held, shares underlying stock options exercisable within 60 days and shares underlying warrants exercisable within 60 days.

(3)

As used in the footnotes to this table below, “2006 Performance RSAs” means certain restricted shares granted by Crown Castle in the first quarter of 2006, pursuant to the 2004 Stock Incentive Plan. The terms of the Restricted Stock Agreements relating to the 2006 Performance RSAs provide that if Crown Castle common stock closes at or above $35.52, $40.85 or $46.98 per share for any 20 consecutive trading days which include any date on or before February 23, 2010 (the fourth anniversary of the date of grant), one-third of the 2006 Performance RSAs vests (i.e., the transfer and forfeiture restrictions terminate) upon reaching each such price target. In addition, any remaining unvested 2006 Performance RSAs vest on the February 23, 2010 if the Common Stock closes at or above $37.07 per share for any 20 consecutive trading days which include any date on or before February 23, 2010. Any 2006 Performance RSAs that have not otherwise vested will be forfeited as of February 23, 2010.

(4)	As used in the footnotes to this table below, “2006 Retention RSAs” means certain restricted shares granted by Crown Castle in the first quarter of 2006, pursuant to the 2004 Stock Incentive Plan. The terms of the Restricted Stock Agreements relating to the 2006 Retention RSAs provide that such restricted shares will vest on February 23, 2009 (the third anniversary of the date of grant) if Crown Castle common stock closes at or above $42.50 per share for any 20 consecutive trading days which include any date on or between September 22, 2008 and February 23, 2009. Any shares of 2006 Retention RSAs that have not otherwise vested pursuant to the preceding sentence will be forfeited as of February 23, 2009. The Restricted Stock Agreements also provide that the vesting of the 2006 Retention RSAs will generally not be accelerated pursuant to severance agreements entered into with the executive officers upon a qualifying termination of employment that does not occur during a change in control period, but instead will be forfeited in the event of such a termination.

(5)	As used in the footnotes to this table below, “New Hire RSAs” means certain restricted shares granted by Crown Castle in October 20, 2005, pursuant to the 2004 Stock Incentive Plan. The terms of the Restricted Stock Agreements relating to the New Hire RSAs provide that such restricted shares will vest on may vest 10%, 15%, 20%, 25%, 30%, respectively, on each of the first five anniversaries of the grant date.

(6)	Percentage amount assumes the exercise by such persons of all options and warrants exercisable within 60 days to acquire shares of Crown Castle common stock and no exercise of options or warrants by any other person.

(7)	The address of each officer and director listed in this table is: c/o Crown Castle International Corp., 510 Bering Drive, Suite 600, Houston, Texas 77057.

(8)	Includes (i) 22,500 shares of New Hire RSAs, (ii) 27,100 shares of 2006 Performance RSAs and (iii) 16,938 shares of 2006 Retention RSAs.

(9)	Represents 12,522 shares of Crown Castle common stock and options to purchase 25,000 shares of Crown Castle common stock collectively held on behalf of Hogan & Hartson L.L.P. Mr. Fitzgerald has sole voting and shared investment power with respect to all such shares but has no other interest in such shares except to the extent of his pecuniary interest in Hogan & Hartson L.L.P.

(10)	Includes 2,000 shares of Crown Castle common stock owned by Mr. Garrison’s spouse, with respect to which Mr. Garrison may be deemed to have shared voting and investment power. Mr. Garrison disclaims beneficial ownership of the 2,000 shares of Crown Castle common stock held by his spouse.

(11)	Includes (i) options to purchase 40,000 shares of Crown Castle common stock, (ii) 49,925 shares of Crown Castle common stock held by an investment entity of which Mr. Hack’s spouse has sole voting and dispositive power, and (iii) options to purchase 5,000 shares of Crown Castle common stock held by Nassau Capital LLC. Mr. Hack disclaims beneficial ownership of the shares held by such investment entity and the shares represented by the options held by Nassau Capital LLC.

(12)	Includes options to purchase 40,000 shares of Crown Castle common stock.

(13)	Includes (i) options to purchase 763,637 shares of Crown Castle common stock, (ii) 40,073 shares of 2006 Performance RSAs, (iii) 55,657 shares of 2006 Retention RSAs, (iv) options to purchase 30,000 shares of Crown Castle common stock held by a trust, of which Mr. Hawk is the trustee, for the benefit of Mr. Hawk’s child, and (v) 55,000 shares of Crown Castle common stock owned by Mr. Hawk’s spouse, with respect to which Mr. Hawk may be deemed to have shared voting and investment power. Mr. Hawk disclaims beneficial ownership of the 55,000 shares of Crown Castle common stock held by his spouse.

(14)	Includes (i) options to purchase 50,000 shares of Crown Castle common stock and (ii) 1,130 shares of Crown Castle common stock owned by Mr. Hutcheson’s spouse, with respect to which Mr. Hutcheson may be deemed to have shared voting and investment power. Mr. Hutcheson disclaims beneficial ownership of the 1,130 shares of Crown Castle common stock held by his spouse.

(15)	Includes (i) options to purchase 1,598,562 shares of Crown Castle common stock, (ii) 108,664 shares of 2006 Performance RSAs, and (iii) 145,533 shares of 2006 Retention RSAs.

(16)	Includes (i) options to purchase 45,000 shares of Crown Castle common stock, (ii) warrants to acquire 8,000 shares of Crown Castle common stock, (iii) 21,612, 63,355 and 63,355 shares of Crown Castle common stock, respectively, held in three separate grantor retained annuity trusts (GRATs) and (iv) 2,000 shares of Crown Castle common stock held in a trust, of which Mr. Martin is the Trustee, for the benefit of Mr. Martin’s children.

(17)	Includes options to purchase 82,813 shares of Crown Castle common stock. Excludes options to purchase 10,000 shares of Crown Castle common stock held by Mr. McKenzie pursuant to a divorce agreement dated August 18, 2000 for the benefit of his ex-wife; Mr. McKenzie disclaims beneficial ownership of such options held for his ex-wife.

(18)	Includes (i) options to purchase 737,226 shares of Crown Castle common stock, (ii) 62,486 shares of 2006 Performance RSAs and (iii) 78,108 shares of 2006 Retention RSAs.

(19)	Includes options to purchase 226,000 shares of Crown Castle common stock. In addition to ownership of Crown Castle common stock shown in the table, in the first quarter of 2006, the Board authorized the grant of certain phantom option awards to Mr. Schueppert pursuant to a proposed Modeo phantom equity option plan relating to approximately a 1.245% equity interest in Modeo LLC and an option price based on a deemed equity value at the time of the authorization plus increases relating to capital contributions.

(20)	Includes (i) 29,700 shares of New Hire RSAs, (ii) 43,553 shares of 2006 Performance RSAs and (iii) 36,294 shares of 2006 Retention RSAs.

(21)	Includes (i) options to purchase 3,643,238 shares of Crown Castle common stock, (ii) warrants to acquire 8,000 shares of Crown Castle common stock, (iii) 52,200 shares of New Hire RSAs, (iv) 281,876 shares of 2006 Performance RSAs, and (v) 332,530 shares of 2006 Retention RSAs. Does not include certain phantom option awards granted pursuant to a proposed Modeo phantom equity option plan as described in footnote (19) above.

(22)	The address for SPO Partners & Co. is 591 Redwood Highway, Suite 3215, Mill Valley, CA 94941. The number of shares shown in the table is based on an amendment to Schedule 13D filed jointly on June 25, 2003 by the following (collectively, the “SPO Reporting Persons”): SPO Partners II, L.P. (“SPO”), SPO Advisory Partners, L.P. (“SPO Advisory Partners”), San Francisco Partners II, L.P. (“SFP”), SF Advisory Partners, L.P. (“SF Advisory Partners”), SPO Advisory Corp. (“SPO Advisory Corp.”), Cranberry Lake Partners, L.P. (“CLP”), The John H. Scully Trust, dated October 1, 2003 (“Scully Trust”), Phoebe Snow Foundation, Inc. (“PS Foundation”), John H. Scully (“JHS”), Oberndorf Foundation (“O Foundation”), William E. Oberndorf (“WEO”), William J. Patterson (“WJP”), Edward H. McDermott (“EHM”), Brian Scully (“BS”), Vincent Scully (“VS”), Betty Jane Weimer (“BJW”), Michael B. Yuen (“MBY”), Kurt C. Mobley (“KCM”) and Oberndorf Family Partners (“OFP”). The Schedule 13D states that the SPO Reporting Persons may be deemed to constitute a “group” within the meaning of Section 13(d)(3) of the Exchange Act, although neither the fact of such filing nor anything contained therein shall be deemed to be an admission by the SPO Reporting Persons that a group exists. The number of shares shown also reflects information contained in Form 4s filed with the SEC by SPO Advisory Corp. on August 11, 2004 and December 2, 2005.

The Schedule 13D amendment and the Form 4s provide, among other things, the following information regarding beneficial ownership of Crown Castle common stock by the SPO Reporting Persons pursuant to Rule 13d-3 of the Exchange Act (percentage interest calculations shown in parentheses below are based upon the outstanding shares of Crown Castle common stock as of October 31, 2006, rather than the percentages set forth in the Schedule 13D amendment):

•	SPO owns beneficially 26,827,663 shares (approximately 13.29%). Acting through its sole general partner, SPO has the sole power to vote or direct the vote and to dispose or direct the disposition of all such shares.

•	Because of its position as the sole general partner of SPO, SPO Advisory Partners may be deemed to beneficially own 26,827,663 shares (approximately 13.29%). Acting through its general partner and in its capacity as the sole general partner of SPO, SPO Advisory Partners has the sole power to vote or direct the vote and to dispose or direct the disposition of all such shares.

•	SFP owns beneficially 1,947,300 shares. Acting through its sole general partner, SFP has the sole power to vote or direct the vote and to dispose or direct the disposition of all such shares.

•	Because of its position as the sole general partner of SFP, SF Advisory Partners may be deemed to beneficially own 1,947,300 shares. Acting through its general partner and in its capacity as the sole general partner of SFP, SF Advisory Partners has the sole power to vote or direct the vote and to dispose or direct the disposition of all such shares.

•	Because of its positions as the general partner of each of SPO Advisory Partners and SF Advisory Partners, SPO Advisory Corp. may be deemed to beneficially own 28,774,963 shares (approximately 14.25%). Acting through its controlling persons and in its capacities as the general partner of each of SPO Advisory Partners and SF Advisory Partners, SPO Advisory Corp. has the sole power to vote or direct the vote and to dispose or direct the disposition of all such shares.

•	CLP owns beneficially 339,800 shares. Acting through its sole general partner, CLP has the sole power to vote or direct the vote and to dispose or direct the disposition of all such shares.

•	Netcong Newton Partners, L.P. (“Netcong”) owns beneficially 150,800 shares. Acting through one of its general partners, Netcong may be deemed to have shared power to vote or direct the vote and to dispose or direct the disposition of all such shares.

•	O Foundation owns beneficially 400,000 shares. Acting through its controlling persons, O Foundation has the sole power to vote or direct the vote and to dispose or direct the disposition of all such shares.

•	Individually, and because of its position as the sole general partner of CLP and as a general partner of Netcong, Scully Trust may be deemed to beneficially own 1,153,000 shares. Acting through its trustees and in its capacity as the sole general partner of CLP, Scully Trust has the sole power to vote or direct the vote and to dispose or direct the disposition of 339,800 shares. Acting through its trustees, Scully Trust has the sole power to vote or direct the vote and to dispose or direct the disposition of 662,400 shares. Acting through its trustees and in its capacity as a general partner of Netcong, Scully Trust may be deemed to have shared power to vote or direct the vote and to dispose or direct the disposition of 150,800 shares.

•	PS Foundation owns beneficially 895,800 shares. Acting through its controlling person, PS Foundation has the sole power to vote or direct the vote and to dispose or direct the disposition of all such shares.

•

Individually, and because of his positions as a control person of SPO Advisory Corp., trustee for Scully Trust, which serves as the sole general partner of CLP, and controlling person, sole director and officer of PS Foundation, JHS may be deemed to beneficially own 31,141,563 shares (approximately 15.42%). As one of three controlling persons of SPO Advisory Corp., which is the general partner of SPO Advisory Partners and SF Advisory Partners, JHS may be deemed to have shared power with WEO and WJP to vote or direct the vote and to dispose or direct the disposition of 28,774,963 shares held by SPO and SFP. Because of his positions as a trustee for Scully Trust, which serves as the sole general partner of CLP, JHS may be deemed to have shared power to vote or direct the vote and to dispose or direct the disposition of 1,153,000 shares held by CLP, Netcong and Scully Trust. JHS has the sole power to vote or direct the vote and to dispose or direct the disposition of 317,800 shares held in the John H. Scully Individual Retirement Account, a self-directed individual retirement account, and 895,800 shares held by the PS Foundation, for which JHS is the controlling person, sole director and officer.

•	Individually, and because of his positions as a control person of SPO Advisory Corp. and O Foundation, sole general partner of Oberndorf Family Partners, and trustee of the William and Susan Oberndorf Trust, dated October 15, 1998, WEO may be deemed to beneficially own 30,749,963 shares (approximately 15.23%). As one of three controlling persons of SPO Advisory Corp., which is the general partner of each of SPO Advisory Partners and SF Advisory Partners, WEO may be deemed to have shared power with JHS and WJP to vote or direct the vote and to dispose or direct the disposition of 28,774,963 shares held by SPO and SFP. WEO may be deemed to have shared power to vote or direct the vote and to dispose or direct the disposition of 150,000 shares held in the William and Susan Oberndorf Trust, dated October 15, 1998 and 400,000 shares held by O Foundation. Individually, and because of his position as the sole general partner of OFP, a family partnership, WEO has the sole power to vote or direct the vote and to dispose or direct the disposition of 350,000 shares held by OFP, 1,025,000 shares held in Mr. Oberndorf’s Individual Retirement Accounts, which are self directed, and 50,000 shares owned by his minor children.

•	Individually and because of his position as a control person of SPO Advisory Corp., WJP may be deemed to beneficially own 28,789,963 shares (approximately 14.26%). As one of three controlling persons of SPO Advisory Corp., which is the general partner of each of SPO Advisory Partners and SF Advisory Partners, WJP may be deemed to have shared power with JHS and WEO to vote or direct the vote and to dispose or direct the disposition of 28,774,963 shares held by SPO and SFP. Individually, WJP has the power to vote or directly vote and to dispose or direct the disposition of 15,000 shares.

•	OFP owns beneficially 350,000 shares. OFP has the sole power to vote or direct the vote and to dispose or direct the disposition of all such shares.

•	EHM, KCM, BS, VS, BJW and MBY beneficially own 5,500, 100,000, 14,900, 11,000, 18,000 and 65,000 shares, respectively. Each such SPO Reporting Persons has the sole power to vote or direct the vote and to dispose or direct the disposition of all shares which they beneficially own.

(23)	The address for T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, Maryland 21202. Based on an amendment to Schedule 13G filed with the SEC on April 10, 2006, T. Rowe Price Associates, Inc. has sole voting power over 3,441,291 of such shares and sole dispositive power over all of such shares of Crown Castle common stock.

(24)	The address for Goldman Sachs Asset Management, L.P. (“GSAM LP”) is 32 Old Slip, New York, New York 10005. Based on an amendment to Schedule 13G filed with the SEC on February 8, 2006, GSAM LP reports sole dispositive power with respect to all such shares and sole voting power with respect to 16,883,731 of such shares. The Schedule 13G amendment states that such shares reflect the securities owned beneficially by GSAM LP. GSAM LP, an investment advisor, disclaims beneficial ownership of any securities managed on GSAM LP’s behalf by third parties.

(25)	The address for FMR Corp. is 82 Devonshire St., Boston, Massachusetts 02109. The number of shares shown in the table is based on an amendment to Schedule 13G filed jointly with the SEC on February 14, 2006 by FMR Corp. (“FMR”), Edward C. Johnson 3d (“E.C. Johnson”) and Fidelity Management & Research Company (“Fidelity”). Such Schedule 13G amendment provides that FMR has sole voting power over 651,694 of such shares and sole dispositive power over all of such shares. In addition, such Schedule 13G amendment indicates that E.C. Johnson has beneficial ownership of and sole dispositive power over such 14,040,697 shares.

The Schedule 13G amendment also provides, among other things, the following information regarding the shares reported (percentage interest calculations shown below are based upon the number of shares of Crown Castle common stock outstanding as of October 31, 2006, rather than the percentages set forth in the Schedule 13G amendment):

•	Fidelity, a wholly-owned subsidiary of FMR and an investment adviser registered under the Investment Advisers Act of 1940, is the beneficial owner of 13,871,772 shares (approximately 6.83%) of Crown Castle common stock as a result of acting as investment adviser to various investment companies registered under the Investment Company Act of 1940. The number of shares owned by the investment companies at December 31, 2005 included 1,076,639 shares resulting from the assumed conversion of $11,660,000 principal amount of the Company’s 4% Convertible Senior Notes due 2010 (92.3361 shares of Crown Castle common stock for each $1,000 principal amount). E.C. Johnson, FMR, through its control of Fidelity, and the funds each has sole power to dispose of such 13,871,772 shares. Neither FMR nor E.C. Johnson, Chairman of FMR, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity funds, which power resides with such funds’ boards of trustees. Fidelity carries out the voting of the shares under written guidelines established by the funds’ boards of trustees.

•	Members of the E.C. Johnson family are the predominant owners, directly or through trusts, of Series B shares of common stock of FMR, representing approximately 49% of the voting power of FMR. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all FMR Series B shares will be voted in accordance with the majority vote of such Series B shares. Accordingly, through their ownership of voting common stock and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR.

•	Fidelity Management Trust Company (“FMT”), a wholly-owned subsidiary of FMR and a bank as defined in Section 3(a)(6) of the Exchange Act, is the beneficial owner of 36,800 shares of Crown Castle common stock as a result of its serving as investment manager of the institutional accounts. E.C. Johnson and FMR, through its control of FMT, each has sole dispositive power over such 36,800 shares and sole power to vote or to direct the voting of the 36,800 shares owned by such institutional accounts.

•	Strategic Advisors, Inc., a wholly-owned subsidiary of FMR and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, provides investment services to individuals. As such, FMR’s beneficial ownership includes 125 shares of Crown Castle common stock beneficially owned through Strategic Advisers, Inc.

•	Fidelity International Limited (“FIL”), and various foreign-based subsidiaries provide investment advisory and management services to a number of non-U.S. investment companies and certain institutional investors. FIL is the beneficial owner of 132,000 shares of Crown Castle common stock.

•	A partnership controlled predominantly by members of the family of E.C Johnson, Chairman of FMR and FIL, or trusts for their benefit, owns shares of FIL voting stock with the right to cast approximately 38% of the total votes which may be cast by all holders of FIL voting stock. FMR and FIL are separate and independent corporate entities, and their boards of directors are generally composed of different individuals.

•	FMR and FIL are of the view that they are not acting as a “group” for purposes of Section 13(d) under the Exchange Act and that they are not otherwise required to attribute to each other the “beneficial ownership” of securities “beneficially owned” by the other corporation within the meaning of Rule 13d-3 promulgated under the 1934 Act. Therefore, they are of the view that the shares held by the other corporation need not be aggregated for purposes of Section 13(d). However, FMR has filed the Schedule 13G amendment on a voluntary basis as if all of the shares are beneficially owned by FMR and FIL on a joint basis.

(26)	The address for AXA Financial, Inc. is 1290 Avenue of the Americas, New York, New York 10104. Pursuant to a Schedule 13G filed with the SEC on February 14, 2006, each of AXA Financial, Inc., AXA

Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, AXA Courtage Assurance Mutuelle and AXA has (i) sole voting power over 7,332,087 of such shares of Crown Castle common stock, (ii) shared voting power over 978,487 of such shares, (iii) sole dispositive power over 12,015,212 of such shares, and (iv) shared dispositive power over 21,176 of such shares. The Schedule 13G states that a majority of the shares reported therein are held by unaffiliated third-party client accounts managed by Alliance Capital Management L.P. (a majority-owned subsidiary of AXA Financial, Inc.), as investment adviser. The Schedule 13G also provides that each of AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle and AXA Courtage Assurance Mutuelle, as a group, and AXA expressly declares that the filing of such Schedule 13G shall not be construed as an admission that it is, for purposes of Section 13(d) of the Exchange Act, the beneficial owner of any securities covered by the Schedule 13G.

(27)	The address for Morgan Stanley is 1585 Broadway, New York, New York 10036. Based on a Schedule 13G filed with the SEC on February 15, 2006, Morgan Stanley has (i) sole voting power and sole dispositive power over 11,916,917 of such shares of Crown Castle common stock and (ii) shared voting power and shared dispositive power over 8,505 of such shares. The Schedule 13G states that Morgan Stanley is filing the Schedule 13G solely in its capacity as the parent company of, and indirect beneficial owner of securities held by, one of its business units.

Security Ownership of Certain Beneficial Owners and Management of Global Signal

The following table sets forth, as of October 31, 2006, the total number of shares of Global Signal common stock beneficially owned, and the percent so owned, by (i) each person known by Global Signal to own more than 5% of Global Signal common stock, (ii) each of Global Signal’s directors and executive officers and (iii) all directors and executive officers as a group. The percentage of beneficial ownership of Global Signal common stock is based on 70,225,884 issued shares of common stock outstanding as of October 31, 2006.

Name of Beneficial Owner (1)	Number of Shares of Common Stock (2)		Percent of Class (3)
Executive Officers and Directors (4)
Wesley R. Edens	31,128,881	(5)	43.9%
Robert H. Niehaus	10,741,478	(6)	15.3%
Jerry V. Elliott	200,000		*
Steven G. Osgood	120,300		*
Jeffrey A. Klopf	15,000		*
Michael P. Schmidt	12,500		*
Michael P. Hennigan	12,500		*
David C. Abrams	9,125,689	(7)	13.0%
Robert H. Gidel	5,167,444	(8)	7.4%
Douglas L. Jacobs	42,500		*
Howard Rubin	505,000		*
Mark S. Whiting	80,000		*
All Directors and Executive Officers as a Group (13 persons)	52,031,538		73.4%
5% Stockholders (9)
Fortress Investment Holdings LLC	31,078,781	(10)	43.9%
Greenhill Capital Partners LLC	10,543,978	(11)	15.0%
Abrams Capital LLC	7,118,841	(12)	10.1%
Fortress Pinnacle Investment Fund LLC	5,137,444	(13)	7.3%

*	Less than 1%

(1)

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of Global Signal common stock subject to options or warrants currently exercisable, or exercisable within 60 days of the date hereof, are deemed outstanding for computing the percentage of the person holding such options or warrants but are not deemed outstanding for computing the percentage of any other person.

(2)	Consists of shares held, shares underlying stock options exercisable within 60 days and shares underlying warrants exercisable within 60 days.

(3)	Percentage amount assumes the exercise by such persons of all options and warrants exercisable within 60 days to acquire shares of Global Signal common stock and no exercise of options or warrants by any other person.

(4)	The address of each officer and director listed in this table is: c/o Global Signal Inc., 301 North Cattlemen Road, Suite 300, Sarasota, Florida 34232.

(5)	Includes 50,100 shares held by Mr. Edens and other ownership as set forth in footnote 10.

(6)	Consists of 197,500 shares held by Mr. Niehaus, 32,200 shares held by Greenhill Capital Partners LLC, 9,727,464 shares held by GCP SPV1 LLC and 784,314 shares held by GCP SPV2 LLC. By virtue of his ownership and management positions in entities that control the general partners of Greenhill Capital Partners LP and its affiliated investment funds, Greenhill Capital Partners LLC, GCP SPV1 LLC and GCP SPV2 LLC, Mr. Niehaus may be deemed to beneficially own these shares.

(7)	Includes 5,301,461 shares held by Abrams Capital Partners II L.P., of which Abrams Capital LLC is the general partner and of which Pamet L.P. is the investment manager, 1,817,380 shares held by other private investment funds for which Abrams Capital LLC serves as general partner, 2,275,242 shares held by other private investment funds for which Pamet L.P. serves as investment manager, and 1,548,986 shares held by other private investment funds for which David Abrams serves as managing member. Pamet LLC is the general partner of Pamet L.P. David Abrams is the sole managing member of Abrams Capital LLC and Pamet LLC, and by virtue of the relationships described above, has sole voting power with respect to the shares identified above.

(8)	Includes 30,000 shares held by Mr. Gidel and 5,137,444 shares held by Fortress Pinnacle Investment Fund LLC. Mr. Gidel is the sole manager of Fortress Pinnacle Investment Fund LLC and may be deemed to beneficially own the shares listed as beneficially owned by Fortress Pinnacle Investment Fund LLC. Mr. Gidel disclaims beneficial ownership of such shares.

(9)	The address of Fortress Investment Holdings LLC is 1345 Avenue of the Americas, 46th Floor, New York, New York 10105. The address of Greenhill Capital Partners LLC is 300 Park Avenue, 23rd Floor, New York, New York 10022. The address of Abrams Capital LLC is 222 Berkeley Street, 22nd Floor, Boston, Massachusetts 02116. The address of Fortress Pinnacle Investment Fund LLC is 1345 Avenue of the Americas, 46th Floor, New York, New York 10105.

(10)

Includes 19,162,248 shares and an option to purchase 644,000 shares held by FRIT PINN LLC, 497,076 shares held by FRIT Holdings LLC, 2,928 shares held by Fortress Registered Investment Trust, 4,705,883 shares held by FIT GSL LLC, 5,137,444 shares held by Fortress Pinnacle Investment Fund LLC, 904,802 shares held by Drawbridge Global Macro Advisors LLC and 24,400 shares held by Drawbridge Special Opportunities Advisors LLC. FRIT PINN LLC is a wholly owned subsidiary of FRIT Holdings LLC, which is a wholly owned subsidiary of Fortress Registered Investment Trust, which is 100% owned by Fortress Investment Fund LLC. Fortress Investment Fund LLC is managed by its managing member Fortress Fund MM LLC, which is managed by Fortress Investment Group LLC pursuant to a management agreement. FIT GSL LLC is a wholly owned subsidiary of FIT Holdings LLC, which is wholly owned by Fortress Investment Trust II, which is 100% owned by Fortress Investment Fund II LLC. Fortress Investment Fund II LLC is managed by its managing member Fortress Fund MM II LLC, which is managed by Fortress Investment Group LLC pursuant to a management agreement. FIG Advisors LLC is the investment advisor of Fortress Pinnacle Investment Fund LLC and may be deemed to beneficially own the shares listed as beneficially owned by Fortress Pinnacle Investment Fund LLC. FIG Advisors LLC disclaims beneficial ownership of such shares. FIG Advisors LLC is a wholly owned subsidiary of Fortress Investment Group LLC. Fortress Investment Group LLC is the sole managing member of each of Drawbridge Global Macro Advisors LLC and Drawbridge Special Opportunities Advisors LLC. Fortress Investment Group LLC is 100% owned by Fortress Investment Holdings LLC, an entity which is owned by certain individuals, including Mr. Edens, Chairman of the Global Signal board. By virtue of its ownership interest in Fortress Investment Group LLC, Fortress Investment Holdings LLC may be deemed to beneficially own the shares listed as beneficially owned by FRIT PINN LLC, FRIT Holdings LLC, Fortress Registered Investment Trust, FIT GSL LLC, Fortress Pinnacle Investment Fund LLC, Drawbridge Global Macro Advisors LLC and Drawbridge Special Opportunities Advisors LLC. Fortress Investment Holdings LLC disclaims beneficial ownership of such shares. In addition, by virtue of his ownership interest in Fortress Investment Holdings LLC, Mr. Edens may be deemed to beneficially own the shares listed as beneficially owned by Fortress Investment Holdings LLC. Mr. Edens disclaims beneficial ownership of such shares.

(11)	Consists of 32,200 shares held by Greenhill Capital Partners LLC, 9,727,464 shares held by GCP SPV1 LLC and 784,314 shares held by GCP SPV2 LLC. By virtue of their ownership and management positions in entities that control the general partners of Greenhill Capital Partners LP and its affiliated investment funds, Greenhill Capital Partners LLC, GCP SPV1 LLC and GCP SPV2 LLC, Scott L. Bok, Robert F. Greenhill and Robert H. Niehaus, a member of the Global Signal board, may be deemed to beneficially own these shares.

(12)	Includes 5,301,461 shares held by Abrams Capital Partners II L.P., of which Abrams Capital LLC is the general partner and of which Pamet L.P. is the investment manager, and 1,817,380 shares held by other private investment funds for which Abrams Capital LLC serves as general partner. David Abrams, a member of the Global Signal board, is the sole managing member of Abrams Capital LLC and by virtue of the relationships described above, has sole voting power with respect to the shares identified above. The shares disclosed in the table as being beneficially owned by Abrams Capital LLC are also included in the shares reported as being beneficially owned by Mr. Abrams.

(13)	Consists of 5,137,444 shares held by Fortress Pinnacle Investment Fund LLC. Robert Gidel, one of Global Signal’s directors, is the sole manager of Fortress Pinnacle Investment Fund LLC and may be deemed to beneficially own the shares listed as beneficially owned by Fortress Pinnacle Investment Fund LLC. Mr. Gidel disclaims beneficial ownership of such shares. In addition, FIG Advisors LLC is the investment advisor of Fortress Pinnacle Investment Fund LLC and may be deemed to beneficially own the shares listed as beneficially owned by Fortress Pinnacle Investment Fund LLC. FIG Advisors LLC disclaims beneficial ownership of such shares.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The accompanying unaudited pro forma condensed combined financial statements present the pro forma combined financial position and results of operations of the combined company based upon the historical financial statements of Crown Castle and Global Signal, after giving effect to the merger and adjustments described in the accompanying footnotes, and are intended to reflect the impact of the pending merger on Crown Castle. The accompanying unaudited pro forma condensed combined financial statements are based upon the historical financial statements and have been developed from (i) the audited consolidated financial statements of Crown Castle contained in its Annual Report on Form 10-K for the fiscal year ended December 31, 2005, which are incorporated by reference into this joint proxy statement/prospectus, (ii) the unaudited condensed consolidated financial statements of Crown Castle contained in its Quarterly Report on Form 10-Q for the three months and nine months ended September 30, 2006, which are incorporated by reference into this joint proxy statement/prospectus, (iii) the audited consolidated financial statements of Global Signal contained in its Annual Report on Form 10-K for the year ended December 31, 2005, which are incorporated by reference into this joint proxy statement/prospectus, and (iv) the unaudited condensed consolidated financial statements of Global Signal contained in its Quarterly Report on Form 10-Q for the three months and nine months ended September 30, 2006, which are incorporated by reference into this joint proxy statement/prospectus. The unaudited pro forma condensed combined financial statements are prepared using the purchase method of accounting, with Crown Castle treated as the acquirer and as if the merger had been consummated on September 30, 2006, for purposes of preparing the unaudited condensed combined balance sheet as of September 30, 2006, and on January 1, 2005, for purposes of preparing the unaudited condensed combined statements of operations for the year ended December 31, 2005 and the nine months ended September 30, 2006.

As of the date of this joint proxy statement/prospectus, Crown Castle has not performed the detailed valuation studies necessary to arrive at the required estimates of the fair market value of the Global Signal assets to be acquired and the Global Signal liabilities to be assumed and the related allocations of purchase price, nor has it identified the adjustment necessary, if any, to conform Global Signal’s accounting policies to Crown Castle’s accounting policies. However, as indicated in note (a) to the unaudited pro forma condensed combined financial statements, Crown Castle has made certain adjustments to the September 30, 2006 historical book values of the assets and liabilities of Global Signal to reflect certain preliminary estimates of the fair values necessary to prepare the unaudited pro forma condensed combined financial statements. Any excess purchase price over the historical net assets of Global Signal, as adjusted to reflect estimated fair values, has been recorded as goodwill. Actual results may differ from these unaudited pro forma condensed combined financial statements once Crown Castle has determined the final purchase price for Global Signal and has completed the valuation studies necessary to finalize the required purchase price allocations and identified any necessary conforming accounting changes for Global Signal. There can be no assurance that such finalization will not result in material changes.

The accompanying unaudited pro forma condensed combined financial statements are provided for illustrative purposes only and do not purport to represent what the actual consolidated results of operations of the consolidated financial position of Crown Castle would have been had the merger occurred on the dates assumed, nor are they necessarily indicative of future consolidated results of operations or consolidated financial position. The unaudited pro forma condensed combined financial statements do not include the realization of potential cost savings or other operating efficiencies or integration, restructuring or other additional costs anticipated to result from the merger. The unaudited pro forma condensed combined financial statements should be read in conjunction with the separate historical consolidated financial statements and accompanying notes of Crown Castle and Global Signal that are incorporated by reference into this joint proxy statement/prospectus.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2005

(In thousands, except per share amounts)

	Crown Castle	Global Signal(g)	Pro Forma Adjustments		Pro Forma Combined
Net revenues:
Site rental	$597,125	$368,120	$9,545	(d1)	$974,790
Network services and other	79,634	—	—		79,634

	676,759	368,120	9,545		1,054,424
Operating expenses:
Costs of operations (exclusive of depreciation, amortization and accretion):
Site rental	197,355	151,965	3,341	(d2)	352,661
Network services and other	54,630	—	—		54,630
General and administrative	121,061	39,423	—		160,484
Sprint site integration costs	—	7,081	—		7,081
Depreciation, amortization and accretion	281,118	135,992	(30,165)	(b1)
			33,250	(b2)
			87,500	(b3)	507,695

Operating income (loss)	22,595	33,659	(84,381)		(28,127)
Other income (expense):
Interest and other income (expense)	(282,443)	3,141	—		(279,302)
Interest expense and amortization of deferred financing costs	(133,806)	(75,611)	9,098	(b4)
			(8,149)	(c)	(208,468)

Loss from continuing operations before income taxes and minority interests	(393,654)	(38,811)	(83,432)		(515,897)
Benefit (provision) for income taxes	(3,225)	622	29,201	(e)	26,598
Minority interests	3,525	—	—		3,525

Net loss from continuing operations	(393,354)	(38,189)	(54,231)		(485,774)
Dividends on preferred stock, net of purchases of preferred stock	(49,356)	—	—		(49,356)

Net loss from continuing operations after dividends on preferred stock	$(442,710)	$(38,189)	$(54,231)		$(535,130)

Loss per common share from continuing operations	$(2.03)			(f)	$(1.62)

Weighted average common shares outstanding— basic and diluted (in thousands)	217,759		113,059	(f)	330,818

See notes to Unaudited Pro Forma Condensed Combined Financial Statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Nine Months Ended September 30, 2006

(In thousands, except per share amounts)

	Crown Castle	Global Signal	Pro Forma Adjustments		Pro Forma Combined
Net revenues:
Site rental	$510,052	$371,223	$6,245	(d1)	$887,520
Network services and other	67,328	—	—		67,328

	577,380	371,223	6,245		954,848
Operating expenses:
Costs of operations (exclusive of depreciation, amortization and accretion):
Site rental	155,878	165,688	(727)	(d2)	320,839
Network services and other	44,401	—	—		44,401
General and administrative	82,590	44,230	—		126,820
Sprint site integration costs	—	446	—		446
Depreciation, amortization and accretion	213,626	131,439	(26,671)	(b1)
			24,938	(b2)
			65,625	(b3)	408,957

Operating income (loss)	80,885	29,420	(56,920)		53,385
Other income (expense):
Interest and other income (expense)	(5,697)	(21,041)	—		(26,738)
Interest expense and amortization of deferred financing costs	(116,165)	(69,731)	(397)	(b4)
			(6,112)	(c)	(192,405)

Loss from continuing operations before income taxes and minority interests	(40,977)	(61,352)	(63,429)		(165,758)
Benefit (provision) for income taxes	(1,698)	(26)	22,200	(e)	20,476
Minority interests	1,400	—	—		1,400

Net loss from continuing operations	(41,275)	(61,378)	(41,229)		(143,882)
Dividends on preferred stock, net of purchases of preferred stock	(15,604)	—	—		(15,604)

Net loss from continuing operations after dividends on preferred stock	$(56,879)	$(61,378)	$(41,229)		$(159,486)

Loss per common share from continuing operations	$(0.27)			(f)	$(0.49)

Weighted average common shares outstanding—basic and diluted (in thousands)	209,406		113,059	(f)	322,465

See notes to Unaudited Pro Forma Condensed Combined Financial Statements.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of September 30, 2006

(In thousands)

	Crown Castle	Global Signal	Pro Forma Adjustments		Pro Forma Combined
ASSETS

Current assets:
Cash and cash equivalents	$66,084	$123,598	$—		$189,682
Receivables, net	21,872	7,661	—		29,533
Prepaid expenses and other current assets	143,356	39,960	—		183,316

Total current assets	231,312	171,219	—		402,531
Restricted cash	5,021	31,070	—		36,091
Available-for-sale securities	249,035	—	—		249,035
Property and equipment, net	3,260,049	1,661,115	665,000	(a2)	5,586,164
Goodwill	390,365	10,610	1,845,967	(a4)	2,246,942
Other intangible assets	229,519	415,267	1,334,733	(a3)	1,979,519
Deferred site rental receivable and other assets	154,302	37,725	(34,192)	(a6)	157,835

	$4,519,603	$2,327,006	$3,811,508		$10,658,117

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$16,667	$19,515	$35,000	(a7)	$71,182
Deferred rental revenues and accrued liabilities	160,870	100,676	—		261,546
Short-term debt and current maturities of long-term debt	10,000	413	—		10,413

Total current liabilities	187,537	120,604	35,000		343,141
Long-term debt, less current maturities	2,953,915	1,843,936	(31,432)	(a8)	4,766,419
Other liabilities	188,383	65,738	(46,657)	(a9)	207,464
Deferred tax liabilities	1,682	45	284,668	(a5)	286,395

Total liabilities	3,331,517	2,030,323	241,579		5,603,419

Commitments and contingencies
Minority interests	27,879	—	—		27,879
Redeemable preferred stock	312,639	—	—		312,639
Stockholders’ equity:
Common stock	2,019	703	428	(a1)	3,150
Additional paid-in capital	2,869,172	375,094	3,490,387	(a1)	6,734,653
Treasury stock	—	(1,463)	1,463	(a1)	—
Accumulated other comprehensive income	149,498	29,336	(29,336)	(a1)	149,498
Accumulated deficit	(2,173,121)	(106,987)	106,987	(a1)	(2,173,121)

Total stockholders’ equity	847,568	296,683	3,569,929		4,714,180

	$4,519,603	$2,327,006	$3,811,508		$10,658,117

See notes to Unaudited Pro Forma Condensed Combined Financial Statements.

(a)	Preliminary Purchase Price Allocation

The unaudited pro forma condensed combined balance sheet has been adjusted to reflect the preliminary allocation of the purchase price to identifiable net assets acquired and the excess purchase price to goodwill. The purchase price allocation within these unaudited pro forma condensed combined financial statements is based upon a purchase price of approximately $3.9 billion, exclusive of the assumption of $1.8 million of debt. The amount was derived from the estimated number of shares of Crown Castle common stock to be issued of approximately 113.1 million, based on the issued and outstanding shares of Global Signal common stock on September 29, 2006 and the exchange ratio of 1.61 per each Global Signal share, at a price of $34.20 per share, the average closing price of Crown Castle common stock for the five-day period comprised of the two days prior to, including and the two days subsequent to the signing of the merger agreement and the public announcement of the merger. The actual number of shares of Crown Castle common stock to be issued and delivered in connection with the merger will be based upon the actual number of Global Signal shares issued and outstanding when the merger closes. The preliminary consideration calculation used as a basis for the unaudited pro forma condensed combined balance sheet is as follows:

	Common Shares (stated value $0.01 per share)	Capital in Excess of Par Value	Total
	(In thousands)
(a1) Issuance of Crown Castle common stock to Global Signal stockholders (70.223 million Global Signal shares at $34.20)(1)	$1,131	$3,865,481	$3,866,612
(a7) Estimated Crown Castle transaction costs(1)			35,000

Total consideration			$3,901,612

(1)	Global Signal common stockholders can elect to receive cash in the amount of $55.95 per Global Signal share in lieu of shares of Crown Castle common stock. The total amount of cash consideration is subject to a cap of $550 million (or 9.830 million Global Signal shares). Assuming the Global Signal common stockholders make cash elections up to the cap of $550.0 million, the preliminary consideration calculation would be as follows:

	Common Shares (stated value $0.01 per share)	Capital in Excess of Par Value	Total
	(In thousands)
Cash consideration			$550,000
Issuance of Crown Castle common stock to Global Signal stockholders (60.393 million Global Signal shares at $34.20)	$972	$3,324,369	$3,325,341
Estimated Crown Castle transaction costs			35,000

Total consideration			$3,910,341

The assumption is that cash to fund any cash consideration would be borrowed from a designated financial institution at a 7.75% rate of interest, which would result in additional annual interest expense of $42.6 million ($550.0 million times 7.75%).

Crown Castle has not completed an assessment of the fair value of assets and liabilities of Global Signal and the related business integration plans. The table below represents a preliminary allocation of the total consideration to Crown Castle’s tangible and intangible assets and liabilities based on management’s preliminary estimate of their respective fair values as of the date of the merger.

Total
(In thousands)
(a1) Elimination of Global Signal’s historical net book value	$296,683
(a2) Adjustment to fair value property and equipment	665,000
(a3) Elimination of Global Signal’s historical intangible assets	(415,267)
(a3) Adjustment to fair value of intangible assets related to customer contracts and customer relationships	1,750,000
(a4) Elimination of Global Signal’s historical goodwill	(10,610)
(a4) Residual goodwill created from the merger	1,856,577
(a5) Adjustment to deferred tax asset (liability) for net impact of purchase accounting adjustments	(284,668)
(a6) Elimination of Global Signal’s historical deferred rent asset	(34,192)
(a8) Adjustment to fair value long-term debt	31,432
(a9) Elimination of Global Signal’s historical deferred ground lease liability	46,657

$3,901,612

Upon completion of the fair value assessment after the merger, Crown Castle anticipates that the ultimate purchase price allocation will differ from the preliminary assessment outlined above. Any changes to the initial estimates of the fair value of the assets and liabilities will be recorded as adjustments to those assets and liabilities and residual amounts will be allocated to goodwill.

For purposes of the preliminary allocation, Crown Castle has estimated a fair value adjustment for Global Signal’s property and equipment based on an estimated average fair value for each wireless tower of $0.2 million. The fair value of the remaining property and equipment is based on historical book values as of September 30, 2006. For purposes of computing pro forma depreciation expense, an average remaining life of twenty years has been estimated for Global Signal wireless towers.

For purposes of the preliminary allocation, Crown Castle has estimated a fair value for Global Signal’s intangible assets related to customer contracts and customer relationships based on the net present value of the projected income stream of those intangible assets. The fair value adjustment is being amortized over an estimated useful life of twenty years. For perspective, a 10% change in the allocation between these intangible assets and goodwill would result in a change in amortization expense, with a corresponding annual change, net of tax, in net income (loss) of approximately $5.7 million, or $0.02 per share.

Deferred income tax impacts as a result of purchase accounting adjustments are estimated at the Crown Castle statutory rate for periods presented, which represents our best estimate of Crown Castle statutory income tax rates for all tax jurisdictions.

(b)	Condensed Combined Statements of Operations Adjustment Related to the Allocation of the Purchase Price

The unaudited pro forma condensed combined statements of operations have been adjusted to reflect:

(b1)	the elimination of Global Signal’s historical intangible asset amortization due to the elimination of Global Signal’s historical intangible assets. See note (a3).

(b2)	the increase in depreciation expense resulting from the fair value adjustments to Global Signal’s property and equipment. See note (a2).

(b3)	the increase in amortization expense resulting from the fair value of Global Signal’s intangible assets related to customer contracts and customer relationships. See note (a3).

(b4)	the elimination of Global Signal’s historical debt issue cost and interest rate swap amortization, due to the elimination of Global Signal’s historical intangible assets and the fair value adjustment to debt. See notes (a3) and (a8).

See note (a) for the estimated impact of changes in estimates related to the allocation of the purchase price.

(c)	Condensed Combined Statements of Operations Adjustment Related to Fair Value of Long-Term Debt

The unaudited pro forma condensed combined statements of operations have been adjusted to reflect higher interest expense due to the adjustment of Global Signal’s long-term debt to fair value. See note (a8). The difference between the fair value and the face amount of each borrowing is amortized as an increase in interest expense over the remaining term of the borrowings.

(d)	Condensed Combined Statements of Operations Adjustment Related to Non-Cash Straight-Line Revenue and Non-Cash Straight-Line Expense

The unaudited pro forma condensed combined statements of operations have been adjusted to reflect:

(d1)	the non-cash straight-line revenue associated with contractual fixed escalations. See note (a6).

(d2)	the non-cash straight-line expense associated with contractual fixed escalations. See note (a9).

(e)	Condensed Combined Statements of Operations Adjustment Related to Income Taxes

The unaudited pro forma condensed combined statements of operations have been adjusted to reflect aggregate pro forma income tax effect of notes (b), (c), and (d) above using combined statutory rates.

(f)	Loss Per Common Share Adjustment

Pro forma combined basic and diluted net loss per common share from continuing operations is based on the combined weighted average shares outstanding after conversion of shares of Global Signal common stock into shares of Crown Castle common stock resulting from the merger and presented and calculated using the combined loss from continuing operations after dividends on preferred stock. Net loss per share calculations do not include potential common shares issuable pursuant to options and warrants of approximately 0.6 million and 0.4 million, respectively, for the year ended December 31, 2005 and the nine months ended September 30, 2006, respectively, as their effect is anti-dilutive. Any cash consideration that Global Signal common stockholders elect to receive (in the amount of $55.95 per Global Signal share) in lieu of shares of Crown Castle common stock would reduce the number of shares outstanding. The weighted average shares outstanding have not been adjusted to reflect any potential cash consideration that the Global Signal common stockholders can elect to receive in lieu of shares of Crown Castle common stock.

(g)	Condensed Combined Statement of Operations Pro Forma Results Inclusive of the Sprint Acquisition

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2005 includes the results of operations related to 6,553 communication sites subleased from Sprint from the sublease date, May 26, 2005, through the end of the year. Under the agreement to lease, Global Signal agreed to lease the communication sites for a period of 32 years and paid $1.2 billion as prepaid rent to Sprint. Global Signal accounted for this transaction as a capital lease. The following selected unaudited pro forma condensed combined financial data are presented as if Global Signal had leased the communication sites from Sprint beginning on January 1, 2005. This data should be read in conjunction with (i) the unaudited pro forma condensed combined financial statements and notes herein and (ii) Global Signal’s historical consolidated financial statements and notes thereto contained in Global Signal’s Annual Report on Form 10-K for the year ended December 31, 2005.

The pro forma amounts in the table below are presented for illustrative purposes only. You should not rely on the pro forma amounts as being indicative of the results of operations of Global Signal that would have actually occurred had Global Signal leased the communication sites from Sprint beginning on January 1, 2005, nor is it necessarily indicative of the future operating results of financial position of the Global Signal portfolio as part of the combined company.

Year Ended December 31, 2005
(In thousands)
Statement of Operations Data:
Site rental revenues	$460,270
Site rental costs of operations	201,365
Site rental gross margin	258,905

ACCOUNTING TREATMENT

The merger will be accounted for by Crown Castle using the purchase method of accounting. Under this method of accounting, the purchase price will be allocated to the fair value of the net assets acquired. The excess purchase price over the fair value of the net assets acquired will be allocated to goodwill.

COMPARATIVE STOCK PRICES AND DIVIDENDS

Crown Castle common stock is listed for trading on the NYSE under the trading symbol “CCI,” and Global Signal common stock is listed for trading on the NYSE under the trading symbol “GSL.” The table below sets forth, for the periods indicated, dividends declared and the high and low per share sales prices for Crown Castle common stock and Global Signal common stock (since June 3, 2004, when Global Signal shares began trading on the NYSE), in each case, as reported on the NYSE.

	Crown Castle Common Stock				Global Signal Common Stock
	High		Low		High		Low
Calendar Year 2004
First Quarter	$13.85		$11.00		N/A		N/A
Second Quarter (from June 3, 2004 for Global Signal)	16.23		12.86		$22.91		$20.05
Third Quarter	15.02		12.65		23.90		19.92
Fourth Quarter	17.33		15.00		29.28		22.65
Calendar Year 2005
First Quarter	$17.47		$15.53		$32.25		$25.60
Second Quarter	20.40		15.78		37.65		28.78
Third Quarter	25.26		20.05		46.84		37.54
Fourth Quarter	28.25		23.67		45.13		39.87
Calendar Year 2006
First Quarter	$32.31		$26.90		$50.55		$43.91
Second Quarter	34.60		28.32		52.02		42.47
Third Quarter	35.45		32.57		51.49		44.27
Fourth Quarter (through [•], 2006)	[	•]	[	•]	[	•]	[	•]

The above table shows only historical comparisons. Because the market prices of Crown Castle common stock and Global Signal common stock likely will fluctuate prior to the merger, these comparisons may not provide meaningful information to Crown Castle stockholders in determining whether to approve the Crown Castle share issuance or to Global Signal stockholders in determining whether to adopt the merger agreement. Crown Castle and Global Signal stockholders are encouraged to obtain current market quotations for Crown Castle common stock and Global Signal common stock and to review carefully the other information contained in this joint proxy statement/prospectus or incorporated by reference into this joint proxy statement/prospectus in considering their respective proposals. See “Where You Can Find More Information” beginning on page 140.

The following table sets forth the closing prices for Crown Castle common stock and Global Signal common stock as reported on the NYSE on October 5, 2006, the last trading day before Crown Castle and Global Signal announced the merger agreement, and [•], 2006, the last trading day before the date of this joint proxy statement/prospectus. The table also includes the market value of Global Signal common stock on an equivalent price per share basis, as determined by reference to the value of merger consideration to be received in respect of each share of Global Signal common stock pursuant to the merger. These equivalent prices per share reflect the fluctuating value of the Crown Castle common stock that Global Signal stockholders would receive in exchange for each share of Global Signal common stock if the merger were completed on either of these dates, applying the exchange ratio of 1.61 shares of Crown Castle common stock for each share of Global Signal common stock.

	Crown Castle Common Stock			Global Signal Common Stock			Equivalent Value of Global Signal Common Stock
October 5, 2006		$34.75			$50.10			$55.95
[ • ], 2006	$	[	•]	$	[	•]	$	[	•]

Crown Castle has never declared or paid any cash dividends with respect to Crown Castle common stock. Crown Castle currently does not intend to pay dividends with respect to Crown Castle common stock, but rather intends to retain its excess cash provided by operating activities to finance the expansion of its operations, to repay indebtedness or to purchase its own stock (either common or preferred).

Crown Castle may consider declaring and paying a dividend in the future with respect to Crown Castle common stock; however, there can be no assurance that it will do so. Future declaration and payment of cash dividends, if any, will be determined in light of the then-current conditions, including Crown Castle’s earnings, cash flow from operations, capital requirements, investment alternatives, financial debt covenants, financial condition and other factors deemed relevant by the Crown Castle board.

Global Signal declares and pays regular quarterly dividends with respect to Global Signal common stock; however, after completion of the merger, Global Signal stockholders will not continue to receive dividends and, unless necessary to maintain Global Signal’s status as a REIT, will not receive a regular quarterly dividend with respect to the fourth quarter of 2006.

DESCRIPTION OF CROWN CASTLE CAPITAL STOCK

The following summary of the capital stock of Crown Castle is subject in all respects to applicable Delaware law, the Crown Castle certificate of incorporation and the Crown Castle bylaws. See “Comparison of Rights of Common Stockholders of Crown Castle and Global Signal” beginning on page 132 and “Where You Can Find More Information” beginning on page 140.

The total authorized shares of capital stock of Crown Castle currently consists of (i) 600 million shares of common stock, par value $0.01 per share, (ii) 90 million shares of Class A common stock, par value $0.01 per share, and (iii) 20 million shares of preferred stock, par value $0.01 per share. At the close of business on October 31, 2006:

•	201,935,236 shares of Crown Castle common stock were issued and outstanding, including 1,229,166 restricted shares;

•	no shares of Class A common stock were issued and outstanding;

•	8,050,000 shares of 6.25% Cumulative Convertible Preferred Stock were designated and authorized, 6,361,000 of which shares were issued and outstanding (for which 8,625,000 shares of Crown Castle common stock were reserved for issuance and issuable upon conversion thereof);

•	1,000,000 shares of Series A Participating Cumulative Preferred Stock, par value $0.01 per share, were designated and authorized, all of which were reserved for issuance, subject to the terms and conditions of the Crown Castle rights agreement, if a person or group acquires more than 15% of the outstanding shares of Crown Castle common stock (see “The Merger—Crown Castle Rights Agreement” beginning on page 87);

•	5,898,459 shares of Crown Castle common stock were reserved for issuance and issuable upon conversion of the 4% Convertible Senior Notes due 2010 of Crown Castle;

•	options to acquire 6,186,366 shares of Crown Castle common stock were issued and outstanding pursuant to certain incentive and stock option plans; and

•	warrants to acquire 589,990 shares of Crown Castle common stock from Crown Castle pursuant to certain warrant agreements were issued and outstanding.

COMPARISON OF RIGHTS OF COMMON STOCKHOLDERS OF CROWN CASTLE AND GLOBAL SIGNAL

Crown Castle and Global Signal are Delaware corporations subject to the provisions of Delaware law. Global Signal stockholders, whose rights are currently governed by the Global Signal certificate of incorporation and the Global Signal bylaws, will, if the merger is completed, become stockholders of Crown Castle and their rights will be governed by the Crown Castle certificate of incorporation and the Crown Castle bylaws.

The following description summarizes the material differences that may affect the rights of stockholders of Crown Castle and Global Signal but does not purport to be a complete statement of all those differences, or a complete description of the specific provisions referred to in this summary. The identification of specific differences is not intended to indicate that other equally or more significant differences do not exist. Global Signal stockholders should read carefully the relevant provisions of Delaware law, the Crown Castle certificate of incorporation, the Crown Castle bylaws, the Global Signal certificate of incorporation and the Global Signal bylaws.

Authorized Capital Stock

Crown Castle. The authorized capital stock of Crown Castle consists of 710 million shares of capital stock, consisting of (i) 600 million shares of common stock, par value $0.01 per share, (ii) 90 million shares of Class A common stock, par value $0.01 per share, and (iii) 20 million shares of preferred stock, par value $0.01 per share. As of October 31, 2006, there were no shares of Class A common stock outstanding or contemplated. See “Description of Crown Castle Capital Stock” on page 131.

Global Signal. The authorized capital stock of Global Signal consists of 170 million shares of capital stock, consisting of (i) 150 million shares of common stock, par value $0.01 per share, and (ii) 20 million shares of preferred stock, par value $0.01 per share.

Number and Classification of Board of Directors

Crown Castle. The Crown Castle certificate of incorporation sets the initial number of directors on the Crown Castle board at twelve (including two directors to be elected by the holders, if any, of Class A common stock) and allows for the number of directors to be changed from time to time by the Crown Castle board. As of the date of this joint proxy statement/prospectus, the Crown Castle board consists of ten directors. Following the consummation of the merger, the Crown Castle board will be expanded to thirteen directors. See “The Merger Agreement—Board of Directors of the Combined Company” on page 106. The Crown Castle board is divided into three classes, as nearly equal in number as possible, with the term of office of one class expiring each year.

Global Signal. The Global Signal certificate of incorporation sets the number of directors on the Global Signal board at seven and allows for the number of directors to be changed from time to time by the Global Signal board. The current number of directors is eight. The Global Signal board is divided into three classes, as nearly equal in number as possible, with the term of office of one class expiring each year.

Removal of Directors

Crown Castle. The Crown Castle certificate of incorporation provides that directors may be removed from office at any time, but only for cause and by the affirmative vote of at least 80% of the outstanding shares of Crown Castle capital stock entitled to vote generally in the election of directors (other than Class A common stock, if any) voting as a single class with shares of Crown Castle common stock.

Global Signal. The Global Signal certificate of incorporation provides that directors may be removed from office at any time, but only for cause and by the affirmative vote of at least 80% of the voting power of the then issued and outstanding shares of capital stock that are entitled to vote generally in the election of directors (the “Global Signal voting stock”).

Newly Created Directorships and Vacancies

Crown Castle. The Crown Castle certificate of incorporation provides that vacancies on the Crown Castle board, whether caused by the removal of directors, an increase in the number of seats or otherwise, are to be filled by a majority vote of the remaining directors, even if less than a quorum. Any newly appointed director will be considered for election by the Crown Castle stockholders at the regular meeting of the Crown Castle stockholders in which such director’s class of directors would be considered for election as a whole.

Global Signal. The Global Signal bylaws provides that vacancies on the Global Signal board that result from newly created directorships may be filled by a majority of the directors then in office, provided that a quorum is present, and any other vacancies may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director.

Quorum of Directors

Crown Castle. The Crown Castle bylaws provide that a majority of the total number of Crown Castle directors will constitute a quorum, except as otherwise provided by Delaware law.

Global Signal. The Global Signal bylaws provide that a majority of Global Signal directors at the time in office (but not less than one-third of the entire Global Signal board) will constitute a quorum, except as otherwise specifically provided by law or the Global Signal certificate of incorporation.

Annual Meeting

Crown Castle. The Crown Castle bylaws provide that the annual meeting of the Crown Castle stockholders is to be held on such date and at such place and time as may be designated by resolution of the Crown Castle board and set forth in the notice to Crown Castle stockholders of the annual meeting. The notice must be provided by the Crown Castle board to the Crown Castle stockholders not less than ten days nor more than sixty days before the date set for the annual meeting.

Global Signal. The Global Signal bylaws provide that the annual meeting of the Global Signal stockholders is to be held on such date and at such place and time as may be designated by the Global Signal board and set forth in the notice to Global Signal stockholders of the annual meeting. The notice must be provided by the Global Signal board to the Global Signal stockholders not less than ten days nor more than sixty days before the date set for the annual meeting.

Special Meetings

Crown Castle. The Crown Castle bylaws provide that special meetings of the Crown Castle stockholders may be called by the secretary of Crown Castle at the direction of, and pursuant to a resolution by, the Crown Castle board.

Global Signal. The Global Signal bylaws provide that special meetings of the Global Signal stockholders may be called by either the Chairman of the Global Signal board, if there is one, the Chief Executive Officer or the President, and will be called by any such officer at the written request of the Global Signal board. If, and for so long as, Fortress Pinnacle Acquisition LLC, FRIT PINN LLC, Fortress Pinnacle Investment Fund LLC, Greenhill Capital Partners, L.P. and, in each case, their respective affiliates (collectively, the “beneficial holders”), beneficially own (as defined in Rule 13d-3 under the Exchange Act) at least 50% of the issued and outstanding shares of Global Signal voting stock, then any authorized officer may call a special meeting at the request of the holders of over 50% of the issued and outstanding shares of Global Signal voting stock.

Quorum of Stockholders

Crown Castle. The Crown Castle bylaws provide that, at a meeting of Crown Castle stockholders, the holders of a majority of the voting power of the outstanding Crown Castle shares entitled to vote generally in a general vote of stockholders, as a single class with shares of Crown Castle common stock, represented in person or by proxy, constitute a quorum; provided, however, that (i) in the election of directors, the holders of a majority of the voting power of the outstanding Crown Castle shares entitled to vote generally in the election of directors, represented in person or by proxy, constitute a quorum and (ii) when specified business is to be voted on by a class or series voting as a class, the holders of a majority of the voting power of the Crown Castle shares of such class or series constitute a quorum.

Global Signal. The Global Signal bylaws provide that, at all meetings of the Global Signal stockholders, the holders of a majority of the voting power of the Global Signal capital stock entitled to be voted thereat, present in person or represented by proxy, constitute a quorum for the transaction of business.

Voting Requirements

Crown Castle. The Crown Castle bylaws provide that the election of directors submitted to stockholders at any meeting will be decided by a plurality of the votes cast thereon. Except as otherwise provided by applicable law, rule or regulation, the Crown Castle certificate of incorporation or the Crown Castle bylaws, all matters other than the election of directors submitted to the stockholders at any meeting will be decided by the affirmative vote of a majority of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote thereon, and where a separate vote by class is required, a majority of the voting power of the shares of that class present in person or represented by proxy at the meeting and entitled to vote thereon. The vote on any matter, including the election of directors, will be by written ballot. Each ballot must be signed by the stockholder voting or by such stockholder’s proxy and must state the number of shares voted.

At all meetings of Crown Castle stockholders, a stockholder may vote by proxy as may be permitted by law; provided that no proxy can be voted after three years from its date, unless the proxy provides for a longer period. Any proxy to be used at a meeting of Crown Castle stockholders must be filed with the secretary of Crown Castle or his representative at or before the time of the meeting.

Global Signal. The Global Signal bylaws provide that the election of directors submitted to stockholders at any meeting will be decided by a plurality of the votes cast thereon. The Global Signal bylaws provide that, except where other provision is made by law, the Global Signal certificate of incorporation or the Global Signal bylaws, all other matters to be decided at meetings of the Global Signal stockholders will be decided by a majority of the voting power of the shares of Global Signal capital stock represented, in person or by proxy, and entitled to vote, voting as a single class, a quorum being present. The vote by Global Signal stockholders on all matters (other than the election of directors) does not have to be by written ballot; however, any stockholder can demand a vote by written ballot. In the case of such a vote by written ballot, each ballot must be signed by the stockholder voting or by such stockholder’s proxy and must state the number of shares voted.

At all meetings of Global Signal stockholders, a stockholder may vote by a proxy, duly authorized and delivered to the secretary of Global Signal; provided, however, that no proxy can be voted or acted upon after three years from its date, unless such proxy provides for a longer period. Each proxy will be revocable unless expressly provided therein to be irrevocable and unless otherwise made irrevocable by law.

Action by Written Consent

Crown Castle. The Crown Castle bylaws provide that any action required or permitted to be taken at any meeting of the Crown Castle board, or any committee thereof, may be taken without a meeting if a written consent thereto is signed by all members of the Crown Castle board or of such committee, as the case may be, and such written consent is filed with the records of the proceedings of the Crown Castle board or such committee. The Crown Castle certificate of incorporation does not permit action to be taken by the written consent of holders of common stock.

Global Signal. The Global Signal certificate of incorporation and the Global Signal bylaws provide that if, and for so long as, the beneficial holders, collectively, beneficially own at least 50% of the then issued and outstanding shares of Global Signal voting stock, any action required or permitted to be taken at any annual or special meeting of Global Signal stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, (i) are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and (ii) are delivered to Global Signal by delivery to its registered office in the State of Delaware, its principal place of business or an officer or agent of Global Signal having custody of the book in which proceedings of meetings of stockholders are recorded. The Global Signal bylaws provide that any action required or permitted to be taken at any meeting of the Global Signal board or of any committee thereof may be taken without a meeting, if all members of the Global Signal board or committee, as applicable, consent thereto in writing and such writing is filed with the minutes of the Global Signal board or committee, as applicable.

Rights of Preferred Stockholders

Crown Castle. Currently, there are 6,361,000 outstanding shares of Crown Castle preferred stock. The Crown Castle certificate of incorporation provides that the Crown Castle board has the power to authorize the issuance of preferred shares and to fix the designation, powers, preferences, rights, qualifications, limitations and restrictions thereof.

Global Signal. Currently, there are no outstanding shares of Global Signal preferred stock. The Global Signal certificate of incorporation provides that the Global Signal board has the power to authorize the issuance of preferred shares and to fix the designations, voting powers, preferences, rights, qualifications, limitations and restrictions thereof.

Business Conducted at Stockholder Meetings

Crown Castle. The Crown Castle bylaws state that, at a special meeting of the Crown Castle stockholders, the only business to be conducted will be business that has been brought before such special meeting pursuant to a notice of such meeting, which must be delivered by Crown Castle not less than ten days nor more than sixty days before the date of the meeting, unless otherwise provided by applicable law.

For nominations or other business to be properly brought before an annual meeting by a Crown Castle stockholder, the stockholder must have given timely notice thereof in writing to the Crown Castle secretary and, in the case of business other than nominations, such other business must otherwise be a proper matter for stockholder action. To be timely, a stockholder’s notice must be delivered to the secretary at Crown Castle’s corporate offices not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided that, in the event that the date of the annual meeting is advanced by more than 30 days, or delayed by more than 90 days, from such anniversary date, such notice must be delivered not less than 90 days nor more than 120 days prior to such annual meeting or the tenth day following the day on which a public announcement of the date of such meeting is first made.

Global Signal. The Global Signal bylaws state that, at a special meeting of the Global Signal stockholders, the only business to be conducted will be business that has been specifically set forth in the notice of such meeting, which must be delivered by Global Signal not less than ten days nor more than sixty days before the date of the meeting, unless otherwise required by law.

The Global Signal bylaws provide that no business may be transacted at an annual meeting of the Global Signal stockholders, other than business that is (i) specified in the notice of such annual meeting given by or at the direction of the Global Signal board (or any duly authorized committee thereof), (ii) otherwise properly brought before such annual meeting by or at the direction of the Global Signal board (or any duly authorized committee thereof) or (iii) otherwise properly brought before such annual meeting by any Global Signal stockholder who (a) is a stockholder of record on the date the notice of meeting is given and on the record date to determine which Global Signal stockholders are entitled to notice of and to vote at such annual meeting and (b) who provides timely notice of the business to be brought before such annual meeting.

To be timely, a stockholder’s notice to the secretary of Global Signal must be received at Global Signal’s principal executive offices not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 25 days before or after such anniversary date, such notice must be received not later than the close of business on the tenth day following the earlier of (i) the day on which the notice of the date of the annual meeting was mailed and (ii) the day on which public disclosure of the date of the annual meeting was made.

Amendment of Certificate of Incorporation

Crown Castle. Generally, under Delaware law, a proposed amendment to a corporation’s certificate of incorporation requires approval by its board of directors and an affirmative vote of a majority of the outstanding stock entitled to vote on the amendment and a majority of the outstanding stock of each class entitled to vote on the amendment. Additionally, the Crown Castle certificate of incorporation requires the affirmative vote of the holders of at least 80% of the voting power of the outstanding shares of Crown Castle capital stock entitled to vote in a general vote of stockholders voting together as a single class with shares of Crown Castle common stock (shares of capital stock with such voting power, the “Crown Castle voting stock”) in order to amend, repeal or adopt any provision inconsistent with the first paragraph of Article V (Bylaws), Article VI (Action of Stockholders), Article VII (Board of Directors), Article X (Stockholder Rights Issuances), Article XI (Other Agreements) or the second paragraph of Article XII (Amendments). Any such amendment to Article XI or the second paragraph of Article XII also requires the approval of a majority of the holders, if any, of Class A common stock then outstanding, voting as a separate class.

Global Signal. In addition to the requirements under Delaware law, the Global Signal certificate of incorporation requires that, until the date that both (i) the beneficial holders and their respective affiliates cease to, collectively, beneficially own shares of Global Signal capital stock representing in the aggregate 20% of the voting power of the then issued and outstanding Global Signal voting stock and (ii) no person who is a director or officer of Global Signal or any of its affiliates is also a director or officer of any of the beneficial holders or their respective affiliates, the affirmative vote of 80% of the voting power of the then issued and outstanding Global Signal voting stock will be required to alter, amend or repeal (including, without limitation, by merger or otherwise) the Global Signal certificate of incorporation in a manner adverse to the interests of any of the beneficial holders or their respective affiliates or any of their officers, directors or employees, or adopt any provision adverse to the interests of any of the beneficial holders or their respective affiliates or any of their officers, directors or employees and inconsistent with the provisions relating to the beneficial holders set forth in Article Eight of the Global Signal certificate of incorporation.

Amendment of Bylaws

Crown Castle. The Crown Castle certificate of incorporation and the Crown Castle bylaws provide that the bylaws may be altered, amended or repealed by the Crown Castle board or the stockholders. All such amendments must be approved by either the holders of 80% of the voting power of the then outstanding Crown Castle voting stock or by the Crown Castle board; provided that, notwithstanding the foregoing, the Crown Castle board may alter, amend or repeal, or adopt new bylaws in conflict with (i) any provision of the current bylaws that requires a two-thirds vote of the entire board for action to be taken thereunder, (ii) Article VI (Other Agreements) of the current bylaws (if approval is also received by a majority of the holders of the Class A common stock then outstanding ) and (iii) the proviso in Section 9.01 of the bylaws regarding amendment, but only by a resolution adopted by a two-thirds vote of the entire Crown Castle board. Notwithstanding the foregoing, any amendment to the Crown Castle bylaws that adversely affects the rights of the holders, if any, of Class A common stock must be approved by a majority of such Class A holders.

Global Signal. The Global Signal certificate of incorporation and the Global Signal bylaws provide that the bylaws may be adopted, amended, altered or repealed (i) by the affirmative vote of at least a majority of the entire Global Signal board or (ii) by the affirmative vote of the holders of at least 66.67% of the voting power of the then-outstanding shares of Global Signal capital stock.

Limitations on Director Liability

Crown Castle. The Crown Castle certificate of incorporation provides that a director’s personal liability to Crown Castle or the Crown Castle stockholders for monetary damages for breach of fiduciary duty is limited to the fullest extent permitted by Delaware law. Such freedom from liability does not include liability (i) for any breach of the director’s duty of loyalty to Crown Castle or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

Global Signal. The Global Signal certificate of incorporation provides that no director will be personally liability to Global Signal or the Global Signal stockholders for monetary damages for breach of fiduciary duty, except for liability (i) for any breach of the director’s duty of loyalty to Global Signal or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

Indemnification of Officers and Directors

Crown Castle. The Crown Castle certificate of incorporation provides that Crown Castle will, to the maximum extent permitted under Delaware law, indemnify each person who is or was a director or officer of Crown Castle. Crown Castle is required to indemnify any person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Crown Castle board or is a proceeding to enforce such person’s claim to indemnification pursuant to the rights granted by the Crown Castle certificate of incorporation or otherwise by Crown Castle. Without limiting the generality of the foregoing, Crown Castle may enter into one or more agreements with any person that provide for indemnification greater or different than that provided in the Crown Castle certificate of incorporation.

Global Signal. The Global Signal certificate of incorporation provides that Global Signal will indemnify its directors and officers to the fullest extent authorized or permitted by law, and such right to indemnification will continue as to a person who has ceased to be a director or officer and will inure to the benefit of such person’s heirs, executors and personal and legal representatives; provided, however, that except for proceedings to enforce rights to indemnification, Global Signal will not be obligated to indemnify any director or officer in connection with a proceeding initiated by such officer or director unless such proceeding was authorized or consented to by the Global Signal board.

Stockholder Rights Agreement

Crown Castle. For a description of Crown Castle’s stockholder rights agreement, see “The Merger—Crown Castle Rights Agreement” beginning on page 87.

Global Signal. Global Signal does not have a stockholder rights agreement.

LEGAL MATTERS

The legality of Crown Castle common stock offered by this joint proxy statement/prospectus will be passed upon for Crown Castle by Cravath, Swaine & Moore LLP.

EXPERTS

The consolidated financial statements and schedule of Crown Castle International Corp. as of December 31, 2005 and 2004, and for each of the years in the three-year period ended December 31, 2005, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, as set forth in their reports thereon, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report covering the December 31, 2005 consolidated financial statements contains explanatory paragraphs describing Crown Castle’s restatement of its 2003 and 2004 consolidated financial statements, certain changes in accounting principles adopted in 2003, including Statement of Financial Accounting Standards No. 143, “Accounting for Asset Retirement Obligations”, Statement of Financial Accounting Standards No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure”, Statement of Financial Accounting Standards No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” and a change in accounting principle adopted in 2005, Financial Accounting Standards Board Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations—An Interpretation of FASB Statement No. 143”.

The consolidated financial statements of Global Signal Inc. appearing in Global Signal Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2005 (including schedules appearing therein), and Global Signal management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 included therein, have been audited by Ernst & Young LLP, independent registered certified public accounting firm, as set forth in their reports thereon, included therein and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

OTHER MATTERS

No business, other than as described in this joint proxy statement/prospectus, will be transacted at the Crown Castle special meeting, except such other business as may properly be brought before the Crown Castle special meeting or any adjournment or postponement of such meeting by the Crown Castle board of directors. As of the date of this joint proxy statement/prospectus, the Crown Castle board knows of no matters that will be presented for consideration at the Crown Castle special meeting other than as described in this joint proxy statement/prospectus. However, if other matters incident to the conduct of the Crown Castle special meeting are properly presented at the special meeting or any adjournment or postponement of the special meeting, the persons named as proxies will vote in accordance with their best judgment with respect to those matters.

The persons named as proxies by a Crown Castle stockholder may propose and vote for one or more adjournments of the Crown Castle special meeting, including adjournments to permit further solicitations of proxies. Any adjournment for 30 days or less may be made at any time by stockholders representing a majority of the votes present in person or by proxy at the Crown Castle special meeting, whether or not a quorum exists, without further notice other than by an announcement made at the meeting. Crown Castle does not currently intend to seek an adjournment of the Crown Castle special meeting. No proxy voted against the Crown Castle share issuance will be voted in favor of any such adjournment.

No business, other than as described in this joint proxy statement/prospectus, will be transacted at the Global Signal special meeting, except such other business as may properly be brought before the Global Signal special meeting or any adjournment or postponement of such meeting by the Global Signal board of directors. As of the date of this joint proxy statement/prospectus, the Global Signal board knows of no matters that will be presented for consideration at the Global Signal special meeting other than as described in this joint proxy statement/prospectus. However, if other matters incident to the conduct of the Global Signal special meeting are properly presented at the special meeting or any adjournment or postponement of the special meeting, the persons named as proxies will vote in accordance with their best judgment with respect to those matters.

The persons named as proxies by a Global Signal stockholder may propose and vote for one or more adjournments of the Global Signal special meeting, including adjournments to permit further solicitations of proxies. Any adjournment for 30 days or less may be made at any time by stockholders representing a majority of the votes present in person or by proxy at the Global Signal special meeting, whether or not a quorum exists, without further notice other than by an announcement made at the meeting. Global Signal does not currently intend to seek an adjournment of the Global Signal special meeting. No proxy voted against adoption of the merger agreement will be voted in favor of any such adjournment.

FUTURE CROWN CASTLE STOCKHOLDER PROPOSALS

Crown Castle stockholders wishing to have a proposal included in Crown Castle’s proxy materials for the 2007 Crown Castle annual meeting must submit the proposal so that Crown Castle’s Corporate Secretary receives it at Crown Castle’s corporate offices no later than December 13, 2006. If the date of the 2007 Crown Castle annual meeting is changed by more than 30 days from the date of the 2006 Crown Castle annual meeting, the deadline for submitting proposals to be included in Crown Castle’s proxy materials for the 2007 Crown Castle annual meeting is a reasonable time before Crown Castle begins to print and mail its proxy materials for its 2007 annual meeting.

Crown Castle stockholders may make nominations for directors and introduce proposals or other business to be considered at the 2007 Crown Castle annual meeting provided such nominations and proposals are in accordance with the Crown Castle bylaws and involve proper matters for Crown Castle stockholder action. Such Crown Castle stockholder nominations and proposals and other business for the 2007 Crown Castle annual meeting must be received not less than 90 days (February 24, 2007) nor more than 120 days (January 25, 2007) before May 25, 2007 (which will then be the first anniversary of the preceding year’s meeting) at Crown Castle’s corporate offices, 510 Bering Drive, Suite 600, Houston, Texas 77057, Attn: Corporate Secretary. If the 2007 Crown Castle annual meeting is advanced by more than 30 days, or delayed by more than 90 days, from the date of the 2006 Crown Castle annual meeting, the nomination or proposal must be delivered not earlier than the 120th day prior to the 2007 Crown Castle annual meeting and not later than the later of the 90th day prior to the 2007 Crown Castle annual meeting or the 10th day following the announcement of the change in the 2007 Crown Castle annual meeting date. The notice of nominations for the election of directors must set forth certain information concerning the Crown Castle stockholder giving the notice and each nominee. A copy of the applicable Crown Castle bylaws provision may be obtained, without charge, upon written request to Crown Castle’s Corporate Secretary.

If the date of the 2007 Crown Castle annual meeting is advanced or delayed by more than 30 calendar days from the date of the 2006 Crown Castle annual meeting, Crown Castle will, in a timely manner, inform Crown Castle stockholders of such change, by including a notice, under Item 5, in its earliest possible quarterly report on Form 10-Q. The notice will include the new deadline for submitting proposals to be included in Crown Castle’s proxy materials for the 2007 Crown Castle annual meeting and the new date for determining whether Crown Castle has received timely notice of a nomination or proposal.

FUTURE GLOBAL SIGNAL STOCKHOLDER PROPOSALS

If the merger is consummated, there will be no public stockholders of Global Signal and no public participation in future meetings of stockholders of Global Signal. However, if the merger is not consummated, Global Signal will schedule and hold a 2007 annual meeting of stockholders.

Global Signal stockholders who, in accordance with SEC Rule 14a-8, wish to present proposals for inclusion in the proxy materials to be distributed in connection with the 2007 annual meeting proxy statement, if the 2007 annual meeting is held, must submit their proposals so that they are received at Global Signal’s principal executive offices no later than the close of business on December 19, 2006. As the rules of the SEC make clear, simply submitting a proposal does not guarantee that it will be included.

In accordance with the Global Signal bylaws, in order for a Global Signal stockholder proposal to be included in its proxy statement and form of proxy for the 2007 annual meeting, the Global Signal stockholder must be a stockholder of record on the date the notice is given, and the notice must be received by Global Signal between January 17, 2007 and February 16, 2007 unless the 2007 annual meeting is called for a date that is not within twenty-five days before or after May 18, 2007, in which case the notice must be received by Global Signal not later than the close of business on the tenth day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever occurs first.

The notice must set forth, as to each matter the Global Signal stockholder proposes to bring before the annual meeting, (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting the business at the annual meeting, (b) the Global Signal stockholder’s name and record address, (c) the class or series and number of shares of capital stock of Global Signal that the Global Signal stockholder owns beneficially or of record, (d) a description of all arrangements or understandings between the Global Signal stockholder and any other person or persons (including their names) in connection with the proposal of the business by the Global Signal stockholder and any material interest of the Global Signal stockholder in the business and (e) a representation that the Global Signal stockholder intends to appear in person or by proxy at the annual meeting to bring the business before the meeting.

The notice should be mailed to the Secretary of Global Signal at “Attention: Secretary, Global Signal Inc., 301 North Cattlemen Road, Suite 300, Sarasota, Florida 34232.” Global Signal reserves the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

WHERE YOU CAN FIND MORE INFORMATION

Crown Castle and Global Signal file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that Crown Castle and Global Signal file with the SEC at the SEC’s public reference room at the following location:

Public Reference Room

100 F Street, N.E.

Room 1024

Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov. Reports, proxy statements and other information concerning Crown Castle and Global Signal may also be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005. Additional information about the companies may be found at http://www.crowncastle.com and at http://www.gsignal.com.

The SEC allows Crown Castle and Global Signal to “incorporate by reference” information into this joint proxy statement/prospectus, which means that the companies can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is considered part of this joint proxy statement/prospectus, except for any information superseded by information contained directly in this joint proxy statement/prospectus or in later filed documents incorporated by reference into this joint proxy statement/prospectus.

This joint proxy statement/prospectus incorporates by reference the documents set forth below that Crown Castle and Global Signal have previously filed with the SEC. The portions of these documents that were furnished to, and not filed with, the SEC are not incorporated herein by reference. These documents contain important business and financial information about Crown Castle and Global Signal that is not included in or delivered with this joint proxy statement/prospectus.

Crown Castle Filings	Period

Annual Report on Form 10-K	Fiscal year ended December 31, 2005

Quarterly Reports on Form 10-Q	Quarters ended March 31, 2006, June 30, 2006 and September 30, 2006

Current Reports on Form 8-K	Filed on February 13, 2006; February 28, 2006; March 3, 2006; April 3, 2006; June 2, 2006; July 5, 2006; August 17, 2006; August 18, 2006; September 29, 2006; and October 11, 2006

Proxy Statement on Schedule 14A	Filed on April 11, 2006

The description of Crown Castle’s common stock contained in its registration statement on Form 8-A filed with the SEC on August 4, 1998 and any amendment or report filed with the SEC for the purpose of updating the description.

Global Signal Filings	Period

Annual Report on Form 10-K	Fiscal year ended December 31, 2005

Quarterly Reports on Form 10-Q	Quarters ended March 31, 2006, June 30, 2006 and September 30, 2006

Current Reports on Form 8-K	Filed on January 9, 2006, February 14, 2006, March 2, 2006, March 15, 2006, April 6, 2006 (the report filed under Item 8.01 only), April 12, 2006, April 21, 2006, June 15, 2006, July 5, 2006, September 14, 2006 and October 10, 2006

Proxy Statement on Schedule 14A	Filed on April 13, 2006

The description of Global Signal’s common stock contained in its registration statement on Form 8-A filed with the SEC on May 4, 2004 and any amendment or report filed with the SEC for the purpose of updating the description.

Crown Castle and Global Signal also incorporate by reference additional documents that may be filed with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this joint proxy statement/prospectus and, in the case of Crown Castle, the date of the Crown Castle special meeting, and, in the case of Global Signal, the date of the Global Signal special meeting. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

Crown Castle has supplied all information contained or incorporated by reference into this joint proxy statement/prospectus relating to Crown Castle and Global Signal has supplied all information contained or incorporated by reference into this joint proxy statement/prospectus relating to Global Signal.

If you are a stockholder, the companies may have previously sent you some of the documents incorporated by reference, but you can obtain any of them through the companies, the SEC or the SEC’s website at http://www.sec.gov. Documents incorporated by reference are available from the companies without charge, excluding all exhibits, except that if the companies have specifically incorporated by reference an exhibit in this joint proxy statement/prospectus, the exhibit will also be provided without charge. Stockholders may obtain documents incorporated by reference into this joint proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses:

Crown Castle International Corp. 510 Bering Drive, Suite 600 Houston, Texas 77057 Attention: Corporate Secretary Telephone Number: (713) 570-3000	Global Signal Inc. 301 North Cattlemen Road, Suite 300 Sarasota, Florida 34232 Attention: Secretary Telephone Number: (941) 364-8886

You should rely only on the information contained or incorporated by reference into this joint proxy statement/prospectus. Crown Castle and Global Signal have not authorized anyone to provide you with information that is different from what is contained in this joint proxy statement/prospectus. You should assume that the information in this joint proxy statement/prospectus supplement is accurate only as of the date of this joint proxy statement/prospectus. You should also assume that the information contained in any document incorporated by reference herein is accurate only as of the date of that document. Neither the mailing of this joint proxy statement/prospectus to stockholders nor the Crown Castle share issuance creates any implication to the contrary.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, business strategies, operating efficiencies or synergies, competitive positions, growth opportunities for existing products, plans and objectives of management, markets for stock of Crown Castle and Global Signal and other matters. Statements in this joint proxy statement/prospectus that are not historical facts are identified as “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Exchange Act and Section 27A of the Securities Act. These forward-looking statements, including, without limitation, those relating to the future business prospects, revenues and income, in each case relating to Crown Castle or Global Signal, wherever they occur in this joint proxy statement/prospectus, are necessarily estimates reflecting the best judgment of the senior management of Crown Castle (with regard to matters relating to Crown Castle) or Global Signal (with regard to matters relating to Global Signal) and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These forward-looking statements should, therefore, be considered in light of various important factors, including those set forth in this joint proxy statement/prospectus. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, without limitation, those factors described in the section entitled “Risk Factors” beginning on page 30 of this joint proxy statement/prospectus, in Crown Castle’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and in Global Signal’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

Words such as “estimate,” “project,” “plan,” “intend,” “expect,” “believe” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are found at various places throughout this joint proxy statement/prospectus and the other documents incorporated by reference. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this joint proxy statement/prospectus. Readers also should understand that it is not possible to predict or identify all such factors and that this list should not be considered a complete statement of all potential risks and uncertainties. Readers should also realize that if underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from Crown Castle’s or Global Signal’s projections. Crown Castle and Global Signal undertake no obligation to update any forward-looking statements as a result of future events or developments.

ANNEX A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

GLOBAL SIGNAL INC.,

CROWN CASTLE INTERNATIONAL CORP.

AND

CCGS HOLDINGS LLC

DATED AS OF OCTOBER 5, 2006

A-i

A-ii

INDEX OF DEFINED TERMS

409A Authorities	A-21
Abrams	A-1
Affiliate	A-56
Agreement	A-1
AJCA	A-21
Break-Up Amount	A-53
Cash Consideration	A-3
Cash Consideration Cap	A-4
Cash Election	A-3
Cash Portion	A-7
CERCLA	A-22
Certificate	A-3
Certificate of Merger	A-2
Closing	A-2
Closing Date	A-2
Code	A-2
Commonly Controlled Entity	A-19
Communications Act	A-12
Concerted Action	A-21
Confidentiality Agreement	A-38
Converted Deferred Shares	A-5
Converted Option	A-5
Converted Restricted Shares	A-5
Converted Warrant	A-6
Covered Employees	A-47
Crown	A-1
Crown Adverse Recommendation Change	A-43
Crown Board	A-1
Crown Bylaws	A-25
Crown Certificate of Incorporation	A-25
Crown Class A Common Stock	A-25
Crown Common Stock	A-1
Crown Converted Deferred Shares	A-5
Crown Disclosure Letter	A-24
Crown Expenses	A-53

A-iii

PAGE
Crown Filed SEC Report	A-29
Crown Financial Advisor	A-27
Crown Financial Statements	A-29
Crown Notice of Adverse Recommendation	A-43
Crown Option	A-25
Crown Participant	A-32
Crown Restricted Shares	A-25
Crown SEC Reports	A-29
Crown Stock Plans	A-25
Crown Stock Rights	A-26
Crown Stockholder Approval	A-27
Crown Stockholders’ Meeting	A-45
Crown Subsidiaries	A-26
Crown Subsidiary	A-26
Crown Superior Proposal	A-42
Crown Takeover Proposal	A-42
Crown Termination Fee	A-52
Crown Warrants	A-26
D&O Insurance	A-44
DGCL	A-1
DLLC Act	A-1
DOJ	A-39
Effective Time	A-2
Election Date	A-4
environment	A-23
Environmental Laws	A-23
ERISA	A-19
Escrow Agreement	A-54
Exchange Act	A-12
Exchange Agent	A-6
Exchange Fund	A-6
FAA	A-12
FCC	A-12
Form of Election	A-3
Fortress	A-1
FTC	A-39
GAAP	A-13
Global	A-1
Global Adverse Recommendation Change	A-41
Global Benefit Agreements	A-19
Global Benefit Plans	A-19
Global Board	A-1
Global Bylaws	A-9
Global Certificate of Incorporation	A-9
Global Common Stock	A-1
Global Deferred Share	A-10
Global Disclosure Letter	A-9
Global Expenses	A-52
Global Filed SEC Report	A-13
Global Financial Advisor	A-11
Global Financial Statements	A-13

A-iv

PAGE
Global Intellectual Property Rights	A-23
Global Material Contract	A-17
Global Notice of Adverse Recommendation	A-41
Global Option	A-5
Global Participant	A-16
Global Pension Plan	A-19
Global Preferred Stock	A-10
Global Restricted Shares	A-10
Global SEC Reports	A-13
Global Stock Rights	A-10
Global Stockholder Approval	A-11
Global Stockholders’ Meeting	A-45
Global Subsidiary	A-11
Global Superior Proposal	A-40
Global Takeover Proposal	A-40
Global Termination Fee	A-53
Global Third Quarter Dividend	A-4
Global Warrant	A-6
Global Welfare Plan	A-19
Governmental Entity	A-12
Greenhill	A-1
Hazardous Material	A-23
HSR Act	A-12
HSR Filing	A-39
Indemnified Parties	A-44
Intellectual Property	A-23
Joint Proxy Statement	A-45
Judgments	A-49
known to Crown	A-57
known to Global	A-57
Law	A-12
Liens	A-11
Litigation	A-17
Material Adverse Effect	A-56
Merger	A-1
Merger Consideration	A-3
Merger Sub	A-1
Merger Sub Units	A-3
New Plan	A-48
NLRB	A-21
Non-Affiliate Plan Fiduciary	A-21
Nonqualified Deferred Compensation Plan	A-21
NYSE	A-12
Omnibus Plan	A-5
Order	A-12
Outside Date	A-51
person	A-56
Primary Company Executives	A-17
Prorated Cash Amount	A-4
Qualifying Income	A-54
Real Estate Transfer Taxes	A-52

A-v

PAGE
Registration Statement	A-45
REIT	A-15
Release	A-23
Representatives	A-38
Requested Cash Amount	A-4
Rights	A-37
Rights Agreement	A-33
Sarbanes-Oxley Act	A-13
SEC	A-9
Securities Act	A-12
Share Issuance	A-1
Shares	A-3
Stock Consideration	A-3
Stock Election	A-3
Stockholders Agreement	A-1
Subsidiary	A-9
Support Agreements	A-1
Surviving Company	A-1
Tax	A-16
Tax Return	A-16
Third-Party Intellectual Property Rights	A-23
to the knowledge of Crown	A-57
to the knowledge of Global	A-57
Transaction Agreements	A-1
TRS	A-15
Warrant Agreement	A-6

A-vi

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of October 5, 2006, is by and among CROWN CASTLE INTERNATIONAL CORP., a Delaware corporation (“Crown”), CCGS HOLDINGS LLC, a Delaware limited liability company (“Merger Sub”) and a direct wholly-owned subsidiary of Crown, and GLOBAL SIGNAL INC., a Delaware corporation (“Global”).

W I T N E S S E T H:

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and the Delaware Limited Liability Company Act (the “DLLC Act”), Crown, Merger Sub and Global will enter into a business combination transaction pursuant to which Global will merge with and into Merger Sub (the “Merger”), with Merger Sub as the surviving entity (subject to Section 1.1, the “Surviving Company”) and a direct wholly-owned subsidiary of Crown;

WHEREAS, the board of directors of Global (the “Global Board”) (i) has determined that the Merger is consistent with and in furtherance of the long-term business strategy of Global, and in the best interests of Global and the holders of its common stock, par value $0.01 per share (the “Global Common Stock”), and has approved this Agreement, the Merger and the other transactions contemplated by this Agreement and declared their advisability and (ii) has recommended that the stockholders of Global approve and adopt this Agreement and the Merger;

WHEREAS, the board of directors of Crown (the “Crown Board”) (i) has determined that the Merger is consistent with and in furtherance of the long-term business strategy of Crown, and in the best interests of Crown and its stockholders, and has approved this Agreement and the other Transaction Agreements (as defined below), the Merger, the Share Issuance (as defined below) and the other transactions contemplated by this Agreement and declared their advisability and (ii) has recommended that the stockholders of Crown approve the issuance of common stock, par value $0.01 per share, of Crown (the “Crown Common Stock”) in connection with the Merger and the other transactions contemplated hereby (the “Share Issuance”);

WHEREAS, the sole member of Merger Sub has determined that the Merger is in the best interests of Merger Sub and its sole member and has approved this Agreement, the Merger and the other transactions contemplated by this Agreement and declared their advisability;

WHEREAS, concurrently with the execution and delivery of this Agreement (i) Fortress Pinnacle Investment Fund, FRIT PINN LLC, Fortress Registered Investment Trust, FRIT Holdings LLC and FIT GSL LLC (collectively, “Fortress”), (ii) Greenhill Capital Partners, LLC, GCP SPV1, LLC and GCP SPV2, LLC (collectively, “Greenhill”) and (iii) Abrams Capital International, Ltd., Abrams Capital Partners I, LP, Abrams Capital Partners II, LP, Whitecrest Partners, LP, Riva Capital Partners, LP and 222 Partners, LLC (collectively, “Abrams”) have entered into and delivered support agreements (collectively, the “Support Agreements”) to Crown, pursuant to which Fortress, Greenhill and Abrams have agreed, subject to the terms and conditions thereof, to vote certain of their shares (constituting, in the aggregate, 40% of the shares of Global Common Stock outstanding on the date hereof) in favor of this Agreement and the transactions contemplated hereby (including the Merger) and against any transaction or other action that would interfere with this Agreement or any of the transactions contemplated hereby (including the Merger);

WHEREAS, concurrently with the execution and delivery of this Agreement, Crown has entered into a stockholders agreement with Fortress, Greenhill and Abrams (the “Stockholders Agreement” and, together with this Agreement and the Support Agreements, the “Transaction Agreements”), pursuant to which Crown has granted, subject to the terms and conditions thereof, to each of Fortress, Greenhill and Abrams certain registration rights and certain rights to re-nominate directors to the Crown Board;

WHEREAS, Crown may, prior to the Merger, contribute all of the limited liability company interests in Merger Sub to another limited liability company wholly owned by Crown; and

WHEREAS, for U.S. federal income tax purposes, it is intended by Crown, Merger Sub and Global that (a) the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the rules and regulations promulgated thereunder, (b) this Agreement shall constitute a plan of reorganization, and (c) Crown and Global each shall be a party to such reorganization within the meaning of Section 368(b) of the Code.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained in this Agreement and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL and the DLLC Act, at the Effective Time (as defined in Section 1.2), Global shall be merged with and into Merger Sub. As a result of the Merger, the separate corporate existence of Global shall cease and Merger Sub shall continue as the Surviving Company following the Merger. The existence of Merger Sub shall continue unaffected and unimpaired by the Merger and, as the Surviving Company, it shall be governed by the Laws (as defined in Section 3.4) of the State of Delaware. At the option of Crown and in lieu of the otherwise applicable provisions of this Section 1.1, the Merger will consist of the merger of Merger Sub with and into Global, with Global as the Surviving Company; provided that Crown shall not be entitled to exercise such right to the extent that it would result in the failure to be satisfied of the conditions set forth in either Section 6.2(d) or Section 6.3(d). In the event that Crown makes such an election, the parties shall discuss in good faith appropriate amendments to this Agreement and the other agreements contained herein to give effect to such change.

Section 1.2 Effective Time; Closing. As promptly as practicable (and in any event within three (3) business days) after the satisfaction or waiver of the conditions set forth in ARTICLE VI hereof (other than those conditions that by their nature are to be satisfied at the Closing (as defined below)), the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware and by making all other filings or recordings required under the DGCL or the DLLC Act in connection with the Merger, in such form as is required by, and executed in accordance with the relevant provisions of, the DGCL or the DLLC Act, as applicable. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such later time as the parties hereto agree and as shall be specified in the Certificate of Merger (the date and time the Merger becomes effective, the “Effective Time”). On the date of such filing, a closing (the “Closing”) shall be held at 10:00 a.m., Eastern Time, at the offices of Cravath, Swaine & Moore LLP, 825 Eighth Avenue, New York, NY 10019, or at such other time and location as the parties hereto shall otherwise agree. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

Section 1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL and the DLLC Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of Global and Merger Sub shall vest in the Surviving Company, and all debts, liabilities, obligations, restrictions, disabilities and duties of Global and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Company.

Section 1.4 Certificate of Formation and Operating Agreement.

(a) The Certificate of Formation of Merger Sub in effect immediately preceding the Effective Time shall be the Certificate of Formation of the Surviving Company until thereafter changed or amended as provided therein or by applicable Law.

(b) The Limited Liability Company Agreement of Merger Sub in effect immediately preceding the Effective Time shall be the Limited Liability Company Agreement of the Surviving Company until thereafter changed or amended or as provided therein or by applicable Law.

Section 1.5 Officers. From and after the Effective Time, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified in accordance with the Limited Liability Company Agreement of Merger Sub, the officers of Merger Sub at the Effective Time, if any, shall be the officers of the Surviving Company.

ARTICLE II

CONVERSION OF SECURITIES; EXCHANGE PROCEDURES

Section 2.1 Effect on Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Crown, Merger Sub, Global or the holders of any of the following securities:

(a) Subject to the other provisions of this ARTICLE II, each share of Global Common Stock, other than any such share that is a Global Restricted Share (as defined in Section 3.2(a)) as of the Effective Time and that does not become fully vested and nonforfeitable at the Effective Time in accordance with the terms of the applicable award agreement (collectively, the “Shares”), issued and outstanding immediately prior to the Effective Time (other than any Shares cancelled pursuant to Section 2.1(b)), shall automatically be converted into and represent the right to receive, at the election of the holder thereof, one of the following (the “Merger Consideration”): (i) for each Share with respect to which an election to receive stock has been made effectively and not revoked or deemed to have been made in accordance with Section 2.1(d) (a “Stock Election”), 1.61 shares of Crown Common Stock (the “Stock Consideration”); and (ii) for each Share with respect to which an election to receive cash has been effectively made and not revoked pursuant to Section 2.1(d) (a “Cash Election”), $55.95 in cash, subject to Section 2.1(d)(v) (the “Cash Consideration”), in each case payable without interest to the holder of such Share upon surrender, in the manner provided in Section 2.4, of the certificate that formerly evidenced such Share (each, a “Certificate”).

(b) Each Share held in the treasury of Global and each Share owned directly by Crown or Merger Sub, in each case immediately prior to the Effective Time, shall be canceled without any conversion thereof, and no payment or distribution shall be made with respect thereto.

(c) Each limited liability company interest in Merger Sub (the “Merger Sub Units”) issued and outstanding immediately prior to the Effective Time shall remain outstanding and unaffected by the Merger and, following the Merger, shall constitute the only outstanding limited liability company interests or other equity interests in the Surviving Company from and after the Effective Time.

(d) Election of Merger Consideration.

(i) Each person who, on or prior to the Election Date (as defined in Section 2.1(d)(ii)), is a record holder of Shares shall be entitled, with respect to all or any portion of such holder’s Shares, to make a Stock Election or Cash Election on the basis set forth in this Section 2.1(d). For the avoidance of doubt, a holder of Shares shall be permitted to make a Stock Election with respect to a portion of such holder’s Shares and make a Cash Election with respect to such holder’s other Shares. If such a holder does not make a Stock Election or a Cash Election with respect to all or any portion of such holder’s Shares, such holder will be deemed to have made a Stock Election in the manner herein provided with respect to such Shares.

(ii) Crown shall prepare and mail, or cause to be prepared and mailed, with the Joint Proxy Statement (as defined in Section 5.10(a)) (x) a form of election, which form shall be subject to the reasonable review and comment of Global (the “Form of Election”), (y) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent (as defined in Section 2.4(a)) and (z) instructions for use in effecting the surrender of the Certificates pursuant to such letter of transmittal, to the record holders of Shares as of the record date for the Global Stockholders’ Meeting (as defined in Section 5.10(a)). The Form of Election shall be used by each record holder of Shares to make an election to receive the Stock Consideration, the Cash Consideration or both for any or all Shares held by such holder. Crown and Global shall use their reasonable best efforts to make the Form of Election, letter of transmittal and instructions available to all persons who become holders of Shares during the period between such record date and the Election Date. Any such holder’s election to receive the Stock Consideration, the Cash Consideration or both shall have been properly made only if the Exchange Agent shall have received at its designated office, by 5:00 p.m., New York City time, on the third business day immediately preceding the Global Stockholders’ Meeting (the “Election Date”), (1) a Form of Election properly completed and signed, (2) a letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and (3) such other documents as may be required pursuant to such instructions, together with Certificates to which such Form of Election and letter of transmittal relate, duly endorsed in blank or otherwise in form acceptable for transfer on the books of Global.

(iii) Any stockholder of Global may at any time prior to the Election Date change his or her election by written notice received by the Exchange Agent prior to 5:00 p.m., New York City time, on the Election Date accompanied by a properly completed and signed revised Form of Election. Any Form of Election may be revoked by the stockholder submitting it to the Exchange Agent only by written notice received by the Exchange Agent (A) prior to 5:00 p.m., New York City time on the Election Date or (B) after such time, if and to the extent that the Exchange Agent is legally required to permit revocations and the Effective Time shall not have occurred prior to such time. All Forms of Election shall automatically be revoked if the Exchange Agent is notified in writing by Crown and Global that the Merger has been abandoned. If a Form of Election is revoked, the Certificate or Certificates to which such Form of Election relates shall be promptly returned to the stockholder submitting such Form of Election to the Exchange Agent.

(iv) The determination of the Exchange Agent shall be binding as to whether or not elections to receive the Stock Consideration or the Cash Consideration have been properly made, changed or revoked pursuant to this Section 2.1(d) with respect to Shares and when elections, changes and revocations were received by it. If the Exchange Agent determines that any election to receive the Cash Consideration was not properly made with respect to Shares, such shares shall be treated by the Exchange Agent as shares for which a Stock Election was made in accordance with this Section 2.1(d), and such shares shall be entitled to receive in the Merger the Stock Consideration. The Exchange Agent also shall make all computations as to proration contemplated by Section 2.1(d)(v) (which computation shall be made as soon as practicable following the Election Date), and absent manifest error any such computation shall be conclusive and binding on the holders of Shares. The Exchange Agent may make such rules as are consistent with this Section 2.1(d) for the implementation of the elections provided for herein as shall be necessary or desirable fully to effect such elections.

(v) Notwithstanding anything else in this Agreement to the contrary, the maximum aggregate amount of Cash Consideration that may be paid by Crown pursuant to this Agreement shall be $550,000,000 (the “Cash Consideration Cap”); provided that the Cash Consideration Cap shall be reduced on a dollar-for-dollar basis to the extent of any cash dividends or other cash distributions declared or paid by Global or any Global Subsidiary (as defined in Section 3.2(d)) prior to the Effective Time (other than (x) dividends and distributions by a direct or indirect wholly owned Global Subsidiary to its parent (without further distribution) and (y) the regular quarterly dividend of $0.525 per share of Global Common Stock that is to be paid by Global on or about October 19, 2006 (the “Global Third Quarter Dividend”)). If the aggregate amount of cash subject to Cash Elections received by the Exchange Agent (the “Requested Cash Amount”) exceeds the Cash Consideration Cap, each holder making a Cash Election shall receive, for each Share with respect to which a Cash Election has been made, (1) cash in an amount equal to the product of the Cash Consideration and a fraction, the numerator of which is the Cash Consideration Cap and the denominator of which is the Requested Cash Amount (such product, the “Prorated Cash Amount”) and

(2) a number of shares of Crown Common Stock equal to a fraction, the numerator of which is equal to the Cash Consideration minus the Prorated Cash Amount and the denominator of which is $34.75.

Section 2.2 Equity-Based Awards.

(a) At the Effective Time, each Global Restricted Share that is outstanding and unvested immediately prior to the Effective Time (excluding any Global Restricted Share that becomes fully vested and nonforfeitable at the Effective Time in accordance with the terms of the applicable award agreement) shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and converted, on the same terms and conditions (including vesting) as applied to such Global Restricted Share immediately prior to the Effective Time, into the number of restricted shares of Crown Common Stock (the “Converted Restricted Shares”) that is equal to the Stock Consideration, provided that all fractional Converted Restricted Shares to which a single holder would be entitled shall be aggregated.

(b) At the Effective Time, each Global Deferred Share (as defined in Section 3.2(a)) that is outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted, on the same terms and conditions (including vesting) as applied to such Global Deferred Share immediately prior to the Effective Time, into the number of deferred shares with respect to Crown Common Stock (the “Converted Deferred Shares”) that is equal to the Stock Consideration, provided that all fractional Converted Deferred Shares to which a single holder would be entitled shall be aggregated.

(c) At the Effective Time, Crown shall assume the obligations and succeed to the rights of Global under Global’s Omnibus Stock Incentive Plan (as amended December 21, 2005) (the “Omnibus Plan”) with respect to the Converted Restricted Shares and Converted Deferred Shares. Crown shall take all action reasonably necessary or appropriate to have available for issuance or transfer a sufficient number of shares of Crown Common Stock for delivery with respect to the Converted Restricted Shares and the settlement of the Converted Deferred Shares. Promptly after the Effective Time, Crown shall either (i) prepare and file with the SEC a registration statement on Form S-8 (or other appropriate form) registering a number of shares of Crown Common Stock necessary to fulfill Crown’s obligations under this Section 2.2 or (ii) assume the Converted Restricted Shares and Converted Deferred Shares under an existing equity incentive plan with respect to which a registration statement on Form S-8 (or other appropriate form) is effective.

(d) Global shall ensure that following the Effective Time, no holder of a Global Restricted Share, Global Deferred Share, Global Option (as defined in Section 2.3(a)) or Global Warrant (as defined in Section 2.3(b)) (or former holder thereof) or any current or former participant in the Omnibus Plan or any other Global Benefit Plan (as defined in Section 3.14(a)) or Global Benefit Agreement (as defined in Section 3.14(a)) shall have any right thereunder to acquire any capital stock of Global, any Global Subsidiary or the Surviving Company or any other equity interest therein (including “phantom” stock or stock appreciation rights).

(e) Prior to the Effective Time, each of Global and Crown shall cause any dispositions of Global Common Stock (including derivative securities with respect to Global Common Stock) or acquisitions of Crown Common Stock (including derivative securities with respect to Crown Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act (as defined in Section 3.5) with respect to Global or Crown to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 2.3 Options and Warrants.

(a) Options. At the Effective Time, each option entitling the holder thereof to purchase a share of Global Common Stock (a “Global Option”) that is outstanding at such time, whether or not exercisable and whether or not vested, shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and converted, on the same terms and conditions as applied to such Global Option immediately prior to the Effective Time, into an option to purchase a number of shares of Crown Common Stock (a “Converted Option”)

(rounded down to the nearest whole share) equal to the product of (i) the number of shares of Global Common Stock subject to such Global Option as of the Effective Time and (ii) the Stock Consideration, at an exercise price per share of Crown Common Stock (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (A) the aggregate exercise price for the shares of Global Common Stock subject to such Global Option as of the Effective Time by (B) the aggregate number of shares of Crown Common Stock subject to such Converted Option after giving effect to the adjustments in this Section 2.3(a).

(b) Warrants. At the Effective Time, each warrant entitling the holder thereof to purchase a share of Global Common Stock (a “Global Warrant”) that is outstanding at such time, whether or not exercisable and whether or not vested, granted under the Warrant Agreement, dated February 13, 2006, by and between Global and American Stock Transfer & Trust Company (the “Warrant Agreement”), shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and converted, on the same terms and conditions (including vesting) as applied to such Global Warrant immediately prior to the Effective Time, into a warrant entitling such holder thereof to purchase a number of shares of Crown Common Stock (a “Converted Warrant”) (rounded down to the nearest whole share) equal to the product of (i) the number of shares of Global Common Stock subject to such Global Warrant as of the Effective Time and (ii) the Stock Consideration, at an exercise price per share of Crown Common Stock (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (A) the aggregate exercise price for the shares of Global Common Stock subject to such Global Warrant as of the Effective Time by (B) the aggregate number of shares of Crown Common Stock subject to such Converted Warrant after giving effect to the adjustments in this Section 2.3(b).

Section 2.4 Exchange of Certificates.

(a) Exchange Agent. At the Effective Time, Crown shall deposit, or shall cause to be deposited, with a bank or trust company that, prior to the mailing of the Joint Proxy Statement, may be designated by Crown, and that is reasonably satisfactory to Global, to act as exchange agent (the “Exchange Agent”), for the benefit of the holders of Shares, for exchange in accordance with this ARTICLE II through the Exchange Agent, (i) certificates representing the shares of Crown Common Stock issuable as the Stock Consideration portion of the Merger Consideration pursuant to Section 2.1(a), (ii) cash or a check in an amount of U.S. dollars (after giving effect to any required withholdings pursuant to Section 2.4(i)) equal to the amount of cash payable as the Cash Consideration portion of the Merger Consideration pursuant to Section 2.1(a) and (iii) cash, from time to time as required to make payments in lieu of any fractional shares pursuant to Section 2.4(e) or with respect to dividends or other distributions payable pursuant to Section 2.4(c) (such cash and certificates for shares of Crown Common Stock being hereinafter referred to as the “Exchange Fund”). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the shares of Crown Common Stock and cash contemplated to be issued pursuant to Section 2.1(a) and this Section 2.4(a) out of the Exchange Fund. Except as contemplated by Section 2.4(g) hereof, the Exchange Fund shall not be used for any other purpose.

(b) Exchange Procedures. Immediately after the Effective Time, upon surrender to the Exchange Agent, whether prior to or after the Election Date, of a Certificate for cancellation, together with a letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor: (A) a certificate representing that number of whole shares of Crown Common Stock which such holder has the right to receive in respect of the Shares formerly represented by such Certificate after taking into account all Shares then held by such holder, (B) a check in an amount of U.S. dollars (after giving effect to any required withholdings pursuant to Section 2.4(i)) equal to the amount of cash to which such holder is entitled pursuant to Section 2.1(a) and (C) cash in lieu of any fractional shares of Crown Common Stock to which such holder is entitled pursuant to Section 2.4(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.4(c), and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or will accrue on any cash payable pursuant to Section 2.4(c) or (e). Unless the duly completed and validly executed letter of transmittal provides otherwise, for all purposes of this Section 2.4 and in accordance with Treasury Regulation Section 1.358-2(a)(2)(ii), (i) a holder will be treated as having surrendered, in exchange for the total Cash Consideration, if any, to be paid to such holder under Section 2.1(d) (with respect to a holder, the “Cash Portion”), the number of Shares equal to the quotient of (x) such holder’s Cash Portion, divided by (y) the Cash Consideration; and (ii) for purposes of clause (i), the Certificates surrendered by a holder in exchange for such holder’s Cash Portion will be deemed to be: (A) first, of those Certificates evidencing Shares held by such holder for more than one year before the Merger within the meaning of Section 1223 of the Code, if any, those Certificates with the highest Federal income Tax basis, in descending order until such Certificates are exhausted or the Cash Portion for such holder is fully paid, then (B) of all other of such holder’s Certificates, those Certificates with the highest Federal income Tax basis, in descending order until the Cash Portion for such holder is fully paid. In the event of a transfer of ownership of Shares that is not registered in the transfer records of Global, the Merger Consideration to which such holder is entitled (including, if applicable, a check for cash in lieu of any fractional shares of Crown Common Stock to which such holder is entitled pursuant to Section 2.4(e)) and a check for any dividends or other distributions to which such holder is entitled pursuant to Section 2.4(c) may be issued to a transferee if the Certificate representing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.4, each Certificate shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration, the cash in lieu of any fractional shares of Crown Common Stock to which such holder is entitled pursuant to Section 2.4(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.4(c).

(c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to the Crown Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Global Common Stock formerly represented thereby, until the holder of such Certificate shall surrender such Certificate. Subject to the effect of escheat, tax or other applicable Laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of Crown Common Stock issued in exchange therefor, without interest, (i) promptly, the amount of dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such whole shares of Crown Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Crown Common Stock.

(d) No Further Rights in Global Common Stock. All cash paid and shares of Crown Common Stock issued upon conversion of the Shares in accordance with the terms of this ARTICLE II (including any cash paid pursuant to Section 2.4(c) or (e)) shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such Shares.

(e) No Fractional Shares. No certificates or script representing fractional shares of Crown Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional shares interests will not entitle the owner thereof to vote or to any other rights of a stockholder of Crown. Each holder of Shares exchanged pursuant to the Merger who would otherwise be entitled to receive a fraction of a share of Crown Common Stock (after taking into account all Certificates delivered by such holder) shall receive, upon surrender of such holder’s Certificates in accordance with this Section 2.4, an amount in cash (without interest) equal to the product obtained by multiplying (i) such fractional share interest to which such holder would otherwise be entitled by (ii) $34.75. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional share interests, the Exchange Agent shall so notify Crown, and Crown shall deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional share interests subject to and in accordance with the terms of Section 2.4(b).

(f) Adjustments to Merger Consideration. The Merger Consideration shall be adjusted to reflect appropriately the effect of any forward or reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Crown Common Stock or Global Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Crown Common Stock or

Global Common Stock occurring on or after the date hereof and prior to the Effective Time. The Cash Consideration Cap shall be reduced on a dollar-for-dollar basis to the extent of any cash dividends or other cash distributions declared or paid by Global or any Global Subsidiary prior to the Effective Time (other than (x) dividends and distributions by a direct or indirect wholly owned Global Subsidiary to its parent (without further distribution) and (y) the Global Third Quarter Dividend).

(g) Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest received with respect thereto) that remains undistributed to the holders of Global Common Stock for six months after the Effective Time shall be delivered to Crown, upon demand, and shall be held in trust for the benefit of any holders of Global Common Stock who have not theretofore complied with this ARTICLE II without any interest thereon, subject to the effect of escheat, tax or other applicable Law.

(h) No Liability. Neither the Exchange Agent nor any party hereto shall be liable to any holder of Certificates for any such Shares (or dividends or distributions with respect thereto), or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law. If any Certificate has not been surrendered prior to two years after the Effective Time (or immediately prior to such earlier date on which Merger Consideration or any dividends or distributions with respect to Crown Common Stock as contemplated by Section 2.4(c) in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 3.5)), any such shares, cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of the Surviving Company, free and clear of all claims or interest of any person previously entitled thereto.

(i) Withholding Rights. Each of the Surviving Company, Crown and the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of federal, state, local or foreign Tax Law. To the extent that amounts are so withheld by Crown or the Exchange Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect to which such deduction and withholding was made by Crown or the Exchange Agent, as the case may be.

(j) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Crown, the posting by such person of a bond, in such reasonable amount as Crown may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration, any cash in lieu of fractional shares of Crown Common Stock to which the holders thereof are entitled pursuant to Section 2.4(e) and any dividend or other distributions to which the holders thereof are entitled pursuant to Section 2.4(c).

(k) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Crown, on a daily basis. Any interest and other income resulting from such investments shall be paid to Crown.

Section 2.5 Stock Transfer Books. At the Effective Time, the stock transfer books of Global shall be closed and there shall be no further registration of transfers of Shares thereafter on the records of Global. From and after the Effective Time, the holders of Certificates representing Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided in this Agreement or by Law. On or after the Effective Time, any Certificates presented to the Exchange Agent or Crown for any reason shall be converted into the right to receive the Merger Consideration, any cash in lieu of fractional shares of Crown Common Stock to which the holders thereof are entitled pursuant to Section 2.4(e) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.4(c).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF GLOBAL

Global represents and warrants to each of the other parties hereto as follows (except (i) as set forth in the written disclosure letter (which letter shall in each case specifically identify by reference to Sections of this Agreement any exceptions to each of the representations, warranties and covenants contained in this Agreement; provided, however, that any information set forth in one section or subsection of such disclosure letter shall be deemed to apply to each other section or subsection thereof or hereof to which its relevance is readily apparent on its face) delivered by Global to Crown and Merger Sub in connection with the execution and delivery of this Agreement (the “Global Disclosure Letter”) or (ii) as readily apparent from disclosure in the Global SEC Reports (as defined in Section 3.7) filed or furnished to the Securities and Exchange Commission (the “SEC”) by Global, and in either case, publicly available on or prior to the date hereof, but excluding, in each case, any disclosures set forth in any risk factor section, in any section relating to forward-looking statements and any other disclosures included therein to the extent that they are cautionary, predictive or forward-looking in nature):

Section 3.1 Organization and Standing.

(a) Global is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Global has made available to Crown complete and correct copies of the minutes (or, in the case of minutes that have not yet been finalized, drafts thereof) of all meetings of the stockholders of Global and each of the Global Subsidiaries, the boards of directors of Global and each of the Global Subsidiaries, and the committees of each such board of directors, in each case held since January 1, 2004 and prior to the date hereof.

(b) (i) Each Global Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, and (ii) each of Global and each Global Subsidiary (x) has full corporate (or similar) power and authority and all necessary government approvals to own, lease and operate its properties and assets and to conduct its business as presently conducted, and (y) is duly qualified or licensed to do business as a foreign corporation, limited partnership, partnership or limited liability company and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except in the case of clauses (b)(i) and (b)(ii), where any such failure has not had, or is not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect (as defined in Section 8.12(b)). Global has furnished or made available to Crown true and complete copies of the Amended and Restated Certificate of Incorporation of Global, as amended through the date of this Agreement (as so amended, the “Global Certificate of Incorporation”); the Second Amended and Restated Bylaws of Global, as amended through the date of this Agreement (as so amended, the “Global Bylaws”); and the comparable charter and organizational documents of each Global Subsidiary, in each case as amended through the date of this Agreement. The Global Certificate of Incorporation and the Global Bylaws are in full force and effect and have not been amended or otherwise modified. Global is not in material violation of any provision of the Global Certificate of Incorporation or the Global Bylaws, and no Global Subsidiary is in material violation of any provision of its certificate of incorporation, bylaws or equivalent organizational documents.

For purposes of this Agreement, a “Subsidiary” of any person means another person, (i) an amount of the voting securities, other voting rights or voting partnership interests of which that is sufficient to elect at least a majority of its board of directors or other governing body is directly or indirectly owned or controlled by such first person or by any one or more of its Subsidiaries, or by such first person and one or more of its Subsidiaries (or, if there are no such voting interests, 50% or more of the equity interests of which is owned directly or indirectly by such first person) or (ii) of which such first person or any other Subsidiary of such first person is a general partner (excluding partnerships, the general partnership interests of which held by such first person and any Subsidiary of such first person do not have a majority of the voting interests in such partnership).

Section 3.2 Capitalization.

(a) The authorized capital stock of Global consists of (i) 150,000,000 shares of Global Common Stock and (ii) 20,000,000 shares of preferred stock, par value $0.01 per share (the “Global Preferred Stock”). At the close of business on September 29, 2006, (A) 70,222,876 shares of Global Common Stock were issued and outstanding (including 358,365 shares of Global Common Stock that were outstanding as of the relevant time but were subject to vesting or other forfeiture restrictions or a right of repurchase by Global as of such time (shares so subject, “Global Restricted Shares”)), (B) 29,327 shares of Global Common Stock were held by Global in its treasury, (C) 8,715,000 shares of Global Common Stock were reserved for issuance pursuant to the Omnibus Plan, of which no shares of Global Common Stock were subject to outstanding and unexercised options to purchase Global Common Stock, (D) 644,000 shares of Global Common Stock were subject to outstanding and unexercised Global Options, (E) 420,220 shares of Global Common Stock were subject to outstanding and unexercised Global Warrants, and (F) a maximum of 2,887 shares of Global Common Stock could be issued pursuant to outstanding deferred share awards with respect to Global Common Stock (each such deferred share award, a “Global Deferred Share”). At the close of business on September 29, 2006, no shares of Global Preferred Stock were issued and outstanding and no shares of Global Preferred Stock were held in the treasury of Global.

(b) Except as set forth in Section 3.2(a) above, at the close of business on September 29, 2006, no shares of capital stock or other voting securities of Global were issued, reserved for issuance or outstanding. From September 29, 2006, until the date of this Agreement, there have been no issuances by Global of shares of capital stock of, or other equity or voting interests in, Global, other than the issuance of shares of Global Common Stock pursuant to the exercise of Global Options and Global Warrants outstanding as of September 29, 2006, each in accordance with their terms as in effect on September 29, 2006. Except as set forth in Section 3.2(a), as of the date hereof, there are no options, warrants, convertible or exchangeable securities, subscriptions, stock appreciation rights, phantom stock rights or stock equivalents or other rights, agreements, arrangements or commitments (contingent or otherwise) of any character issued or authorized by Global or any Global Subsidiary (i) relating to any issued or unissued capital stock or equity interest of Global or any Global Subsidiary, (ii) obligating Global or any Global Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock of, or options, warrants, convertible or exchangeable securities, subscriptions or other equity interests in, Global or any Global Subsidiary or (iii) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of capital stock Global or any Global Subsidiary (each of (i), (ii) and (iii), collectively, the “Global Stock Rights”). All outstanding shares of Global Common Stock are, and all shares of Global Common Stock that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual obligations of Global or any Global Subsidiary to repurchase, redeem or otherwise acquire any capital stock or equity interest of Global (including any shares of Global Common Stock) or any Global Subsidiary or any Global Stock Rights or to pay any dividend or make any other distribution in respect thereof or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any person.

(c) Section 3.2(c) of the Global Disclosure Letter sets forth a true, complete and correct list, as of September 29, 2006, of (i) all Global Options, the number of shares of Global Common Stock subject thereto, the grant dates, expiration dates, the exercise or base prices and vesting schedules thereof and the names of the holders thereof, (ii) all outstanding Global Warrants, the number of shares of Global Common Stock subject thereto, the grant dates, expiration dates, the exercise or base prices and vesting schedules thereof and the names of the holders thereof, (iii) all outstanding Global Restricted Shares, the grant dates, vesting schedules, repurchase prices (if any) and names of the holders thereof and (iv) all outstanding Global Deferred Shares, the maximum number of shares of Global Common Stock that may be issued pursuant to each such Global Deferred Share, the grant dates, vesting schedules and names of the holders thereof. Each outstanding Global Restricted Share, Global Deferred Share, Global Option and Global Warrant may, pursuant to its terms, be treated at the Effective Time as set forth in Section 2.2 or 2.3, as applicable.

(d) Exhibit 21.1 to Global’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 includes all the Subsidiaries of Global (each a “Global Subsidiary” and together, the “Global Subsidiaries”) in existence as of the date hereof. All the outstanding shares of capital stock of, or other equity interests in, each such Global Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable and are, except as set forth in such Exhibit 21.1, owned directly or indirectly by Global, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, “Liens”) and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests), except for restrictions imposed by applicable securities laws. Neither Global nor any of the Global Subsidiaries directly or indirectly owns or has any right or obligation to subscribe for or otherwise acquire any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity (other than the Global Subsidiaries).

Section 3.3 Authority for Agreement.

(a) Global has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to obtaining the Global Stockholder Approval (as defined below) in connection with this Agreement and the Merger, to consummate the Merger and the other transactions contemplated by this Agreement. The execution, delivery and performance by Global of this Agreement and the consummation by Global of the Merger and the other transactions contemplated by this Agreement, have been duly authorized by all necessary corporate action on the part of Global and no other corporate proceedings on the part of Global are necessary to authorize this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement (other than obtaining the Global Stockholder Approval and the filing and recordation of appropriate merger documents as required by the DGCL and the DLLC Act). This Agreement has been duly executed and delivered by Global and, assuming the due authorization, execution and delivery by Crown and Merger Sub, constitutes a legal, valid and binding obligation of Global enforceable against Global in accordance with its terms subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights and remedies of creditors generally and to the effect of general principles of equity. The affirmative vote of a majority of the outstanding shares of Global Common Stock entitled to vote in accordance with the DGCL, the Global Certificate of Incorporation and the Global Bylaws (the “Global Stockholder Approval”) is the only vote of the holders of capital stock of Global necessary to adopt and approve this Agreement, the Merger and the other transactions contemplated by this Agreement.

(b) The Global Board, at a meeting duly called and held, duly and unanimously adopted resolutions (i) approving this Agreement and the other Transaction Agreements, the Merger and the other transactions contemplated by this Agreement, (ii) determining that the terms of the Merger and the other transactions contemplated by this Agreement are fair to and in the best interests of Global and its stockholders, (iii) recommending that Global’s stockholders adopt this Agreement and (iv) declaring that this Agreement is advisable. Such resolutions are sufficient to render inapplicable to Crown and Merger Sub, this Agreement, the Merger and the other transactions contemplated by this Agreement, and the other Transaction Agreements and the transactions contemplated thereby, the restrictions set forth in Article IV, Part D of the Global Certificate of Incorporation. The provisions of Section 203 of the DGCL are inapplicable to Crown and Merger Sub, this Agreement, the Merger and the other transactions contemplated by this Agreement by virtue of the express election of Global set forth in the Global Certificate of Incorporation not to be governed by Section 203 of the DGCL. To Global’s knowledge, no other state takeover statute or similar statute or regulation applies or purports to apply to Global with respect to this Agreement, the Merger or any other transaction contemplated by this Agreement or the other Transaction Agreements and the transactions contemplated thereby.

(c) Goldman, Sachs & Co., the financial advisor to the Global Board (the “Global Financial Advisor”), has delivered to the Global Board its opinion to the effect that, as of the date of such opinion and based on the assumptions, qualifications and limitations contained therein, the Merger Consideration is fair, from a financial point of view, to the holders of Global Common Stock. Global has made available to Crown, for informational purposes only, a correct and complete copy of the form of such opinion prior to the execution of this Agreement.

Section 3.4 No Conflict. The execution and delivery of this Agreement by Global do not, and the performance of this Agreement by Global and the consummation of the Merger and the other transactions contemplated by this Agreement will not, (a) assuming the Global Stockholder Approval is obtained, conflict with or violate (i) the Global Certificate of Incorporation or the Global Bylaws or (ii) the equivalent organizational documents of any of the Global Subsidiaries, (b) subject to Section 3.5 and assuming the Global Stockholder Approval is obtained, conflict with or violate any United States federal, state or local or any foreign statute, law, rule, regulation, ordinance, code or any other requirement or rule of law (a “Law”) or any charge, order, writ, injunction, judgment, decree, ruling, determination, directive, award or settlement, whether civil, criminal or administrative (an “Order”), in each case applicable to Global or any of the Global Subsidiaries or by which any property or asset of Global or any of the Global Subsidiaries is bound or affected, or (c) result in a breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, give to others any right of termination, amendment, acceleration or cancellation of, result in the triggering of any payment or other obligation or any right of consent, or result in the creation of a Lien on any property or asset of Global or any of the Global Subsidiaries pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Global or any of the Global Subsidiaries is a party or by which Global or any of the Global Subsidiaries or any property or asset of any of them is bound or affected (including any Global Material Contract (as defined in Section 3.12(a)), except, in the case of clauses (a)(ii), (b) and (c) above, for any such conflicts, violations, breaches, defaults or other occurrences which have not had and are not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.5 Required Filings and Consents. The execution and delivery of this Agreement by Global do not, and the performance of this Agreement by Global will not, require any consent, approval, order, authorization or permit of, or declaration, registration, filing with, or notification to, any United States federal, state or local or any foreign government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (a “Governmental Entity”), except for (i) applicable requirements, if any, of (A) the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including, without limitation, the filing with the SEC of the Joint Proxy Statement and of the Registration Statement (as defined in Section 5.10(a)) in which the Joint Proxy Statement will be included as a prospectus, and declaration of effectiveness of the Registration Statement, (B) state securities or “blue sky” laws, (C) the DGCL and the DLLC Act to file the Certificate of Merger or other appropriate documentation and (D) the New York Stock Exchange (the “NYSE”), (ii) those required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (iii) such filings and approvals as are required to be made or obtained under any foreign antitrust, competition or similar Laws in connection with the consummation of the Merger and the other transactions contemplated by this Agreement, (iv) the filing of customary applications and notices, as applicable, (A) with the Federal Aviation Administration (the “FAA”), and any approvals of such applications and notices, or (B) with the Federal Communications Commission (the “FCC”) under the Communications Act of 1934, as amended (the “Communications Act”), and any approvals of such applications and notices, which, in the case of this clause (iv), are required or appropriate with respect to the transactions contemplated by this Agreement and related to Global’s ownership or operation of communications or broadcast towers and the assets and properties relating thereto and (v) customary filings, notices and approvals with any state public service, public utility commissions, state environmental agencies or similar state regulatory bodies with respect to the transactions contemplated by this Agreement and related to the consummation of the Merger and the other transactions contemplated by this Agreement as a result of Global’s ownership or operation of communications or broadcast towers and the assets and properties relating thereto.

Section 3.6 Compliance; Regulatory Compliance.

(a) Each of Global and the Global Subsidiaries (i) has been operated at all times in compliance with all Laws applicable to Global or any of the Global Subsidiaries or by which any property, business or asset of Global or any of the Global Subsidiaries is bound or affected and (ii) is not in default or violation of any governmental licenses, permits or franchises to which Global or any of the Global Subsidiaries is a party or by which Global or any of the Global Subsidiaries or any property or asset of Global or any of the Global Subsidiaries is bound or affected other than, in the case of clauses (i) and (ii) above, failures to comply, defaults or violations which do not have and are not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. Neither Global nor any Global Subsidiary has received any written communication during the past two years from a Governmental Entity that alleges that Global or a Global Subsidiary is not in compliance with any applicable Law, except for failures to be in compliance that, individually or in the aggregate, have not had and are not reasonably expected to have a Material Adverse Effect.

(b) Each of Global and the Global Subsidiaries has in effect all required governmental licenses, permits, certificates, approvals and authorizations necessary for the conduct of their business and the use of their properties and assets, as presently conducted and used, except where such failure has not had, or is not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect; and neither Global nor any Global Subsidiary has received notice from any Governmental Entity that any such license, permit, certificate, approval or authorization is subject to any adverse action which has had, or is reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) This Section 3.6 does not relate to Tax matters, employee benefits matters, labor relations matters, environmental matters, intellectual property matters or matters related to the Foreign Corrupt Practices Act and international trade sanctions, which are the subjects of Sections 3.9, 3.14, 3.15, 3.16, 3.17 and 3.21, respectively.

Section 3.7 SEC Filings; Financial Statements.

(a) Each of Global and the Global Subsidiaries has filed all forms, reports, statements and documents required to be filed with the SEC since June 2, 2004 (the “Global SEC Reports”), each of which has complied in all material respects with the applicable requirements of the Securities Act and the rules and regulations promulgated thereunder, the Exchange Act and the rules and regulations promulgated thereunder, and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and the rules and regulations promulgated thereunder, each as in effect on the date so filed, except to the extent updated, amended, restated or corrected by a subsequent Global SEC Report filed or furnished to the SEC by Global, and in either case, publicly available prior to the date hereof (each, a “Global Filed SEC Report”). None of the Global SEC Reports (including any financial statements or schedules included or incorporated by reference therein) contained when filed or currently contains, and any Global SEC Reports filed with the SEC subsequent to the date hereof will not contain, any untrue statement of a material fact or omission to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent updated, amended, restated or corrected by a subsequent Global Filed SEC Report.

(b) Except to the extent updated, amended, restated or corrected by a subsequent Global Filed SEC Report, all of the financial statements included in the Global SEC Reports, in each case, including any related notes thereto, as filed with the SEC (those filed with the SEC are collectively referred to as the “Global Financial Statements”), comply as to form in all material respects with applicable accounting requirements and the published rules of the SEC with respect thereto and have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as may be permitted by Form 10-Q of the SEC and subject, in the case of the unaudited statements, to normal, year-end audit adjustments which are not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect). The condensed consolidated balance sheets (including the related notes) included in such Global Financial Statements (if applicable, as updated, amended, restated or corrected in a subsequent Global Filed SEC Report) fairly present, in all material respects, the condensed consolidated financial position of Global and the Global Subsidiaries at the respective dates thereof, and the condensed consolidated statements of operations, stockholders’ equity and cash flows (in each case, including the related notes) included in such Global Financial Statements (if applicable, as updated, amended, restated or corrected in a subsequent Global Filed SEC Report) fairly present, in all material respects, the condensed consolidated statements of operations, stockholders’ equity and cash flows of Global and the Global Subsidiaries for the periods indicated, subject, in the case of the unaudited statements, to normal, year-end adjustments which are not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) Neither Global nor any of the Global Subsidiaries has any liabilities or obligations of any kind whatsoever, whether or not accrued and whether or not contingent or absolute, that are material to Global and the Global Subsidiaries, taken as a whole, other than (i) liabilities or obligations disclosed or provided for in the unaudited condensed consolidated balance sheet of Global as of June 30, 2006, including the notes thereto, contained in the Global SEC Reports, (ii) liabilities or obligations incurred on behalf of Global in connection with this Agreement and the contemplated Merger, (iii) liabilities or obligations incurred in the ordinary course of business consistent with past practice since June 30, 2006, and (iv) other liabilities or obligations that are otherwise covered by insurance.

(d) Each of the principal executive officer of Global and the principal financial officer of Global (or each former principal executive officer of Global and each former principal financial officer of Global, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Global SEC Reports, and the statements contained in such certifications are true and accurate. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. Neither Global nor any of the Global Subsidiaries has any outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of the Sarbanes-Oxley Act.

(i) Global maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurance (A) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (B) that transactions are executed only in accordance with the authorization of management and (C) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Global’s assets.

(ii) Global’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Global in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Global’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of Global required under the Exchange Act with respect to such reports.

(iii) Neither Global nor any of the Global Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract (including any contract or arrangement relating to any transaction or relationship between or among Global or any of the Global Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or intended effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, Global or any of the Global Subsidiaries in Global’s or such Global Subsidiary’s published financial statements or other Global SEC Reports.

(iv) Since June 2, 2004, Global has not received any oral or written notification of any (x) “significant deficiency” or (y) “material weakness” in Global’s internal controls over financial reporting. There is no outstanding “significant deficiency” or “material weakness” which Global’s independent accountants certify has not been appropriately and adequately remedied by Global. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them in Release 2004-001 of the Public Company Accounting Oversight Board, as in effect on the date hereof.

(e) The effectiveness of any additional SEC disclosure requirement that, as of the date of this Agreement, has been formally proposed that is not yet in effect, is not expected by Global to lead to any materially adverse change in Global’s disclosures as set forth in the Global SEC Reports.

(f) None of the Global Subsidiaries is, or has at any time since June 2, 2004 been, subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

Section 3.8 Absence of Certain Changes or Events. Except as contemplated by this Agreement, since the date of the most recent audited financial statements included in the Global SEC Reports and through the date hereof, each of Global and the Global Subsidiaries has conducted its respective businesses only in the ordinary course in all material respects and in a manner consistent with prior practice in all material respects and there has not been any event or occurrence of any condition that has had or is reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. Except as contemplated by this Agreement, since the date of the most recent audited financial statements included in the Global SEC Reports and through the date hereof, there has not been (i) any material change in accounting methods, principles or practices employed by Global or (ii) any action of the types described in Section 5.1(b) or Section 5.1(c) which, had such action been taken after the date of this Agreement, would be in violation of any such Section.

Section 3.9 Taxes.

(a) Each of Global and the Global Subsidiaries has duly filed all Tax Returns (as defined in Section 3.9(j)), required to be filed by it or has been granted extensions to file such Tax Returns, which extensions have not expired, and all such Tax Returns are true, complete and accurate, except to the extent that all such failures to file, taken together, have not had and are not reasonably expected to have a Material Adverse Effect. Global and each of the Global Subsidiaries have paid (or Global has paid on its behalf) all Taxes (i) shown as due on such Tax Returns or (ii) otherwise due and payable, except for those Taxes (x) being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the financial statements included in the Global SEC Reports in accordance with GAAP or (y) that have not had and are not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. There are no Liens for any Taxes upon the assets of Global or the Global Subsidiaries, other than (i) statutory Liens for Taxes not yet due and payable, (ii) Liens for Taxes contested in good faith by appropriate proceedings and (iii) Liens that are not, and are not reasonably expected to be, material to the businesses of Global and the Global Subsidiaries, taken as a whole.

(b) Global (i) for each taxable period beginning with its date of formation through its most recent taxable year ended on or before the date hereof, has been subject to taxation as a real estate investment trust within the meaning of Sections 856 et seq. of the Code (a “REIT”) and has satisfied all the requirements to qualify as a REIT for such years, (ii) has operated consistent with all the requirements for qualification and taxation as a REIT through the date hereof for the period from the end of its most recent taxable year ended before the date hereof, (iii) has not taken any action or omitted to take any action that is reasonably expected to result in a successful challenge by the Internal Revenue Service to its status as a REIT, and no such challenge is pending, or to Global’s knowledge, threatened and (iv) intends to continue to operate in such a manner as to permit it to continue to qualify as a REIT for the taxable year or portion thereof that will end with the Merger. Each Global Subsidiary that files Tax Returns as a partnership or is a disregarded entity for U.S. federal income tax purposes has since its acquisition by Global been classified for U.S. federal income tax purposes as either a partnership or disregarded entity and not as an association taxable as a corporation, or a “publicly traded partnership” within the meaning of Section 7704(b) of the Code that is treated as a corporation for U.S. federal income tax purposes under Section 7704(a) of the Code. Each Global Subsidiary that is a corporation has been since its formation classified as a qualified REIT subsidiary under Section 856(i) of the Code or a taxable REIT subsidiary under Section 856(l) of the Code (a “TRS”). No Global Subsidiary is classified as or files Tax Returns as a REIT under Sections 856 through 860 of the Code or as a regular “C” Corporation that is not treated as a TRS. Global has not engaged, directly or indirectly, in any action that resulted in any “prohibited transaction” Tax pursuant to Section 857(b)(6) of the Code, any Tax on certain non-arm’s length transactions pursuant to Section 857(b)(7) of the Code or any Tax pursuant to Section 4981 of the Code.

(c) Global had at least $280,700,000 of “net operating loss carryovers” within the meaning of Section 172 of the Code as of December 31, 2005, which are subject to limitations pursuant to Section 382 of the Code as of the date hereof.

(d) No Tax Return of Global or a Global Subsidiary is or has ever been audited or examined by any tax authority, and no notice of such an audit or examination has been received by Global or a Global Subsidiary. No deficiencies for any Taxes have been proposed, asserted or assessed in writing against Global or any of the Global Subsidiaries that are not adequately reserved for, except for deficiencies that, individually or in the aggregate, have not had and are not reasonably expected to have a Material Adverse Effect, and no requests for waivers of the time to assess any such taxes have been granted or are pending (other than with respect to years that are currently under examination by the Internal Revenue Service or other applicable taxing authorities).

(e) Neither Global nor any of the Global Subsidiaries has taken any action or has any knowledge of any fact or circumstance that is reasonably likely to prevent the transactions contemplated hereby, including the Merger, from qualifying as a reorganization within the meaning of Section 368 of the Code.

(f) Neither Global nor any of the Global Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A)) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(g) Neither Global nor any of the Global Subsidiaries has entered into a “listed transaction” within the meaning of Treasury Regulation § 1.6011-4(b)(2).

(h) Global and the Global Subsidiaries have complied with all applicable Laws relating to the payment and withholding of Taxes, except where a failure to comply, individually or in the aggregate, has not had and is not reasonably expected to have a Material Adverse Effect.

(i) Neither Global nor any of the Global Subsidiaries has any liability for the Taxes of any person (other than Global and the Global Subsidiaries) under Treasury Regulation § 1.1502-6 (or any similar provision of any state, local or foreign law) as a transferee or successor, by contract or otherwise that, individually or in the aggregate, has had or is reasonably expected to have a Material Adverse Effect.

(j) As used in this Agreement (A) “Tax” means any federal, state, local or foreign income, gross receipts, property, sales, use, value-added, license, excise, franchise, employment, payroll, premium, withholding, alternative or added minimum, ad valorem, transfer or excise tax, or any other tax, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any related interest, penalty, addition to tax or additional amount, and any liability for any of the foregoing as transferee, and (B) “Tax Return” means any report, return, document, declaration or other information or filing required to be filed with respect to taxes (whether or not a payment is required to be made with respect to such filing), including information returns, any documents with respect to or accompanying payments of estimated taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

Section 3.10 Change of Control Agreement; No Excess Parachute Payment.

(a) Neither the execution and delivery of this Agreement, the consummation of the Merger or the other transactions contemplated by this Agreement nor compliance with the terms hereof will (either alone or in conjunction with any other event) (i) entitle any current or former employee, officer, director or consultant of Global or any Global Subsidiary (each, a “Global Participant”) to enhanced severance or termination pay, change in control or similar payments or benefits, (ii) result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any Global Participant, (iii) trigger any payment or funding (through a grantor trust or otherwise) of any compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, or increase the cost of, any Global Benefit Plan or Global Benefit Agreement or (iv) result in any breach or violation of, or a default under, any Global Benefit Plan or Global Benefit Agreement. The aggregate amount of all cash payments that may become payable or be provided to any Global Participant under the Global Benefit Plans and Global Benefit Agreements (assuming for such purpose that such individual’s employment were terminated immediately following the Effective Time as if the Effective Time were the date hereof) will not exceed the amount set forth in Section 3.10(a) of the Global Disclosure Letter.

(b) Other than payments that may be made to persons set forth on Section 3.10(b) of the Global Disclosure Letter (the “Primary Company Executives”), Global reasonably anticipates no amount or other entitlement that could be received (whether in cash or property or the vesting of property) as a result of the Merger or any other transaction contemplated by this Agreement (alone or in combination with any other event) by any Global Participant who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) under any Global Benefit Plan, Global Benefit Agreement or other compensation arrangement would be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code), and no such disqualified individual is entitled to receive any additional payment (e.g., any Tax gross up or other payment) from Global, Crown or any other person in the event that the excise Tax required by Section 4999(a) of the Code is imposed on such disqualified individual. Section 3.10(b) of the Global Disclosure Letter sets forth (i) a complete and accurate list of Global’s reasonable, good faith estimate of the maximum amount that could be received (whether in cash or property or the vesting of property, and including the amount of any Tax gross up) by each Primary Company Executive as a result of the Merger or any other transaction contemplated by this Agreement (alone or in combination with any other event) under all Global Benefit Agreements and Global Benefit Plans and (ii) the “base amount” (as defined in Section 280G(b)(3) of the Code) for each Primary Company Executive, calculated as of the date of this Agreement.

Section 3.11 Litigation.

(a) There is no claim, suit, action, investigation, indictment or information, or administrative, arbitration or other proceeding (“Litigation”) pending or, to the knowledge of Global, threatened against or affecting Global or any of the Global Subsidiaries or any of their respective assets which, if adversely determined, individually or in the aggregate, has had or is reasonably expected to have a Material Adverse Effect.

(b) There is not any Order of any Governmental Entity or arbitrator outstanding against, or, to the knowledge of Global, investigation by, any Governmental Entity involving Global or any of the Global Subsidiaries or any of their respective assets that, individually or in the aggregate, has had or is reasonably expected to have a Material Adverse Effect.

(c) This Section 3.11 does not relate to Tax matters, employee benefits matters, labor relations matters, environmental matters or intellectual property matters, which are the subjects of Sections 3.9, 3.14, 3.15, 3.16, and 3.17, respectively.

Section 3.12 Contracts and Commitments.

(a) Section 3.12(a) of the Global Disclosure Letter sets forth a true and complete list as of the date hereof of each Global Material Contract. “Global Material Contract” means (i) a “material contract”, as such term is defined in Section 601(b)(10) of Regulation S-K of the SEC, (ii) a contract, agreement or arrangement which contains any non-compete or exclusivity provisions with respect to the business of or geographic area with respect to Global or any Global Subsidiary, or restricts the conduct of the business of Global or any Global Subsidiary, or the geographic area or manner in which Global or any Global Subsidiary may conduct business, in each case in any material respect, (iii) a contract, agreement or arrangement between Global or any Global Subsidiary on the one hand, and any officer or director of Global or any person directly or indirectly owning, controlling or holding power to vote 5% or more of Global’s outstanding voting securities (other than compensation arrangements involving a director or officer of Global listed or described in Section 3.14 of the Global Disclosure Letter), on the other hand, or (iv) a contract, agreement or arrangement to which Global or any Global Subsidiary or any of their respective properties is subject that (A) involves annual revenue to Global or the Global Subsidiaries in excess of $5,000,000 in the calendar year ending December 31, 2006, (B) obligates Global or any Global Subsidiary to expend an amount in excess of $5,000,000 in the calendar year ending December 31, 2006, (C) obligates Global or any Global Subsidiary to make capital expenditures or acquire assets (including by way of construction, including in a “build to suit” or similar agreement, or acquisition of communications towers) in an amount estimated by Global as of the date hereof to be in excess of $5,000,000 over the remaining life of such contract or (D) is a material arrangement governing the legal relationship between Global or any Global Subsidiary and one of the ten largest customers of Global and any Global Subsidiaries, taken as a whole, for the calendar year ended December 31, 2005. Global has delivered or made available true and complete copies of all such agreements, arrangements and commitments to Crown.

(b) Except as is not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, the Global Material Contracts are legal, valid, binding and enforceable in accordance with their respective terms with respect to Global and, to the knowledge of Global, with respect to each other party to any of such Global Material Contracts, except, in each case, to the extent that enforcement of rights and remedies created by any Global Material Contracts are subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general application related to or affecting creditors’ rights and to general equity principles. There are no existing defaults, violations or breaches by Global or any Global Subsidiary of any notes, bonds, mortgages, indentures, contracts, agreements or leases to which Global or any of the Global Subsidiaries is a party or by which Global or any of the Global Subsidiaries or any property or asset of Global or any of the Global Subsidiaries is bound or affected, including any Global Material Contract (or events or conditions which, with notice or lapse of time or both would constitute such a default, violation or breach) and, to the knowledge of Global, there are no such defaults, violations or breaches (or events or conditions which, with notice or lapse of time or both, would constitute such a default, violation or breach) with respect to any third party to any such notes, bonds, mortgages, indentures, contracts, agreements or leases that, in any such case, has had or is reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. Global has no knowledge of any pending or threatened bankruptcy, insolvency or similar proceeding with respect to any party to any Global Material Contract which has had or is reasonably expected to have a Material Adverse Effect. Section 3.12(b)(i) of the Global Disclosure Letter identifies each Global Material Contract set forth therein that requires the consent of or notice to the other party thereto to avoid any material breach, default or violation of such contract, agreement or other instrument in connection with the transactions contemplated hereby. Neither Global nor any Global Subsidiary (i) is a party to any voting agreement with respect to the voting of any securities of Global or (ii) has any contractual obligation to file a registration statement under the Securities Act, in respect of any securities of Global or any Global Subsidiary.

(c) Section 3.12(c) of the Global Disclosure Letter sets forth a list of all confidentiality agreements, standstill agreements or other similar agreements to which Global or any of the Global Subsidiaries is a party relating to any Global Takeover Proposal (as defined in Section 5.6(a)), or relating to any inquiry, proposal or offer from Global to any person relating to, or that is reasonably expected to lead to, any direct or indirect acquisition or purchase by Global, in one transaction or a series of transactions, of assets or businesses (including by merger, acquisition of capital stock or otherwise) that, if consummated, would be material to Global and the Global Subsidiaries, taken as a whole. To the extent permitted by the terms thereof, Global has provided copies of each such agreement or a summary of the material terms thereof to Crown prior to the date hereof.

Section 3.13 Information Supplied. None of the information supplied or to be supplied by Global specifically for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Joint Proxy Statement will, at the date it is first mailed to Global’s stockholders or Crown’s stockholders or at the time of the Global Stockholders Meeting or the Crown Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by Global with respect to statements made or incorporated by reference therein based on information supplied by Crown or Merger Sub specifically for inclusion or incorporation by reference in the Joint Proxy Statement.

Section 3.14 Employee Benefit Plans.

(a) Section 3.14(a)(i) of the Global Disclosure Letter sets forth a list, as of the date hereof, of all “employee pension benefit plans” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) (sometimes referred to individually as a “Global Pension Plan” and collectively as the “Global Pension Plans”), all “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) (sometimes referred to individually as a “Global Welfare Plan” and collectively as the “Global Welfare Plans”), and each vacation or paid time off, severance, termination, retention, change in control, employment, incentive compensation, performance, profit sharing, stock-based, stock-related, stock option, fringe benefit, perquisite, stock purchase, stock ownership, phantom stock and deferred compensation plan, arrangement, agreement and understanding and other compensation, benefit and fringe benefit plans, arrangements, agreements and understandings (whether or not legally binding), sponsored, maintained, contributed to or required to be sponsored, maintained or contributed to, by Global, any Global Subsidiary or any other person that, together with Global, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or any other applicable Law (each, a “Commonly Controlled Entity”), in each case, providing benefits to any Global Participant, but not including the Global Benefit Agreements (all such plans, arrangements, agreements and understandings, collectively, “Global Benefit Plans”). Section 3.14(a)(ii) of the Global Disclosure Letter sets forth a list, as of the date hereof, of (i) each employment, deferred compensation, change in control, severance, termination, employee benefit, loan, indemnification, consulting or similar contract between Global or any Global Subsidiary, on the one hand, and any Global Participant, on the other hand, and (ii) each contract between Global or any Global Subsidiary, on the one hand, and any Global Participant, on the other hand, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Global of the nature contemplated by this Agreement (all such contracts under the foregoing clauses (i) and (ii), collectively, “Global Benefit Agreements”).

(b) Global has made available to Crown true and complete copies of (i) each Global Benefit Plan and each Global Benefit Agreement (or, in the case of any unwritten Global Benefit Plan or Global Benefit Agreement, a written summary of the material provisions of such plan or agreement) in effect on the date hereof, (ii) the most recent report on Form 5500 filed with the Internal Revenue Service with respect to each Global Benefit Plan in effect on the date hereof, to the extent any such report was required by applicable Law, (iii) the most recent summary plan description for each Global Benefit Plan for which such a summary plan description is required by applicable Law and (iv) each currently effective trust agreement or other funding vehicle relating to any Global Benefit Plan. Neither Global nor any Commonly Controlled Entity has sponsored, maintained, contributed to or been obligated to sponsor, maintain or contribute to, or has any actual or contingent liability under, any benefit plan that is subject to Title IV of ERISA or Section 412 of the Code or is otherwise a defined benefit pension plan or is a plan described in Section 3(40) of ERISA or Section 413 of the Code. With respect to any Global Welfare Plan or any Global Benefit Agreement that is an employee welfare benefit plan, (A) no such Global Welfare Plan or Global Benefit Agreement is unfunded or funded through a “welfare benefits fund” (as such term is defined in Section 419(e) of the Code) or is self-insured, (B) each such Global Welfare Plan and Global Benefit Agreement that is a “group health plan” (as such term is defined in Section 5000(b)(1) of the Code) complies with the applicable requirements of Section 4980B(f) of the Code and any applicable similar state or local Law and (C) each such Global Welfare Plan and Global Benefit Agreement that is a group health plan (including any such plan or agreement covering retirees or other former employees) may be amended or terminated without material liability to Global or any Global Subsidiary on or at any time after the Effective

Time. No Global Welfare Plan or Global Benefit Agreement that is an employee welfare benefit plan provides benefits to, or on behalf of, any former employee after the termination of employment except (1) where the full cost of such benefit is borne entirely by the former employee (or his eligible dependents or beneficiaries) or (2) where the benefit is required by Section 4980B of the Code.

(c) (i) Each Global Benefit Plan in effect on the date hereof has been administered in all material respects in accordance with its terms and with all applicable Laws, and Global and each of the Global Subsidiaries and all Global Benefit Plans are in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable Laws as to the Global Benefit Plans; (ii) all material contributions, including participant contributions and benefit payments, required under each Global Benefit Plan and Global Benefit Agreement have been made in full on a timely and proper basis pursuant to the terms of such plan or agreement and applicable Law; (iii) with respect to the Global Benefit Plans and Global Benefit Agreements, individually or in the aggregate, no event has occurred, and there exists no condition or set of circumstances, including claims, audits, and investigations, in connection with which Global or any of the Global Subsidiaries is reasonably expected to become subject to material liability under any Global Benefit Plan or Global Benefit Agreement or under ERISA, the Code or any other applicable Law; (iv) no Participant has received or is reasonably expected to receive any payment or benefit from Global or any Global Subsidiary that would be nondeductible pursuant to Section 162(m) of the Code or any other applicable Law except in connection with or in combination with accelerated vesting of equity-based awards; (v) each Global Pension Plan that is intended to comply with the provisions of Section 401(a) of the Code has been the subject of a determination letter from the Internal Revenue Service with respect to all Tax law changes with respect to which the Internal Revenue Service is currently willing to provide a determination letter to the effect that such Global Pension Plan currently is qualified and exempt from income Taxes under Section 401(a) of the Code and the trust relating to such plan is exempt from income Taxes under Section 501(a) of the Code, and no such determination letter has been revoked and, to the knowledge of Global, revocation has not been threatened and, to the knowledge of Global, no event has occurred since the date of the most recent determination letter or application therefor relating to any such Global Pension Plan that is reasonably expected to adversely affect the qualification of such Global Pension Plan or materially increase the costs relating thereto or require security under Section 307 of ERISA; (vi) Global has made available to Crown a copy of the most recent determination letter received with respect to each Global Pension Plan for which such a letter has been issued, as well as a copy of any pending application for a determination letter and a complete and accurate list of all amendments to any Global Pension Plan in effect as of the date hereof as to which a favorable determination letter has not yet been received; (vii) there are no understandings, agreements or undertakings, written or oral, with any person (other than pursuant to the express terms of the applicable Global Benefit Plan or Global Benefit Agreement) that are (pursuant to any such understandings, agreements or undertakings) reasonably expected to result in any liabilities if such Global Benefit Plan or Global Benefit Agreement were amended or terminated on or at any time after the Effective Time or that would prevent any unilateral action by Global (or, after the Effective Time, Crown) to effect such amendment or termination; (viii) other than as set forth in any Global Benefit Plans or as may be required to avoid any adverse Tax consequence under Section 409A of the Code, since December 31, 2005, there has not been any adoption, entry into, termination or amendment in any material respect by Global or any Global Subsidiaries of any Global Benefit Plan or Global Benefit Agreement or any agreement (whether or not legally binding) to adopt, enter into, terminate or amend any such plan or agreement; (ix) only officers, directors and employees of Global or any Global Subsidiaries are eligible for compensation or benefits under the terms of each Global Benefit Plan, and each individual who is classified by Global or any Global Subsidiary as an “employee” or as an “independent contractor” is properly so classified; and (x) no Global Participant is entitled to any gross-up, make-whole or other additional payment from Global or any Global Subsidiary in respect of any Tax (including Federal, state, local or foreign income, excise or other Taxes (including Taxes imposed under Section 409A of the Code)) or interest or penalty related thereto.

(d) With respect to each Global Benefit Plan, (i) there has not occurred any “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) in which Global, any Global Subsidiary or any of their respective officers, directors or employees or, to the knowledge of Global, any trustee or other fiduciary or administrator of any Global Benefit Plan or trust created thereunder, in each case, who is not an officer, director or employee of Global or any Global Subsidiary (a “Non-Affiliate Plan Fiduciary”), or any agent of the foregoing, has engaged that is reasonably likely to subject Global, any Global Subsidiary or any of their respective officers, directors or employees or any Non-Affiliate Plan Fiduciary, to the Tax or penalty on prohibited transactions imposed by Section 4975 of the Code or the sanctions imposed under Title I of ERISA or any other applicable Law and (ii) none of Global, any Global Subsidiary or any of their respective officers, directors or employees, or, to the knowledge of Global, any Non-Affiliate Plan Fiduciary, nor any agent of any of the foregoing, has engaged in any transaction or acted in a manner, or failed to act in a manner, that is reasonably likely to subject Global, any Global Subsidiary or any of their respective officers, directors or employees or any Non-Affiliate Plan Fiduciary to any liability for breach of fiduciary duty under ERISA or any other applicable Law.

(e) Each Global Benefit Plan and each Global Benefit Agreement that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code (a “Nonqualified Deferred Compensation Plan”) subject to Section 409A of the Code has been operated in material compliance with Section 409A of the Code since January 1, 2005, based upon a good faith, reasonable interpretation of (i) Section 409A of the Code and (ii)(A) the Proposed Regulations issued thereunder or (B) Internal Revenue Service Notice 2005-1 (clauses (i) and (ii), together, the “409A Authorities”). No Global Benefit Plan or Global Benefit Agreement that would be a Nonqualified Deferred Compensation Plan subject to Section 409A of the Code but for the effective date provisions that are applicable to Section 409A of the Code, as set forth in Section 885(d) of the American Jobs Creation Act of 2004, as amended (the “AJCA”), has been “materially modified” within the meaning of Section 885(d)(2)(B) of the AJCA after October 3, 2004, based upon a good faith reasonable interpretation of the AJCA and the 409A Authorities.

(f) All outstanding Global Restricted Shares and Global Deferred Shares are evidenced by restricted share award agreements, deferred share award agreements or other award agreements, in each case as individually set forth in, or in the forms set forth in, Section 3.14 of the Global Disclosure Letter, and no restricted share award agreement, deferred share award agreement or other award agreement not individually set forth therein contains terms that are materially inconsistent with such forms.

Section 3.15 Labor and Employment Matters.

(a) Since January 1, 2004, neither Global nor any of the Global Subsidiaries has been a party to, or bound by, or conducted negotiations regarding, any collective bargaining agreement or other contracts, arrangements, agreements or understandings with a labor union or labor organization that was certified by the National Labor Relations Board (“NLRB”) or voluntarily recognized or recognized under foreign Law. There is no existing, pending or, to the knowledge of Global, threatened (i) labor dispute, walkout, lockout, strike, slowdown, hand billing, picketing work stoppage (sympathetic or otherwise), work interruption or other “concerted action” (each a “Concerted Action”) involving the employees of Global or any of the Global Subsidiaries, (ii) unfair labor practice charge or complaint, labor dispute, labor arbitration proceeding or any other matter before the NLRB or any other comparable state agency against or involving Global or any of the Global Subsidiaries, (iii) election petition or other activity or proceeding by a labor union or representative thereof to organize any employees of Global or any of the Global Subsidiaries, (iv) certification or decertification question relating to collective bargaining units at the premises of Global or any of the Global Subsidiaries, or (v) grievance or arbitration demand against Global or any Global Subsidiary whether or not filed pursuant to a collective bargaining agreement that, in the case of any of the foregoing, has had or is reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the employees of Global nor the employees of any of the Global Subsidiaries have engaged in a Concerted Action in the past three years that has had or is reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) None of Global, any of the Global Subsidiaries or any of their respective representatives or employees has committed an unfair labor practice in connection with the operation of the respective businesses of Global or any of the Global Subsidiaries that has had or is reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. Each of Global and the Global Subsidiaries is, and during the past five years has been, in compliance with all applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, mass layoffs, and wages and hours, except where such failure to be in compliance has not had and is not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. There are no controversies pending or, to the knowledge of Global, threatened between Global or any of the Global Subsidiaries, on the one hand, and any of their respective current or former employees, on the other hand, that have resulted in, or are reasonably expected to result in, an action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity that has had or is reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.16 Environmental Compliance and Disclosure. Except as has not had and is not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect:

(a) (i) each of Global and the Global Subsidiaries possesses, and is in compliance with, all permits, licenses and governmental authorizations and has filed all registrations and notices that are required under, all Environmental Laws applicable to Global or any Global Subsidiary, as applicable, (ii) there are no proceedings pending, or, to Global’s knowledge, threatened to cancel, modify, or not renew any such permits, licenses or governmental authorizations, and (iii) Global and each of the Global Subsidiaries is in compliance with all applicable Environmental Laws;

(b) neither Global nor any Global Subsidiary has received written notice of actual or threatened or potential liability under the Federal Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et seq.) (“CERCLA”) or any similar applicable state or local statute or ordinance from any governmental agency;

(c) to the knowledge of Global, no Hazardous Materials (as defined in Section 3.16(j)) have ever been or are being Released, placed or otherwise caused to become located in any environmental medium, including, without limitation, soil, sub-surface strata, air, water or ground water, under, at, or upon any plant, facility, site, area or property currently or previously owned or leased by Global or any Global Subsidiary or on which Global or any Global Subsidiary is conducting or has conducted its business or operations;

(d) neither Global nor any Global Subsidiary has entered into, nor does either contemplate entering into, any agreement or Order, and neither Global nor any Global Subsidiary is subject to any agreement or Order, in either case, relating to compliance with, or the investigation, management or cleanup of Hazardous Materials under, any applicable Environmental Laws;

(e) except for any matters that have been materially resolved, neither Global nor any Global Subsidiary is or has been subject to any administrative or judicial proceeding related to alleged or actual violations of or liability under any applicable Environmental Laws;

(f) neither Global nor any Global Subsidiary has received notice that it is subject to any claim, obligation, penalty, fine, liability, loss, damage or expense of whatever kind or nature, contingent or otherwise, incurred or imposed or based upon any provision of any applicable Environmental Law and arising out of any act or omission of Global or any Global Subsidiary, its employees, agents or representatives or, to the knowledge of Global, arising out of the ownership, use, control or operation by Global or any Global Subsidiary of any plant, facility, site, area or property (including any plant, facility, site, area or property currently or previously owned or leased by Global or any Global Subsidiary) or any other area on which Global or any Global Subsidiary is conducting or has conducted its business or operations at or from which any Hazardous Materials were Released into the environment and there is no reasonable basis for any such notice and, to the knowledge of Global, none are threatened or foreseen; and

(g) to the knowledge of Global, none of the assets owned by Global or any Global Subsidiary or any real property owned or leased by Global or any Global Subsidiary contain any friable asbestos, Polychlorinated biphenyls or underground storage tanks.

(h) As used in this Agreement, the term “environment” means any surface or ground water, drinking water supply, soil, surface or subsurface strata or medium, or the ambient air.

(i) As used in this Agreement, the term “Environmental Laws” means any applicable and binding Laws (including statutes, and common law) of the United States, any State or any political subdivision thereof, or any other nation or political subdivision thereof, relating to pollution, management of Hazardous Materials, protection of natural resources, protection of the environment or protection of human health and safety from Hazardous Materials, including judgments, awards, decrees, regulations, rules, standards, requirements, orders and permits issued by any court, administrative agency or commission or other Governmental Entity under such Laws, and shall include without limitation CERCLA, the Clean Air Act (42 U.S.C. §§ 7401 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. §§ 6901 et seq.), the Clean Water Act (33 U.S.C. §§ 1251 et seq.), the Occupational Safety and Health Act (29 U.S.C. §§ 651 et seq.) (to the extent it regulates Hazardous Materials), the Toxic Substances Control Act (15 U.S.C. §§ 2601 et seq.), Emergency Planning and Community Right To Know Act (42 U.S.C. 11001 et seq.), and the Safe Drinking Water Act (42 U.S.C. §§ 300f et seq.), as well as any and all regulations, rules, standards, requirements, orders and permits issued thereunder.

(j) As used in this Agreement, the term “Hazardous Material” means any waste, pollutant, hazardous substance, toxic, radioactive, ignitable, reactive or corrosive substance, hazardous waste, special waste, controlled waste, industrial substance, by-product, process intermediate product or waste, petroleum or petroleum-derived substance or waste, chemical liquids or solids, liquid or gaseous products, or any constituent of any such substance, waste or material which is regulated by Environmental Laws, the presence of which in the environment is regulated or creates liability, or which may be harmful to human health or the environment.

(k) As used in this Agreement, the term “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment.

Section 3.17 Intellectual Property.

(a) Except as, individually or in the aggregate, has not had and is not reasonably expected to have a Material Adverse Effect: Global does not have knowledge of any valid grounds for any bona fide claims (A) to the effect that the manufacture, sale, licensing or use of any product as now used, sold or licensed or proposed for use, sale or license by Global or any of the Global Subsidiaries, infringes on any copyright, patent, trademark, trade name, service mark or trade secret of any third party, (B) challenging the ownership or validity of any of the Global Intellectual Property Rights material to Global and the Global Subsidiaries, taken as a whole, or (C) challenging the license or legally enforceable right to use of the Third-Party Intellectual Property Rights licensed to Global or any of the Global Subsidiaries. Except as, individually or in the aggregate, has not had and is not reasonably expected to have a Material Adverse Effect, Global and each of the Global Subsidiaries owns, or is licensed to use (in each case free and clear of any Liens), all Intellectual Property used in or necessary for the conduct of its business as currently conducted.

(b) As used in this Agreement, the term (i) “Intellectual Property” means all patents, trademarks, trade names, service marks, copyrights and any applications therefor, technology, know-how, computer software programs or applications, and other proprietary information or materials, trademarks, trade names, service marks and copyrights, (ii) “Third-Party Intellectual Property Rights” means any rights to Intellectual Property owned by any third party, and (iii) “Global Intellectual Property Rights” means the Intellectual Property owned by Global or any of the Global Subsidiaries.

Section 3.18 Stockholders’ Rights Agreement. Neither Global nor any Global Subsidiary has adopted, or intends to adopt, a stockholders’ rights agreement or any similar plan or agreement which limits or impairs the ability to purchase, or become the direct or indirect beneficial owner of, Shares or any other equity or debt securities of Global or any of the Global Subsidiaries.

Section 3.19 Brokers; Schedule of Fees and Expenses. No broker, investment banker, financial advisor or other person, other than the Global Financial Advisor, the fees and expenses of which will be paid by Global, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Global. The estimated aggregate fees and expenses incurred and to be incurred by Global in connection with the Merger and the other transactions contemplated by this Agreement (including the fees of the Global Financial Advisor and the fees of Global’s legal counsel) are set forth in the Global Disclosure Letter. Global has furnished to Crown a true and complete copy of all agreements between Global and the Global Financial Advisor relating to the Merger and the other transactions contemplated by this Agreement.

Section 3.20 Insurance. Global has delivered to Crown prior to the date hereof a list that is true and complete in all material respects of all material insurance policies in force naming Global, any of the Global Subsidiaries or employees thereof as an insured or beneficiary or as a loss payable payee or for which Global or any Global Subsidiary has paid or is obligated to pay all or part of the premiums. Except as has not had, or is not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, all such insurance policies are in full force and effect, all premiums due and payable thereon have been paid, and neither Global nor any Global Subsidiary has received, as of the date hereof, written notice of any pending or threatened cancellation or premium increase (retroactive or otherwise) with respect thereto. Each of Global and the Global Subsidiaries is in compliance with all conditions contained in such insurance policies, except where the failure to so comply has not had, or is not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.21 Foreign Corrupt Practices Act and International Trade Sanctions. Neither Global, nor any Global Subsidiaries, nor any of their respective directors, officers, agents, employees or any other persons acting on their behalf has, in connection with the operation of their respective businesses, (i) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity, to government officials, candidates or members of political parties or organizations, or established or maintained any unlawful or unrecorded funds in violation of Section 104 of the Foreign Corrupt Practices Act of 1977, as amended, or any other similar applicable foreign, Federal or state Law, (ii) paid, accepted or received or any unlawful contributions, payments, expenditures or gifts, or (iii) violated or operated in noncompliance with any export restrictions, anti-boycott regulations, embargo regulations or other applicable domestic or foreign Laws, except, in the case of clauses (i), (ii) and (iii), as has not had and is not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.22 Ownership of Crown Common Stock. As of the date of this Agreement, none of Global or any Global Subsidiaries beneficially own (within the meaning of Section 13 of the Exchange Act and the rules and regulations promulgated thereunder and within the meaning set forth in Section 203 of the DGCL) any shares of Crown Common Stock or are a party to any contract, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Crown Common Stock.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF CROWN AND MERGER SUB

Each of Crown and Merger Sub represents and warrants to Global as follows (except (i) as set forth in the written disclosure letter (which letter shall in each case specifically identify by reference to Sections of this Agreement any exceptions to each of the representations, warranties and covenants contained in this Agreement; provided, however, that any information set forth in one section or subsection of such disclosure letter shall be deemed to apply to each other section or subsection thereof or hereof to which its relevance is readily apparent on its face) delivered by Crown to Global in connection with the execution and delivery of this Agreement (the “Crown Disclosure Letter”) or (ii) as readily apparent from disclosure in the Crown SEC Reports (as defined in

Section 4.7(a)) filed or furnished to the SEC by Crown, and in either case, publicly available on or prior to the date hereof, but excluding, in each case, any disclosures set forth in any risk factor section, in any section relating to forward-looking statements and any other disclosures included therein to the extent that they are cautionary, predictive or forward-looking in nature):

Section 4.1 Organization and Standing.

(a) Each of Crown and Merger Sub is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation. Crown has made available to Global complete and correct copies of the minutes (or, in the case of minutes that have not yet been finalized, drafts thereof) of all meetings of the stockholders of Crown and each of the Crown Subsidiaries (as defined in Section 4.2(d)), the boards of directors of Crown and each of the Crown Subsidiaries, and the committees of each such board of directors, in each case held since January 1, 2004 and prior to the date hereof.

(b) (i) Each Crown Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and (ii) each of Crown, Merger Sub and each Crown Subsidiary (A) has full corporate (or similar) power and authority and all necessary government approvals to own, lease and operate its properties and assets and to conduct its business as presently conducted, and (B) is duly qualified or licensed to do business as a foreign corporation, limited partnership, partnership or limited liability company and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except in the case of clauses (b)(i) and (b)(ii), where any such failure has not had, or is not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. Crown has furnished or made available to Global true and complete copies of the Restated Certificate of Incorporation of Crown, as amended through the date of this Agreement (as so amended, the “Crown Certificate of Incorporation”); the Amended and Restated Bylaws of Crown, as amended through the date of this Agreement (as so amended, the “Crown Bylaws”); and the comparable charter and organizational documents of each Crown Subsidiary, in each case as amended through the date of this Agreement. The Crown Certificate of Incorporation and the Crown Bylaws are in full force and effect and have not been amended or otherwise modified. Crown is not in material violation of any provision of the Crown Certificate of Incorporation or the Crown Bylaws, and no Crown Subsidiary is in material violation of any provision of its certificate of incorporation, bylaws or equivalent organizational documents.

(c) Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. Merger Sub has not engaged in any business activities, conducted any operations or incurred any liabilities, other than liabilities and obligations incurred in connection with the transactions contemplated by this Agreement.

Section 4.2 Capitalization.

(a) The authorized capital stock of Crown consists of (i) 600,000,000 shares of Crown Common Stock, (ii) 90,000,000 shares of Crown Class A Common Stock, par value $0.01 per share (“Crown Class A Common Stock”), and (iii) 20,000,000 shares of preferred stock, par value $0.01 per share. At the close of business on September 29, 2006, (i) 201,890,480 shares of Crown Common Stock were issued and outstanding (including 1,234,993 shares of Crown Common Stock that were outstanding as of the relevant time but were subject to vesting or other forfeiture restrictions or a right of repurchase by Crown as of such time (shares so subject, “Crown Restricted Shares”)), (ii) no shares of Crown Common Stock were held by Crown in its treasury, and (iii) an aggregate of 16,941,660 shares of Crown Common Stock were reserved for issuance pursuant to Crown’s 1995 Stock Option Plan, 2001 Stock Incentive Plan and 2004 Stock Incentive Plan, each as amended (collectively, the “Crown Stock Plans”), of which 6,230,366 shares of Crown Common Stock were subject to outstanding and unexercised options entitling the holder thereof to purchase a share of Crown Common Stock (each, a “Crown Option”). At the close of business on September 29, 2006, (i) no shares of Crown Class A Common Stock were issued and outstanding or were held by Crown in its treasury, (ii) 8,050,000 shares of 6.25% Cumulative Convertible Preferred Stock were designated and authorized, 6,361,000 of which shares were issued and outstanding (for which 8,625,000 shares of Crown Common Stock were reserved for issuance and issuable upon conversion thereof), (iii) 1,000,000 shares of Series A Participating Cumulative Preferred Stock, par value $.01 per share, were designated and authorized, all of which were reserved for issuance pursuant to the Rights Agreement (as defined in Section 4.14(a)), (iv) 5,900,767 shares of Crown Common Stock were reserved for issuance and issuable upon conversion of the 4% Convertible Senior Notes due 2010 of Crown and (v) warrants to acquire 589,990 shares of Crown Common Stock from Crown pursuant to the warrant agreements listed on Section 4.2(a) of the Crown Disclosure Letter (the “Crown Warrants”) were issued and outstanding.

(b) Except (i) as set forth in Section 4.2(a) above or (ii) as necessary to give effect to the Merger, the Share Issuance and the other transactions contemplated by this Agreement, at the close of business on September 29, 2006, no shares of capital stock or other voting securities of Crown were issued, reserved for issuance or outstanding. From September 29, 2006, until the date of this Agreement, there have been no issuances by Crown of shares of capital stock of, or other equity or voting interests in, Crown, other than the issuance of shares of Crown Common Stock pursuant to the exercise of Crown Options and Crown Warrants outstanding as of September 29, 2006, each in accordance with their terms as in effect on September 29, 2006. Except (i) as set forth above or (ii) as necessary to give effect to the Merger, the Share Issuance and the other transactions contemplated by this Agreement, as of the date hereof, there are no options, warrants, convertible or exchangeable securities, subscriptions, stock appreciation rights, phantom stock rights or stock equivalents or other rights, agreements, arrangements or commitments (contingent or otherwise) of any character issued or authorized by Crown or any Crown Subsidiary (i) relating to any issued or unissued capital stock or equity interest of Crown or any Crown Subsidiary, (ii) obligating Crown or any Crown Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock of, or options, warrants, convertible or exchangeable securities, subscriptions or other equity interests in Crown or any Crown Subsidiary or (iii) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of capital stock of Crown or any Crown Subsidiary (each of (i), (ii) and (iii), collectively, the “Crown Stock Rights”). All outstanding shares of Crown Common Stock are, and all shares of Crown Common Stock that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual obligations of Crown or any Crown Subsidiary to repurchase, redeem or otherwise acquire any capital stock or equity interest of Crown (including any shares of Crown Common Stock) or any Crown Subsidiary or any Crown Stock Rights or to pay any dividend or make any other distribution in respect thereof or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any person, other than pursuant to the Crown Stock Plans.

(c) As of the close of business on October 2, 2006, 100% of the limited liability company interests of Merger Sub are owned directly by Crown free and clear of all Liens and are duly authorized and validly issued and free of preemptive rights. There are no options, warrants, convertible securities, subscriptions, stock appreciation rights, phantom stock plans or stock equivalents or other rights, agreements, arrangements or commitments (contingent or otherwise) of any character issued or authorized by Merger Sub relating to the issued or unissued equity interests of Merger Sub or obligating Merger Sub to issue or sell any equity interests of, or options, warrants, convertible securities, subscriptions or other equity interests in, Merger Sub.

(d) Section 4.2(d) of the Crown Disclosure Letter lists all the Subsidiaries of Crown (each a “Crown Subsidiary” and together, the “Crown Subsidiaries”) in existence as of the date hereof. All the outstanding shares of capital stock of, or other equity interests in, each such Crown Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable and are owned directly or indirectly by Crown, free and clear of all Liens and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests), except for restrictions imposed by applicable securities laws. Neither Crown nor any of the Crown Subsidiaries directly or indirectly owns or has any right or obligation to subscribe for or otherwise acquire any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity (other than the Crown Subsidiaries).

Section 4.3 Authority for Agreement.

(a) Each of Crown and Merger Sub has all necessary corporate or limited liability company power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to obtaining the Crown Stockholder Approval (as defined below) in connection with the Merger, to consummate the Merger and the other transactions contemplated by this Agreement. The execution, delivery and performance by each of Crown and Merger Sub of this Agreement, and the consummation by each of Crown and Merger Sub of the Merger and the other transactions contemplated by this Agreement, have been duly authorized by all necessary corporate or limited liability company action on the part of Crown and Merger Sub, as applicable, and no other corporate or limited liability company proceedings on the part of Crown or Merger Sub, as applicable, are necessary to authorize this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement (other than obtaining the Crown Stockholder Approval and the filing and recordation of appropriate merger documents as required by the DGCL and the DLLC Act). This Agreement has been duly executed and delivered by each of Crown and Merger Sub and, assuming the due authorization, execution and delivery by Global, constitutes a legal, valid and binding obligation of each of Crown and Merger Sub enforceable against each of Crown and Merger Sub in accordance with its terms subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights and remedies of creditors generally and to the effect of general principles of equity. The affirmative vote of a majority of the total votes cast by the holders of Crown Common Stock at the Crown Stockholders Meeting, provided that the total votes cast represents over 50% in interest of all securities entitled to vote, as required by the Listed Company Manual of the NYSE, is the only vote of the holders of any capital stock of Crown necessary to approve the Share Issuance (the “Crown Stockholder Approval”). The written consent of Crown, in its capacity as the sole member of Merger Sub, is the only vote, consent or approval of the holders of Merger Sub Units necessary to adopt and approve this Agreement, the Merger and the other transactions contemplated by this Agreement.

(b) The Crown Board, at a meeting duly called and held duly and unanimously (with one abstention) adopted resolutions (i) approving this Agreement and the other Transaction Agreements, the Merger, the Share Issuance and the other transactions contemplated by this Agreement, (ii) determining that the terms of the Merger, the Share Issuance and the other transactions contemplated by this Agreement are fair to and in the best interests of Crown and its stockholders and (iii) recommending that Crown’s stockholders approve the Share Issuance. Such resolutions are sufficient to render inapplicable to this Agreement and the other Transaction Agreements, the Merger, the Share Issuance and the other transactions contemplated by this Agreement (including the acquisition pursuant hereto of shares of Crown Common Stock by the Global stockholders that are party to the Stockholders Agreement and their respective Affiliates) the restrictions on “business combinations” (as defined in Section 203 of the DGCL) set forth in Section 203 of the DGCL. To Crown’s knowledge, no other state takeover statute or similar statute or regulation applies or purports to apply to Crown with respect to this Agreement and other Transaction Agreements, the Merger, the Share Issuance or any other transaction contemplated by this Agreement.

(c) Crown, in its capacity as the sole member of Merger Sub, has approved and adopted this Agreement and the Merger.

(d) Each of J.P. Morgan Securities Inc. and Morgan Stanley & Co. Incorporated (each a “Crown Financial Advisor”) has delivered to the Crown Board its opinion to the effect that, as of the date of such opinion and based on the assumption, qualifications and limitations contained therein, the Merger Consideration is fair, from a financial point of view, to Crown. Crown has made available to Global, for informational purposes only, correct and complete copies of the forms of such opinions prior to the execution of this Agreement.

Section 4.4 No Conflict. The execution and delivery of this Agreement by each of Crown and Merger Sub do not, and the performance of this Agreement by each of Crown and Merger Sub and the consummation of the Merger and the other transactions contemplated by this Agreement will not, (a) assuming the Crown Stockholder Approval is obtained, conflict with or violate (i) the Crown Certificate of Incorporation or the Crown Bylaws,

(ii) the Certificate of Formation of Merger Sub or the Operating Agreement of Merger Sub or (iii) the equivalent organizational documents of any of the Crown Subsidiaries, (b) subject to Section 4.5 and assuming the Crown Stockholder Approval is obtained, conflict with or violate any Law or any Order, in each case applicable to Crown or any of the Crown Subsidiaries or by which any property or asset of Crown or any of the Crown Subsidiaries is bound or affected, or (c) result in a breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, give to others any right of termination, amendment, acceleration or cancellation of, result in the triggering of any payment or other obligation or any right of consent, or result in the creation of a Lien on any property or asset of Crown or any of the Crown Subsidiaries pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Crown or any of the Crown Subsidiaries is a party or by which Crown or any of the Crown Subsidiaries or any property or asset of any of them is bound or affected except, in the case of clauses (a)(iii), (b) and (c) above, for any such conflicts, violations, breaches, defaults or other occurrences which have not had and are not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.5 Required Filings and Consents. The execution and delivery of this Agreement by Crown and Merger Sub do not, and the performance of this Agreement by Crown and Merger Sub will not, require any consent, approval, order, authorization or permit of, or declaration, registration, filing with, or notification to, any Governmental Entity, except for (i) applicable requirements, if any, of (A) the Securities Act and the Exchange Act, including, without limitation, the filing with the SEC of the Joint Proxy Statement and of the Registration Statement in which the Joint Proxy Statement will be included as a prospectus, and declaration of effectiveness of the Registration Statement, (B) state securities or “blue sky” laws, (C) the DGCL and the DLLC Act to file the Certificate of Merger or other appropriate documentation and (D) the NYSE, (ii) those required by the HSR Act, (iii) such filings and approvals as are required to be made or obtained under any foreign antitrust, competition or similar Laws in connection with the consummation of the Merger and the other transactions contemplated by this Agreement, (iv) the filing of customary applications and notices, as applicable, (A) with the FAA, and any approvals of such applications and notices, or (B) with the FCC under the Communications Act, and any approvals of such applications and notices, which, in the case of this clause (iv), are required or appropriate with respect to the transactions contemplated by this Agreement and related to Crown’s ownership or operation of communications or broadcast towers and the assets and properties relating thereto and (v) customary filings, notices and approvals with any state public service, public utility commissions, state environmental agencies or similar state regulatory bodies with respect to the transactions contemplated by this Agreement and related to the consummation of the Merger and the other transactions contemplated by this Agreement as a result of Crown’s ownership or operation of communications or broadcast towers and the assets and properties relating thereto.

Section 4.6 Compliance; Regulatory Compliance.

(a) Each of Crown and the Crown Subsidiaries (i) has been operated at all times in compliance with all Laws applicable to Crown or any of the Crown Subsidiaries or by which any property, business or asset of Crown or any of the Crown Subsidiaries is bound or affected and (ii) is not in default or violation of any governmental licenses, permits or franchises to which Crown or any of the Crown Subsidiaries is a party or by which Crown or any of the Crown Subsidiaries or any property or asset of Crown or any of the Crown Subsidiaries is bound or affected other than, in the case of clauses (i) and (ii) above, failures to comply, defaults or violations which do not have and are not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. Neither Crown nor any Crown Subsidiary has received any written communication during the past two years from a Governmental Entity that alleges that Crown or a Crown Subsidiary is not in compliance with any applicable Law, except for failures to be in compliance that, individually or in the aggregate, have not had and are not reasonably expected to have a Material Adverse Effect.

(b) Each of Crown and the Crown Subsidiaries has in effect all required governmental licenses, permits, certificates, approvals and authorizations necessary for the conduct of their business and the use of their properties and assets, as presently conducted and used, except where such failure has not had, or is not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect; and neither Crown nor any Crown Subsidiary has received notice from any Governmental Entity that any such license, permit, certificate, approval or authorization is subject to any adverse action which has had, or is reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) This Section 4.6 does not relate to Tax matters, environmental matters or matters related to the Foreign Corrupt Practices Act and international trade sanctions, which are the subjects of Sections 4.9, 4.13 and 4.16, respectively.

Section 4.7 SEC Filings; Financial Statements.

(a) Each of Crown and the Crown Subsidiaries has filed all forms, reports, statements and documents required to be filed with the SEC since January 1, 2004 (the “Crown SEC Reports”), each of which has complied in all material respects with the applicable requirements of the Securities Act and the rules and regulations promulgated thereunder, the Exchange Act and the rules and regulations promulgated thereunder, and the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder, each as in effect on the date so filed, except to the extent updated, amended, restated or corrected by a subsequent Crown SEC Report filed or furnished to the SEC by Crown, and in either case, publicly available prior to the date hereof (each, a “Crown Filed SEC Report”). None of the Crown SEC Reports (including any financial statements or schedules included or incorporated by reference therein) contained when filed or currently contains, and any Crown SEC Reports filed with the SEC subsequent to the date hereof will not contain, any untrue statement of a material fact or omission to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent updated, amended, restated or corrected by a subsequent Crown Filed SEC Report.

(b) Except to the extent updated, amended, restated or corrected by a subsequent Crown Filed SEC Report, all of the financial statements included in the Crown SEC Reports, in each case, including any related notes thereto, as filed with the SEC (those filed with the SEC are collectively referred to as the “Crown Financial Statements”), comply as to form in all material respects with applicable accounting requirements and the published rules of the SEC with respect thereto and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as may be permitted by Form 10-Q of the SEC and subject, in the case of the unaudited statements, to normal, year-end audit adjustments which are not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect). The consolidated balance sheets (including the related notes) included in such Crown Financial Statements (if applicable, as updated, amended, restated or corrected in a subsequent Crown Filed SEC Report) fairly present, in all material respects, the consolidated financial position of Crown and the Crown Subsidiaries at the respective dates thereof, and the consolidated statements of operations, stockholders’ equity and cash flows (in each case, including the related notes) included in such Crown Financial Statements (if applicable, as updated, amended, restated or corrected in a subsequent Crown Filed SEC Report) fairly present, in all material respects, the consolidated statements of operations, stockholders’ equity and cash flows of Crown and the Crown Subsidiaries for the periods indicated, subject, in the case of the unaudited statements, to normal, year-end adjustments which are not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) Neither Crown nor any of the Crown Subsidiaries has any liabilities or obligations of any kind whatsoever, whether or not accrued and whether or not contingent or absolute, that are material to Crown and the Crown Subsidiaries, taken as a whole, other than (i) liabilities or obligations disclosed or provided for in the unaudited consolidated balance sheet of Crown as of June 30, 2006, including the notes thereto, contained in the Crown SEC Reports, (ii) liabilities or obligations incurred on behalf of Crown in connection with this Agreement and the contemplated Merger, (iii) liabilities or obligations incurred in the ordinary course of business consistent with past practice since June 30, 2006, and (iv) other liabilities or obligations that are otherwise covered by insurance.

(d) Each of the principal executive officer of Crown and the principal financial officer of Crown (or each former principal executive officer of Crown and each former principal financial officer of Crown, as applicable)

has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Crown SEC Reports, and the statements contained in such certifications are true and accurate. Neither Crown nor any of the Crown Subsidiaries has any outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of the Sarbanes-Oxley Act.

(i) Crown maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurance (A) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (B) that transactions are executed only in accordance with the authorization of management and (C) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Crown’s assets.

(ii) Crown’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Crown in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Crown’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of Crown required under the Exchange Act with respect to such reports.

(iii) Neither Crown nor any of the Crown Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract (including any contract or arrangement relating to any transaction or relationship between or among Crown or any of the Crown Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or intended effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, Crown or any of the Crown Subsidiaries in Crown’s or such Crown Subsidiary’s published financial statements or other Crown SEC Reports.

(iv) Since January 1, 2004, Crown has not received any oral or written notification of any (x) “significant deficiency” or (y) “material weakness” in Crown’s internal controls over financial reporting. There is no outstanding “significant deficiency” or “material weakness” which Crown’s independent accountants certify has not been appropriately and adequately remedied by Crown.

(e) The effectiveness of any additional SEC disclosure requirement that, as of the date of this Agreement, has been formally proposed that is not yet in effect, is not expected by Crown to lead to any materially adverse change in Crown’s disclosures as set forth in the Crown SEC Reports.

(f) None of the Crown Subsidiaries is, or has at any time since January 1, 2004 been, subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

Section 4.8 Absence of Certain Changes or Events. Except as contemplated by this Agreement, since the date of the most recent audited financial statements included in the Crown SEC Reports and through the date hereof, each of Crown and the Crown Subsidiaries has conducted its respective businesses only in the ordinary course in all material respects and in a manner consistent with prior practice in all material respects and there has not been any event or occurrence of any condition that has had or is reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. Except as contemplated by this Agreement, since the date of the most recent audited financial statements included in the Crown SEC Reports and through the date hereof, there has not been (i) any material change in accounting methods, principles or practices employed by Crown or (ii) any action of the types described in Section 5.2(b) or Section 5.2(c) which, had such action been taken after the date of this Agreement, would be in violation of any such Section.

Section 4.9 Taxes.

(a) Each of Crown and the Crown Subsidiaries has duly filed all Tax Returns required to be filed by it or has been granted extensions to file such Tax Returns, which extensions have not expired, and all such Tax Returns are true, complete and accurate, except to the extent that all such failures to file, taken together, have not had and are not reasonably expected to have a Material Adverse Effect. Crown and each of the Crown Subsidiaries have paid (or Crown has paid on its behalf) all Taxes (i) shown as due on such Tax Returns or (ii) otherwise due and payable, except for those Taxes (x) being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the financial statements included in the Crown SEC Reports in accordance with GAAP or (y) that have not had and are not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. There are no Liens for any Taxes upon the assets of Crown or the Crown Subsidiaries, other than (i) statutory Liens for Taxes not yet due and payable, (ii) Liens for Taxes contested in good faith by appropriate proceedings and (iii) Liens that are not, and are not reasonably expected to be, material to the businesses of Crown and the Crown Subsidiaries, taken as a whole.

(b) Crown had at least $1,437,000,000 of “net operating loss carryovers” within the meaning of Section 172 of the Code as of December 31, 2005, which are not subject to any limitations pursuant to Section 382 of the Code as of the date hereof but which may become subject to such limitations in connection with the Merger. Crown anticipates that for each taxable year following the Merger, any “Section 382 limitation” (as defined in Section 382(b) of the Code) that may be imposed upon Crown’s use of such net operating loss carryovers will equal or exceed Crown’s anticipated taxable income (calculated without regard to any deductions attributable to such net operating loss carryovers that are available to Crown under the Code).

(c) No Tax Return of Crown or a Crown Subsidiary is or has ever been audited or examined by any tax authority, and no notice of such an audit or examination has been received by Crown or a Crown Subsidiary. No deficiencies for any Taxes have been proposed, asserted or assessed in writing against Crown or any of the Crown Subsidiaries that are not adequately reserved for, except for deficiencies that, individually or in the aggregate, have not had and are not reasonably expected to have a Material Adverse Effect, and no requests for waivers of the time to assess any such taxes have been granted or are pending (other than with respect to years that are currently under examination by the Internal Revenue Service or other applicable taxing authorities).

(d) Neither Crown nor any of the Crown Subsidiaries has taken any action or has any knowledge of any fact or circumstance that is reasonably likely to prevent the transactions contemplated hereby, including the Merger, from qualifying as a reorganization within the meaning of Section 368 of the Code.

(e) Neither Crown nor any of the Crown Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A)) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(f) Neither Crown nor any of the Crown Subsidiaries has entered into a “listed transaction” within the meaning of Treasury Regulation §1.6011-4(b)(2).

(g) Crown and the Crown Subsidiaries have complied with all applicable Laws relating to the payment and withholding of Taxes, except where a failure to comply, individually or in the aggregate, has not had and is not reasonably expected to have a Material Adverse Effect.

(h) Neither Crown nor any of the Crown Subsidiaries has any liability for the Taxes of any person (other than Crown and the Crown Subsidiaries) under Treasury Regulation § 1.1502-6 (or any similar provision of any state, local or foreign law) as a transferee or successor, by contract or otherwise that, individually or in the aggregate, has had or is reasonably expected to have a Material Adverse Effect.

Section 4.10 Change of Control Agreement; No Excess Parachute Payment. Neither the execution and delivery of this Agreement, the consummation of the Merger or the other transactions contemplated by this Agreement nor compliance with the terms hereof will (either alone or in conjunction with any other event) (i) entitle any current or former employee, officer, director or consultant of Crown or any Crown Subsidiary (each, a “Crown Participant”) to enhanced severance or termination pay, change in control or similar payments or benefits, (ii) result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any Crown Participant, (iii) trigger any payment or funding (through a grantor trust or otherwise) of any compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, or increase the cost of, any benefit plan, program or arrangement of Crown or (iv) result in any breach or violation of, or a default under, any benefit plan, program or arrangement of Crown. No Crown Participant is entitled to receive any additional payment (e.g., any Tax gross up or other payment) from Global, Crown or any other person in the event that the excise Tax required by Section 4999(a) of the Code is imposed on such disqualified individual.

Section 4.11 Litigation.

(a) There is no Litigation pending or, to the knowledge of Crown, threatened against or affecting Crown or any of the Crown Subsidiaries or any of their respective assets which, if adversely determined, individually or in the aggregate, has had or is reasonably expected to have a Material Adverse Effect.

(b) There is not any Order of any Governmental Entity or arbitrator outstanding against, or, to the knowledge of Crown, investigation by, any Governmental Entity involving Crown or any of the Crown Subsidiaries or any of their respective assets that, individually or in the aggregate, has had or is reasonably expected to have a Material Adverse Effect.

(c) This Section 4.11 does not relate to Tax matters or environmental matters, which are the subjects of Sections 4.9 and 4.13, respectively.

Section 4.12 Information Supplied. None of the information supplied or to be supplied by Crown or Merger Sub specifically for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Joint Proxy Statement will, at the date it is first mailed to Global’s stockholders or Crown’s stockholders or at the time of the Global Stockholders Meeting or the Crown Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by Crown or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by Global specifically for inclusion or incorporation by reference in the Joint Proxy Statement.

Section 4.13 Environmental Compliance and Disclosure. Except as has not had and is not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect:

(a) (i) each of Crown and the Crown Subsidiaries possesses, and is in compliance with, all permits, licenses and governmental authorizations and has filed all registrations and notices that are required under, all Environmental Laws applicable to Crown or any Crown Subsidiary, as applicable, (ii) there are no proceedings pending, or, to Crown’s knowledge, threatened to cancel, modify or not renew any such permits, licenses or governmental authorizations, and (iii) Crown and each of the Crown Subsidiaries is in compliance with all applicable limitations;

(b) neither Crown nor any Crown Subsidiary has received written notice of actual or threatened or potential liability under CERCLA or any similar applicable state or local statute or ordinance from any governmental agency;

(c) to the knowledge of Crown, no Hazardous Materials have ever been or are being Released, placed or otherwise caused to become located in any environmental medium, including, without limitation, soil, sub-surface strata, air, water or ground water, under, at or upon any plant, facility, site, area or property currently or previously owned or leased by Crown or any Crown Subsidiary or on which Crown or any Crown Subsidiary is conducting or has conducted its business or operations;

(d) neither Crown nor any Crown Subsidiary has entered into, nor does either contemplate entering into, any agreement or Order, and neither Crown nor any Crown Subsidiary is subject to any agreement or Order, in either case, relating to compliance with, or the investigation, management or cleanup of Hazardous Materials under, any applicable Environmental Laws;

(e) except for matters that have been materially resolved, neither Crown nor any Crown Subsidiary is or has been subject to any administrative or judicial proceeding related to alleged or actual violations of or liability under any applicable Environmental Laws;

(f) neither Crown nor any Crown Subsidiary has received notice that it is subject to any claim, obligation, penalty, fine, liability, loss, damage or expense of whatever kind or nature, contingent or otherwise, incurred or imposed or based upon any provision of any applicable Environmental Law and arising out of any act or omission of Crown or any Crown Subsidiary, its employees, agents or representatives or, to the knowledge of Crown, arising out of the ownership, use, control or operation by Crown or any Crown Subsidiary of any plant, facility, site, area or property (including any plant, facility, site, area or property currently or previously owned or leased by Crown or any Crown Subsidiary) or any other area on which Crown or any Crown Subsidiary is conducting or has conducted its business or operations at or from which any Hazardous Materials were Released into the environment and there is no reasonable basis for any such notice and, to the knowledge of Crown, none are threatened or foreseen; and

(g) to the knowledge of Crown, none of the assets owned by Crown or any Crown Subsidiary or any real property owned or leased by Crown or any Crown Subsidiary contain any friable asbestos, Polychlorinated biphenyls or underground storage tanks.

Section 4.14 Stockholders’ Rights Agreement.

(a) Other than Crown’s existing Amended and Restated Rights Agreement dated as of September 18, 2000 between Crown and Mellon Investor Services LLC (as successor to ChaseMellon Shareholder Services, L.L.C.), as rights agent (the “Rights Agreement”), neither Crown nor any Crown Subsidiary has adopted, or intends to adopt, a stockholders’ rights agreement or any similar plan or agreement which limits or impairs the ability to purchase, or become the direct or indirect beneficial owner of, capital shares or any other equity or debt securities of Crown or any of the Crown Subsidiaries.

(b) Crown or the Crown Board, as the case may be, has taken all necessary actions so as to render the Rights Agreement inapplicable to this Agreement, the Merger, the Stockholders Agreement and the transactions contemplated hereby and thereby.

Section 4.15 Brokers. No broker, investment banker, financial advisor or other person, other than the Crown Financial Advisors, the fees and expenses of which will be paid by Crown, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Crown. Crown has furnished to Global a true and complete copy of all agreements between Crown and any Crown Financial Advisor relating to the Merger and the other transactions contemplated by this Agreement.

Section 4.16 Foreign Corrupt Practices Act and International Trade Sanctions. Neither Crown, nor any Crown Subsidiaries, nor any of their respective directors, officers, agents, employees or any other persons acting on their behalf has, in connection with the operation of their respective businesses, (i) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials, candidates or members of political parties or organizations, or established or maintained any unlawful or unrecorded funds in violation of Section 104 of the Foreign Corrupt Practices Act of 1977, as amended, or any other similar applicable foreign, Federal or state Law, (ii) paid, accepted or received or any unlawful contributions, payments, expenditures or gifts, or (iii) violated or operated in noncompliance with any export restrictions, anti-boycott regulations, embargo regulations or other applicable domestic or foreign Laws, except, in the case of clauses (i), (ii) and (iii), as has not had and is not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.17 Ownership of Global Common Stock. As of the date of this Agreement, none of Crown or any Crown Subsidiaries beneficially own (within the meaning of Section 13 of the Exchange Act and the rules and regulations promulgated thereunder and within the meaning set forth in Section 203 of the DGCL) any shares of Global Common Stock. Other than as contemplated by the Transaction Agreements, as of the date of this Agreement, none of Crown or any Crown Subsidiaries are a party to any contract, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Global Common Stock.

ARTICLE V

COVENANTS

Section 5.1 Conduct of Global’s Business Pending the Merger.

(a) Global covenants and agrees that between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with Section 7.1, except as otherwise consented to by Crown (such consent not to be unreasonably withheld or delayed), and except as disclosed in Section 5.1(a) of the Global Disclosure Letter or as otherwise contemplated by this Agreement, (i) the business of Global and the Global Subsidiaries shall be conducted only in, and Global and the Global Subsidiaries shall not take any action except in, the ordinary course of business, in all material respects, and in a manner consistent with past practice, in all material respects, and (ii) Global and the Global Subsidiaries shall use reasonable best efforts to preserve intact their business organizations, to keep available the services of their current officers and key employees and to preserve, in all material respects, the current relationships of Global and the Global Subsidiaries with customers, suppliers, licensors, licensees, distributors and other persons with which Global or the Global Subsidiaries have business dealings.

(b) Global covenants and agrees that between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with Section 7.1, except as otherwise consented to by Crown (such consent not to be unreasonably withheld or delayed) and except as disclosed in Section 5.1(b) of the Global Disclosure Letter or as otherwise contemplated by this Agreement or as otherwise required to maintain Global’s status as a REIT, Global shall not, nor shall Global permit any of the Global Subsidiaries to: (i) declare or pay any dividends on or make other distributions (whether in cash, stock or property) in respect of any of its capital stock, except (x) for dividends and distributions by a direct or indirect wholly owned Global Subsidiary to its parent (without further distribution), (y) for the Global Third Quarter Dividend and (z) as provided in Section 5.1(e); (ii) subdivide, reclassify, recapitalize, split, combine or exchange or enter into any similar transaction with respect to any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except for any split, combination or reclassification of capital stock of a wholly-owned Global Subsidiary, or any issuance or authorization or proposal to issue or authorize any securities of a wholly-owned Global Subsidiary to Global or another wholly-owned Global Subsidiary; (iii) repurchase, redeem or otherwise acquire any shares of its capital stock or any Global Stock Rights, other than in connection with (A) the forfeiture or expiration of outstanding Global Restricted Shares, Global Deferred Shares, Global Options and Global Warrants and (B) the withholding of shares of Global Common Stock to satisfy Tax obligations with respect to Global Restricted Shares and Global Deferred Shares pursuant to any obligations contained in the Omnibus Plan; (iv) issue, deliver or sell, or authorize, propose or reserve for issuance, delivery or sale of, or otherwise encumber any shares of its capital stock or any Global Stock Rights, other than the issuance of shares upon the exercise of Global Options and Global Warrants or the issuance of shares upon the vesting of Global Deferred Shares, in each case outstanding on the date of this Agreement in accordance with their present terms; or (v) take any action that would, or is reasonably expected to, result in any of the conditions set forth in ARTICLE VI not being satisfied.

(c) Without limiting the generality of the foregoing, except as set forth in Section 5.1(c) of the Global Disclosure Letter or as otherwise expressly contemplated by any other provision of this Agreement (including payment of fees and expenses to consummate the transactions contemplated by this Agreement), during the period from the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with Section 7.1, except as otherwise consented to by Crown (such consent not to be unreasonably withheld or delayed), Global shall not, nor shall Global permit any of the Global Subsidiaries to: (i) amend the Global Certificate of Incorporation, the Global Bylaws or the equivalent organizational documents of any Global Subsidiary; (ii) create, assume or incur any indebtedness for borrowed money or guaranty any such indebtedness of another person, or repay, redeem or repurchase any such indebtedness other than borrowings under existing lines of credit in a net aggregate amount not to exceed $10,000,000 (or under any refinancing of such existing lines); (iii) make any loans, advances or capital contributions to any other person (other than loans or advances between any Global Subsidiaries or between Global and any of the Global Subsidiaries); (iv) (x) sell, lease, license, sell and leaseback, mortgage, pledge or otherwise encumber or dispose of any assets or properties that are material, individually or in the aggregate, to Global and the Global Subsidiaries, taken as a whole, or (y) other than communications tower tenants and ground leases in the ordinary course of business consistent with past practice, enter into, modify or amend any lease of property, except for modifications or amendments that are not adverse to the Surviving Company; (v) directly or indirectly acquire (x) by merging or consolidating with, or by purchasing assets of, or by any other manner, any division, business or equity interest of any person (including in a transaction involving a tender or exchange offer, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction) or (y) any assets, in each case of clause (x) or (y) other than any such acquisition or acquisitions that, individually, involves a purchase price not in excess of $20,000,000 or, in the aggregate, involves a purchase price not in excess of $50,000,000; (vi) implement or adopt any material change in its accounting policies other than as may be required by applicable Law or GAAP; (vii) except to the minimum extent required in order to comply with applicable Law or to the minimum extent required in order to avoid adverse treatment under Section 409A of the Code or as required by any collective bargaining agreement: (A) amend any of the terms or conditions of employment for any of its directors or officers, (B) adopt, enter into, terminate or amend any Global Benefit Plan, Global Benefit Agreement or collective bargaining agreement, other than amendments that are immaterial or administrative in nature, (C) increase in any manner the compensation or benefits of, or pay any bonus to, any Global Participant, other than target bonuses to be paid to Global employees in the ordinary course of business consistent with past practice, the maximum aggregate amount of which shall not exceed the amount set forth in Section 5.1(c)(vii) of the Global Disclosure Letter, provided that the compensation and benefits of any Global Participant who is not a director or officer can be increased in the ordinary course of business consistent with past practice, (D) grant any awards under any Global Benefit Plan (including the grant of stock options, stock appreciation rights, performance units, restricted stock, deferred stock awards, stock purchase rights or other stock-based or stock-related awards) or remove or modify existing restrictions in any Global Benefit Plan or Global Benefit Agreement on any awards made thereunder, (E) take any action to fund or in any other way secure the payment of compensation or benefits under any Global Benefit Plan or Global Benefit Agreement, (F) take any action to accelerate the vesting or payment of any compensation or benefits under any contract, Global Benefit Plan or Global Benefit Agreement or (G) make any material determination under any Global Benefit Plan or Global Benefit Agreement that is inconsistent with the ordinary course of business or past practice, (viii) modify or amend in any material respect or terminate or cancel any Global Material Contract or enter into any agreement or contract that would qualify as a Global Material Contract; (ix) pay, loan or advance (other than the payment of compensation, directors’ fees or reimbursement of expenses in the ordinary course of business) any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement with, any of its officers or directors or any “affiliate” or “associate” of any of its officers or directors; (x) form or commence the operations of any business or any corporation, partnership, joint venture, business association or other business organization or division thereof (other than in the ordinary course of business consistent with past practice) or enter into any new line of business that is material to Global and the Global Subsidiaries, taken as a whole; (xi) make any material tax election or settle or compromise any material tax liability or refund; (xii) (A) pay, discharge, settle or satisfy any claims, Litigation, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities (I) (1) reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) included in the Global SEC Reports or (2) incurred in the ordinary course of business consistent with past practice and (II) that are not material, individually or in the aggregate, to Global and the Global Subsidiaries, taken as a whole, (B) cancel any material indebtedness (individually or in the aggregate) or waive any claims or rights of substantial value or (C) waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which Global or any Global Subsidiary is a party; (xiii) make or agree to make any new capital expenditure or expenditures (including new tower construction) which, individually, are in excess of $5,000,000 or, in the aggregate, are in excess of $10,000,000; (xiv) take any action that (without giving effect to any action taken or agreed to be taken by Crown or any Crown Affiliates) would prevent Global from treating the Merger as a “reorganization” under Section 368 of the Code; (xv) engage, directly or indirectly, in any action, that would result in a termination or revocation of Global’s election to be treated as a REIT pursuant to Section 856(g) of the Code; (xvi) engage, directly or indirectly, in any action, that would result in any “prohibited transaction” Tax pursuant to Section 857(b)(6) of the Code, any Tax on certain non-arm’s length transactions pursuant to Section 857(b)(7) of the Code or any Tax pursuant to Section 4981 of the Code; or (xvii) authorize, or commit or agree to take, any of the foregoing actions.

(d) In connection with the continued operation of Global and the Global Subsidiaries between the date hereof and the Closing Date, Global will confer in good faith on a regular and frequent basis with one or more representatives of Crown designated to Global regarding operational matters and the general status of ongoing operations. Global acknowledges that Crown does not and will not waive any rights it may have under this Agreement as a result of such consultations. Nothing contained in this Agreement will give Crown, directly or indirectly, the right to control or direct Global’s operations prior to the Effective Time.

(e) Global covenants and agrees that between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with Section 7.1, Global shall take or omit to take all actions necessary to maintain Global’s status as a REIT and to eliminate any U.S. Federal income tax liability as determined under Sections 857, 858, and 4981 of the Code; provided, however, that (i) Global shall provide Crown with reasonable prior notice thereof (which notice, in the case of any dividend or distribution by Global pursuant hereto, shall be provided to Crown prior to the Election Date), (ii) Global shall provide Crown with a reasonably detailed analysis of Global’s conclusions with respect thereto and (iii) any such action or omission by Global (other than a distribution made pursuant to this Section 5.1(e)) shall be subject to the consent of Crown (such consent not to be unreasonably withheld or delayed).

(f) Global covenants and agrees that between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with Section 7.1, Global shall make acquisitions pursuant to its ground rights purchase program and its tower acquisition program in the ordinary course of business consistent with past practice.

Section 5.2 Conduct of Crown’s Business Pending the Merger.

(a) Crown covenants and agrees that between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with Section 7.1, except as otherwise consented to by Global (such consent not to be unreasonably withheld or delayed) and except as disclosed in Section 5.2(a) of the Crown Disclosure Letter or as otherwise contemplated by this Agreement, (i) the business of Crown and the Crown Subsidiaries shall be conducted only in, and Crown and the Crown Subsidiaries shall not take any action except in, the ordinary course of business in all material respects and in a manner consistent with past practice in all material respects, and (ii) Crown and the Crown Subsidiaries shall use reasonable best efforts to preserve intact their business organizations, to keep available the services of their current officers and key employees and to preserve, in all material respects, the current relationships of Crown and the Crown Subsidiaries with customers, suppliers, licensors, licensees, distributors and other persons with which Crown or the Crown Subsidiaries have business dealings.

(b) Crown covenants and agrees that between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with Section 7.1, except as otherwise consented to by Global (such consent not to be unreasonably withheld or delayed) and except as disclosed in Section 5.2(b) of the Crown Disclosure Letter or as otherwise contemplated by this Agreement, Crown shall not, nor shall Crown permit any of the Crown Subsidiaries to: (i) declare or pay any dividends on or make other distributions (whether in cash, stock or property) in respect of any of its capital stock, except for (x) dividends and distributions by a direct or indirect wholly owned Crown Subsidiary to its parent and (y) regular quarterly dividends consistent with past practice; (ii) subdivide, reclassify, recapitalize, split, combine or exchange or enter into any similar transaction with respect to any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except for any split, combination or reclassification of capital stock of a wholly-owned Crown Subsidiary, or any issuance or authorization or proposal to issue or authorize any securities of a wholly-owned Crown Subsidiary to Crown or another wholly-owned Crown Subsidiary; (iii) repurchase, redeem or otherwise acquire any shares of its capital stock, other than pursuant to any repurchase obligations contained in any benefit plan, program or arrangement of Crown; (iv) issue, deliver or sell, or authorize, propose or reserve for issuance, delivery or sale of, or otherwise encumber any shares of its capital stock or any Crown Stock Rights, other than (x) the issuance of shares (and attached rights to purchase Preferred Shares (as such term is defined in the Rights Agreement) issuable pursuant to the Rights Agreement or any other rights issued in substitution therefor (collectively, “Rights”)) upon the exercise of Crown Options and Crown Warrants outstanding as of the date of this Agreement in accordance with their present terms, (y) the Share Issuance and any other issuance contemplated by this Agreement and (z) any other issuance of shares (and attached Rights) or Crown Stock Rights in the ordinary course of business consistent with past practice, including in connection with the hiring of new employees and employee promotions; or (v) take any action that would, or is reasonably expected to, result in any of the conditions set forth in ARTICLE VI not being satisfied.

(c) Without limiting the generality of the foregoing, except as set forth in Section 5.2(c) of the Crown Disclosure Letter or as otherwise expressly contemplated by any other provision of this Agreement (including payment of fees and expenses to consummate the transactions contemplated by this Agreement), during the period from the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with Section 7.1, except as otherwise consented to by Global (such consent not to be unreasonably withheld or delayed), Crown shall not, nor shall Crown permit any of the Crown Subsidiaries to: (i) amend the Crown Certificate of Incorporation, the Crown Bylaws or the equivalent organizational documents of any Crown Subsidiary, except for such amendments that do not have an adverse effect on the Merger; (ii) implement or adopt any material change in its accounting policies other than as may be required by applicable Law or GAAP; (iii) take any action that (without giving effect to any action taken or agreed to be taken by Global or any Global Affiliates) would prevent Crown from treating the Merger as a “reorganization” under Section 368 of the Code; (iv) take any other action outside of the ordinary course of business consistent with past practice that would require the approval of the Crown Board under the DGCL; or (v) authorize, or commit or agree to take, any of the foregoing actions.

(d) Subject to applicable Law, in connection with the continued operation of Crown and the Crown Subsidiaries between the date hereof and the Closing Date, Crown will confer in good faith, from time to time and in such a manner as does not disrupt Crown’s business, with one or more representatives of Global designated to Crown regarding operational matters and the general status of ongoing operations. Crown acknowledges that Global does not and will not waive any rights it may have under this Agreement as a result of such consultations. Nothing contained in this Agreement will give Global, directly or indirectly, the right to control or direct Crown’s operations prior to the Effective Time.

Section 5.3 Access to Information; Confidentiality.

(a) Subject to applicable Law, from the date hereof to the Effective Time, Global shall, and shall cause the officers, directors, employees, auditors, attorneys, financial advisors, lenders and other agents (collectively, the “Representatives”) of Global to, upon prior advance notice, afford the Representatives of Crown and Merger Sub reasonable access during normal business hours to the officers, agents, properties, offices and other facilities, books and records of Global and the Global Subsidiaries, and shall furnish (i) Crown and Merger Sub with all financial, tax, operating and other data and information as Crown and Merger Sub, through their Representatives, may reasonably request and (ii) Crown with a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state securities laws. Global shall furnish to Crown and Merger Sub monthly financial and operating data and information within thirty (30) days following the end of each calendar month. All information provided pursuant to this Section 5.3(a) shall be subject to the terms of the confidentiality agreement between Crown and Global, dated August 28, 2006 (the “Confidentiality Agreement”).

(b) Subject to applicable Law, from the date hereof to the Effective Time, Crown shall, and shall cause the Representatives of Crown to, upon prior advance notice, afford the Representatives of Global reasonable access during normal business hours to the officers, agents, properties, offices and other facilities, books and records of Crown and the Crown Subsidiaries, and shall furnish (i) Global with all financial, tax, operating and other data and information as Global, through its Representatives, may reasonably request and (ii) Global with a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state securities laws. Crown shall furnish to Global monthly financial and operating data and information within thirty (30) days following the end of each calendar month. All information provided pursuant to this Section 5.3(b) shall be subject to the terms of the Confidentiality Agreement.

(c) Notwithstanding anything to the contrary in Section 5.3(a) or (b), neither Global nor Crown nor any of their respective Subsidiaries will be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of such party. The parties will use their reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure under circumstances in which the restrictions of the preceding sentence apply.

Section 5.4 Notification of Certain Matters. Global shall give prompt notice to Crown of the occurrence, or nonoccurrence, of any event which is reasonably expected to result in a failure of the condition set forth in either Section 6.2(a) or (b); provided, however, that the delivery of any notice pursuant to this sentence shall not limit or otherwise affect the remedies available hereunder to Crown. Crown shall give prompt notice to Global of the occurrence, or nonoccurrence, of any event which is reasonably expected to result in a failure of the condition set forth in either Section 6.3(a) or (b); provided, however, that the delivery of any notice pursuant to this sentence shall not limit or otherwise affect the remedies available hereunder to Global.

Section 5.5 Further Assurances.

(a) Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all appropriate action, to do, or cause to be done, and cooperate to do all things necessary, proper or advisable under Law to consummate and make effective the Merger and the other transactions contemplated by this Agreement, including using all reasonable best efforts to (i) obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of each Governmental Entity and parties to contracts with Global and Global Subsidiaries or Crown and Crown Subsidiaries as are necessary for the consummation of the Merger and the other transactions contemplated by this Agreement and to fulfill the conditions set forth in ARTICLE VI, provided that, in the case of consents of parties to contracts, none of Global, Crown or Merger Sub shall be required to make any payment to any such third parties or concede anything of value to obtain such consents, (ii) make all required regulatory filings and applications and (iii) cause the conditions set forth in ARTICLE VI to be satisfied as promptly as practicable. No party hereto shall take any action that would prohibit or materially impair or delay the ability of any party to obtain any necessary approvals of any Governmental Entity required for the transactions contemplated by this Agreement or to otherwise consummate the transactions contemplated by this Agreement. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers of each party to this Agreement and the Surviving Company shall use all reasonable best efforts to take all such action. For purposes of this Section 5.5, “reasonable best efforts” may include, but shall not be deemed in each case that may arise under this Agreement to require, the obligation to enter into a settlement, undertaking, consent decree, stipulation or other agreement with a Governmental Entity regarding antitrust matters that requires a party to divest or hold separate any of its or its subsidiaries’ assets.

(b) In connection with, and without limiting the foregoing, Global and Crown shall, if required, duly file with the FTC (as defined in Section 5.5(c)) and the Antitrust Division of the DOJ (as defined in Section 5.5(c)) the notification and report form (the “HSR Filing”) required under the HSR Act with respect to the transactions contemplated by this Agreement as promptly as practicable. The HSR Filing shall be in substantial compliance with the requirements of the HSR Act. Each party shall cooperate with the other party to the extent necessary to request early termination of the waiting period required by the HSR Act and, if requested, to promptly amend or furnish additional information thereunder. Global and the Global Board shall (i) take all actions necessary to ensure that no state anti-takeover statute or similar statute or regulation is or becomes operative with respect to this Agreement, the Merger or any other transactions contemplated by this Agreement; and (ii) if any state anti-takeover statute or similar statute or regulation is or becomes operative with respect to this Agreement, the Merger or any other transaction contemplated by this Agreement, take all actions necessary to ensure that this Agreement, the Merger and any other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated by this Agreement.

(c) Each of Global and Crown shall, in connection with its obligation to use reasonable best efforts to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under the HSR Act or any other federal, state or foreign antitrust or fair trade law, use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) promptly inform the other party of any communication received by such party from or given by such party to, the Antitrust Division of the Department of Justice (the “DOJ”), the Federal Trade Commission (the “FTC”) or any other Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, (iii) permit the other party, or the other party’s legal counsel, to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the DOJ, the FTC or any such other Governmental Entity or, in connection with any proceeding by a private party, with any other person, and (iv) give the other party the opportunity to attend and participate in such meetings and conferences.

(d) If any objections are asserted with respect to the transactions contemplated hereby under any Law or if any suit is instituted by any Governmental Entity or any private party challenging any of the transactions contemplated hereby as violative of any Law, each of Global and Crown shall use its reasonable best efforts to resolve any such objections or challenges as such Governmental Entity or private party may have to such transactions under such Law so as to permit consummation of the transactions contemplated by this Agreement.

(e) Crown shall perform, or cause to be performed, when due all obligations of Merger Sub under this Agreement.

Section 5.6 No Solicitation; Board Recommendation.

(a) Global.

(i) Global shall not, nor shall it authorize or permit any of the Global Subsidiaries or its or their Representatives to, directly or indirectly, (A) solicit, initiate or encourage, or take any other action designed to, or which is reasonably expected to, facilitate, any Global Takeover Proposal, (B) enter into any agreement with respect to any Global Takeover Proposal or (C) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or otherwise cooperate with, any proposal that constitutes, or is reasonably expected to lead to, any Global Takeover Proposal. Global shall, and shall cause the Global Subsidiaries and its Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any person conducted heretofore with respect to any proposal that constitutes, or is reasonably expected to lead to, any Global Takeover Proposal and request the prompt return or destruction of all confidential information previously furnished. Notwithstanding the foregoing, at any time prior to obtaining the Global Stockholder Approval, in response to a bona fide written Global Takeover Proposal that the Global Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes, or is reasonably expected to lead to, a Global Superior Proposal (as defined below), and which Global Takeover Proposal was not solicited after the date hereof, was made after the date hereof and did not otherwise result from a breach of this Section 5.6(a)(i), Global may, if a majority of the Global Board determines in good faith (after receiving the advice of outside counsel) that it is necessary to take such actions in order to comply with its fiduciary duties to the stockholders of Global under applicable Law, and subject to compliance with this Section 5.6(a)(i) and Section 5.6(a)(iii) and after giving Crown written notice of such determination, (x) furnish information with respect to Global and the Global Subsidiaries to the person making such Global Takeover Proposal (and its Representatives) pursuant to a customary confidentiality agreement (which agreement shall contain a customary “standstill” or similar covenant) not less restrictive of such person than the Confidentiality Agreement (including with respect to the “standstill” or similar covenant); provided that (1) all such information has previously been provided to Crown or is provided to Crown prior to the time it is provided to such person and (2) such customary confidentiality agreement expressly provides the right for Global to comply with the terms of this Agreement, including Section 5.6(a)(ii), and (y) participate in discussions or negotiations with the person making such Global Takeover Proposal (and its Representatives) regarding such Global Takeover Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 5.6(a)(i) by any Representative or affiliate of Global or any Global Subsidiary shall be deemed to be a breach of this Section 5.6(a)(i) by Global.

The term “Global Takeover Proposal” means any inquiry, proposal or offer from any person relating to, or that is reasonably expected to lead to, any direct or indirect acquisition or purchase, in one transaction or a series of transactions, of assets or businesses that constitute 15% or more of the revenues, net income, EBITDA (earnings before interest expense, taxes, depreciation and amortization) or the assets of Global and the Global Subsidiaries, taken as a whole, or 15% or more of any class of equity securities of Global or any Global Subsidiary, any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class of equity securities of Global or any Global Subsidiary, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange or similar transaction involving Global or any Global Subsidiary pursuant to which any person or the stockholders of any person would own 15% or more of any class of equity securities of Global or any Global Subsidiary or of any resulting parent company of Global, other than the transactions contemplated by this Agreement.

The term “Global Superior Proposal” means a bona fide Global Takeover Proposal (provided that for purposes of this definition references to 15% in the definition of “Global Takeover Proposal” shall be deemed to be references to 50%) which the Global Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) to be (i) more favorable to the stockholders of Global from a financial point of view than the Merger, taking into account all relevant factors (including all the terms and conditions of such proposal and this Agreement (including any changes to the terms of this Agreement proposed by Crown in response to such offer or otherwise)) and (ii) reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal.

(ii) Neither the Global Board nor any committee thereof shall, (A) (1) withdraw (or qualify or modify in a manner adverse to Crown or Merger Sub), or publicly propose to withdraw (or qualify or modify in a manner adverse to Crown or Merger Sub), the adoption, approval, recommendation or declaration of advisability by such board of directors or any such committee thereof of this Agreement, the Merger or the other transactions contemplated by this Agreement or (2) recommend, adopt, approve or declare advisable, or propose publicly to recommend, adopt, approve or declare advisable, any Global Takeover Proposal (any action described in this clause (A) being referred to as a “Global Adverse Recommendation Change”) or (B) adopt, approve, recommend or declare advisable, or propose to adopt, approve, recommend or declare advisable, or allow Global or any of the Global Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or related to, or that is intended to or is reasonably expected to lead to, any Global Takeover Proposal (other than a confidentiality agreement referred to in Section 5.6(a)(i) pursuant to and in accordance with the limitations set forth therein). Notwithstanding the foregoing, at any time prior to obtaining the Global Stockholder Approval, the Global Board may make a Global Adverse Recommendation Change described in clause (A) above if a majority of the Global Board determines in good faith (after receiving the advice of outside counsel) that it is necessary to take such actions in order to comply with its fiduciary duties to the stockholders of Global under applicable Law; provided, however, that no such Global Adverse Recommendation Change may be made until after the fifth calendar day following Crown’s receipt of written notice (a “Global Notice of Adverse Recommendation”) from Global advising Crown that the Global Board intends to take such action and specifying the reasons therefor, including the terms and conditions of any Global Superior Proposal that is the basis of the proposed action by the Global Board (it being understood and agreed that (x) any amendment to any material term of such Global Superior Proposal or (y) with respect to any previous Global Adverse Recommendation Change, any material change in the principal stated rationale by the Global Board for such previous Global Adverse Recommendation Change, shall, in the case of either (x) or (y), require a new Global Notice of Adverse Recommendation and a new five (5) calendar-day period). In determining whether to make a Global Adverse Recommendation Change, the Global Board shall take into account any changes to the terms of this Agreement proposed by Crown in response to a Global Notice of Adverse Recommendation or otherwise.

(iii) In addition to the obligations of Global set forth in Section 5.6(a)(i) and (a)(ii), (A) Global shall promptly advise Crown orally and in writing (and in any case within 24 hours) of any Global Takeover Proposal or any inquiry that is reasonably expected to lead to any Global Takeover Proposal, the material terms and conditions of any such Global Takeover Proposal or inquiry (including any changes thereto) and the identity of the person making any such Global Takeover Proposal or inquiry and (B) Global shall (1) keep Crown fully and promptly informed of the status and material details (including any change to any material term thereof) of any such Global Takeover Proposal or inquiry and (2) provide to Crown promptly after receipt or delivery thereof with copies of all correspondence and other written material sent or provided to Global or any of the Global Subsidiaries from any person that describes any of the terms or conditions of any Global Takeover Proposal.

(iv) Nothing contained in this Section 5.6(a) shall prohibit Global from taking and disclosing to its stockholders a position contemplated by Rule 14(e)-2(a) or Rule 14(d)-9 promulgated under the Exchange Act or from making any disclosure to Global’s stockholders if, in the good faith judgment of the Global Board, after consultation with outside counsel, failure to so disclose would be inconsistent with applicable Law; provided, however, that all actions taken or agreed to be taken by Global or the Global Board or any committee thereof shall comply with the provisions of Section 5.6(a)(ii).

(b) Crown.

(i) Crown shall not, nor shall it authorize or permit any of the Crown Subsidiaries or its or their Representatives to, directly or indirectly, (A) solicit, initiate or encourage, or take any other action designed to, or which is reasonably expected to, facilitate, any Crown Takeover Proposal (as defined below),

(B) enter into any agreement with respect to any Crown Takeover Proposal or (C) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or otherwise cooperate with, any proposal that constitutes, or is reasonably expected to lead to, any Crown Takeover Proposal. Crown shall, and shall cause the Crown Subsidiaries and its Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any person conducted heretofore with respect to any proposal that constitutes, or is reasonably expected to lead to, any Crown Takeover Proposal and request the prompt return or destruction of all confidential information previously furnished. Notwithstanding the foregoing, at any time prior to obtaining the Crown Stockholder Approval, in response to a bona fide written Crown Takeover Proposal that the Crown Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes, or is reasonably expected to lead to, a Crown Superior Proposal (as defined below), and which Crown Takeover Proposal was not solicited after the date hereof, was made after the date hereof and did not otherwise result from a breach of this Section 5.6(b)(i), Crown may, if a majority of the Crown Board determines in good faith (after receiving the advice of outside counsel) that it is necessary to take such actions in order to comply with its fiduciary duties to the stockholders of Crown under applicable Law, and subject to compliance with this Section 5.6(b)(i) and Section 5.6(b)(iii) and after giving Global written notice of such determination, (x) furnish information with respect to Crown and the Crown Subsidiaries to the person making such Crown Takeover Proposal (and its Representatives) pursuant to a customary confidentiality agreement (which agreement shall contain a customary “standstill” or similar covenant) not less restrictive of such person than the Confidentiality Agreement (including with respect to the “standstill” or similar covenant); provided that (1) all such information has previously been provided to Global or is provided to Global prior to the time it is provided to such person and (2) such customary confidentiality agreement expressly provides the right for Crown to comply with the terms of this Agreement, including Section 5.6(b)(ii), and (y) participate in discussions or negotiations with the person making such Crown Takeover Proposal (and its Representatives) regarding such Crown Takeover Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 5.6(b)(i) by any Representative or affiliate of Crown or any Crown Subsidiary shall be deemed to be a breach of this Section 5.6(b)(i) by Crown.

The term “Crown Takeover Proposal” means any inquiry, proposal or offer from any person relating to, or that is reasonably expected to lead to, any direct or indirect acquisition or purchase, in one transaction or a series of transactions, of assets or businesses that constitute 15% or more of the revenues, net income, EBITDA (earnings before interest expense, taxes, depreciation and amortization) or the assets of Crown and the Crown Subsidiaries, taken as a whole, or 15% or more of any class of equity securities of Crown or any Crown Subsidiary, any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class of equity securities of Crown or any Crown Subsidiary, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange or similar transaction involving Crown or any Crown Subsidiary pursuant to which any person or the stockholders of any person would own 15% or more of any class of equity securities of Crown or any Crown Subsidiary or of any resulting parent company of Crown, other than the transactions contemplated by this Agreement; provided, however, that any inquiry, proposal or offer relating solely to the acquisition of any such (i) equity securities of any Crown Subsidiaries, (ii) assets or (iii) businesses, in each case, that are primarily involved with an activity relating to 5 MHz of spectrum rights in the 1670-1675 MHz band is excluded from this definition of “Crown Takeover Proposal”.

The term “Crown Superior Proposal” means a bona fide Crown Takeover Proposal (provided that for purposes of this definition references to 15% in the definition of “Crown Takeover Proposal” shall be deemed to be references to 50%) which the Crown Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) to be (i) more favorable to the stockholders of Crown from a financial point of view than the Merger, taking into account all relevant factors (including all the terms and conditions of such proposal and this Agreement (including any changes to the terms of this Agreement proposed by Global in response to such offer or otherwise)) and (ii) reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal.

(ii) Neither the Crown Board nor any committee thereof shall, (A) (1) withdraw (or qualify or modify in a manner adverse to Global), or publicly propose to withdraw (or qualify or modify in a manner adverse to Global), the adoption, approval, recommendation or declaration of advisability by such board of directors or any such committee thereof of this Agreement, the Merger or the other transactions contemplated by this Agreement (including the Share Issuance) or (2) recommend, adopt, approve or declare advisable, or propose publicly to recommend, adopt, approve or declare advisable, any Crown Takeover Proposal (any action described in this clause (A) being referred to as a “Crown Adverse Recommendation Change”) or (B) adopt, approve, recommend or declare advisable, or propose to adopt, approve, recommend or declare advisable, or allow Crown or any of the Crown Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or related to, or that is intended to or is reasonably expected to lead to, any Crown Takeover Proposal (other than a confidentiality agreement referred to in Section 5.6(b)(i) pursuant to and in accordance with the limitations set forth therein). Notwithstanding the foregoing, at any time prior to obtaining the Crown Stockholder Approval, the Crown Board may make a Crown Adverse Recommendation Change described in clause (A) above if a majority of the Crown Board determines in good faith (after receiving the advice of outside counsel) that it is necessary to take such actions in order to comply with its fiduciary duties to the stockholders of Crown under applicable Law; provided, however, that no such Crown Adverse Recommendation Change may be made until after the fifth calendar day following Global’s receipt of written notice (a “Crown Notice of Adverse Recommendation”) from Crown advising Global that the Crown Board intends to take such action and specifying the reasons therefor, including the terms and conditions of any Crown Superior Proposal that is the basis of the proposed action by the Crown Board (it being understood and agreed that (x) any amendment to any material term of such Crown Superior Proposal or (y) with respect to any previous Crown Adverse Recommendation Change, any material change in the principal stated rationale by the Crown Board for such previous Crown Adverse Recommendation Change, shall, in the case of either (x) or (y), require a new Crown Notice of Adverse Recommendation and a new five (5) calendar-day period). In determining whether to make a Crown Adverse Recommendation Change, the Crown Board shall take into account any changes to the terms of this Agreement proposed by Global in response to a Crown Notice of Adverse Recommendation or otherwise.

(iii) In addition to the obligations of Crown set forth in Sections 5.6(b)(i) and (b)(ii), (A) Crown shall promptly advise Global orally and in writing (and in any case within 24 hours) of any Crown Takeover Proposal or any inquiry that is reasonably expected to lead to any Crown Takeover Proposal, the material terms and conditions of any such Crown Takeover Proposal or inquiry (including any changes thereto) and the identity of the person making any such Crown Takeover Proposal or inquiry and (B) Crown shall (1) keep Global fully and promptly informed of the status and material details (including any change to any material term thereof) of any such Crown Takeover Proposal or inquiry and (2) provide to Global promptly after receipt or delivery thereof with copies of all correspondence and other written material sent or provided to Crown or any of the Crown Subsidiaries from any person that describes any of the terms or conditions of any Crown Takeover Proposal.

(iv) Nothing contained in this Section 5.6(b) shall prohibit Crown from taking and disclosing to its stockholders a position contemplated by Rule 14(e)-2(a) or Rule 14(d)-9 promulgated under the Exchange Act or from making any disclosure to Crown’s stockholders if, in the good faith judgment of the Crown Board, after consultation with outside counsel, failure to so disclose would be inconsistent with applicable Law; provided, however, that all actions taken or agreed to be taken by Crown or the Crown Board or any committee thereof shall comply with the provisions of Section 5.6(b)(ii).

Section 5.7 Stockholder Litigation. Global shall give Crown and Crown’s outside counsel the opportunity to participate in the defense or settlement of any stockholder Litigation against Global and its directors relating to the Merger or the other transactions contemplated by this Agreement; provided, however, that no such settlement shall be agreed to without Crown’s prior written consent, which consent shall not be unreasonably withheld or delayed. Crown shall consult in good faith with Global and keep Global reasonably informed with respect to any stockholder Litigation against Crown and its directors relating to the Merger or the other transactions contemplated by this Agreement. Crown shall not agree, prior to the Effective Time, to any settlement of such Litigation against it and its directors if such settlement agreement (i) does not resolve any equivalent claims against Global and its directors, (ii) contains any admission of liability by Global or Global’s directors or officers or (iii) results in any non-monetary relief being granted against Global with effect prior to the Effective Time.

Section 5.8 Indemnification.

(a) It is understood and agreed that all rights to indemnification by Global now existing in favor of each present and former director and officer of Global (the “Indemnified Parties”) for acts or omissions by such directors and officers occurring at or prior to the Effective Time as provided in the Global Certificate of Incorporation or the Global Bylaws, in each case as in effect on the date of this Agreement, or pursuant to any other agreements in effect on the date hereof, copies of which have been provided to Crown, shall survive the Merger, and shall continue in full force and effect in accordance with the terms of the Global Certificate of Incorporation, the Global Bylaws and such other agreements from the Effective Time until the expiration of the applicable statute of limitations with respect to any claims against such directors or officers arising out of such acts or omissions. Crown shall perform, or cause the Surviving Company to perform, in a timely manner, the Surviving Company’s obligations with respect thereto. Crown agrees that any claims for indemnification hereunder as to which it has received written notice prior to the expiration of the statute of limitations applicable thereto shall survive, whether or not such claims shall have been finally adjudicated or settled as of such date.

(b) Crown shall cause the Surviving Company to, and the Surviving Company shall, maintain in effect for six years from the Effective Time, if available, the directors’ and officers’ liability insurance (“D&O Insurance”) containing the coverages, terms, conditions and limitations contained in the policies currently maintained by Global (provided that the Surviving Company may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to acts or omissions occurring prior to the Effective Time; provided, however, that in no event shall the Surviving Company be required to expend pursuant to this Section 5.8(b) more than an amount per year equal to two hundred percent (200%) of current annual premiums paid by Global for the D&O Insurance. In the event that, but for the proviso to the immediately preceding sentence, the Surviving Company would be required to expend more than two hundred percent (200%) of current annual premiums, the Surviving Company shall obtain the maximum amount of such insurance obtainable by payment of annual premiums equal to two hundred percent (200%) of current annual premiums.

(c) The provisions of this Section 5.8 will survive the Effective Time and are intended to be for the benefit of, and will be enforceable by, each Indemnified Party and his or her heirs and representatives. Crown will pay or cause to be paid (as incurred) all out-of-pocket expenses, including reasonable fees and expenses of counsel, that an Indemnified Party may incur in enforcing the indemnity and other obligations provided for in this Section 5.8 (subject to reimbursement of Crown if the Indemnified Party is subsequently determined not be entitled to indemnification under Section 5.8(a)).

(d) If Crown or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provisions will be made so that the successors and assigns of Crown, as the case may be, will assume the obligations set forth in this Section 5.8.

Section 5.9 Public Announcements. Global and Crown shall consult with each other before issuing, and provide each other the opportunity to review and comment upon any press release or otherwise making any public statements with respect to this Agreement or the Merger and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by Law or any listing agreement with a national securities exchange or trading system to which Global or Crown is a party. The parties agree that the initial press release(s) to be issued with respect to the transactions contemplated by this Agreement shall be in the form agreed to by the parties.

Section 5.10 Registration Statement; Joint Proxy Statement.

(a) As promptly as practicable after the execution of this Agreement, (i) Crown and Global shall jointly prepare and file with the SEC the joint proxy statement to be sent to the stockholders of Global and to the stockholders of Crown relating to the meeting of Global’s stockholders (the “Global Stockholders’ Meeting”) and to the meeting of Crown’s stockholders (the “Crown Stockholders’ Meeting”) to be held to consider, in the case of Global’s stockholders, the approval and adoption of this Agreement, and in the case of Crown’s stockholders, the approval of the Share Issuance (such joint proxy statement, as amended or supplemented, being referred to herein as the “Joint Proxy Statement”) and (ii) Crown shall prepare and file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the “Registration Statement”) in which the Joint Proxy Statement shall be included as a prospectus, in connection with the registration under the Securities Act of the shares of Crown Common Stock to be issued to the stockholders of Global pursuant to the Merger. Crown and Global shall use their reasonable best efforts to cause the Registration Statement to become effective as promptly as practicable, and, prior to the Effective Time of the Registration Statement, Crown shall take all or any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required under any applicable federal or state securities laws in connection with such actions and the preparation of the Registration Statement and Joint Proxy Statement. As promptly as practicable after the Registration Statement shall have become effective, Global shall mail the Joint Proxy Statement to its stockholders and Crown shall mail the Joint Proxy Statement to its stockholders.

(b) No amendment to the Joint Proxy Statement or the Registration Statement will be made by Crown or Global without the approval of the other party (such approval not to be unreasonably withheld or delayed). Crown and Global each will advise the other, promptly after they receive notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the Crown Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Joint Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.

(c) If, prior to the Effective Time, any event occurs with respect to Global or any Global Subsidiary, or any change occurs with respect to other information supplied by Global for inclusion in the Joint Proxy Statement or the Registration Statement, which is required to be described in an amendment of, or a supplement to, the Joint Proxy Statement or the Registration Statement, Global shall promptly notify Crown of such event, and Global and Crown shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Joint Proxy Statement and Registration Statement and, as required by Law, in disseminating the information contained in such amendment or supplement to Global’s stockholders and to Crown’s stockholders.

(d) If, prior to the Effective Time, any event occurs with respect to Crown or any Crown Subsidiary, or any change occurs with respect to other information supplied by Crown for inclusion in the Joint Proxy Statement or the Registration Statement, which is required to be described in an amendment of, or a supplement to, the Joint Proxy Statement or the Registration Statement, Crown shall promptly notify Global of such event, and Crown and Global shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Joint Proxy Statement and the Registration Statement and, as required by Law, in disseminating the information contained in such amendment or supplement to Global’s stockholders and to Crown’s stockholders.

Section 5.11 Stockholders’ Meetings.

(a) Global shall cause the Global Stockholders’ Meeting to be duly called and held as soon as practicable for the purpose of obtaining the Global Stockholder Approval, and Global shall use its reasonable best efforts to hold the Global Stockholders’ Meeting as soon as practicable after the date on which the Registration Statement becomes effective and on the same date as the Crown Stockholders’ Meeting. Global shall take all action necessary in accordance with applicable Law, the Global Certificate of Incorporation and the Global Bylaws to duly call, give notice of and convene the Global Stockholders’ Meeting. Except in the event of a Global Adverse

Recommendation Change, Global shall (i) through the Global Board, recommend to its stockholders that they give the Global Stockholder Approval and include such recommendation in the Joint Proxy Statement, (ii) use its reasonable best efforts to solicit from holders of shares of Global Common Stock entitled to vote at the Global Stockholders’ Meeting proxies in favor of obtaining the Global Stockholder Approval and (iii) take all other action necessary or, in the reasonable judgment of Crown, helpful to secure the vote or consent of such holders required by the DGCL, the rules and regulations of the NYSE or this Agreement to effect the Merger. Notwithstanding any Global Adverse Recommendation Change, this Agreement shall be submitted to the stockholders of Global at the Global Stockholders’ Meeting for the purpose of obtaining the Global Stockholder Approval and nothing contained herein shall be deemed to relieve Global of such obligation; provided, however, that the foregoing shall not be deemed to limit Global’s right to terminate this Agreement pursuant to and in accordance with Section 7.1(h).

(b) Crown shall cause the Crown Stockholders’ Meeting to be duly called and held as soon as practicable for the purpose of obtaining the Crown Stockholder Approval and Crown shall use its reasonable best efforts to hold the Crown Stockholders’ Meeting as soon as practicable after the date on which the Registration Statement becomes effective and on the same date as the Global Stockholders’ Meeting. Crown shall take all action necessary in accordance with applicable Law, the Crown Certificate of Incorporation and the Crown Bylaws to duly call, give notice of and convene the Crown Stockholders’ Meeting. Except in the event of a Crown Adverse Recommendation Change, Crown shall (i) through the Crown Board, recommend to its stockholders that they give the Crown Stockholder Approval and include such recommendation in the Joint Proxy Statement, (ii) use its reasonable best efforts to solicit from holders of shares of Crown Common Stock entitled to vote at the Crown Stockholders’ Meeting proxies in favor of obtaining the Crown Stockholder Approval and (iii) take all other action necessary or, in the reasonable judgment of Global, helpful to secure the vote or consent of such holders required by the DGCL, the rules and regulations of the NYSE or this Agreement to effect the Merger. Notwithstanding any Crown Adverse Recommendation Change, this Agreement shall be submitted to the stockholders of Crown at the Crown Stockholders’ Meeting for the purpose of obtaining the Crown Stockholder Approval and nothing contained herein shall be deemed to relieve Crown of such obligation; provided, however, that the foregoing shall not be deemed to limit Crown’s right to terminate this Agreement pursuant to and in accordance with Section 7.1(e).

Section 5.12 NYSE Listing and De-Listing. Prior to the Effective Time, Crown shall authorize for listing on the NYSE the shares of Crown Common Stock issuable in connection with the Merger, subject to official notice of issuance, as promptly as practicable after the date hereof, and in any event prior to the Closing Date. The Surviving Company shall use its reasonable best efforts to cause the Global Common Stock to be de-listed from the NYSE and de-registered under the Exchange Act as soon as practicable following the Effective Time.

Section 5.13 Composition of Board of Directors of Crown. At or prior to the Effective Time, Crown shall expand the size of the Crown Board from ten directors to thirteen directors. Crown shall appoint each of (i) Robert Niehaus and David Abrams to the Crown Board effective as of the Effective Time and (ii) Wesley Edens to the Crown Board effective as of one day following the Effective Time. If any of Wesley Edens, Robert Niehaus and David Abrams are unwilling or unable to serve as a director of Crown commencing as of the Effective Time, then Global shall designate another individual or individuals, as the case may be, who must be reasonably acceptable to Crown, to serve on the Crown Board as of the Effective Time. Notwithstanding the foregoing provisions of this Section 5.13, no individual shall be appointed to the Crown Board to the extent that such individual is ineligible to serve as a member of the Crown Board pursuant to the Crown Certificate of Incorporation, Crown Bylaws, Crown’s corporate governance guidelines, applicable listing standards of the NYSE or any other applicable Law, rule or regulation.

Section 5.14 Tax Treatment of Merger. Each of Crown and Global shall use reasonable best efforts to (a) cause the Merger to qualify as a “reorganization” under Section 368(a) of the Code and (b) obtain the opinions of counsel referred to in Section 6.2(d) and Section 6.3(d). Following the Effective Time, neither Crown nor any of its Subsidiaries, nor any of its affiliates, shall knowingly take any action or cause any action to be taken which would cause the Merger to fail to so qualify as a reorganization under Section 368(a) of the Code.

Section 5.15 Accountant Letters.

(a) Global shall use reasonable best efforts to cause Ernst & Young LLP to deliver a letter relating to Global’s fiscal years 2003, 2004 and 2005 dated not more than five days prior to the date on which the Registration Statement shall have become effective and addressed to Global and Crown in form and substance reasonably satisfactory to Crown and customary in scope and substance for agreed upon procedures letters delivered by independent public accountants in connection with registration statements and proxy statements similar to the Registration Statement and the Joint Proxy Statement; provided that the failure of such a letter to be delivered by Ernst & Young LLP shall not result in a failure of a condition to Closing (including Section 6.2(b) or (c) hereof).

(b) Crown shall use reasonable best efforts to cause KPMG LLP to deliver a letter relating to Crown’s fiscal years 2003, 2004 and 2005 dated not more than five days prior to the date on which the Registration Statement shall have become effective and addressed to Crown and Global in form and substance reasonably satisfactory to Global and customary in scope and substance for agreed upon procedures letters delivered by independent public accountants in connection with registration statements and proxy statements similar to the Registration Statement and the Joint Proxy Statement; provided that the failure of such a letter to be delivered by KPMG LLP shall not result in a failure of a condition to Closing (including Section 6.3(b) or (c) hereof).

Section 5.16 Affiliates. As soon as practicable after the date hereof, Global shall deliver to Crown a letter identifying all persons who are, in the opinion of Global, at the time this Agreement is submitted for adoption by the stockholders of Global, “affiliates” of Global for purposes of Rule 145 under the Securities Act. Global shall use its reasonable best efforts to cause each such person to deliver to Crown on or prior to the date of mailing of the Joint Proxy Statement, a written agreement substantially in the form attached as Exhibit 5.16 hereto; provided that the failure of any such letter to be delivered shall not result in a failure of a condition to Closing (including Section 6.2(b) or (c) hereof).

Section 5.17 Standstill Agreements; Confidentiality Agreements. During the period from the date of this Agreement through the Effective Time, neither Crown nor Global shall terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it or any of its respective Subsidiaries is a party. During such period, Crown or Global, as the case may be, shall enforce, to the fullest extent permitted under applicable law, the provisions of any such agreement, including by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the United States of America or of any state having jurisdiction.

Section 5.18 Employees.

(a) For a period of one year following the Effective Time, Crown shall or shall cause the Surviving Company to either (i) provide the employees of Global and the Global Subsidiaries who are employed immediately prior to the Effective Time (the “Covered Employees”) who remain employed during such period by Crown, the Surviving Company or any of their respective Subsidiaries with compensation and benefits (excluding equity based compensation) that are substantially comparable, in the aggregate, to the compensation and benefits provided by Global and the Global Subsidiaries as of the date hereof or (ii) provide or cause the Surviving Company (or, in such case, its successors or assigns) to provide Covered Employees who remain employed during such period by Crown, the Surviving Company or their respective Subsidiaries with compensation and benefits that are substantially comparable in the aggregate to those provided to similarly situated employees of Crown and the Crown Subsidiaries. Nothing in this Section 5.18 shall be construed as requiring, and Global shall take no action that would have the effect of requiring, Crown or the Surviving Company to continue any specific plans or to continue the employment of any specific person. Furthermore, nothing in this Section 5.18 shall be construed as prohibiting or limiting Crown or the Surviving Company from amending, modifying or terminating any plans, programs or arrangements of Crown, Global or the Surviving Company.

(b) For purposes of determining eligibility to participate in, and non-forfeitable rights under, but not for purposes of benefit accrual under, any employee benefit plan or arrangement of Crown or the Surviving Company or any of their respective Subsidiaries, Covered Employees shall receive service credit for service with Global (and with any predecessor or acquired entities or any other entities for which Global granted service credit) as if such service had been completed with Crown; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits for the same period of service.

(c) To the extent applicable, Crown shall or shall cause the Surviving Company and any of their respective Subsidiaries to waive, or use reasonable best efforts to cause its insurance carriers to waive, any pre-existing condition limitation on participation and coverage applicable to any Covered Employee or any of his or her covered dependents under any health or welfare plan of Crown or the Surviving Company or any of their respective Subsidiaries (a “New Plan”) in which such Covered Employee or covered dependent shall become eligible to participate after the Effective Time to the extent such Covered Employee or covered dependent was no longer subject to such pre-existing condition limitation under the corresponding Global Benefit Plan in which such Covered Employee or such covered dependent was participating immediately before he or she became eligible to participate in the New Plan. Crown shall or shall cause the Surviving Company or the relevant Subsidiary of either to provide each Covered Employee with credit for any co-payments and deductibles paid prior to the Effective Time and during the calendar year in which the Effective Time occurs under any Global Benefit Plan in satisfying any applicable co-payment and deductible requirements for such calendar year under any New Plan in which such Covered Employee participates after the Effective Time.

(d) Crown shall recognize, or shall cause the Surviving Company and any of their respective Subsidiaries to recognize, any unused paid time off and sick leave hours available to each Covered Employee as of the Effective Time under Global’s paid time off policy applicable to such Covered Employee and, notwithstanding Section 5.18(b) hereof, to recognize service by each Covered Employee with Global for purposes of determining eligibility for vacation and sick leave following the Effective Time under the applicable vacation and sick leave policies of Crown or the Surviving Company or any of their respective Subsidiaries.

(e) Without limiting the scope of Section 8.1, nothing in this Section 5.18 shall confer any rights or remedies of any kind or description upon any Covered Employee or any other person other than Global and Crown and their respective successors and assigns.

Section 5.19 Rights Agreement. Except as expressly required by this Agreement, Crown shall not, without the prior consent of Global (such consent not to be unreasonably withheld or delayed), amend the Rights Agreement or take any other action with respect to the Rights Agreement, including a redemption of the Rights or any action to facilitate a Crown Takeover Proposal.

Section 5.20 Investor Agreement. Global shall terminate the Amended and Restated Investor Agreement, dated as of March 31, 2004, by and among Global and the Investors (as defined therein) at or prior to the Effective Time.

ARTICLE VI

CONDITIONS

Section 6.1 Conditions to the Obligation of Each Party. The respective obligations of Global, Crown and Merger Sub to effect the Merger are subject to the satisfaction of the following conditions, unless waived in writing by all parties:

(a) The Global Stockholder Approval shall have been obtained;

(b) The Crown Stockholder Approval shall have been obtained;

(c) No applicable Law and no temporary restraining order, preliminary or permanent injunction or other judgment, order or decree entered, enacted, promulgated, enforced or issued by any court or other Governmental

Entity of competent jurisdiction in the United States or any material foreign jurisdiction (collectively, “Judgments”) shall be and remain in effect which has the effect of prohibiting the consummation of the Merger or the other transactions contemplated by this Agreement; provided, however, that, subject to Section 5.5, the party asserting such condition shall have used its reasonable best efforts to prevent the entry of any such Judgment and to appeal as promptly as practicable any such Judgment that may be entered;

(d) The SEC shall have declared the Registration Statement effective and no stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued by the SEC and no proceeding for that purpose shall have been initiated or threatened in writing by the SEC;

(e) The shares of Crown Common Stock to be issued pursuant to the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance;

(f) Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act and any other applicable foreign antitrust, competition or similar Law shall have expired or earlier been terminated. Any consents, approvals and filings under any foreign antitrust, competition or similar Law, the absence of which would prohibit the consummation of Merger or is reasonably expected to have a Material Adverse Effect on Crown, shall have been obtained or made;

(g) The parties shall have obtained the necessary FCC approval of applications to transfer to the Surviving Company control over FCC licenses currently held or controlled by Global; and

(h) There shall not be pending or threatened any suit, action or proceeding by any Governmental Entity (i) seeking to prohibit or limit the ownership or operation by Global, Crown or any of their respective Subsidiaries of any material portion of the business or assets of Global, Crown or any of their respective Subsidiaries, or to compel Global, Crown or any of their respective Subsidiaries to dispose of or hold separate any material portion of the business or assets of Global, Crown or any of their respective Subsidiaries, as a result of the Merger or any other transaction contemplated by this Agreement, (ii) seeking to impose limitations on the ability of Crown to acquire or hold, or exercise full rights of ownership of, any shares of Global Common Stock, including the right to vote Global Common Stock purchased by it on all matters properly presented to the stockholders of Global, (iii) seeking to prohibit Crown or any of its Subsidiaries from effectively controlling in any material respect the business or operations of Global and the Global Subsidiaries or (iv) which otherwise is reasonably likely to have a Material Adverse Effect on Global or Crown.

Section 6.2 Conditions to Obligations of Crown and Merger Sub to Effect the Merger. The obligations of Crown and Merger Sub to effect the Merger are further subject to satisfaction or waiver by Global at or prior to the Closing of the following conditions:

(a) (i) The representations and warranties of Global contained in the first sentence of Section 3.1(a) and Sections 3.2(a) and (b), 3.3(a) and (b) and 3.4(a)(i) of this Agreement shall be true and correct in all material respects both as of the date of this Agreement and as of Closing as though made on the date of the Closing (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date) and (ii) the representations and warranties of Global in this Agreement (other than the representations and warranties identified in clause (i)) shall be true and correct both as of the date of this Agreement and as of Closing as though made on the date of the Closing (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct on and as of such earlier date), except where the failure of the representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) does not have, and is not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Global;

(b) Global shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date;

(c) Global shall have delivered to Crown a certificate, signed by the chief executive officer and chief financial officer of Global, to the effect that each of the conditions specified in (a) and (b) above is satisfied in all respects;

(d) Crown shall have received from Cravath, Swaine & Moore LLP, counsel to Crown, on a date immediately prior to the mailing of the Joint Proxy Statement and on the date of Closing, opinions, in each case dated as of such respective dates and stating that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that Global and Crown will each be a party to that reorganization within the meaning of Section 368(b) of the Code. In rendering such opinions, counsel for Crown shall be entitled to rely upon customary representations of officers of Crown, Merger Sub and Global; and

(e) Since the date of this Agreement there shall not have been any event, change, effect or development that, individually or in the aggregate, has had or is reasonably expected to have a Material Adverse Effect on Global.

Section 6.3 Conditions to Obligations of Global to Effect the Merger. The obligations of Global to effect the Merger are further subject to satisfaction or waiver by Crown at or prior to the Closing of the following conditions:

(a) (i) The representations and warranties of Crown and Merger Sub contained in the first sentence of Section 4.1(a) and Sections 4.2(a), (b) and (c), 4.3(a), (b), (c) and (d) and 4.4(a)(i) and (ii) of this Agreement shall be true and correct in all material respects both as of the date of this Agreement and as of Closing as though made on the date of the Closing (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date) and (ii) the representations and warranties of Crown and Merger Sub in this Agreement (other than the representations and warranties identified in clause (i)) shall be true and correct both as of the date of this Agreement and as of Closing as though made on the date of the Closing (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct on and as of such earlier date), except where the failure of the representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) does not have, and is not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Crown;

(b) Crown and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date;

(c) Each of Crown and Merger Sub shall have delivered to Global a certificate, signed by the chief executive officer and chief financial officer of Crown, to the effect that each of the conditions specified in (a) and (b) above is satisfied in all respects;

(d) Global shall have received from Skadden, Arps, Slate, Meagher & Flom LLP, counsel to Global, on a date immediately prior to the mailing of the Joint Proxy Statement and on the date of Closing, opinions, in each case dated as of such respective dates and stating that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that Global and Crown will each be a party to that reorganization within the meaning of Section 368(b) of the Code. In rendering such opinions, counsel for Global shall be entitled to rely upon customary representations of officers of Crown, Merger Sub and Global; and

(e) Since the date of this Agreement there shall not have been any event, change, effect or development that, individually or in the aggregate, has had or is reasonably expected to have a Material Adverse Effect on Crown.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or, subject to the terms hereof, after receipt of the Global Stockholder Approval or the Crown Stockholder Approval, as applicable:

(a) by mutual written consent of Global, Crown and Merger Sub;

(b) by either Global or Crown:

(i) if the Merger shall not have been consummated by the nine (9) month anniversary of the execution date of this Agreement (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to any party whose willful breach of a representation or warranty or willful failure to fulfill any covenant or agreement contained in this Agreement has been a principal cause of, or resulted in, the failure of the Merger to be consummated on or by such date;

(ii) if the Crown Stockholder Approval shall not have been obtained at the Crown Stockholders’ Meeting duly convened therefor or at any adjournment or postponement thereof at which a proper vote on such matters was taken;

(iii) if the Global Stockholder Approval shall not have been obtained at the Global Stockholders’ Meeting duly convened therefor or at any adjournment or postponement thereof at which a proper vote on such matters was taken;

(iv) if any Judgment having any of the effects set forth in Section 6.1(c) shall be in effect and shall have become final and nonappealable; or

(v) if any condition to the obligation of such party to consummate the Merger set forth in Section 6.2 (in the case of Crown) or 6.3 (in the case of Global) becomes incapable of satisfaction prior to the Outside Date; provided, however, that the failure of such condition is not the result of a willful breach of this Agreement by the party seeking to terminate this Agreement.

(c) by Crown, if Global shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.2(a) or Section 6.2(b) and (ii) is incapable of being cured, or is not cured, by Global within 30 calendar days following receipt of written notice of such breach or failure to perform from Crown;

(d) by Crown, at any time prior to obtaining the Global Stockholder Approval, within 10 days after a Global Adverse Recommendation Change;

(e) by Crown, at any time prior to obtaining the Crown Stockholder Approval, to accept and enter into a binding agreement with respect to a Crown Superior Proposal; provided that for the termination of this Agreement pursuant to this subsection (e) to be effected, Crown shall have complied in all material respects with the provisions of Section 5.6(b)(i), (ii) and (iii) and Crown shall have paid the Crown Termination Fee (as defined in Section 7.2(c)(i));

(f) by Global, if Crown or Merger Sub shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.3(a) or Section 6.3(b) and (ii) is incapable of being cured, or is not cured, by Crown within 30 calendar days following receipt of written notice of such breach or failure to perform from Global;

(g) by Global, at any time prior to obtaining the Crown Stockholder Approval, within 10 days after a Crown Adverse Recommendation Change; or

(h) by Global, at any time prior to obtaining the Global Stockholder Approval, to accept and enter into a binding agreement with respect to a Global Superior Proposal; provided that for the termination of this Agreement pursuant to this subsection (h) to be effected, Global shall have complied in all material respects with the provisions of Section 5.6(a)(i), (ii) and (iii) and Global shall have paid the Global Termination Fee (as defined in Section 7.2(d)(i)).

Section 7.2 Effect of Termination.

(a) In the event of the termination of this Agreement by either Crown or Global pursuant to Section 7.1 hereof, this Agreement shall forthwith be terminated and have no further effect, the obligations of the parties hereunder shall terminate, and there shall be no liability on the part of any party hereto with respect thereto, except that (i) the provisions of Section 3.19, Section 4.15, the last sentence of Sections 5.3(a) and 5.3(b), this Section 7.2, Section 7.3 and ARTICLE VIII shall survive the termination of this Agreement and (ii) nothing herein shall relieve any party from liability or damages for any willful breach hereof.

(b) Except as provided in this Section 7.2, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that each of Global and Crown shall bear and pay one-half of the costs and expenses incurred in connection with the filing, printing and mailing of the Registration Statement and the Joint Proxy Statement (including SEC filing fees). The Surviving Company shall file any return with respect to, and shall pay, any state or local taxes imposed on Global (including any penalties or interest with respect thereto), if any, which are attributable to the transfer of the beneficial ownership of Global’s real property (collectively, the “Real Estate Transfer Taxes”) as a result of the Merger.

(c) (i) In the event that: (x) (A) after the date of this Agreement, a Crown Takeover Proposal shall have been made to Crown and such Crown Takeover Proposal becomes publicly known prior to the Crown Stockholders’ Meeting or shall have been made directly to the stockholders of Crown generally prior to the Crown Stockholders’ Meeting and, in either case, such Crown Takeover Proposal shall not have been withdrawn at the time of the Crown Stockholders’ Meeting, (B) this Agreement is terminated by Crown or Global pursuant to Section 7.1(b)(ii) and (C) within 12 months after such termination, Crown enters into a definitive agreement to consummate a Crown Takeover Proposal or consummates a Crown Takeover Proposal (solely for purposes of this Section 7.2(c)(i)(x)(C), the term “Crown Takeover Proposal” shall have the meaning set forth in the definition of Crown Takeover Proposal contained in Section 5.6(b) except that all references to “15%” shall be deemed references to “35%”); or (y) this Agreement is terminated by Global pursuant to Section 7.1(g); or (z) this Agreement is terminated by Crown pursuant to Section 7.1(e), then, subject to Section 7.3, Crown shall pay Global a fee equal to $139,000,000 (the “Crown Termination Fee”) by wire transfer of same-day funds promptly after receipt of notice from Global that the Escrow Agreement (as defined in Section 7.3(a)) has been executed by the parties thereto pursuant to Section 7.03(a) (which execution shall occur as soon as practicable following the termination of this Agreement, except that in the case of termination pursuant to clause (x) above, such execution shall occur as soon as practicable following the date of execution of such definitive agreement or, if earlier, consummation of such transactions).

(ii) In the event that this Agreement is terminated by Global pursuant to either (x) Section 7.1(f) or (y) Section 7.1(b)(ii) (and no amount is payable by Crown pursuant to Section 7.2(c)(i)), then, subject to Section 7.3, Crown shall pay Global a fee equal to Global’s out-of-pocket fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby (the “Global Expenses”), but not in excess of $10,000,000, by wire transfer of same-day funds promptly after receipt of notice from Global that the Escrow Agreement has been executed by the parties thereto pursuant to Section 7.3(a) (which execution shall occur as soon as practicable following the termination of this Agreement as referred to in this sentence); provided that the foregoing shall not limit or be deemed to limit any liability of Crown or damages or other remedy to which Global may be entitled as a result of any willful breach of this Agreement by Crown. Crown will not be obligated to make a payment pursuant to this Section 7.2(c)(ii) if Crown has paid or is required to pay the Crown Termination Fee set forth in Section 7.2(c)(i), and any fees paid by Crown under this Section 7.2(c)(ii) will be credited against any such Crown Termination Fee to the extent that such fee subsequently becomes payable by Crown.

(iii) Crown acknowledges that the agreements contained in this Section 7.2(c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Global would not enter into this Agreement; accordingly, if Crown fails promptly to pay the amount(s) due pursuant to this Section 7.2(c), and, to obtain such payment, Global commences a suit which results in a judgment against Crown for the amount(s) due pursuant to this Section 7.2(c), Crown shall pay to Global its out-of-pocket costs and expenses (including attorneys’ fees and expenses) in connection with such suit, together with interest on such amount(s) at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

(d) (i) In the event that: (x) (A) after the date of this Agreement, a Global Takeover Proposal shall have been made to Global and such Global Takeover Proposal becomes publicly known prior to the Global Stockholders’ Meeting or shall have been made directly to the stockholders of Global generally prior to the Global Stockholders’ Meeting and, in either case, such Global Takeover Proposal shall not have been withdrawn at the time of the Global Stockholders’ Meeting, (B) this Agreement is terminated by Crown or Global pursuant to Section 7.1(b)(iii) and (C) within 12 months after such termination, Global enters into a definitive agreement to consummate a Global Takeover Proposal or consummates a Global Takeover Proposal (solely for purposes of this Section 7.2(d)(i)(x)(C), the term “Global Takeover Proposal” shall have the meaning set forth in the definition of Global Takeover Proposal contained in Section 5.6(a) except that all references to “15%” shall be deemed references to “35%”); or (y) this Agreement is terminated by Crown pursuant to Section 7.1(d); or (z) this Agreement is terminated by Global pursuant to Section 7.1(h), then Global shall pay Crown a fee equal to $139,000,000 (the “Global Termination Fee”) by wire transfer of same-day funds on the date of termination of this Agreement (except that in the case of termination pursuant to clause (x) above, such payment shall be made on the date of execution of such definitive agreement or, if earlier, consummation of such transactions).

(ii) In the event that this Agreement is terminated by Crown pursuant to either (x) Section 7.1(c) or (y) Section 7.1(b)(iii) (and no amount is payable by Global pursuant to Section 7.2(d)(i)), then Global shall pay Crown a fee equal to Crown’s out-of-pocket fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby (the “Crown Expenses”), but not in excess of $10,000,000 by wire transfer of same-day funds three (3) business days after the date of such termination of this Agreement as referred to in this sentence; provided that the foregoing shall not limit or be deemed to limit any liability of Global or damages or other remedy to which Crown may be entitled as a result of any willful breach of this Agreement by Global. Global will not be obligated to make a payment pursuant to this Section 7.2(d)(ii) if Global has paid or is required to pay the Global Termination Fee set forth in Section 7.2(d)(i), and any fees paid by Global under this Section 7.2(d)(ii) will be credited against any such Global Termination Fee to the extent that such fee subsequently becomes payable by Global.

(iii) Global acknowledges that the agreements contained in this Section 7.2(d) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Crown would not enter into this Agreement; accordingly, if Global fails promptly to pay the amount(s) due pursuant to this Section 7.2(d), and, to obtain such payment, Crown commences a suit which results in a judgment against Global for the amount(s) due pursuant to this Section 7.2(d), Global shall pay to Crown its out-of-pocket costs and expenses (including attorneys’ fees and expenses) in connection with such suit, together with interest on such amount(s) at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

Section 7.3 Payments to Global.

(a) In the event that Crown is obligated to pay to Global the Crown Termination Fee or the Global Expenses pursuant to Section 7.2(c) (collectively, the “Break-Up Amount”), Crown shall deposit into escrow an amount in cash equal to the Break-Up Amount with an escrow agent reasonably selected by Global, after reasonable consultation with Crown, and pursuant to a written escrow agreement (the “Escrow Agreement”) reflecting the terms set forth in this Section 7.3 and otherwise reasonably acceptable to each of Global and the escrow agent. The payment or deposit into escrow of the Break-Up Amount pursuant to this Section 7.3(a) shall be made by Crown promptly after receipt of notice from Global that the Escrow Agreement has been executed by the parties thereto.

(b) The Escrow Agreement shall provide that the Break-Up Amount in escrow or the applicable portion thereof shall be released to Global on an annual basis based upon the delivery by Global to the escrow agent of any one or a combination of the following: (i) a letter from Global’s independent certified public accountants indicating the maximum amount that can be paid by the escrow agent to Global without causing Global to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code for the applicable taxable year of Global determined as if the payment of such amount did not constitute income described in Sections 856(c)(2)(A)-(H) or 856(c)(3)(A)-(I) of the Code (such income, “Qualifying Income”), in which case the escrow agent shall release to Global such maximum amount stated in the accountant’s letter, or (ii) a letter from Global’s counsel indicating that Global received a ruling from the IRS holding that the receipt by Global of the Break-Up Amount would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code (or alternatively, Global’s outside counsel or accountant has rendered a legal opinion or a tax opinion, respectively, to the effect that the receipt by Global of the Break-Up Amount would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code), in which case the escrow agent shall release to Global the remainder of the Break-Up Amount. Crown agrees to cooperate in good faith to amend this Section 7.3 at the reasonable request of Global in order to (x) maximize the portion of the Break-Up Amount that may be distributed to Global hereunder without causing Global to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, (y) improve Global’s chances of securing a favorable ruling described in this Section 7.3(b) or (z) assist Global in obtaining a favorable legal opinion from its outside counsel or accountant as described in this Section 7.3(b). The Escrow Agreement shall also provide that Global shall bear all costs and expenses under the Escrow Agreement and that any portion of the Break-Up Amount held in escrow for ten (10) years shall be released by the escrow agent to Crown. Crown shall not be a party to the Escrow Agreement and shall not bear any liability, cost or expense resulting directly or indirectly from the Escrow Agreement (other than any Crown Taxes associated with the release of funds to Crown from the escrow). Global shall fully indemnify Crown and hold Crown harmless from and against any such liability, cost or expense.

Section 7.4 Amendments. Subject to compliance with applicable Law, this Agreement may be amended by the parties, by action taken or authorized by their respective boards of directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of Crown and Global; provided, however, that after any approval of the transactions contemplated by this Agreement by the stockholders of Crown and Global, there may not be, without further approval of such stockholders, any amendment of this Agreement that changes the amount or the form of the consideration to be delivered under this Agreement to the holders of Global Common Stock, or which by applicable Law otherwise expressly requires the further approval of such stockholders. No amendment shall be made to this Agreement after the Effective Time. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

Section 7.5 Waiver. At any time prior to the Effective Time, whether before or after the Global Stockholders’ Meeting and the Crown Stockholders’ Meeting, any party hereto may (i) extend the time for the performance of any of the covenants, obligations or other acts of any other party hereto or (ii) subject to applicable Law, waive any inaccuracy of any representations or warranties or compliance with any of the agreements, covenants or conditions of any other party or with any conditions to its own obligations. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party by its duly authorized officer. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights. The waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1 No Third Party Beneficiaries. Other than (a) the provisions of Section 5.8 hereof, (b) after the Effective Time, (i) the rights of Global’s stockholders to receive the Merger Consideration at the Effective Time (in accordance with the provisions of Section 2.1), (ii) the rights of the holders of Global Restricted Shares to receive Converted Restricted Shares at the Effective Time (in accordance with the provisions of Section 2.2(a)), (iii) the rights of the holders of Global Deferred Shares to receive Converted Deferred Shares at the Effective Time (in accordance with the provisions of Section 2.2(b)), (iv) the rights of the holders of Global Options to receive Converted Options (in accordance with the provisions of Section 2.3(a)) and (v) the rights of the holders of Global Warrants to receive Converted Warrants (in accordance with the provisions of Section 2.3(b)), and (c) the exclusive right of Global, on behalf of its stockholders, to pursue damages in the event of Crown’s or Merger Sub’s intentional breach of this Agreement or fraud, which exclusive right is hereby acknowledged and agreed by Crown and Merger Sub, nothing in this Agreement shall confer any rights or remedies upon any person other than the parties hereto.

Section 8.2 Entire Agreement. This Agreement, together with the Confidentiality Agreement, the Stockholders Agreement, the Support Agreements, the Global Disclosure Letter and the Crown Disclosure Letter, constitutes the entire Agreement among the parties with respect to the subject matter hereof and supersedes any prior understandings, agreements or representations by or among the parties, written or oral, with respect to the subject matter hereof. No amendment, modification or alteration of the terms or provisions of this Agreement, the Confidentiality Agreement, the Stockholders Agreement, the Support Agreements, the Global Disclosure Letter or the Crown Disclosure Letter shall be binding unless the same shall be in writing and duly executed by the parties hereto.

Section 8.3 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors. No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties. Any purported assignment without such approval shall be void.

Section 8.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

Section 8.5 Headings. The descriptive headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.6 Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflicts of laws. The parties hereto hereby declare that it is their intention that this Agreement shall be regarded as made under the laws of the State of Delaware and that the laws of said State shall be applied in interpreting its provisions in all cases where legal interpretation shall be required. Each of the parties hereto: (a) agrees that this Agreement involves at least $100,000.00; (b) agrees that this Agreement has been entered into by the parties hereto in express reliance upon 6 DEL. C. § 2708; (c) irrevocably and unconditionally submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware with respect to all actions and proceedings arising out of or relating to this Agreement and the transactions contemplated hereby; (d) agrees that all claims with respect to any such action or proceeding shall be heard and determined in such court and agrees not to commence any action or proceeding relating to this Agreement or the transactions contemplated hereby except in such court; (e) irrevocably and unconditionally waives any objection to the laying of venue of any action or proceeding arising out of this Agreement or the transactions contemplated hereby and irrevocably and unconditionally waives the defense of an inconvenient forum; and (f) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

Section 8.7 Severability; Jurisdiction. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

Section 8.8 Specific Performance. Each of the parties acknowledges and agrees that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agrees that the other party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity.

Section 8.9 Mutual Interest. Notwithstanding the fact that any part of this Agreement has been drafted or prepared by or on behalf of one of the parties hereto, all parties confirm that they and their respective counsel have reviewed and negotiated this Agreement and that the parties hereto have adopted this Agreement as the joint agreement and understanding of the parties, and the language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and the parties hereto waive the application of any laws or rule or construction providing that ambiguities in any agreement or other document will be construed against the party drafting such agreement or other document and agree that no rule of construction providing that a provision is to be interpreted in favor of the person who contracted the obligation and against the person who stipulated it will be applied against any party hereto.

Section 8.10 Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

Section 8.11 Non-Survival of Representations and Warranties and Agreements. None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, will survive the Effective Time, except for (i) Section 5.8, (ii) Section 5.18 (subject to the exclusion of third-party beneficiary rights contained therein), (iii) those other covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time and (iv) the provisions of this ARTICLE VIII.

Section 8.12 Certain Definitions.

(a) For purposes of this Agreement, the term “Affiliate” shall have the same meaning as set forth in Rule 12b-2 promulgated under the Exchange Act, and the term “person” shall mean any individual, corporation, partnership (general or limited), limited liability company, limited liability partnership, trust, joint venture, joint-stock company, syndicate, association, entity, unincorporated organization or government or any political subdivision, agency or instrumentality thereof.

(b) For purposes of this Agreement, the phrase “Material Adverse Effect”, when used in connection with Crown or Global (including the Surviving Company as the successor to Global), means any change, effect, event, occurrence, state of facts or development which individually or in the aggregate (i) is reasonably expected to result in any change or effect that is materially adverse to the business, financial condition, properties, assets, liabilities (contingent or otherwise) or results of operations of such person and its Subsidiaries, taken as a whole, or (ii) is reasonably expected to prevent or materially impede, interfere with, hinder or delay the consummation by Crown or Global, as applicable, of the Merger or the other transactions contemplated by this Agreement; provided that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: (A) any change relating to the United States or foreign economy or financial, credit or securities markets in general, to the extent not having a disproportionate impact on Crown or Global, as applicable, relative to their respective competitors, (B) any failure, in and of its itself, by Crown or Global, as applicable, to meet any internal or published projections, forecasts, or revenue or earnings predictions for any period ending on or after the date of this Agreement (it being understood that the facts or occurrences giving rise or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect), (C) any adverse change, effect, event, occurrence, state of facts or development reasonably attributable to conditions affecting the industry in which Crown or Global, as applicable, participates, to the extent not having a disproportionate impact on Crown or Global, as applicable, relative to their respective competitors, and (D) any outbreak or escalation of major hostilities in which the United States is involved or any act of terrorism within the United States or directed against its facilities or citizens wherever located, to the extent not having a disproportionate impact on Crown or Global, as applicable, relative to their respective competitors.

(c) For purposes of this Agreement, the phrases “to the knowledge of Global”, “known to Global”, and similar formulations shall mean the knowledge of the people set forth in Section 8.12(c) of the Global Disclosure Letter.

(d) For purposes of this Agreement, the phrases “to the knowledge of Crown”, “known to Crown”, and similar formulations shall mean the knowledge of the people set forth in Section 8.12(d) of the Crown Disclosure Letter.

Section 8.13 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person or overnight courier to the respective parties at the following addresses, delivery by telecopy or facsimile transmission to the respective parties at the following numbers, or delivery by electronic mail transmission to the respective parties at the following e-mail addresses, or at such other address, number or email address for a party as shall be specified in a notice given in accordance with this Section 8.13:

If to Crown or	E. Blake Hawk, Esq.
Merger Sub:	Crown Castle International Corp.
510 Bering Drive, Suite 600
Houston, Texas 77057

with a copy to:	John P. Kelly
(which shall not	Crown Castle USA
be deemed notice)	2000 Corporate Drive
Canonsburg, Pennsylvania 15317
Facsimile: (724) 416-2000

and

James C. Woolery, Esq.
Stephen L. Burns, Esq.
Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, New York 10019
Facsimile: (212) 474-3700
E-mail: jwoolery@cravath.com
sburns@cravath.com

If to Global:	Jeffrey A. Klopf, Esq.
Global Signal Inc.
301 N. Cattlemen Rd.
Sarasota, Florida 34232
Facsimile: (941) 308-4294
E-mail: JKlopf@GSignal.com

with a copy to:	Joseph A. Coco, Esq.
(which shall not	Skadden, Arps, Slate, Meagher & Flom LLP
be deemed notice)	Four Times Square
New York, New York 10036
Facsimile: (212) 735-2000
E-mail: jcoco@skadden.com

Section 8.14 Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 7.1, an amendment of this Agreement pursuant to Section 7.4 or an extension or waiver pursuant to Section 7.5 shall, to be effective, require, in the case of Global or Crown, action by its board of directors or the duly authorized designee of its board of directors.

Section 8.15 Waiver of Jury Trial. EACH OF GLOBAL, CROWN AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF GLOBAL, CROWN AND MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

Section 8.16 Global Disclosure Letter and Crown Disclosure Letter. Each of the Global Disclosure Letter and the Crown Disclosure Letter is qualified in its entirety by reference to the specific provisions of this Agreement and nothing in the Global Disclosure Letter or the Crown Disclosure Letter is intended to broaden the scope of any representation or warranty contained in this Agreement or to create any representation, warranty, agreement or covenant on the part of Global of Crown. The inclusion of any matter, information, item or other disclosure set forth in any section of the Global Disclosure Letter or the Crown Disclosure Letter shall not be deemed to constitute an admission of any liability of Global or Crown to any third party or otherwise imply that such matter, information or item is material or creates a measure for materiality for purposes of this Agreement, is required to be disclosed under this Agreement, or has had or is reasonably expected to have a Material Adverse Effect on Global, Crown or Merger Sub, as the case may be. Certain matters disclosed in the Global Disclosure Letter and the Crown Disclosure Letter are not material and/or have been disclosed for informational purposes only.

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IN WITNESS WHEREOF, Global Signal Inc., Crown Castle International Corp. and CCGS Holdings LLC have each caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

GLOBAL SIGNAL INC.

By:	/s/ JERRY ELLIOTT
Name:	Jerry Elliott
Title:	President & CEO

CROWN CASTLE INTERNATIONAL CORP.

By:	/s/ JOHN P. KELLY
Name:	John P. Kelly
Title:	President & CEO

CCGS HOLDINGS LLC

By:	Crown Castle International Corp., as sole member

By:	/s/ JOHN P. KELLY
Name:	John P. Kelly
Title:	President & CEO

ANNEX B

EXECUTION COPY

STOCKHOLDERS AGREEMENT

BY AND AMONG

CROWN CASTLE INTERNATIONAL CORP.

AND

THE STOCKHOLDERS NAMED ON THE SIGNATURE PAGES HEREIN

DATED AS OF OCTOBER 5, 2006

STOCKHOLDERS AGREEMENT

OF

CROWN CASTLE INTERNATIONAL CORP.

THIS STOCKHOLDERS AGREEMENT dated as of October 5, 2006 (this “Agreement”), by and among (a) Crown Castle International Corp., a Delaware corporation (the “Company”), (b) Fortress Pinnacle Investment Fund, FRIT PINN LLC, Fortress Registered Investment Trust, FRIT Holdings LLC and FIT GSL LLC (collectively, “Fortress”), (c) Greenhill Capital Partners, LLC, GCP SPV1, LLC and GCP SPV2, LLC (collectively, “Greenhill”) and (d) Abrams Capital International, Ltd., Abrams Capital Partners I, LP, Abrams Capital Partners II, LP, Whitecrest Partners, LP, Riva Capital Partners, LP and 222 Partners, LLC (collectively, “Abrams” and, together with Fortress and Greenhill, collectively, the “Global Stockholders”). Certain capitalized terms used in this Agreement are defined in Article I hereof. Unless otherwise indicated, references to articles and sections shall be to articles and sections of this Agreement.

WHEREAS, the Global Stockholders currently own shares of common stock of Global Signal Inc., a Delaware corporation (“Global”), and have certain registration rights with respect to those shares pursuant to the Amended and Restated Investor Agreement dated as of March 31, 2004 (as amended, the “Existing Investor Agreement”);

WHEREAS, contemporaneously herewith, the Company, CCSG Holdings LLC, a Delaware limited liability company and a direct wholly owned subsidiary of the Company (“Merger Sub”), and Global have entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, Global will be merged with and into Merger Sub, with Merger Sub continuing as the surviving company and a wholly owned subsidiary of the Company (the “Merger”);

WHEREAS, upon consummation of the transactions contemplated by the Merger Agreement (the date of such consummation, the “Effective Time”), the Global Stockholders will, in exchange for shares of common stock of Global, acquire shares of Common Stock (as hereinafter defined);

WHEREAS, pursuant to the Merger Agreement and this Agreement, immediately after the Effective Time, the Company will file an automatic shelf registration statement on Form S-3 (the “Automatic Shelf Registration Statement”) to register the Common Stock received by the Global Stockholders in the Merger;

WHEREAS, the Company has also agreed to provide other registration rights as set forth herein;

WHEREAS, the Global Stockholders have agreed to terminate the Existing Investor Agreement as of the Effective Time;

WHEREAS, the Global Stockholders have also agreed to certain limitations on their ability to offer, sell, contract to sell or otherwise dispose of the shares of Common Stock received by them in the Merger for 180 days following the Effective Time, as set forth in Section 4.1; and

WHEREAS, the Stockholders (as hereinafter defined) deem it in their best interests and in the best interests of the Company to provide for certain arrangements with respect to the management of the Company and desire to enter into this Agreement in order to effectuate such purpose and to set forth certain of their respective rights and obligations in connection with their investment in the Company.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

For purposes of this Agreement, the following terms shall have the following meanings:

“Abrams” shall have the meaning assigned to such term in the preamble to this Agreement.

“Abrams Director” shall have the meaning assigned to such term in Section 3.1(d).

“Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act, provided, that no Stockholder shall be deemed an Affiliate of any other Stockholder solely by reason of any investment in the Company.

“Agreement” shall have the meaning assigned to such term in the preamble to this Agreement.

“Automatic Shelf Registration Statement” shall have the meaning assigned to such term in the fourth Recital.

“Board” shall have the meaning assigned to such term in Section 3.1(a).

“By-laws” shall have the meaning assigned to such term in Section 3.1(f).

“Crown Indemnified Persons” shall have the meaning assigned to such term in Section 2.9(b).

“Certificate of Incorporation” shall have the meaning assigned to such term in Section 3.1(f).

“Commission” shall mean the United States Securities and Exchange Commission or any successor agency.

“Common Stock” shall mean the Company’s common stock, par value $0.01 per share, and any and all securities of any kind whatsoever of the Company that may be issued and outstanding on or after the date hereof in respect of, in exchange for, or upon conversion of shares of Common Stock pursuant to a merger, consolidation, stock split, stock dividend, recapitalization of the Company or otherwise.

“Company” shall have the meaning assigned to such term in the preamble to this Agreement.

“Company Common Stock” shall have the meaning assigned to such term in Section 2.2(a)(iii).

“Demand” shall have the meaning assigned to such term in Section 2.2(a).

“Demand Registration” shall have the meaning assigned to such term in Section 2.2(a).

“Disqualified Stockholder” shall have the meaning assigned to such term in Section 5.6.

“Effective Time” shall have the meaning assigned to such term in the third Recital.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Existing Investor Agreement” shall have the meaning assigned to such term in the first Recital.

“Fortress” shall have the meaning assigned to such term in the preamble to this Agreement.

“Fortress Director” shall have the meaning assigned to such term in Section 3.1(b).

“Fortress Excluded Entity” shall mean any current or future fund managed by the Fortress or any of its Affiliates or any of their respective investment advisory affiliates other than any private equity fund.

“Free Writing Prospectus” shall have the meaning assigned to such term in Section 2.7(a)(iii).

“Global” has the meaning assigned to such term in the first Recital.

“Global Director” has the meaning assigned to such term in Section 3.1(c).

“Global Stockholders” shall have the meaning assigned to such term in the preamble to this Agreement.

“Greenhill” shall have the meaning assigned to such term in the preamble to this Agreement.

“Initial Marketed Secondary Offering” shall mean the first Shelf Demand Offering.

“Initial Offer Notice” shall have the meaning assigned to such term in Section 2.1(b).

“Inspectors” shall have the meaning assigned to such term in Section 2.7(a)(viii).

“Losses” shall have the meaning assigned to such term in Section 2.9(a).

“Material Event Notice” shall mean a certificate signed by an authorized officer of the Company stating that as of the date of such certificate, the Company has a material transaction (including, but not limited to, a financing transaction) pending or in process, the disclosure of which would, in the good faith judgment of the Board, materially and adversely affect the Company.

“Merger” shall have the meaning assigned to such term in the second Recital.

“Merger Agreement” shall have the meaning assigned to such term in the second Recital.

“Merger Sub” shall have the meaning assigned to such term in the second Recital.

“NASD” shall mean the National Association of Securities Dealers, Inc.

“NYSE” shall mean the New York Stock Exchange.

“Offering Demand” shall mean a Shelf Demand Offering or a Demand Registration.

“Other Demanding Sellers” shall have the meaning assigned to such term in Section 2.4(b).

“Other Global Stockholder” shall mean (a) with respect to Fortress, Greenhill or Abrams, (b) with respect to Greenhill, Fortress or Abrams, and (c) with respect to Abrams, Fortress or Greenhill.

“Other Proposed Sellers” shall have the meaning assigned to such term in Section 2.4(b).

“Permitted Transferee” shall mean, with respect to each Global Stockholder, (a) any Other Global Stockholder, (b) such Global Stockholder’s Affiliates, (c) any general or limited partner or member of such Global Stockholder (collectively, “Stockholder Affiliates”), (d) any investment funds managed directly or indirectly by such Global Stockholder or any Stockholder Affiliate (a “Stockholder Fund”), (e) any general or limited partner of any Stockholder Fund, (f) any managing director, general partner, director, limited partner, officer or employee of any Stockholder Affiliate, or any spouse, lineal descendant, sibling, parent, heir, executor, administrator, testamentary trustee, legatee or beneficiary of any of the foregoing Persons described in this clause

(f) (collectively, “Stockholder Associates”), or (g) any trust, the beneficiaries of which, or any corporation, limited liability company or partnership, the stockholders, members or general or limited partners of which, consist solely of any one or more of such Global Stockholder, any Stockholder Affiliates, any Stockholder Fund, any Stockholder Associates, their respective spouses or their respective lineal descendants, provided that, notwithstanding the foregoing, no Fortress Excluded Entity shall be deemed to be a Permitted Transferee for any purpose under this Agreement.

“Person” shall mean any individual, firm, corporation, partnership, limited liability company or other entity, and shall include any successor (by merger or otherwise) of such entity.

“Piggyback Notice” shall have the meaning assigned to such term in Section 2.4(a).

“Piggyback Registration” shall have the meaning assigned to such term in Section 2.4(a).

“Piggyback Seller” shall have the meaning assigned to such term in Section 2.4(a).

“Public Offering” shall mean an offering of equity securities of the Company pursuant to an effective registration statement under the Securities Act, including an offering in which Stockholders are entitled to sell Common Stock pursuant to the terms of this Agreement.

“Records” shall have the meaning assigned to such term in Section 2.7(a)(viii).

“Registrable Amount” shall mean an amount of Registrable Securities equal to 2.0% of the issued and outstanding Common Stock.

“Registrable Securities” shall mean (a) the shares of Common Stock beneficially owned (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the date of this Agreement) by the Global Stockholders as of the Effective Time (including shares of Common Stock subject to Converted Options (as defined in the Merger Agreement) held by any Global Stockholder at the Effective Time) as a result of the transactions contemplated by the Merger Agreement and (b) any securities issued or issuable in respect of such shares of Common Stock as provided in Section 5.17. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when (i) a registration statement registering such securities under the Securities Act has been declared effective and such securities have been sold or otherwise transferred by the holder thereof pursuant to such effective registration statement, (ii) such securities may be sold (including pursuant to Rule 144(k) of the Securities Act) without any restriction under the Securities Act, (iii) such securities shall have been otherwise transferred or (iv) such securities are no longer outstanding; provided, however, that (A) Registrable Securities acquired by a lender pursuant to the foreclosure of a pledge of such Registrable Securities by any Global Stockholder in connection with a credit agreement between such lender and such Global Stockholder shall be deemed to be Registrable Securities of such Global Stockholder for all purposes hereunder, and (B) Registrable Securities held by a member of any Stockholder Group will not cease to be Registrable Securities by reason of clause (ii) of this definition for so long as such Registrable Securities continue to be held by such member or any other member of such Stockholder Group.

“Registration Expenses” shall have the meaning assigned to such term in Section 2.8.

“Related Stockholders” shall mean, with respect to any Global Stockholder, such Global Stockholder’s Permitted Transferees, other than any Other Global Stockholder.

“Requested Information” shall have the meaning assigned to such term in Section 2.9(g).

“Requesting Stockholder” shall have the meaning assigned to such term in Section 2.2(a).

“Rights Agreement” shall mean that certain Amended and Restated Rights Agreement dated as of September 18, 2000, between the Company and Mellon Investor Services LLC (as successor to ChaseMellon Shareholder Services, L.L.C.), as rights agent.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Selling Holders” shall have the meaning assigned to such term in Section 2.7(a)(i).

“Selling Indemnified Persons” shall have the meaning assigned to such term in Section 2.9(a).

“Shelf Demand Notice” shall have the meaning assigned to such term in Section 2.1(b).

“Shelf Demand Offering” shall have the meaning assigned to such term in Section 2.1(b).

“Shelf Effectiveness Period” shall have the meaning assigned to such term in Section 2.2(a).

“Shelf Registration Statement” has the meaning assigned to such term in Section 2.1(a).

“Stockholder” shall mean (a) each Global Stockholder and (b) each Permitted Transferee of such Global Stockholder (other than any Other Global Stockholder), in the case of clauses (a) and (b), to the extent that such Global Stockholder and its Related Stockholders hold in the aggregate at least a Registrable Amount, provided that, notwithstanding the foregoing, no Fortress Excluded Entity shall be deemed to be Stockholder for any purpose under this Agreement.

“Stockholder Group” shall mean (a) with respect to Fortress, Fortress Investment Holdings LLC and its controlled Affiliates, (b) with respect to Greenhill, Greenhill & Co., Inc. and its controlled Affiliates, and (c) with respect to Abrams, Abrams and its controlled Affiliates.

“Suspension Period” shall have the meaning assigned to such term in Section 2.1(d).

“Underwritten Offering” shall mean a sale of securities of the Company to an underwriter or underwriters for reoffering to the public.

“Underwriter Indemnified Persons” shall have the meaning assigned to such term in Section 2.9(a).

ARTICLE II

REGISTRATION RIGHTS

Section 2.1 Shelf Registration.

(a) Automatic Shelf Registration Statement. The Company shall file with the Commission, as soon as practicable, but in any event within ten days after the Effective Time, the Automatic Shelf Registration Statement, which shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act and contain a prospectus in such form to permit (x) each Stockholder to sell its Registrable Securities and (y) each lender to whom any Global Stockholder has pledged or pledges any of its Registrable Securities to sell such Registrable Securities in the event the applicable borrower or pledging Global Stockholder defaults under the applicable credit agreement, in each case, at any time beginning on or after the filing thereof with the Commission pursuant to Rule 415 under the Securities Act or any successor or similar rule that may be adopted by the Commission. If the Company is not eligible to use an automatic shelf registration statement at any time of determination of eligibility, the Company shall promptly (but in any event within 30 days) post- effectively amend the Automatic Shelf Registration Statement or file a new registration statement on a Form S-3, in either case so to permit (x) each Stockholders to sell its Registrable Securities and (y) each lender to whom any Global Stockholder has pledged or pledges any of its Registrable Securities to sell such Registrable Securities in the event the applicable borrower or pledging Stockholder defaults under the applicable credit agreement, in each case, pursuant to Rule 415 under the Securities Act or any successor or similar rule that may be adopted by the Commission. The term “Shelf Registration Statement” as used herein shall mean the Automatic Shelf Registration Statement or any post-effective amendment thereto or a new registration statement so filed pursuant to this Section 2.1. Upon any Shelf Registration Statement having been filed:

(i) the Company shall use its reasonable best efforts to keep such Shelf Registration Statement continuously effective (including by filing any necessary post-effective amendments to such Shelf Registration Statement or a new Shelf Registration Statement) until the earlier of (x) the date on which all the Registrable Securities covered by such Shelf Registration Statement have been sold thereunder, (y) such time as the Registrable Securities covered by such Shelf Registration Statement are no longer outstanding or otherwise no longer constitute Registrable Securities and (z) the date that is three years from the date of filing of such Shelf Registration Statement; and

(ii) the Company shall pay the registration fee for all the Registrable Securities at the time of filing of the Automatic Shelf Registration Statement and shall not elect to pay any portion of the registration fee on a deferred basis.

(b) Shelf Demand Notice. Subject to the limitations set forth in Section 2.3, if at any time following the filing of any Shelf Registration Statement, one or more Stockholders desire to sell all or any portion of the Registrable Securities under such Shelf Registration Statement in an Underwritten Offering (any such sale, a “Shelf Demand Offering”), such Stockholders shall (i) notify (such notice, the “Shelf Demand Notice”) the Company of such intent at least 15 days prior to such proposed sale (or, in the case of a Shelf Demand Offering that does not involve a “road show”, at least three days prior to such proposed sale), and (ii) simultaneously with delivery of the Shelf Demand Notice to the Company, deliver written notice of such Shelf Demand Offering to each other Global Stockholder that is a Stockholder on the date that such Shelf Demand Notice is delivered to the Company. Notwithstanding the foregoing, the Shelf Demand Notice for the Initial Marketed Secondary Offering may be given on the first business day following the Effective Time and, in such case, each of the parties hereto agrees to use its reasonable best efforts to commence the Initial Marketed Secondary Offering within 30 days of the Effective Time; provided that the Initial Marketed Secondary Offering shall be for the sale of Registrable Securities with an aggregate market value of at least $600 million measured at the closing trading price on the date such notice is given. Each Shelf Demand Offering (other than the Initial Marketed Secondary Offering) shall be for the sale of an amount of Registrable Securities equal to or greater than the Registrable Amount. The Shelf Demand Notice shall: (1) specify (x) the aggregate number of Registrable Securities requested to be registered in such Shelf Demand Offering and (y) the identity of the Stockholder or Stockholders requesting such Shelf Demand Offering and (2) provide a representation from the proposed selling Stockholders that all the shares proposed for sale under such Shelf Demand Offering constitute Registrable Securities.

(c) Shelf Demand Offering. Subject to Section 2.3(b), the Company shall include in the Shelf Demand Offering covered by such Shelf Demand Notice all Registrable Securities of each Global Stockholder and its Related Stockholders with respect to which the Company has received a written request for inclusion therein from any Global Stockholder within five days (or, in the case of any Shelf Demand Notice that does not involve a “road show”, within two days) after the Company has received the Shelf Demand Notice, which written request shall comply with the requirements applicable to a Shelf Demand Notice set forth in the last sentence of such clause (b). The Company shall prepare and file a prospectus supplement, post-effective amendment to the Shelf Registration Statement and/or Exchange Act reports incorporated by reference into the Shelf Registration Statement and take such other actions as necessary or appropriate to permit the consummation of such Shelf Demand Offering, including, subject to Section 2.3(a), conducting a “road show”, if requested by such Stockholders. In the case of a Shelf Demand Offering that does not involve a “road show”, the Company shall take all actions to enable the Stockholders with respect to which the Company has received a written request for inclusion in such offering in accordance with the first sentence of this clause (c) to price such offering within three days of receipt of the Shelf Demand Notice; provided, that if a “comfort” letter is required in connection with the pricing of such offering, and the Company was unable to obtain such “comfort” letter within three days of receipt of such Shelf Demand Notice, then the Company shall use its reasonable best efforts to obtain such “comfort” letter and price such offering as soon as reasonably practicable. The Stockholders having notified or directed the Company to commence a Shelf Demand Offering or to include any of their Registrable Securities therein shall have the right to withdraw such notice or direction by giving written notice to the Company prior to the commencement of a “road show” and such withdrawal will not count towards the limitation in Section 2.3(a); provided, however, that (i) any Shelf Demand Offering for which a “road show” has been conducted shall count towards such limitation, regardless of whether such Shelf Demand Offering is consummated, unless such Shelf Demand Offering is not consummated due to a Suspension Period, and (ii) the Stockholders shall reimburse the Company for all reasonable fees and expenses incurred by the Company or paid by the Company on behalf of the Stockholders pursuant to Section 2.8, in each case incurred in connection with such Shelf Demand Offering.

(d) Suspension of Shelf Registration Statement. Notwithstanding anything to the contrary contained in this Agreement, the Company shall be entitled, from time to time, by providing written notice to the Global Stockholders, to require the Stockholders to suspend the use of the prospectus for sales of Registrable Securities under the Shelf Registration Statement for a reasonable period of time not to exceed 60 days in succession or 105 days in the aggregate in any 12 month period (a “Suspension Period”), if (i) the Board determines in good faith and in its reasonable judgment that the effectiveness and use of such Shelf Registration Statement would cause the disclosure of material, non-public information that the Company has a bona fide business purpose for preserving as confidential or (ii) the Company determines that it does not have all requisite audited and other financial information publicly available and such financial information not then publicly available contains material information. Immediately upon receipt of such notice, the Stockholders covered by the Shelf Registration Statement shall discontinue the disposition of Registrable Securities under such Shelf Registration Statement until the requisite changes to the prospectus have been made as required below. Any Suspension Period shall terminate at such time as the public disclosure of such information is made or the requisite financial information becomes publicly available, as applicable. After the expiration of any Suspension Period and without any further request from a Stockholder, the Company shall as promptly as reasonably practicable prepare a post-effective amendment or supplement to the Shelf Registration Statement or the prospectus, or any document incorporated therein by reference, or file any other required document so that, as thereafter delivered to purchasers of the Registrable Securities included therein, the prospectus will not include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

Section 2.2 Demand Registration.

(a) Registration. At any time following the Effective Time, except at any time during which a Shelf Registration Statement pursuant to Section 2.1 is effective, available for the offer and sale of Registrable Securities (without giving effect to any Suspension Period) and not subject to any stop order, injunction, or other order or requirement of the Commission or other governmental agency or court (such period, a “Shelf Effectiveness Period”), one or more Stockholders (each, a “Requesting Stockholder”) shall be entitled to make a written request of the Company (a “Demand”) to effect the registration under the Securities Act of an amount of Registrable Securities equal to or greater than the Registrable Amount (such registration, a “Demand Registration”). A Stockholder making a Demand shall simultaneously deliver written notice of such Demand to each other Global Stockholder that is a Stockholder on the date that such Demand is delivered to the Company. Upon such Demand, the Company will, subject to Section 2.3(b) and the other the terms of this Agreement, use its reasonable best efforts to effect the registration under the Securities Act of:

(i) the Registrable Securities that the Company has been so requested to register by the Requesting Stockholder or Requesting Stockholders in such Demand;

(ii) all other Registrable Securities that the Company has been requested to register pursuant to Section 2.2(b); and

(iii) all shares of Common Stock that the Company may elect to register (such shares, “Company Common Stock”) in connection with any offering of Registrable Securities pursuant to Section 2.3(b);

all to the extent necessary to permit the disposition (in accordance with the intended method of disposition stated in such Demand) of the Registrable Securities and the additional Company Common Stock, if any, to be so registered.

(b) Demands. A Demand shall: (i) specify (A) the aggregate number of Registrable Securities requested to be registered in such Demand Registration, (B) the intended method of disposition in connection with such Demand Registration, to the extent then known, and (C) the identity of the Requesting Stockholder or Requesting Stockholders, and (ii) provide a representation from the proposed selling Stockholders that all such shares proposed for sale under such Demand Registration constitute Registrable Securities. Subject to Section 2.3(b), the Company shall include in the Demand Registration covered by such Demand all Registrable Securities of each Global Stockholder and its Related Stockholders with respect to which the Company has received a written request for inclusion therein from any Global Stockholder within five days after the Company has received a Demand, which written request shall comply with the requirements applicable to a Demand set forth in the first sentence of this clause (b).

(c) Effective Registration Statement. A Demand Registration shall not be deemed to have been effected and shall not count as a Demand (i) unless a registration statement with respect thereto has become effective and has remained effective for a period of at least 60 days (or such shorter period in which all the Registrable Securities included in such Demand Registration have actually been sold thereunder), (ii) if, after the registration statement with respect thereto has become effective, but prior to such 60th day or the last day of such shorter period described in clause (i) above, such Demand Registration becomes subject to any stop order, injunction or other order or requirement of the Commission or other governmental agency or court for any reason, or (iii) if the conditions to closing specified in the purchase agreement or underwriting agreement entered into in connection with such Demand Registration are not satisfied, other than solely by reason of some act or omission by such Requesting Stockholders; provided, however, that, notwithstanding the foregoing, (A) should a registration statement with respect to a Demand Registration not become effective due to the failure of the Requesting Stockholder to perform its obligations under this Agreement in any material respect or (B) should a Demand Registration that is an Underwritten Offering for which a “road show” is conducted not be consummated, the related request shall count as a Demand.

(d) Registration Statement Form. Demand Registrations shall be on Form S-3 (or any successor form) or, if the Company is not eligible to use Form S-3, another form reasonably selected by the Company as appropriate for such Demand Registration and reasonably acceptable to the Requesting Stockholder or Requesting Stockholders.

(e) Restrictions on Demand Registrations. The Company shall not be obligated to (i) maintain the effectiveness of a registration statement under the Securities Act, filed pursuant to a Demand Registration, for a period longer than 60 days or (ii) effect any Demand Registration (A) within six months of a “firm commitment” Underwritten Offering in which all Stockholders were offered “piggyback” rights pursuant to Section 2.4 (subject to Section 2.3(b)) and at least 50% of the number of Registrable Securities requested by such Stockholders to be included in such offering were included, (B) within six months of any other Demand Registration, (C) if a Shelf Registration Statement is effective pursuant to Section 2.1 or (D) if, in the Company’s reasonable judgment, it is not feasible for the Company to proceed with the Demand Registration because of the unavailability of audited or other required financial statements. In addition, the Company shall be entitled to postpone (upon written notice to all Stockholders) for up to 105 days the filing or the effectiveness of a registration statement for any Demand Registration (but no more than twice in any period of 12 consecutive months), if the Board determines in good faith and in its reasonable judgment that the filing or effectiveness of the registration statement relating to such Demand Registration would cause the disclosure of material, non-public information that the Company has a bona fide business purpose for preserving as confidential. In the event of such a postponement by the Company, the holders of a majority of Registrable Securities held by the Requesting Stockholder(s) shall have the right to withdraw such Demand in accordance with Section 2.5.

Section 2.3 Offering Demands.

(a) Number of Offering Demands; Road Shows. In addition to the Initial Secondary Marketed Offering, (x) each of Greenhill and Abrams shall be entitled to two Offering Demands for itself and/or its Related Stockholders, and (y) Fortress shall be entitled to five Offering Demands for itself and/or its Related Stockholders, which, in the case of clauses (x) and (y), may be Shelf Demand Offerings, Demand Registrations or both. Notwithstanding anything to the contrary herein, (i) the aggregate number of “road shows” the Company shall be required to participate in pursuant to this Agreement shall not exceed six and (ii) the Company shall not be obligated to participate in any “road show” pursuant to this Agreement within 180 days of any other “road show” in which the Company has participated or will be participating pursuant to this Agreement.

(b) Participation in Offering Demands. The Company may, at its option, include securities other than Registrable Securities in an Offering Demand, provided that the Company provides prompt written notice to the Global Stockholders of its intent to include such securities; provided, however, that if in connection with such Offering Demand any managing underwriter (or, if such Demand Registration is not an Underwritten Offering, a nationally recognized independent investment bank selected by the Stockholders participating in such Offering Demand, in conjunction with the Company, and whose fees and expenses shall be borne solely by the Company) advises the Company, in writing, that, in its opinion, the inclusion of all of the securities, including securities of the Company that are not Registrable Securities, sought to be registered in connection with such Offering Demand would adversely affect the marketability of the Registrable Securities sought to be sold pursuant thereto, then the Company shall include in such registration statement or offering only such securities as the Company is advised by such underwriter (or investment bank) can be sold without such adverse effect as follows and in the following order of priority: (i) first, up to the number of Registrable Securities requested to be included in such Offering Demand by the Stockholders, which, in the opinion of the underwriter (or investment bank) can be sold without such adverse effect, pro rata among such Stockholders requesting such Offering Demand on the basis of the amount of Registrable Securities held by such Stockholders, (ii) second, securities the Company proposes to sell, and (iii) third, all other securities of the Company duly requested to be included in such Offering Demand, pro rata on the basis of the amount of such other securities requested to be included or such other method as determined by the Company.

(c) Selection of Underwriters. Anytime that an Offering Demand involves an Underwritten Offering (including the Initial Marketed Secondary Offering), the Stockholders participating in such offering of Registrable Securities shall mutually select, in conjunction with the Company (with the Company and such Stockholders acting reasonably), the investment banker or investment bankers and managers that will serve as lead and co-managing underwriters with respect to the offering of such Registrable Securities. Notwithstanding the foregoing sentence, the Company hereby acknowledges and agrees that the entities set forth on Schedule 1 hereto (or any of their respective Affiliates) will be acceptable lead or co-managing underwriters with respect to any Offering Demand.

(d) Notices and Requests. Notwithstanding anything to the contrary herein, (i) any Offering Demand made by any Stockholder or any other notice or request provided by any Stockholder, in each case pursuant to this Agreement, shall be made in each case only by Fortress, Greenhill or Abrams, as the case may be, on behalf of such Stockholder, and (ii) if the Company provides any notice required to be given to the Stockholders pursuant to this Agreement to a Global Stockholder, such notice shall be deemed given to such Global Stockholder and its Related Stockholders for purposes of this Agreement.

Section 2.4 Piggyback Registrations.

(a) Right to Piggyback. Subject to the terms and conditions hereof, whenever the Company proposes to register any of its equity securities under the Securities Act (other than a registration by the Company on a registration statement on Form S-4 or a registration statement on Form S-8 or any successor forms thereto), whether for its own account or for the account of other Persons that do not constitute Stockholders, (each such registration, a “Piggyback Registration”), the Company shall give the Global Stockholders prompt written notice thereof (but not less than ten business days prior to the initial filing by the Company with the Commission of the registration statement or prospectus supplement with respect thereto). Such notice (a “Piggyback Notice”) shall specify, at a minimum and as applicable, the number or aggregate dollar amount of equity securities proposed to be registered, the proposed date of filing of such registration statement with the Commission, the proposed means of distribution, the proposed managing underwriter or underwriters (if any and if known) and a good faith estimate by the Company of the proposed minimum offering price of such equity securities. Upon the written request of any Global Stockholder on behalf of any Person that on the date of the Piggyback Notice constitutes a Stockholder (such Person, a “Piggyback Seller”) given within ten days after such Piggyback Notice is received by the Global Stockholders (which request shall (x) specify the number of Registrable Securities then presently intended to be disposed of by such Piggyback Seller and (y) provide a representation from the proposed selling Stockholder that all such shares proposed for sale constitute Registrable Securities), the Company, subject to the terms and conditions of this Agreement, shall use its reasonable best efforts to cause all such Registrable Securities held by Piggyback Sellers with respect to which the Company has received such written requests for inclusion to be included in such Piggyback Registration on the same terms and conditions as the Company’s equity securities being sold in such Piggyback Registration.

(b) Priority on Piggyback Registrations. If, in connection with a Piggyback Registration, any managing underwriter (or, if such Piggyback Registration is not an Underwritten Offering, a nationally recognized independent investment bank selected by the Company) advises the Company in writing that, in its opinion, the inclusion of all the equity securities sought to be included in such Piggyback Registration by (i) the Company, (ii) others who have sought to have equity securities of the Company registered in such Piggyback Registration pursuant to rights to demand (other than pursuant to so-called “piggyback” or other incidental or participation registration rights) such registration (such Persons being “Other Demanding Sellers”), (iii) the Piggyback Sellers and (iv) any other proposed sellers of equity securities of the Company (such Persons being “Other Proposed Sellers”), as the case may be, would adversely affect the marketability of the equity securities sought to be sold pursuant thereto, then the Company shall include in the registration statement applicable to such Piggyback Registration only such equity securities as the Company is so advised by such underwriter can be sold without such an effect, as follows and in the following order of priority:

(i) if the Piggyback Registration relates to an offering for the Company’s own account, then (A) first, such number of equity securities to be sold by the Company as determined by the Company, (B) second, Registrable Securities of Piggyback Sellers, pro rata on the basis of the amount of such Registrable Securities held by such Piggyback Sellers, and (C) third, other equity securities held by any Other Proposed Sellers; or

(ii) if the Piggyback Registration relates to an offering other than for the Company’s own account, then (A) first, such number of equity securities sought to be registered by each Other Demanding Seller, pro rata in proportion to the number or aggregate dollar amount of securities sought to be registered by all such Other Demanding Sellers, (B) second, other equity securities to be sold by the Company as determined by the Company, (C) third, Registrable Securities of Piggyback Sellers pro rata on the basis of the amount of such Registrable Securities held by such Piggyback Sellers, and (D) fourth, other equity securities held by any Other Proposed Sellers.

(c) Terms of Underwriting. In connection with any Underwritten Offering under this Section 2.4, the Company shall not be required to include a holder’s Registrable Securities in such Underwritten Offering unless such holder accepts the terms of the underwriting as agreed upon between the Company and the underwriters selected by the Company, provided that any such underwriting agreement includes only customary terms and conditions.

(d) Withdrawal by the Company. If, at any time after giving the Piggyback Notice as set forth in Section 2.4(a) and prior to the time the registration statement filed in connection with such Piggyback Registration is declared effective, the Company shall determine for any reason not to register such equity securities, the Company may, at its election, give written notice of such determination to each Stockholder and thereupon shall be relieved of its obligation to register any Registrable Securities in connection with such particular withdrawn or abandoned Piggyback Registration (but not from its obligation to pay the Registration Expenses in connection therewith as provided herein), provided, that Stockholders may continue the registration as a Demand Registration pursuant to the terms of Section 2.2.

(e) Availability of Right to Piggyback. Notwithstanding anything to the contrary in this Section 2.4, during any Shelf Effectiveness Period, the provisions of this Section 2.4 shall only apply in respect of Underwritten Offerings for which a “road show” is conducted.

Section 2.5 Withdrawal Rights. Subject to Sections 2.1(c) and 2.2(c), any Stockholder having notified or directed the Company to include any or all of its Registrable Securities in a registration statement under the Securities Act, shall have the right to withdraw any such notice or direction with respect to any or all of the Registrable Securities designated by it for registration by giving written notice to such effect to the Company prior to the effective date of such registration statement. In the event of any such withdrawal, the Company shall not include such Registrable Securities in the applicable registration and such Registrable Securities shall continue to be Registrable Securities for all purposes of this Agreement. No such withdrawal shall affect the obligations of the Company with respect to the Registrable Securities not so withdrawn; provided, however, that, in the case of a Demand Registration or a Shelf Demand Offering, if such withdrawal shall reduce the number of Registrable Securities sought to be included in such registration below the Registrable Amount, then the Company shall as promptly as practicable give each holder of Registrable Securities sought to be registered notice to such effect and, within ten days following the mailing of such notice, such holder of Registrable Securities still seeking registration shall, by written notice to the Company, elect to register additional Registrable Securities to satisfy the Registrable Amount or elect that such registration statement not be filed or, if theretofore filed, be withdrawn. During such ten day period, the Company shall not file such registration statement if not theretofore filed or, if such registration statement has been theretofore filed, the Company shall not seek, and shall use commercially reasonable efforts to prevent, the effectiveness thereof. Any registration statement withdrawn or not filed as a result of (a) an election by the Company, (b) in the case of a Demand Registration, an election by the Requesting Stockholders in accordance with the requirements of Section 2.2(c), (c) in the case of a Shelf Demand Offering, an election by the Requesting Stockholders in accordance with the requirements of Section 2.1(c), or (d) an election by the Company subsequent to the effectiveness of the applicable Demand Registration or Shelf Demand Offering registration statement because any post-effective amendment or supplement to the applicable Demand Registration statement contains information regarding the Company that the Company deems adverse to the Company, shall not be counted as a Demand.

Section 2.6 Holdback Agreements. If requested by the managing underwriter in connection with any Underwritten Offering, the Company and each Stockholder agrees not to (a) effect any public sale or distribution (including sales pursuant to Rule 144) of equity securities of the Company, or any securities convertible into or exchangeable or exercisable for such equity securities, or (b) in the case of each Stockholder, request registration of any Registrable Securities, in each case, during any time period reasonably requested by the Company or the Stockholders, as the case may be, with respect to any Underwritten Offering (which time period shall not exceed 90 days or, in the case of any Underwritten Offering for which a “road show” will not be conducted, 45 days), except as part of such registration, provided that neither the Company nor the Stockholders shall be required to comply with a request made pursuant to this Section 2.6 if, after giving effect to such compliance, the aggregate number of days during which the Company has, or the Stockholders have, complied with all such requests would exceed 180 days in any 365-day period. Subject to the time periods set forth above, if requested by the managing underwriter of such Underwritten Offering, each Stockholder agrees to execute an agreement to such effect with the Company consistent with such managing underwriter’s customary form of holdback agreement.

Section 2.7 Registration Procedures.

(a) Registration. Subject to the provisions of Section 2.1, including the Company’s obligation to file the Automatic Shelf Registration Statement and the timing thereof, if and whenever the Company is required to use reasonable best efforts to effect the registration of any Registrable Securities under the Securities Act as provided in Sections 2.1, 2.2 and 2.4 (whether or not pursuant to an Offering Demand), the Company shall as expeditiously as reasonably practicable:

(i) prepare and file with the Commission a registration statement to effect such registration and thereafter use reasonable best efforts to cause such registration statement to become and remain effective pursuant to the terms of this Agreement; provided, however, that the Company may discontinue any registration of its securities that are not Registrable Securities at any time prior to the effective date of the registration statement relating thereto; provided, further, that before filing such registration statement or any amendments thereto, the Company will furnish to the counsel selected by the holders of Registrable Securities that are to be included in such registration (“Selling Holders”) copies of all such documents proposed to be filed, which documents will be subject to the review of such counsel, and such review to be conducted with reasonable promptness;

(ii) prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to (A) keep such registration statement effective, (B) comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement and (C) complete the disposition of such securities in accordance with the intended methods of disposition set forth in such registration statement, in each case (1) in the case of a Shelf Registration Statement filed pursuant to Section 2.1, as set forth in Section 2.1, (2) in the case of a Demand Registration, as set forth in Section 2.2, and (3) in the case of a Piggyback Registration, the expiration of 60 days after such registration statement becomes effective;

(iii) furnish to each Selling Holder and each underwriter, if any, of the securities being sold by such Selling Holder such number of conformed copies of such registration statement and of each amendment and supplement thereto (in each case including all exhibits), such number of copies of the prospectus contained in such registration statement (including each preliminary prospectus and any summary prospectus and each free writing prospectus (as defined in Rule 405 of the Securities Act) (a “Free Writing Prospectus”) utilized in connection therewith) and any other prospectus filed under Rule 424 under the Securities Act, in conformity with the requirements of the Securities Act, and such other documents as such Selling Holder and underwriter, if any, may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities owned by such Selling Holder;

(iv) use reasonable best efforts to register or qualify such Registrable Securities covered by such registration statement under such other securities laws or blue sky laws of such jurisdictions as any Selling Holder and any underwriter of the securities being sold by such Selling Holder shall reasonably request, and take any other action that may be reasonably necessary or advisable to enable such Selling Holder and underwriter to consummate the disposition in such jurisdictions of the Registrable Securities owned by such Selling Holder, except that the Company shall not for any such purpose be required to (A) qualify generally to do business as a foreign corporation in any jurisdiction wherein it would not but for the requirements of this clause (iv) be obligated to be so qualified, (B) subject itself to taxation in any such jurisdiction or (C) file a general consent to service of process in any such jurisdiction;

(v) use reasonable best efforts to cause such Registrable Securities to be listed on each securities exchange on which similar securities issued by the Company are then listed and, if no such securities are so listed, use commercially reasonable efforts to cause such Registrable Securities to be listed on the NYSE, the American Stock Exchange or the NASDAQ Stock Market;

(vi) use reasonable best efforts to cause such Registrable Securities covered by such registration statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the Selling Holder(s) thereof to consummate the disposition of such Registrable Securities;

(vii) in connection with an Underwritten Offering, obtain for each Selling Holder and underwriter:

(1) an opinion of counsel for the Company, covering the matters customarily covered in opinions requested in underwritten offerings and such other matters as may be reasonably requested by such Selling Holder and underwriters, and

(2) a “comfort” letter (or, in the case of any such Person that does not satisfy the conditions for receipt of a “comfort” letter specified in Statement on Auditing Standards No. 72, an “agreed upon procedures” letter) signed by the independent public accountants who have certified the Company’s financial statements included in such registration statement, provided, that this clause (2) shall not apply to any Piggyback Registration, if such letter is not otherwise being furnished to the Company;

(viii) promptly make available for inspection by any Selling Holder, any underwriter participating in any disposition pursuant to any registration statement, and any attorney, accountant or other agent or representative retained by any such Selling Holder or underwriter (collectively, the “Inspectors”), all financial and other records, pertinent corporate documents and properties of the Company (collectively, the “Records”), as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause the Company’s officers, directors and employees to supply all information requested by any such Inspector in connection with such registration statement; provided, however, that, unless the disclosure of such Records is necessary to avoid or correct a misstatement or omission in the registration statement or the release of such Records is ordered pursuant to a subpoena or other order from a court of competent jurisdiction, the Company shall not be required to provide any information under this subparagraph (viii) if (A) the Company believes, after consultation with counsel for the Company, that to do so would cause the Company to forfeit an attorney-client privilege that was applicable to such information or (B) if either (1) the Company has requested and been granted from the Commission confidential treatment of such information contained in any filing with the Commission or documents provided supplementally or otherwise or (2) the Company reasonably determines in good faith that such Records are confidential and so notifies the Inspectors in writing unless prior to furnishing any such information with respect to clause (A) or (B) above such Selling Holder requesting such information agrees, and causes each of its Inspectors, to enter into a confidentiality agreement on terms reasonably acceptable to the Company and the Inspectors in accordance with marked norms; and provided, further, that each Selling Holder agrees that it will, upon learning that disclosure of such Records is sought in a court of competent jurisdiction, give notice to the Company and allow the Company to, at its expense, undertake appropriate action and to prevent disclosure of the Records deemed confidential;

(ix) promptly notify in writing each Selling Holder and the underwriters, if any, of the following events:

(1) the filing of the registration statement, the prospectus or any prospectus supplement related thereto or any post-effective amendment to the registration statement or any Free Writing Prospectus utilized in connection therewith, and, with respect to the registration statement or any post-effective amendment thereto, when the same has become effective;

(2) any request by the Commission for amendments or supplements to the registration statement or the prospectus or for additional information;

(3) the issuance by the Commission of any stop order suspending the effectiveness of the registration statement or the initiation of any proceedings by any Person for that purpose; and

(4) the receipt by the Company of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the securities or blue sky laws of any jurisdiction or the initiation or threat of any proceeding for such purpose;

(x) (A) promptly notify each Selling Holder, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, upon discovery that the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (B) upon such discovery and at the request of any Selling Holder, promptly prepare and furnish to such seller a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, provided, that to the extent the Company delivers a Material Event Notice to such Selling Holder, such supplement or amendment shall be prepared and furnished within 60 days of such discovery (or within such shorter period that ends upon public disclosure of the material transaction that necessitated such Material Event Notice); provided, however, that, notwithstanding anything to the contrary herein, the Company shall not be permitted to exercise its right to deliver a Material Event Notice more than two times during any 12 month period;

(xi) make every reasonable effort to obtain the withdrawal of any order suspending the effectiveness of such registration statement;

(xii) otherwise use reasonable best efforts to comply with all applicable rules and regulations of the Commission, and make available to Selling Holders, as soon as reasonably practicable, an earnings statement of the Company covering the period of at least 12 months, but not more than 18 months, beginning with the first day of the Company’s first full quarter after the effective date of such registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder;

(xiii) use its reasonable best efforts to assist Stockholders who made a request to the Company to provide for a third party “market maker” for the Common Stock; provided, however, that the Company shall not be required to serve as such “market maker”;

(xiv) cooperate with the Selling Holders and the managing underwriter to facilitate the timely preparation and delivery of certificates (which shall not bear any restrictive legends unless required under applicable law) representing securities sold under any registration statement, and enable such securities to be in such denominations and registered in such names as the managing underwriter or such Selling Holders may request and keep available and make available to the Company’s transfer agent prior to the effectiveness of such registration statement a supply of such certificates; and

(xv) subject to Section 2.3(a), have appropriate officers of the Company prepare and make presentations at any “road shows” (including before analysts and rating agencies), take other actions to obtain ratings for any Registrable Securities (if they are eligible to be rated) and otherwise use its reasonable best efforts to cooperate as reasonably requested by the Selling Holders and the underwriters in the offering, marketing or selling of the Registrable Securities, provided that, notwithstanding anything to the contrary herein, the Company and its management shall, to the extent requested by the managing underwriter and subject to Section 2.3(a), participate in such “road shows” in a customary manner.

The Company may require each Selling Holder and each underwriter, if any, to furnish the Company in writing such information regarding each Selling Holder or underwriter and the distribution of such Registrable Securities as the Company may from time to time reasonably request to complete or amend the information required by such registration statement or comply with applicable laws. In addition, the Company may require each Selling Holder to execute custody arrangements and other customary agreements (other than powers-of-attorney) appropriate to facilitate any offering of Registrable Securities.

(b) Underwriting. Without limiting any of the foregoing, in the event that any offering of Registrable Securities is to be made by or through an underwriter, the Company, if requested by such underwriter, shall enter into an underwriting agreement with a managing underwriter or underwriters in connection with such offering containing representations, warranties, indemnities and agreements customarily included (but not inconsistent with the covenants and agreements of the Company contained herein) by an issuer of common stock in underwriting agreements with respect to offerings of common stock for the account of, or on behalf of, such issuers, and customary in form and substance.

(c) Return of Prospectuses. Each Selling Holder agrees that upon receipt of any notice from the Company of the happening of any event of the kind described in Section 2.7(a)(x)(A), such Selling Holder shall forthwith (i) discontinue such Selling Holder’s disposition of Registrable Securities pursuant to the applicable registration statement and prospectus relating thereto until (A) such Selling Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 2.7(a)(x) or (B) such supplemented or amended prospectus has been filed with the Commission, and (ii) if so directed by the Company, deliver to the Company, at the Company’s expense, all copies, other than permanent file copies, then in such Selling Holder’s possession of the prospectus covering Registrable Securities at the time of receipt of such notice. In the event the Company gives such notice, any applicable 60-day or three-year period during which the applicable registration statement must remain effective pursuant to this Agreement shall be extended by the number of days during the period from the date of giving of such notice to the date when all Selling Holders shall receive such a supplemented or amended prospectus or such prospectus shall have been filed with the Commission.

Section 2.8 Registration Expenses. All expenses incident to the Company’s performance of, or compliance with, its obligations under this Agreement including, without limitation, all (a) registration and filing fees, all fees and expenses of compliance with securities and “blue sky” laws, (b) fees and expenses associated with filings required to be made with the NASD (including, if applicable, the fees and expenses of any “qualified independent underwriter” as such term is defined in Schedule E of the by-laws of the NASD), (c) printing (including, without limitation, expenses of printing certificates for the Registrable Securities in a form eligible for deposit with the Depository Trust Company and of printing prospectuses if the printing of prospectuses is requested by a holder of Registrable Securities) and copying expenses, (d) messenger and delivery expenses and (e) fees and expenses of the Company’s independent certified public accountants and counsel (including, without limitation, with respect to “comfort” letters and opinions) (collectively, the “Registration Expenses”) shall be borne by the Company, regardless of whether a registration is effected; provided, however, that each Selling Holder shall pay (i) its portion of all underwriting discounts, commissions and transfer taxes, if any, relating to the sale of such Selling Holder’s Registrable Securities and (ii) all fees and expenses of its outside counsel incurred in connection with any registration or offering. The Company will pay its internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties, the expense of any annual audit and the expense of any liability insurance) and the expenses and fees for listing the securities to be registered on each securities exchange and included in each established over-the-counter market on which similar securities issued by the Company are then listed or traded.

Section 2.9 Indemnification.

(a) By the Company. The Company agrees to indemnify and hold harmless, to the fullest extent permitted by law, (i) each Selling Holder and its Affiliates, officers, directors, employees, managers, partners and agents (collectively, the “Selling Indemnified Persons”) and (ii) each Person who controls (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) any such Selling Indemnified Person, in each case, from and against all losses, claims, damages, liabilities and expenses (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses) (collectively, “Losses”) caused by, resulting from or relating to (A) any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus or preliminary prospectus or Free Writing Prospectus or any amendment or supplement thereto or (B) any omission (or alleged omission) of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, in each case, except insofar as the same are caused by any information furnished in writing to the Company by any Selling Indemnified Persons expressly for use therein. In connection with an Underwritten Offering and without limiting any of the Company’s other obligations under this Agreement, the Company shall also provide customary indemnities to (i) such underwriters and their Affiliates, officers, directors, employees and agents (collectively, the “Underwriter Indemnified Persons”) and (ii) each Person who controls (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) any such Underwriter Indemnified Person to the same extent as provided above with respect to the indemnification (and exceptions thereto) of the Selling Indemnified Person and the Person controlling such Selling Indemnified Persons.

Reimbursements payable pursuant to the indemnification contemplated by this Section 2.9(a) will be made by periodic payments during the course of any investigation or defense, as and when bills are received or expenses incurred.

(b) By the Selling Holders. In connection with any registration statement in which a holder of Registrable Securities is participating, each such Selling Holder will furnish to the Company in writing information regarding such Selling Holder’s ownership of Registrable Securities and its intended method of distribution thereof and, to the extent permitted by law, shall, severally and not jointly, indemnify (i) the Company and its Affiliates, directors, officers, employees and agents (collectively, the “Crown Indemnified Persons”) and (ii) each Person who controls (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) any such Crown Indemnified Person against all Losses caused by (A) any untrue statement of material fact contained in the registration statement, prospectus or preliminary prospectus or Free Writing Prospectus or any amendment or supplement thereto or (B) any omission of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, but, in each case, only to the extent that such untrue statement or omission is caused by any information furnished in writing by any Selling Indemnified Person expressly for use therein; provided, however, that each Selling Holder’s obligation to indemnify the Company hereunder shall, to the extent more than one Selling Holder is subject to the same indemnification obligation, be apportioned between each Selling Holder based upon the net amount received by each Selling Holder from the sale of Registrable Securities, as compared to the total net amount received by all of the Selling Holders of Registrable Securities sold pursuant to such registration statement. Notwithstanding the foregoing, no Selling Holder shall be liable to the Company for amounts in excess of the lesser of (x) such apportionment and (y) the amount received by such holder in the offering giving rise to such liability. In connection with an Underwritten Offering and without limiting any of other obligations of the Selling Holders under this Agreement, the Selling Holders shall also provide customary indemnities to (i) such Underwriter Indemnified Persons and (ii) each Person who controls (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) any such Underwriter Indemnified Person to the same extent as provided above with respect to the indemnification (and exceptions thereto) of the Company Indemnified Person and the Person controlling such Company Indemnified Persons. Reimbursements payable pursuant to the indemnification contemplated by this Section 2.9(b) will be made by periodic payments during the course of any investigation or defense, as and when bills are received or expenses incurred.

(c) Notice. Any Person entitled to indemnification hereunder shall give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification; provided, however, that the failure to give such notice shall not release the indemnifying party from its obligation, except to the extent that the indemnifying party has been materially prejudiced by such failure to provide such notice on a timely basis.

(d) Defense of Actions. In any case in which any such action is brought against any indemnified party, and it notifies an indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein, and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, assume the defense thereof, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not (so long as it shall continue to have the right to defend, contest, litigate and settle the matter in question in accordance with this paragraph) be liable to such indemnified party hereunder for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation, supervision and monitoring (unless (i) such indemnified party reasonably objects to such assumption on the grounds that there may be defenses available to it that are different from or in addition to the defenses available to such indemnifying party or (ii) the indemnifying party shall have failed within a reasonable period of time to assume such defense and the indemnified party is or is reasonably likely to be prejudiced by such delay, in either event the indemnified party shall be promptly reimbursed by the indemnifying party for the expenses incurred in connection with retaining separate legal counsel). An indemnifying party shall not be liable for any settlement of an action or claim effected without its consent. The indemnifying party shall lose its right to defend, contest, litigate and settle a matter if it shall fail to diligently contest such matter (except to the extent settled in accordance with the next following sentence). No matter shall be settled by an indemnifying party without the consent of the indemnified party, which consent shall not be unreasonably withheld (it being understood that the indemnified party shall not be deemed to be unreasonable in withholding its consent if the proposed settlement imposes any obligation on the indemnified party other than the payment of money).

(e) Survival. The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified Person and will survive the transfer of the Registrable Securities and the termination of this Agreement.

(f) Contribution. If recovery is not available under the foregoing indemnification provisions for any reason or reasons other than as specified therein, any Person who would otherwise be entitled to indemnification by the terms thereof shall nevertheless be entitled to contribution with respect to any Losses with respect to which such Person would be entitled to such indemnification but for such reason or reasons. In determining the amount of contribution to which the respective Persons are entitled, there shall be considered the Persons’ relative knowledge and access to information concerning the matter with respect to which the claim was asserted, the opportunity to correct and prevent any statement or omission, and other equitable considerations appropriate under the circumstances. It is hereby agreed that it would not necessarily be equitable if the amount of such contribution were determined by pro rata or per capita allocation. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not found guilty of such fraudulent misrepresentation. Notwithstanding the foregoing, no Selling Holder or transferee thereof shall be required to make a contribution in excess of the net amount received by such holder from its sale of Registrable Securities in connection with the offering that gave rise to the contribution obligation.

(g) Request for Information. Not less than five business days before the expected filing date of each registration statement pursuant to this Agreement, the Company shall notify each Stockholder who has timely provided the requisite notice hereunder entitling the Stockholder to register Registrable Securities in such registration statement of the information, documents and instruments from such Stockholder that the Company or any underwriter reasonably requests in connection with such registration statement, including, but not limited to, a questionnaire, custody agreement, power of attorney, lock-up letter and underwriting agreement (the “Requested Information”). If the Company has not received, on or before the second day before the expected filing date, the Requested Information from such Stockholder, the Company may file the Registration Statement without including Registrable Securities of such Stockholder. The failure to so include in any registration statement the Registrable Securities of a Stockholder (with regard to that registration statement) shall not in and of itself result in any liability on the part of the Company to such Stockholder.

Section 2.10 No Grant of Future Registration Rights. The Company shall not grant any shelf, demand, piggyback or incidental registration rights that are senior to the rights granted to the Stockholders hereunder to any other Person without the prior written consent of a majority (based on the number of Registrable Securities held) of the Stockholders.

ARTICLE III

BOARD OF DIRECTORS

Section 3.1 Board.

(a) At the Effective Time, the board of directors of the Company (the “Board”) initially shall comprise thirteen directors, three of whom shall be designated in accordance with this Article III.

(b) At the Effective Time, Fortress shall be entitled to designate one director to the Board as a Class II director (the “Fortress Director”). The initial Fortress Director will be Wesley Edens, unless otherwise designated in writing by Fortress prior to the Effective Time (such alternative designee subject to the approval of the Company, not to be unreasonably withheld). If Fortress and its Related Stockholders collectively own more than 3.0% of the outstanding shares of Common Stock at the time first occurring after the Effective Time that the Board, or any committee thereof, including the nominating & corporate governance committee, nominates Class II directors for election to the Board at a meeting of the stockholders of the Company, the Board or such committee, as applicable, shall, at such time, nominate the Fortress Director (or such other individual as may be designated in writing by Fortress, subject to the approval of the Company, not to be unreasonably withheld. Thereafter, neither the Board nor any committee thereof, including the nominating & corporate governance committee, shall have any obligation to nominate the Fortress Director for election to the Board at any time.

(c) At the Effective Time, Greenhill shall be entitled to designate one director to the Board as a Class I director (the “Greenhill Director”). The initial Greenhill Director will be Robert Niehaus, unless otherwise designated in writing by Greenhill prior to the Effective Time (such alternative designee subject to the approval of the Company, not to be unreasonably withheld). If Greenhill and its Related Stockholders collectively own more than 3.0% of the outstanding shares of Common Stock at the time first occurring after the Effective Time that the Board, or any committee thereof, including the nominating & corporate governance committee, nominates Class I directors for election to the Board at a meeting of the stockholders of the Company, the Board or such committee, as applicable, shall, at such time, nominate the Greenhill Director (or such other individual as may be designated in writing by Greenhill, subject to the approval of the Company, not to be unreasonably withheld. Thereafter, neither the Board nor any committee thereof, including the nominating & corporate governance committee, shall have any obligation to nominate the Greenhill Director for election to the Board at any time.

(d) At the Effective Time, Abrams shall be entitled to designate one director to the Board as a Class III director (the “Abrams Director”). The initial Abrams Director will be David Abrams, unless otherwise designated in writing by Abrams prior to the Effective Time (such alternative designee subject to the approval of the Company, not to be unreasonably withheld). If Abrams and its Related Stockholders collectively own more than 3.0% of the outstanding shares of Common Stock at the time first occurring after the Effective Time that the Board, or any committee thereof, including the nominating & corporate governance committee, nominates Class III directors for election to the Board at a meeting of the stockholders of the Company, the Board or such committee, as applicable, shall, at such time, nominate the Abrams Director (or such other individual designated in writing by Abrams, subject to the approval of the Company, not to be unreasonably withheld. Thereafter, neither the Board nor any committee thereof, including the nominating & corporate governance committee, shall have any obligation to nominate the Abrams Director for election to the Board at any time.

(e) In the event that any designee of Fortress, Greenhill or Abrams shall for any reason cease to serve as a member of the Board during his or her term of office, the resulting vacancy on the Board shall be filled by an individual designated by Fortress, Greenhill or Abrams, as the case may be, subject to the approval of the Company, not to be unreasonably withheld.

(f) Notwithstanding the foregoing provisions of this Section 3.1, no individual (i) designated by a Global Stockholder to be a member of the Board at the Effective Time shall become a member of the Board or (ii) nominated by a Global Stockholder to become a member of the Board shall be submitted to the Company’s stockholders for election to the Board, in each case, if such individual is ineligible to serve as a member of the Board pursuant to the Company’s Restated Certificate of Incorporation (as amended from time to time, the “Certificate of Incorporation”), Amended and Restated By-laws (as amended from time to time, the “By-laws”), a copy of which has been provided to each Global Stockholder, applicable listing standards of the NYSE or any other applicable law, rule or regulation, provided that after the Effective Time, the Company will not amend the By-laws or its corporate governance guidelines, in each case with respect to eligibility of members of the Board, without the approval of such Global Stockholder or its designee, if such amendment’s sole purpose is to make such Global Stockholder’s designee or nominee ineligible to serve as a member of the Board.

Section 3.2 Committee Membership. So long as any Global Stockholder has a designee serving as a director on the Board pursuant to this Agreement, such Global Stockholder shall have the right to have such director sit on the compensation committee, nominating & corporate governance committee, audit committee and any other committee (other than the strategy committee) of the Board. In addition, so long as Fortress has a designee serving as a director on the Board pursuant to this Agreement, Fortress shall have the right to have such director sit on the strategy committee of the Board. Notwithstanding the foregoing, if any director designated or nominated by a Global Stockholder pursuant to this Agreement is not eligible for membership on a committee on which such director is entitled to sit pursuant to this Section 3.2 under the Certificate of Incorporation, By-laws, the Company’s corporate governance guidelines, applicable listing standards of the NYSE or any other applicable law, rule or regulation (provided that after the Effective Time, the Company will not amend the By-laws or its corporate governance guidelines, in each case with respect to eligibility of members of the Board, without the approval of such Global Stockholder or its designee, if such amendment’s sole purpose is to make such Global Stockholder’s designee or nominee ineligible to serve as a member of the Board), then (a) such committee of the Board shall include such director only when so permitted by such organizational document, guideline, listing standard, law, rule or regulation, provided that the Company shall use commercially reasonable efforts to permit the inclusion of such director on such committee, including, without limitation, causing an increase in the number of directors on such committee, and (b) in lieu of such director’s membership on such committee, such Global Stockholder shall be entitled to designate a representative to attend and observe such committee meetings, provided that such attendance and observation is not prohibited by the Certificate of Incorporation, the By-laws, the Company’s corporate governance guidelines, applicable listing standards of the NYSE or any other applicable law, rule or regulation.

ARTICLE IV

ADDITIONAL AGREEMENTS

Section 4.1 Lock-Up Period. Notwithstanding anything to the contrary set forth in this Agreement, during the period beginning at the Effective Time and continuing to and including 90 days from the Effective Time, each Global Stockholder agrees not to offer, sell, contract to sell or otherwise dispose of any Registrable Securities (other than Registrable Securities to be sold in the Initial Marketed Secondary Offering) other than to its Related Stockholders who agree to be bound by the provision of this Section 4.1, provided that, notwithstanding the foregoing, Abrams may dispose of up to two million Registrable Securities no later than five days after actual receipt thereof in accordance with the Merger Agreement. After that 90 day period and continuing to and including 180 days from the Effective Time, each Global Stockholder and its Related Stockholders may, in addition to any offers, sales, contracts to sell or other dispositions to such Global Stockholder’s Related Stockholders, offer, sell, contract to sell or otherwise dispose of an amount of Registrable Securities less than or equal to 50% of the amount of Registrable Securities such Global Stockholder owned as of the Effective Time. No restrictions on the resale of Registrable Securities by the Global Stockholders or their respective Related Stockholders pursuant to this Article IV will remain in effect 180 days after the Effective Time.

Section 4.2 Company Shareholder Rights Agreement. Immediately prior to the execution of this Agreement, the Company amended the Rights Agreement to provide that (a) the acquisition of the Common Stock by the Global Stockholders and any of their respective Affiliates or Associates in the Merger, (b) the exercise by any Global Stockholder or any of its Affiliates or Associates of options to purchase Common Stock or warrants entitling any such Person to purchase Common Stock, in each case, acquired at the Effective Time, (c) Drawbridge Global Macro Master Fund Ltd.’s ownership of the 125,000 shares of Common Stock that it owns as of the date hereof, (d) the transfer of Common Stock (1) by any Global Stockholder to any of its Affiliates or Associates or (2) by any Affiliate or Associate of a Global Stockholder to such Global Stockholder or any other Affiliate or Associate of such Global Stockholder, and (e) the execution of this Agreement and the Support Agreements dated the date of this Agreement, in each case between a Global Stockholder and the Company, and the exercise by the Global Stockholders of any rights hereunder or thereunder, will not result in any of the Global Stockholders or any of their respective Affiliates or Associates being deemed to be an Acquiring Person (as defined in the Rights Agreement). Solely for purposes of this Section 4.2, the terms “Affiliate” and “Associate” shall have the meanings assigned to such terms in the Rights Agreement.

Section 4.3 Ownership of Common Stock. Each Global Stockholder represents and warrants that, except (i) as contemplated by the Merger Agreement and (ii) for the 125,000 shares of Common Stock owned by Drawbridge Global Macro Master Fund Ltd. as of the date hereof, such Global Stockholder does not, and prior to the Effective Time will not, beneficially own (within the meaning of Rule 13d-3 under the Exchange Act and within the meaning set forth in Section 203 of the General Corporation Law of the State of Delaware) any shares of Common Stock. Each Global Stockholder also represents and warrants that it is not, and covenants and agrees that it will not become, on or before the Effective Time, a party to any contract, arrangement or understanding (other than this Agreement and, with respect to Abrams, any contract, arrangement or understanding entered into by Abrams in connection with the disposition of up to two million Registrable Securities no later than five days after actual receipt thereof in accordance with the Merger Agreement) for the purpose of acquiring, holding, voting or disposing of any shares of Common Stock.

ARTICLE V

MISCELLANEOUS

Section 5.1 Effectiveness. This Agreement shall not be effective prior to the Effective Time, and shall become effective automatically and without further action on the part of any party hereto at the Effective Time, except as otherwise contemplated by Section 2.1(a) hereof.

Section 5.2 Headings. The descriptive headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 5.3 Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes any prior understandings, agreements or representations by or among the parties hereto (whether written or oral) with respect to the subject matter hereof.

Section 5.4 No Inconsistent Agreements. The Company will not hereafter enter into, and is not currently a party to, any agreement with respect to its securities that is inconsistent with the rights granted to the holders of Registrable Securities by this Agreement or otherwise conflicts with the provisions hereof.

Section 5.5 Further Actions; Cooperation. Each Global Stockholder agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to give effect to the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, each Global Stockholder (a) acknowledges that the Global Stockholders will prepare and file with the Commission filings under the Exchange Act, including under Section 13(d) of the Exchange Act, relating to their beneficial ownership (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the date of this Agreement) of the Common Stock, as required by the Exchange Act, and (b) agrees to use its reasonable best efforts to assist and cooperate with the other parties in promptly preparing, reviewing and executing any such filings under the Exchange Act, including any amendments thereto.

Section 5.6 Termination of Certain Rights. Subject to Section 5.18, the rights and obligations hereunder of each Stockholder with respect to the registration rights granted herein will terminate with respect to such Stockholder at such time as such Stockholder no longer meets the definition of a Stockholder under this Agreement (any such Stockholder, a “Disqualified Stockholder”), provided that, if the Company is obligated to maintain the effectiveness of the Shelf Registration Statement pursuant to Section 2.1, any Disqualified

Stockholder may sell any of its Registrable Securities under such Shelf Registration Statement for so long as such Shelf Registration Statement is required to remain effective pursuant to Section 2.1; provided, further, that (A) the rights with respect to the breach of any provision hereof by the Company and (B) any registration rights vested or obligations accrued as of the date of such termination to the extent, in the case of registration rights so vested, such Stockholder ceases to meet the definition of a Stockholder under this Agreement subsequent to the vesting of such registration rights as a result of action taken by the Company, in each case, shall survive such termination of rights and obligations.

Section 5.7 Rule 144. The Company covenants that it shall file the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the Commission thereunder (or, if it is not required to file such reports, it shall, upon the request of any holder of Registrable Securities, make publicly available other information so long as necessary to permit sales of such Registrable Securities in compliance with Rule 144 under the Securities Act), and it shall take such further reasonable action, to the extent required from time to time to enable any holder of Registrable Securities to sell such Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 under the Securities Act, as such Rule 144 may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission. Upon the reasonable request of any holder of Registrable Securities, the Company will deliver to such holder a written statement as to whether it has complied with such information and filing requirements.

Section 5.8 Notices. All notices, requests, claims, demands and other communications hereunder shall in writing and shall be given (and shall be deemed to have been duly given upon receipt or, if sent by electronic transmission, with confirmation received) by delivery in person or overnight courier to the respective parties at the following addresses, delivery by facsimile transmission to the respective parties at the following numbers or delivery by electronic mail transmission to the respective parties at the following e-mail addresses, or such other address, number or e-mail address for a party as shall be specified in a notice given in accordance with this Section 5.7:

If to the Company, to:

E. Blake Hawk, Esq.

Crown Castle International Corp.

510 Bering Drive, Suite 600

Houston, Texas 77057

with a copy (which shall not constitute notice) to:

John P. Kelly

Crown Castle USA

2000 Corporate Drive

Canonsburg, Pennsylvania 15317

Facsimile: (724) 416-2000

and

James C. Woolery, Esq.

Stephen L. Burns, Esq.

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, New York 10019

Fax: (212) 474-3700

E-mail: jwoolery@cravath.com

             sburns@cravath.com

If to Fortress, to:

Alan Chesick, Esq.

General Counsel

Fortress Investment Group

1345 Avenue of the Americas, 46th Floor

New York, NY 10105

Fax: (917) 591-8433

with a copy (which shall not constitute notice) to:

Paul M. Reinstein, Esq.

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, NY 10004

Fax: (212) 859-4000

E-mail: paul.reinstein@friedfrank.com

If to Greenhill, to:

Robert H. Niehaus

Greenhill Capital Partners, LLC

300 Park Avenue

New York, NY 10022

Tel: (212) 389-1500

Fax: (212) 389-1700

E-mail: rniehaus@greenhill-co.com

If to Abrams, to:

David Abrams

Abrams Capital, LLC

222 Berkeley Street, 22nd Floor

Boston, MA 02116

Tel.: (617) 646-6100

Fax: (617) 646-6150

with a copy (which shall not constitute notice) to:

Bill Wall

Abrams Capital, LLC

222 Berkeley Street, 22nd Floor

Boston, MA 02116

Tel.: (617) 646-6111

Fax: (617) 646-6150

Any notice delivered by any party hereto to any other party hereto shall also be delivered to each other party hereto simultaneously with delivery to the first party receiving such notice.

Section 5.9 Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflicts of laws. Each of the parties hereto (a) irrevocably and unconditionally submits to the exclusive jurisdiction of the courts of the State of Delaware and of the federal courts sitting in the State of Delaware with respect to all actions and proceedings arising out of or relating to this Agreement and the transactions contemplated hereby, (b) agrees that all claims with respect to any such action or proceeding shall be heard and determined in such courts and agrees not to commence any action or proceeding relating to this Agreement or the transactions contemplated hereby except in such courts, (c) irrevocably and unconditionally waives any objection to the laying of venue of any action or proceeding arising out of this Agreement or the transactions contemplated hereby and irrevocably and unconditionally waives the defense of an inconvenient forum and (d) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other matter provided by law.

Section 5.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

Section 5.11 Successors and Assigns. Except as otherwise provided herein, all the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and enforceable by the parties hereto and their respective permitted successors and assigns under this Section 5.11. The provisions of this Agreement are for the benefit of the Global Stockholders and their respective Related Stockholders and shall not be for the benefit of or enforceable by any transferee of Registrable Securities. This Agreement and the registration rights hereunder may not be assigned to any Person without the prior written consent of the Company. The Company may not assign any of its rights or obligations hereunder without the prior written consent of the Stockholders holding a majority of the Registrable Securities. Notwithstanding the foregoing, no successor or assignee of the Company shall have any rights granted under this Agreement until such Person shall acknowledge its rights and obligations hereunder by a signed written statement of such Person’s acceptance of such rights and obligations.

Section 5.12 Amendments. This Agreement may not be amended, modified or supplemented unless such amendment, modification or supplement is in writing and signed by the Company and Stockholders holding a majority of the Registrable Securities, provided that no amendment may adversely affect the rights in any material respect of any Stockholder that is not a party to such amendment.

Section 5.13 Waiver. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights. Any waiver (express or implied) of any default or breach of this Agreement shall not constitute a waiver of any other or subsequent default or breach.

Section 5.14 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

Section 5.15 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

Section 5.16 Specific Performance. Each of the parties hereto acknowledges and agrees that the other parties hereto would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties hereto agrees that the other parties hereto shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity.

Section 5.17 Recapitalizations, Exchanges, Etc. affecting the shares of Common Stock; New Issuances. The provisions of this Agreement shall apply, to the full extent set forth herein with respect to Registrable Securities, to any and all equity or debt securities of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets, or otherwise) that may be issued in respect of, in exchange for, or in substitution of, such Registrable Securities and shall be appropriately adjusted for any stock dividends, splits, reverse splits, combinations, reclassifications, recapitalizations, reorganizations and the like occurring after the date hereof.

Section 5.18 Termination. Upon the mutual consent of all of the parties hereto or upon the later of (a) the termination of the rights and obligations hereunder of each Global Stockholder with respect to the registration rights granted herein pursuant to Section 5.6 and (b) the expiration of the rights and obligations hereunder of each Global Stockholder set forth in Article III, the terms of this Agreement (except for Sections 2.8, 2.9, 5.7, 5.9 and 5.15 and this Section 5.18) shall terminate and be of no further force and effect. Further, if the Merger Agreement terminates in accordance with its terms, this Agreement shall terminate and be of no further force and effect.

Section 5.19 Record of Registrable Securities Ownership. In order to properly give effect to the provisions of this Agreement, (a) each Global Stockholder shall notify the Company of (i) any transfer or distribution of Registrable Securities by such Global Stockholder to any of its Stockholder Associates or (ii) by any member of the Stockholder Group to which such Global Stockholder belongs to any of such Global Stockholder’s Stockholder Associates and (b) the Company shall, and shall cause any transfer agent to, maintain a record of transfers of Registrable Securities by the Stockholders, so that the Company is able to identify the Stockholders and the number of Registrable Securities held of record by each such Stockholder at any time. This information shall be made available to any Stockholder as promptly as possible following receipt by the Company of a written request by such Stockholder.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their respective officers thereunto duly as of the date first above written.

COMPANY,

CROWN CASTLE INTERNATIONAL CORP.

By:	/s/ JOHN P. KELLY
Name:	John P. Kelly
Title:	President & CEO

FORTRESS PINNACLE INVESTMENT FUND LLC

By:	FIG Advisors LLC

By:	/s/ RANDAL A. NARDONE
Name:	Randal A. Nardone
Title:	Chief Operating Officer

FRIT PINN LLC

By:	/s/ RANDAL A. NARDONE
Name:	Randal A. Nardone
Title:	Vice President and Secretary

FORTRESS REGISTERED INVESTMENT TRUST

By:	/s/ RANDAL A. NARDONE
Name:	Randal A. Nardone
Title:	Chief Operating Officer and Secretary

FRIT HOLDINGS LLC

By:	/s/ RANDAL A. NARDONE
Name:	Randal A. Nardone
Title:	Chief Executive Officer, Chief Operating Officer and Secretary

FIT GSL LLC

By:	/s/ RANDAL A. NARDONE
Name:	Randal A. Nardone
Title:	Chief Operating Officer and Secretary

GREENHILL CAPITAL PARTNERS, LLC

By:	/s/ ROBERT H. NIEHAUS
Name:	Robert H. Niehaus
Title:	Chairman

GCP SPV1, LLC

By:	GCP Managing Partner, L.P., its manager

	By:	Greenhill Capital Partners, LLC, its general partner

		By:	/s/ ROBERT H. NIEHAUS
		Name:	Robert H. Niehaus
		Title:	Chairman

GCP SPV2, LLC

By:	GCP Managing Partner II, L.P., its manager

	By:	Greenhill Capital Partners, LLC, its general partner

		By:	/s/ ROBERT H. NIEHAUS
		Name:	Robert H. Niehaus
		Title:	Chairman

ABRAMS CAPITAL INTERNATIONAL, LTD., a Cayman Islands exempted company

By:	Pamet Capital Management, LP, its Investment Manager

	By:	Pamet Capital Management, LLC, its General Partner

		By:	/s/ DAVID ABRAMS
		Name:	David Abrams
		Title:	Managing Member

ABRAMS CAPITAL PARTNERS I, LP, a Delaware limited partnership

By:	Pamet Capital Management, LP, its Investment Manager

	By:	Pamet Capital Management, LLC, its General Partner

		By:	/s/ DAVID ABRAMS
		Name:	David Abrams
		Title:	Managing Member

ABRAMS CAPITAL PARTNERS II, LP, a Delaware limited partnership

By:	Pamet Capital Management, LP, its Investment Manager

	By:	Pamet Capital Management, LLC, its General Partner

		By:	/s/ DAVID ABRAMS
		Name:	David Abrams
		Title:	Managing Member

WHITECREST PARTNERS, LP, a Delaware limited partnership

By:	Pamet Capital Management, LP, its Investment Manager

	By:	Pamet Capital Management, LLC, its General Partner

		By:	/s/ DAVID ABRAMS
		Name:	David Abrams
		Title:	Managing Member

RIVA CAPITAL PARTNERS, LP, a Delaware limited partnership

By:	Abrams Capital Management, LLC, its Investment Manager

		By:	/s/ DAVID ABRAMS
		Name:	David Abrams
		Title:	Managing Member

222 PARTNERS, LLC

By:	/s/ DAVID ABRAMS
Name:	David Abrams
Title:	Managing Member

ANNEX C

EXECUTION COPY

SUPPORT AGREEMENT dated as of October 5, 2006, between CROWN CASTLE INTERNATIONAL CORP., a Delaware corporation (“Crown”), and the parties listed on Schedule A hereto (collectively, the “Stockholder”) (the “Agreement”).

WHEREAS Crown, CCGS Holdings LLC, a Delaware limited liability company (“Merger Sub”), and Global Signal Inc., a Delaware corporation (“Global”), propose to enter into an Agreement and Plan of Merger dated as of the date hereof (as the same may be amended or supplemented, the “Merger Agreement”; capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement) providing for the merger of Global with and into Merger Sub, with Merger Sub as the surviving entity and a direct, wholly-owned subsidiary of Crown;

WHEREAS the Stockholder owns at least the number of shares of Global Common Stock set forth on Schedule A hereto (subject to Section 4(c), such shares of Global Common Stock being referred to herein as the “Subject Shares” of the Stockholder); and

WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Crown has requested that the Stockholder enter into this Agreement.

NOW, THEREFORE, the parties hereto agree as follows:

SECTION 1. Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to Crown as follows:

(a) Authority; Execution and Delivery; Enforceability. The Stockholder has all requisite power and authority to execute this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by the Stockholder of this Agreement and consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Stockholder. The Stockholder has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery of this Agreement by Crown, this Agreement constitutes the legal, valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights and remedies of creditors generally and to the effect of general principles of equity. The execution and delivery by the Stockholder of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Stockholder under, any provision of any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Stockholder is a party or by which any properties or assets of the Stockholder are bound or, subject to the filings and other matters referred to in the next sentence, any provision of any Order or Law applicable to the Stockholder or the properties or assets of the Stockholder. No consent, approval, order, authorization or permit of, or registration, declaration or filing with, or notification to, any Governmental Entity is required to be obtained or made by or with respect to the Stockholder in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than (i) compliance with and filings under the HSR Act, if applicable to the Stockholder’s receipt in the Merger of Crown Common Stock, and (ii) such reports under Sections 13(d) and 16 of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby. No trust of which the Stockholder is a trustee requires the consent of any beneficiary to the execution and delivery of this Agreement or to the consummation of the transactions contemplated hereby.

(b) The Subject Shares. The Stockholder is the record and beneficial owner of and has good and marketable title to, the Subject Shares set forth opposite its name on Schedule A attached hereto, free and clear of any Liens, except for pledges in favor of the lenders pursuant to credit agreements in place as of the date hereof between the Stockholder and such lenders (any such pledge, an “Existing Pledge”). The Stockholder has the sole right to vote such Subject Shares, and none of such Subject Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of such Subject Shares, except as contemplated by this Agreement. The Stockholder further represents that any proxies heretofore given in respect of the Stockholder’s Subject Shares are revocable, and represents and declares that all such proxies are hereby revoked.

SECTION 2. Representations and Warranties of Crown. Crown hereby represents and warrants to the Stockholder as follows: Crown has all requisite corporate power and authority to execute this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by Crown of this Agreement and consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Crown. Crown has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery of this Agreement by the Stockholder, this Agreement constitutes the legal, valid and binding obligation of Crown, enforceable against Crown in accordance with its terms subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights and remedies of creditors generally and to the effect of general principles of equity. The execution and delivery by Crown of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Crown under, any provision of any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Crown is a party or by which any properties or assets of Crown are bound or, subject to the filings and other matters referred to in the next sentence, any provision of any Order or Law applicable to Crown or the properties or assets of Crown.

SECTION 3. Covenants of the Stockholder. The Stockholder covenants and agrees as follows:

(a) (1) At any meeting of the stockholders of Global called to seek the Global Stockholder Approval or in any other circumstances upon which a vote, consent or other approval (including by written consent) with respect to the Merger Agreement, any other Transaction Agreement, the Merger or any other transactions contemplated by the Merger Agreement or any other Transaction Agreement (such other transactions, “Related Transactions”) is sought, the Stockholder shall, including by executing a written consent solicitation if requested by Crown, vote (or cause to be voted) the Subject Shares of the Stockholder in favor of granting the Global Stockholder Approval.

(2) IRREVOCABLE PROXY. The Stockholder hereby irrevocably grants to, and appoints, Crown and any designee of Crown, and each of them individually, as the Stockholder’s proxy and attorney-in-fact (with full power of substitution and resubstitution), for and in the name, place and stead of the Stockholder, to vote the Subject Shares of the Stockholder, or grant a consent or approval in respect of the Subject Shares of the Stockholder in a manner consistent with this Section 3. The Stockholder understands and acknowledges that Crown is entering into the Merger Agreement in reliance upon the Stockholder’s execution and delivery of this Agreement. The Stockholder hereby affirms that the irrevocable proxy set forth in this Section 3(a) is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of the Stockholder under this Agreement. The Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked. The Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212(e) of the DGCL. Notwithstanding anything to the contrary herein, the irrevocable proxy granted hereunder shall automatically terminate upon the termination of this Agreement.

(b) At any meeting of stockholders of Global or at any adjournment thereof or in any other circumstances upon which the Stockholder’s vote, consent or other approval is sought, the Stockholder shall vote (or cause to be voted)

the Subject Shares of the Stockholder against, and shall not consent to (and shall cause the Subject Shares of the Stockholder not to be consented to), any of the following (or any agreement to enter into, effect, facilitate or support any of the following): (i) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Global, (ii) any Global Takeover Proposal and/or (iii) any amendment of the Global Certificate of Incorporation or the Global Bylaws or other proposal or transaction involving Global or any Global Subsidiary, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify any provision of the Merger Agreement or any other Transaction Agreement, the Merger or any Related Transaction or change in any manner the voting rights of any capital stock of Global (collectively, “Frustrating Transactions”). The Stockholder shall not commit or agree to take any action inconsistent with the foregoing.

(c) Other than this Agreement, the Stockholder shall not (i) sell, transfer, pledge, assign or otherwise dispose of (including by gift) (collectively, “Transfer”), or enter into any contract, option or other arrangement (including any profit sharing arrangement) with respect to the Transfer of, any shares of Global Common Stock to any person (other than (1) pursuant to the Merger, (2) any pledges of Global Common Stock in favor of the lenders in connection with amendments to or refinancings of the credit agreements underlying the Existing Pledges (“Future Pledges”; together with the Existing Pledges, the “Pledges”), provided that the number of shares of Global Common Stock subject to all Pledges shall not at any time exceed the number of shares of Global Common Stock pledged under the Existing Pledges as of the date hereof, or (3) subject to Section 4(c), pursuant to any foreclosures on any Pledges, or (ii) enter into any voting arrangement, whether by proxy, voting agreement or otherwise, with respect to any shares of Global Common Stock and shall not commit or agree to take any of the foregoing actions.

(d) The Stockholder shall not, nor shall it authorize or permit any officer, director or employee of, or any investment banker, attorney or other adviser or representative of, the Stockholder to, directly or indirectly, (i) solicit, initiate, encourage or take any other action to facilitate any inquiries with respect to a potential Global Takeover Proposal or Frustrating Transaction or the submission of any Global Takeover Proposal or Frustrating Transaction, (ii) enter into any agreement with respect to any Global Takeover Proposal or Frustrating Transaction or (iii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may lead to any Global Takeover Proposal or Frustrating Transaction. The Stockholder promptly shall advise Crown orally and in writing of any Global Takeover Proposal or Frustrating Transaction or inquiry made to the Stockholder with respect to or that could lead to any Global Takeover Proposal or Frustrating Transaction, the identity of the person making any such Global Takeover Proposal, Frustrating Transaction or inquiry and the material terms of any such Global Takeover Proposal, Frustrating Transaction or inquiry.

(e) The Stockholder shall not, nor shall the Stockholder authorize or permit any investment banker, attorney or other adviser or representative of the Stockholder to, issue any press release or make any other public statement with respect to this Agreement, the Merger Agreement, any other Transaction Agreements, the Merger or any Related Transactions without the prior written consent of Crown, except as may be required by applicable Law or Order.

(f) The Stockholder hereby (i) waives, and agrees not to exercise or assent to, any appraisal rights under Section 262 in connection with the Merger and (ii) agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Global, Crown or any of their respective successors relating to the negotiation, execution and delivery of this Agreement or the Merger Agreement or the consummation of the Merger or any Related Transactions (other than (1) any claims against Crown (or its successors) to the extent relating to or based upon any alleged breach by Crown of the Merger Agreement, the Stockholders Agreement or this Agreement, (2) any federal or state law claims against Crown (or its successors) to the extent relating to or based upon any alleged delivery or supply of incorrect or misleading information, or failure or omission to deliver or supply information, by Crown to Global or its stockholders or (3) any claims against Crown (or its successors) to the extent relating to or based upon any alleged violation of federal or state securities laws in connection with the transactions contemplated by the Merger Agreement or the Related Transactions, including without limitation the Merger or the issuance of Crown securities pursuant thereto).

SECTION 4. Termination. (a) This Agreement shall terminate upon the earliest of (i) the termination of this Agreement by the mutual written consent of Crown and the Stockholder, (ii) the Effective Time and (iii) the termination of the Merger Agreement in accordance with its terms.

(b) Notwithstanding the foregoing, (i) termination of this Agreement shall not prevent any party hereunder from seeking any remedies (at law or in equity) against any other party hereto for such party’s breach of this Agreement and (ii) Sections 3(f) and 6 of this Agreement shall survive the termination of this Agreement. In no event shall any of the representations, warranties, covenants and other agreements in this Agreement (other than the covenants and other agreements set forth in Sections 3(f) and 6), including any rights arising out of any breach of such representations, warranties, covenants and other agreements (other than the covenants and other agreements set forth in Sections 3(f) and 6), survive the Effective Time.

(c) Notwithstanding anything to the contrary herein, in the event of a foreclosure pursuant to a Pledge on any shares of Global Common Stock beneficially owned by the Stockholder that are Subject Shares, such shares of Global Common Stock shall immediately and without any action by any party hereto cease to be deemed Subject Shares for any purpose under this Agreement; provided, however, that any shares of Global Common Stock beneficially owned by the Stockholder at the time of such foreclosure that are not Subject Shares and are not subject to such foreclosure shall immediately and without any action by any party hereto be deemed Subject Shares for all purposes under this Agreement; provided further, however, that in no event shall the number of shares of Global Common Stock so substituted exceed the number of Subject Shares being replaced.

SECTION 5. Additional Matters. (a) The Stockholder shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Crown may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

(b) The Stockholder is executing this Agreement solely in its capacity as the record holder and beneficial owner of such Stockholder’s shares of Global Common Stock, and nothing in this Agreement shall limit or otherwise restrict any officer or director of the Stockholder or any of its Affiliates from taking or not taking any action in his or her capacity as an officer of Global or any Global Subsidiary or a member of the Global Board (or any committee thereof) or the board of directors of any Global Subsidiary (or any committee thereof).

SECTION 6. General Provisions.

(a) Amendments. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

(b) Notice. All notices and other communications hereunder shall be in writing and shall be deemed given (and shall be deemed to have been given upon receipt) if delivered personally or sent by overnight courier (providing proof of delivery) to Crown in accordance with Section 8.13 of the Merger Agreement and to the Stockholder at its address set forth on Schedule A hereto (or at such other address for a party as shall be specified by like notice).

(c) Interpretation. When a reference is made in this Agreement to a Section or subsection, such reference shall be to a Section or subsection of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Wherever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

(d) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

(e) Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement. This Agreement shall become effective against Crown when one or more counterparts have been signed by Crown and delivered to the Stockholder. This Agreement shall become effective against the Stockholder when one or more counterparts have been executed by the Stockholder and delivered to Crown. Each party need not sign the same counterpart.

(f) Entire Agreement; No Third-Party Beneficiaries. This Agreement (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (ii) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

(g) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to principles of conflicts of laws.

(h) Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by Crown without the prior written consent of the Stockholder or by the Stockholder without the prior written consent of Crown, and any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permissible assigns.

(i) Expenses. All costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

(j) Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware in the event any dispute arises out of this Agreement or any transaction contemplated hereby, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action relating to this Agreement or any transaction contemplated hereby in any court other than the Court of Chancery of the State of Delaware and (iv) waives any right to trial by jury with respect to any claim or proceeding related to or arising out of this Agreement or any transaction contemplated hereby.

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IN WITNESS WHEREOF, each party has duly executed this Agreement, all as of the date first written above.

CROWN CASTLE INTERNATIONAL CORP.

By:	/s/ JOHN P. KELLY
Name:	John P. Kelly
Title:	President & CEO

FORTRESS PINNACLE INVESTMENT FUND LLC

By:	FIG Advisors LLC

By:	/s/ RANDAL A. NARDONE
Name:	Randal A. Nardone
Title:	Chief Operating Officer

FRIT PINN LLC

By:	/s/ RANDAL A. NARDONE
Name:	Randal A. Nardone
Title:	Vice President and Secretary

FORTRESS REGISTERED INVESTMENT TRUST

By:	/s/ RANDAL A. NARDONE
Name:	Randal A. Nardone
Title:	Chief Operating Officer and Secretary

FRIT HOLDINGS LLC

By:	/s/ RANDAL A. NARDONE
Name:	Randal A. Nardone
Title:	Chief Executive Officer, Chief Operating Officer and Secretary

FIT GSL LLC

By:	/s/ RANDAL A. NARDONE
Name:	Randal A. Nardone
Title:	Chief Operating Officer and Secretary

ANNEX D

EXECUTION COPY

SUPPORT AGREEMENT dated as of October 5, 2006, between CROWN CASTLE INTERNATIONAL CORP., a Delaware corporation (“Crown”), and the parties listed on Schedule A hereto (collectively, the “Stockholder”) (the “Agreement”).

WHEREAS Crown, CCGS Holdings LLC, a Delaware limited liability company (“Merger Sub”), and Global Signal Inc., a Delaware corporation (“Global”), propose to enter into an Agreement and Plan of Merger dated as of the date hereof (as the same may be amended or supplemented, the “Merger Agreement”; capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement) providing for the merger of Global with and into Merger Sub, with Merger Sub as the surviving entity and a direct, wholly-owned subsidiary of Crown;

WHEREAS the Stockholder owns at least the number of shares of Global Common Stock set forth on Schedule A hereto (subject to Section 4(c), such shares of Global Common Stock being referred to herein as the “Subject Shares” of the Stockholder); and

WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Crown has requested that the Stockholder enter into this Agreement.

NOW, THEREFORE, the parties hereto agree as follows:

SECTION 1. Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to Crown as follows:

(a) Authority; Execution and Delivery; Enforceability. The Stockholder has all requisite power and authority to execute this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by the Stockholder of this Agreement and consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Stockholder. The Stockholder has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery of this Agreement by Crown, this Agreement constitutes the legal, valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights and remedies of creditors generally and to the effect of general principles of equity. The execution and delivery by the Stockholder of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Stockholder under, any provision of any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Stockholder is a party or by which any properties or assets of the Stockholder are bound or, subject to the filings and other matters referred to in the next sentence, any provision of any Order or Law applicable to the Stockholder or the properties or assets of the Stockholder. No consent, approval, order, authorization or permit of, or registration, declaration or filing with, or notification to, any Governmental Entity is required to be obtained or made by or with respect to the Stockholder in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than (i) compliance with and filings under the HSR Act, if applicable to the Stockholder’s receipt in the Merger of Crown Common Stock, and (ii) such reports under Sections 13(d) and 16 of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby. No trust of which the Stockholder is a trustee requires the consent of any beneficiary to the execution and delivery of this Agreement or to the consummation of the transactions contemplated hereby.

(b) The Subject Shares. The Stockholder is the record and beneficial owner of and has good and marketable title to, the Subject Shares set forth opposite its name on Schedule A attached hereto, free and clear of any Liens, except for pledges in favor of the lenders pursuant to credit agreements in place as of the date hereof between the

Stockholder and such lenders (any such pledge, an “Existing Pledge”). The Stockholder has the sole right to vote such Subject Shares, and none of such Subject Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of such Subject Shares, except as contemplated by this Agreement. The Stockholder further represents that any proxies heretofore given in respect of the Stockholder’s Subject Shares are revocable, and represents and declares that all such proxies are hereby revoked.

SECTION 2. Representations and Warranties of Crown. Crown hereby represents and warrants to the Stockholder as follows: Crown has all requisite corporate power and authority to execute this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by Crown of this Agreement and consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Crown. Crown has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery of this Agreement by the Stockholder, this Agreement constitutes the legal, valid and binding obligation of Crown, enforceable against Crown in accordance with its terms subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights and remedies of creditors generally and to the effect of general principles of equity. The execution and delivery by Crown of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Crown under, any provision of any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Crown is a party or by which any properties or assets of Crown are bound or, subject to the filings and other matters referred to in the next sentence, any provision of any Order or Law applicable to Crown or the properties or assets of Crown.

SECTION 3. Covenants of the Stockholder. The Stockholder covenants and agrees as follows:

(a) (1) At any meeting of the stockholders of Global called to seek the Global Stockholder Approval or in any other circumstances upon which a vote, consent or other approval (including by written consent) with respect to the Merger Agreement, any other Transaction Agreement, the Merger or any other transactions contemplated by the Merger Agreement or any other Transaction Agreement (such other transactions, “Related Transactions”) is sought, the Stockholder shall, including by executing a written consent solicitation if requested by Crown, vote (or cause to be voted) the Subject Shares of the Stockholder in favor of granting the Global Stockholder Approval.

(2) IRREVOCABLE PROXY. The Stockholder hereby irrevocably grants to, and appoints, Crown and any designee of Crown, and each of them individually, as the Stockholder’s proxy and attorney-in-fact (with full power of substitution and resubstitution), for and in the name, place and stead of the Stockholder, to vote the Subject Shares of the Stockholder, or grant a consent or approval in respect of the Subject Shares of the Stockholder in a manner consistent with this Section 3. The Stockholder understands and acknowledges that Crown is entering into the Merger Agreement in reliance upon the Stockholder’s execution and delivery of this Agreement. The Stockholder hereby affirms that the irrevocable proxy set forth in this Section 3(a) is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of the Stockholder under this Agreement. The Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked. The Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212(e) of the DGCL. Notwithstanding anything to the contrary herein, the irrevocable proxy granted hereunder shall automatically terminate upon the termination of this Agreement.

(b) At any meeting of stockholders of Global or at any adjournment thereof or in any other circumstances upon which the Stockholder’s vote, consent or other approval is sought, the Stockholder shall vote (or cause to be voted) the Subject Shares of the Stockholder against, and shall not consent to (and shall cause the Subject Shares of the Stockholder not to be consented to), any of the following (or any agreement to enter into, effect, facilitate or support any of the following): (i) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Global, (ii) any Global Takeover Proposal and/or (iii) any amendment of the Global Certificate of Incorporation or the Global Bylaws or other proposal or transaction involving Global or any Global Subsidiary, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify any provision of the Merger Agreement or any other Transaction Agreement, the Merger or any Related Transaction or change in any manner the voting rights of any capital stock of Global (collectively, “Frustrating Transactions”). The Stockholder shall not commit or agree to take any action inconsistent with the foregoing.

(c) Other than this Agreement, the Stockholder shall not (i) sell, transfer, pledge, assign or otherwise dispose of (including by gift) (collectively, “Transfer”), or enter into any contract, option or other arrangement (including any profit sharing arrangement) with respect to the Transfer of, any shares of Global Common Stock to any person (other than (1) pursuant to the Merger, (2) any pledges of Global Common Stock in favor of the lenders in connection with amendments to or refinancings of the credit agreements underlying the Existing Pledges (“Future Pledges”; together with the Existing Pledges, the “Pledges”), provided that the number of shares of Global Common Stock subject to all Pledges shall not at any time exceed the number of shares of Global Common Stock pledged under the Existing Pledges as of the date hereof, or (3) subject to Section 4(c), pursuant to any foreclosures on any Pledges, or (ii) enter into any voting arrangement, whether by proxy, voting agreement or otherwise, with respect to any shares of Global Common Stock and shall not commit or agree to take any of the foregoing actions.

(d) The Stockholder shall not, nor shall it authorize or permit any officer, director or employee of, or any investment banker, attorney or other adviser or representative of, the Stockholder to, directly or indirectly, (i) solicit, initiate, encourage or take any other action to facilitate any inquiries with respect to a potential Global Takeover Proposal or Frustrating Transaction or the submission of any Global Takeover Proposal or Frustrating Transaction, (ii) enter into any agreement with respect to any Global Takeover Proposal or Frustrating Transaction or (iii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may lead to any Global Takeover Proposal or Frustrating Transaction. The Stockholder promptly shall advise Crown orally and in writing of any Global Takeover Proposal or Frustrating Transaction or inquiry made to the Stockholder with respect to or that could lead to any Global Takeover Proposal or Frustrating Transaction, the identity of the person making any such Global Takeover Proposal, Frustrating Transaction or inquiry and the material terms of any such Global Takeover Proposal, Frustrating Transaction or inquiry.

(e) The Stockholder shall not, nor shall the Stockholder authorize or permit any investment banker, attorney or other adviser or representative of the Stockholder to, issue any press release or make any other public statement with respect to this Agreement, the Merger Agreement, any other Transaction Agreements, the Merger or any Related Transactions without the prior written consent of Crown, except as may be required by applicable Law or Order.

(f) The Stockholder hereby (i) waives, and agrees not to exercise or assent to, any appraisal rights under Section 262 in connection with the Merger and (ii) agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Global, Crown or any of their respective successors relating to the negotiation, execution and delivery of this Agreement or the Merger Agreement or the consummation of the Merger or any Related Transactions (other than (1) any claims against Crown (or its successors) to the extent relating to or based upon any alleged breach by Crown of the Merger Agreement, the Stockholders Agreement or this Agreement, (2) any federal or state law claims against Crown (or its successors) to the extent relating to or based upon any alleged delivery or supply of incorrect or misleading information, or failure or omission to deliver or supply information, by Crown to Global or its stockholders or (3) any claims against Crown (or its successors) to the extent relating to or based upon any alleged violation of federal or state securities laws in connection with the transactions contemplated by the Merger Agreement or the Related Transactions, including without limitation the Merger or the issuance of Crown securities pursuant thereto).

SECTION 4. Termination. (a) This Agreement shall terminate upon the earliest of (i) the termination of this Agreement by the mutual written consent of Crown and the Stockholder, (ii) the Effective Time and (iii) the termination of the Merger Agreement in accordance with its terms.

(b) Notwithstanding the foregoing, (i) termination of this Agreement shall not prevent any party hereunder from seeking any remedies (at law or in equity) against any other party hereto for such party’s breach of this Agreement and (ii) Sections 3(f) and 6 of this Agreement shall survive the termination of this Agreement. In no event shall any of the representations, warranties, covenants and other agreements in this Agreement (other than the covenants and other agreements set forth in Sections 3(f) and 6), including any rights arising out of any breach of such representations, warranties, covenants and other agreements (other than the covenants and other agreements set forth in Sections 3(f) and 6), survive the Effective Time.

(c) Notwithstanding anything to the contrary herein, in the event of a foreclosure pursuant to a Pledge on any shares of Global Common Stock beneficially owned by the Stockholder that are Subject Shares, such shares of Global Common Stock shall immediately and without any action by any party hereto cease to be deemed Subject Shares for any purpose under this Agreement; provided, however, that any shares of Global Common Stock beneficially owned by the Stockholder at the time of such foreclosure that are not Subject Shares and are not subject to such foreclosure shall immediately and without any action by any party hereto be deemed Subject Shares for all purposes under this Agreement; provided further, however, that in no event shall the number of shares of Global Common Stock so substituted exceed the number of Subject Shares being replaced.

SECTION 5. Additional Matters. (a) The Stockholder shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Crown may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

(b) The Stockholder is executing this Agreement solely in its capacity as the record holder and beneficial owner of such Stockholder’s shares of Global Common Stock, and nothing in this Agreement shall limit or otherwise restrict any officer or director of the Stockholder or any of its Affiliates from taking or not taking any action in his or her capacity as an officer of Global or any Global Subsidiary or a member of the Global Board (or any committee thereof) or the board of directors of any Global Subsidiary (or any committee thereof).

SECTION 6. General Provisions.

(a) Amendments. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

(b) Notice. All notices and other communications hereunder shall be in writing and shall be deemed given (and shall be deemed to have been given upon receipt) if delivered personally or sent by overnight courier (providing proof of delivery) to Crown in accordance with Section 8.13 of the Merger Agreement and to the Stockholder at its address set forth on Schedule A hereto (or at such other address for a party as shall be specified by like notice).

(c) Interpretation. When a reference is made in this Agreement to a Section or subsection, such reference shall be to a Section or subsection of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Wherever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

(d) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

(e) Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement. This Agreement shall become effective against Crown when one or more counterparts have been signed by Crown and delivered to the Stockholder. This Agreement shall become effective against the Stockholder when one or more counterparts have been executed by the Stockholder and delivered to Crown. Each party need not sign the same counterpart.

(f) Entire Agreement; No Third-Party Beneficiaries. This Agreement (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (ii) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

(g) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to principles of conflicts of laws.

(h) Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by Crown without the prior written consent of the Stockholder or by the Stockholder without the prior written consent of Crown, and any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permissible assigns.

(i) Expenses. All costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

(j) Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware in the event any dispute arises out of this Agreement or any transaction contemplated hereby, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action relating to this Agreement or any transaction contemplated hereby in any court other than the Court of Chancery of the State of Delaware and (iv) waives any right to trial by jury with respect to any claim or proceeding related to or arising out of this Agreement or any transaction contemplated hereby.

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IN WITNESS WHEREOF, each party has duly executed this Agreement, all as of the date first written above.

CROWN CASTLE INTERNATIONAL CORP.

By:	/s/ JOHN P. KELLY
Name:	John P. Kelly
Title:	President & CEO

GREENHILL CAPITAL PARTNERS, LLC

By:	/s/ ROBERT H. NIEHAUS
Name:	Robert H. Niehaus
Title:	Chairman

GCP SPV1, LLC

By:	GCP Managing Partner, L.P., its manager

	By:	Greenhill Capital Partners, LLC, its general partner

		By:	/s/ ROBERT H. NIEHAUS
		Name:	Robert H. Niehaus
		Title:	Chairman

GCP SPV2, LLC

By:	GCP Managing Partner II, L.P., its manager

	By:	Greenhill Capital Partners, LLC, its general partner

		By:	/s/ ROBERT H. NIEHAUS
		Name:	Robert H. Niehaus
		Title:	Chairman

ANNEX E

EXECUTION COPY

SUPPORT AGREEMENT dated as of October 5, 2006, between CROWN CASTLE INTERNATIONAL CORP., a Delaware corporation (“Crown”), and the parties listed on Schedule A hereto (collectively, the “Stockholder”) (the “Agreement”).

WHEREAS Crown, CCGS Holdings LLC, a Delaware limited liability company (“Merger Sub”), and Global Signal Inc., a Delaware corporation (“Global”), propose to enter into an Agreement and Plan of Merger dated as of the date hereof (as the same may be amended or supplemented, the “Merger Agreement”; capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement) providing for the merger of Global with and into Merger Sub, with Merger Sub as the surviving entity and a direct, wholly-owned subsidiary of Crown;

WHEREAS the Stockholder owns at least the number of shares of Global Common Stock set forth on Schedule A hereto (subject to Section 4(c), such shares of Global Common Stock being referred to herein as the “Subject Shares” of the Stockholder); and

WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Crown has requested that the Stockholder enter into this Agreement.

NOW, THEREFORE, the parties hereto agree as follows:

SECTION 1. Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to Crown as follows:

(a) Authority; Execution and Delivery; Enforceability. The Stockholder has all requisite power and authority to execute this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by the Stockholder of this Agreement and consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Stockholder. The Stockholder has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery of this Agreement by Crown, this Agreement constitutes the legal, valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights and remedies of creditors generally and to the effect of general principles of equity. The execution and delivery by the Stockholder of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Stockholder under, any provision of any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Stockholder is a party or by which any properties or assets of the Stockholder are bound or, subject to the filings and other matters referred to in the next sentence, any provision of any Order or Law applicable to the Stockholder or the properties or assets of the Stockholder. No consent, approval, order, authorization or permit of, or registration, declaration or filing with, or notification to, any Governmental Entity is required to be obtained or made by or with respect to the Stockholder in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than (i) compliance with and filings under the HSR Act, if applicable to the Stockholder’s receipt in the Merger of Crown Common Stock, and (ii) such reports under Sections 13(d) and 16 of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby. No trust of which the Stockholder is a trustee requires the consent of any beneficiary to the execution and delivery of this Agreement or to the consummation of the transactions contemplated hereby.

(b) The Subject Shares. The Stockholder is the record and beneficial owner of and has good and marketable title to, the Subject Shares set forth opposite its name on Schedule A attached hereto, free and clear of any Liens, except for pledges in favor of the lenders pursuant to credit agreements in place as of the date hereof between the

Stockholder and such lenders (any such pledge, an “Existing Pledge”). The Stockholder has the sole right to vote such Subject Shares, and none of such Subject Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of such Subject Shares, except as contemplated by this Agreement. The Stockholder further represents that any proxies heretofore given in respect of the Stockholder’s Subject Shares are revocable, and represents and declares that all such proxies are hereby revoked.

SECTION 2. Representations and Warranties of Crown. Crown hereby represents and warrants to the Stockholder as follows: Crown has all requisite corporate power and authority to execute this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by Crown of this Agreement and consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Crown. Crown has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery of this Agreement by the Stockholder, this Agreement constitutes the legal, valid and binding obligation of Crown, enforceable against Crown in accordance with its terms subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights and remedies of creditors generally and to the effect of general principles of equity. The execution and delivery by Crown of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Crown under, any provision of any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Crown is a party or by which any properties or assets of Crown are bound or, subject to the filings and other matters referred to in the next sentence, any provision of any Order or Law applicable to Crown or the properties or assets of Crown.

SECTION 3. Covenants of the Stockholder. The Stockholder covenants and agrees as follows:

(a) (1) At any meeting of the stockholders of Global called to seek the Global Stockholder Approval or in any other circumstances upon which a vote, consent or other approval (including by written consent) with respect to the Merger Agreement, any other Transaction Agreement, the Merger or any other transactions contemplated by the Merger Agreement or any other Transaction Agreement (such other transactions, “Related Transactions”) is sought, the Stockholder shall, including by executing a written consent solicitation if requested by Crown, vote (or cause to be voted) the Subject Shares of the Stockholder in favor of granting the Global Stockholder Approval.

(2) IRREVOCABLE PROXY. The Stockholder hereby irrevocably grants to, and appoints, Crown and any designee of Crown, and each of them individually, as the Stockholder’s proxy and attorney-in-fact (with full power of substitution and resubstitution), for and in the name, place and stead of the Stockholder, to vote the Subject Shares of the Stockholder, or grant a consent or approval in respect of the Subject Shares of the Stockholder in a manner consistent with this Section 3. The Stockholder understands and acknowledges that Crown is entering into the Merger Agreement in reliance upon the Stockholder’s execution and delivery of this Agreement. The Stockholder hereby affirms that the irrevocable proxy set forth in this Section 3(a) is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of the Stockholder under this Agreement. The Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked. The Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212(e) of the DGCL. Notwithstanding anything to the contrary herein, the irrevocable proxy granted hereunder shall automatically terminate upon the termination of this Agreement.

(b) At any meeting of stockholders of Global or at any adjournment thereof or in any other circumstances upon which the Stockholder’s vote, consent or other approval is sought, the Stockholder shall vote (or cause to be voted) the Subject Shares of the Stockholder against, and shall not consent to (and shall cause the Subject Shares of the Stockholder not to be consented to), any of the following (or any agreement to enter into, effect, facilitate or support any of the following): (i) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Global, (ii) any Global Takeover Proposal and/or (iii) any amendment of the Global Certificate of Incorporation or the Global Bylaws or other proposal or transaction involving Global or any Global Subsidiary, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify any provision of the Merger Agreement or any other Transaction Agreement, the Merger or any Related Transaction or change in any manner the voting rights of any capital stock of Global (collectively, “Frustrating Transactions”). The Stockholder shall not commit or agree to take any action inconsistent with the foregoing.

(c) Other than this Agreement, the Stockholder shall not (i) sell, transfer, pledge, assign or otherwise dispose of (including by gift) (collectively, “Transfer”), or enter into any contract, option or other arrangement (including any profit sharing arrangement) with respect to the Transfer of, any shares of Global Common Stock to any person (other than (1) pursuant to the Merger, (2) any pledges of Global Common Stock in favor of the lenders in connection with amendments to or refinancings of the credit agreements underlying the Existing Pledges (“Future Pledges”; together with the Existing Pledges, the “Pledges”), provided that the number of shares of Global Common Stock subject to all Pledges shall not at any time exceed the number of shares of Global Common Stock pledged under the Existing Pledges as of the date hereof, or (3) subject to Section 4(c), pursuant to any foreclosures on any Pledges, or (ii) enter into any voting arrangement, whether by proxy, voting agreement or otherwise, with respect to any shares of Global Common Stock and shall not commit or agree to take any of the foregoing actions.

(d) The Stockholder shall not, nor shall it authorize or permit any officer, director or employee of, or any investment banker, attorney or other adviser or representative of, the Stockholder to, directly or indirectly, (i) solicit, initiate, encourage or take any other action to facilitate any inquiries with respect to a potential Global Takeover Proposal or Frustrating Transaction or the submission of any Global Takeover Proposal or Frustrating Transaction, (ii) enter into any agreement with respect to any Global Takeover Proposal or Frustrating Transaction or (iii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may lead to any Global Takeover Proposal or Frustrating Transaction. The Stockholder promptly shall advise Crown orally and in writing of any Global Takeover Proposal or Frustrating Transaction or inquiry made to the Stockholder with respect to or that could lead to any Global Takeover Proposal or Frustrating Transaction, the identity of the person making any such Global Takeover Proposal, Frustrating Transaction or inquiry and the material terms of any such Global Takeover Proposal, Frustrating Transaction or inquiry.

(e) The Stockholder shall not, nor shall the Stockholder authorize or permit any investment banker, attorney or other adviser or representative of the Stockholder to, issue any press release or make any other public statement with respect to this Agreement, the Merger Agreement, any other Transaction Agreements, the Merger or any Related Transactions without the prior written consent of Crown, except as may be required by applicable Law or Order.

(f) The Stockholder hereby (i) waives, and agrees not to exercise or assent to, any appraisal rights under Section 262 in connection with the Merger and (ii) agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Global, Crown or any of their respective successors relating to the negotiation, execution and delivery of this Agreement or the Merger Agreement or the consummation of the Merger or any Related Transactions (other than (1) any claims against Crown (or its successors) to the extent relating to or based upon any alleged breach by Crown of the Merger Agreement, the Stockholders Agreement or this Agreement, (2) any federal or state law claims against Crown (or its successors) to the extent relating to or based upon any alleged delivery or supply of incorrect or misleading information, or failure or omission to deliver or supply information, by Crown to Global or its stockholders or (3) any claims against Crown (or its successors) to the extent relating to or based upon any alleged violation of federal or state securities laws in connection with the transactions contemplated by the Merger Agreement or the Related Transactions, including without limitation the Merger or the issuance of Crown securities pursuant thereto).

SECTION 4. Termination. (a) This Agreement shall terminate upon the earliest of (i) the termination of this Agreement by the mutual written consent of Crown and the Stockholder, (ii) the Effective Time and (iii) the termination of the Merger Agreement in accordance with its terms.

(b) Notwithstanding the foregoing, (i) termination of this Agreement shall not prevent any party hereunder from seeking any remedies (at law or in equity) against any other party hereto for such party’s breach of this Agreement and (ii) Sections 3(f) and 6 of this Agreement shall survive the termination of this Agreement. In no event shall any of the representations, warranties, covenants and other agreements in this Agreement (other than the covenants and other agreements set forth in Sections 3(f) and 6), including any rights arising out of any breach of such representations, warranties, covenants and other agreements (other than the covenants and other agreements set forth in Sections 3(f) and 6), survive the Effective Time.

(c) Notwithstanding anything to the contrary herein, in the event of a foreclosure pursuant to a Pledge on any shares of Global Common Stock beneficially owned by the Stockholder that are Subject Shares, such shares of Global Common Stock shall immediately and without any action by any party hereto cease to be deemed Subject Shares for any purpose under this Agreement; provided, however, that any shares of Global Common Stock beneficially owned by the Stockholder at the time of such foreclosure that are not Subject Shares and are not subject to such foreclosure shall immediately and without any action by any party hereto be deemed Subject Shares for all purposes under this Agreement; provided further, however, that in no event shall the number of shares of Global Common Stock so substituted exceed the number of Subject Shares being replaced.

SECTION 5. Additional Matters. (a) The Stockholder shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Crown may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

(b) The Stockholder is executing this Agreement solely in its capacity as the record holder and beneficial owner of such Stockholder’s shares of Global Common Stock, and nothing in this Agreement shall limit or otherwise restrict any officer or director of the Stockholder or any of its Affiliates from taking or not taking any action in his or her capacity as an officer of Global or any Global Subsidiary or a member of the Global Board (or any committee thereof) or the board of directors of any Global Subsidiary (or any committee thereof).

SECTION 6. General Provisions.

(a) Amendments. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

(b) Notice. All notices and other communications hereunder shall be in writing and shall be deemed given (and shall be deemed to have been given upon receipt) if delivered personally or sent by overnight courier (providing proof of delivery) to Crown in accordance with Section 8.13 of the Merger Agreement and to the Stockholder at its address set forth on Schedule A hereto (or at such other address for a party as shall be specified by like notice).

(c) Interpretation. When a reference is made in this Agreement to a Section or subsection, such reference shall be to a Section or subsection of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Wherever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

(d) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

(e) Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement. This Agreement shall become effective against Crown when one or more counterparts have been signed by Crown and delivered to the Stockholder. This Agreement shall become effective against the Stockholder when one or more counterparts have been executed by the Stockholder and delivered to Crown. Each party need not sign the same counterpart.

(f) Entire Agreement; No Third-Party Beneficiaries. This Agreement (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (ii) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

(g) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to principles of conflicts of laws.

(h) Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by Crown without the prior written consent of the Stockholder or by the Stockholder without the prior written consent of Crown, and any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permissible assigns.

(i) Expenses. All costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

(j) Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware in the event any dispute arises out of this Agreement or any transaction contemplated hereby, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action relating to this Agreement or any transaction contemplated hereby in any court other than the Court of Chancery of the State of Delaware and (iv) waives any right to trial by jury with respect to any claim or proceeding related to or arising out of this Agreement or any transaction contemplated hereby.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, each party has duly executed this Agreement, all as of the date first written above.

CROWN CASTLE INTERNATIONAL CORP.

By:	/s/ JOHN P. KELLY
Name:	John P. Kelly
Title:	President & CEO

ABRAMS CAPITAL INTERNATIONAL, LTD., a Cayman Islands exempted company

By:	Pamet Capital Management, LP, its Investment Manager

	By:	Pamet Capital Management, LLC, its General Partner

		By:	/s/ DAVID ABRAMS
		Name:	David Abrams
		Title:	Managing Member

ABRAMS CAPITAL PARTNERS I, LP, a Delaware limited partnership

By:	Pamet Capital Management, LP, its Investment Manager

	By:	Pamet Capital Management, LLC, its General Partner

		By:	/s/ DAVID ABRAMS
		Name:	David Abrams
		Title:	Managing Member

ABRAMS CAPITAL PARTNERS II, LP, a Delaware limited partnership

By:	Pamet Capital Management, LP, its Investment Manager

	By:	Pamet Capital Management, LLC, its General Partner

		By:	/s/ DAVID ABRAMS
		Name:	David Abrams
		Title:	Managing Member

WHITECREST PARTNERS, LP, a Delaware limited partnership

By:	Pamet Capital Management, LP, its Investment Manager

	By:	Pamet Capital Management, LLC, its General Partner

		By:	/s/ DAVID ABRAMS
		Name:	David Abrams
		Title:	Managing Member

RIVA CAPITAL PARTNERS, LP, a Delaware limited partnership

By:	Abrams Capital Management, LLC, its Investment Manager

		By:	/s/ DAVID ABRAMS
		Name:	David Abrams
		Title:	Managing Member

222 PARTNERS, LLC

By:	/s/ DAVID ABRAMS
Name:	David Abrams
Title:	Managing Member

ANNEX F

[LETTERHEAD OF J.P. MORGAN SECURITIES INC.]

October 5, 2006

The Board of Directors

Crown Castle International Corp.

510 Bering Drive, Ste. 500

Houston, TX 77057

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to Crown Castle International Corp. (the “Company”) of the consideration to be paid by the Company in the proposed merger (the “Merger”) of CCGS Holdings LLC, a wholly-owned subsidiary of the Company (“Merger Subsidiary”) with Global Signal, Inc. (the “Merger Partner”). Pursuant to the Agreement and Plan of Merger, to be dated as of October 5, 2006 (the “Agreement”), among the Company, Merger Subsidiary and the Merger Partner, the Merger Partner will merge with and into Merger Subsidiary (subject to the alternative structure set forth in Section 1.1 of the Agreement) (the “Merger”), and each outstanding share of common stock, par value $0.01 per share, of the Merger Partner (the “Merger Partner Common Stock”), other than unvested Global Signal Restricted Shares (as defined in the Agreement) and shares of Merger Partner Common Stock held in treasury or owned by the Company or Merger Subsidiary, will be converted in the Merger into the right to receive, at the election of the holder thereof, either (1) $55.95 in cash (the “Cash Merger Consideration”) or (2) 1.61 shares (the “Stock Merger Consideration”, together with any Cash Consideration payable in the Merger, the “Merger Consideration”) of the Company’s common stock, par value $0.01 per share (the “Company Common Stock”). The Cash Merger Consideration payable in the Merger will be subject to proration as set forth in Section 2.1 of the Agreement so that the aggregate Cash Merger Consideration does not exceed $550,000,000 (reduced on a dollar-for-dollar basis to the extent of any cash dividends or other cash distributions declared or paid with respect to Merger Partner Common Stock prior to the consummation of the Merger). The terms and conditions of the Merger are more fully set forth in the Agreement.

In arriving at our opinion, we have (i) reviewed a draft dated October 1, 2006 of the Agreement and drafts of certain related documents; (ii) reviewed certain publicly available business and financial information concerning the Merger Partner and the Company and the industries in which they operate; (iii) compared the financial and operating performance of the Merger Partner and the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Merger Partner Common Stock and the Company Common Stock and certain publicly traded securities of such other companies; (iv) reviewed certain internal financial analyses and forecasts prepared by the managements of the Merger Partner and the Company relating to their respective businesses, as well as the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the Merger (the “Synergies”); and (v) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of the Merger Partner and the Company with respect to certain aspects of the Merger, and the past and current business operations of the Merger Partner and the Company, the financial condition and future prospects and operations of the Merger Partner and the Company, the effects of the Merger on the financial condition and future prospects of the Company, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed, without assuming responsibility or liability for independent verification, the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Merger Partner and the Company or otherwise reviewed by or for us. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Merger Partner or the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us, including the Synergies, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Merger Partner and the Company to which such analyses or forecasts relate. We express no view as to such analyses or forecasts (including the Synergies) or the assumptions on which they were based. We also have assumed that the Merger will qualify as a tax-free reorganization for United States federal income tax purposes and that, in all respects material to our analysis, the other transactions contemplated by the Agreement will be consummated as described in the Agreement and that the definitive Agreement will not differ in any material respects from the draft thereof furnished to us. We are not legal, tax or regulatory advisors and have relied upon, without independent verification, the assessment of the Company and its legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. We have further assumed, in all respects material to our analysis, that all of the representations and warranties of each party contained in the Agreement are true and correct, that each party to the Agreement will perform all of the covenants and agreements required to be performed by it thereunder without any consents or waivers of the other parties thereto, and that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on the Merger Partner or the Company or on the contemplated benefits of the proposed Merger.

Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and the assumptions used in preparing it, and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, to the Company of the Merger Consideration to be paid in the proposed Merger and we express no opinion as to the fairness of the Merger to, or any consideration received in connection therewith by, the holders of any class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Merger. We are expressing no opinion herein as to the price at which the Company Common Stock will trade at any future time.

We have acted as financial advisor to the Company with respect to the proposed Merger and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Merger is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. We and our affiliates have provided financial advisory and financing services for the Company in the past. Such services have included (i) acting as joint bookrunner on the Company’s credit facilities in June 2005, (ii) acting as financial advisor in connection with the Company’s sale of OpenCell Corp. in January 2005, (iii) acting as financial advisor in connection with the Company’s acquisition of a minority interest in Crown Atlantic in November 2004 and (iv) acting as financial advisor in connection the Company’s sale of its UK operations. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities or senior loans of the Company, the Merger Partner, or any other company or any currency or commodity that may be involved in this transaction for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities or loans.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Merger Consideration to be paid in the proposed Merger is fair, from a financial point of view, to the Company.

This letter is provided to the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Merger. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Merger or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

/s/    J.P. MORGAN SECURITIES INC.

F-2

ANNEX G

[LETTERHEAD OF MORGAN STANLEY & CO. INCORPORATED]

October 5, 2006

Board of Directors

Crown Castle International Corp.

510 Bering Drive, Ste. 500

Houston, TX 77057

Members of the Board:

We understand that Global Signal, Inc. (the “Company”), Crown Castle International Corp. (the “Buyer”) and CCGS Holdings LLC, a wholly owned subsidiary of Buyer (“Acquisition Sub”), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated October 1, 2006 (the “Merger Agreement”), which provides, among other things, for the merger of the Company with and into Acquisition Sub (subject to the alternative structure set forth in Section 1.1 of the Merger Agreement) (the “Merger”). Pursuant to the Merger, Acquisition Sub will continue as the surviving entity, and each outstanding share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”), other than unvested Global Signal Restricted Shares (as defined in the Merger Agreement) and shares of Company Common Stock held in treasury or owned by the Buyer or Acquisition Sub, will be converted in the Merger into the right to receive, at the election of the holder thereof, either (1) $55.95 in cash (the “Cash Merger Consideration”) or (2) 1.61 shares (the “Stock Merger Consideration”, together with any Cash Consideration payable in the Merger, the “Merger Consideration”) of the Buyer’s common stock, par value $0.01 per share (the “Buyer Common Stock”). The Cash Merger Consideration payable in the Merger will be subject to proration as set forth in Section 2.1 of the Merger Agreement so that the aggregate Cash Merger Consideration does not exceed $550,000,000 (reduced on a dollar-for-dollar basis to the extent of any cash dividends or other cash distributions declared or paid with respect to Company Common Stock prior to the consummation of the Merger). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Merger Consideration to be paid by the Buyer pursuant to the Merger Agreement is fair from a financial point of view to the Buyer.

For purposes of the opinion set forth herein, we have:

i) reviewed certain publicly available financial statements and other business and financial information of the Company and the Buyer;

ii) reviewed certain internal financial statements and other financial and operating data concerning the Company prepared by the management of the Company;

iii) reviewed certain financial projections prepared by the management of the Company;

iv) discussed the past and current operations and financial condition and the prospects of the Company, including information relating to certain strategic financial and operational benefits anticipated from the Merger, with senior executives of the Company;

v) reviewed certain internal financial statements and other financial operating data concerning the Buyer prepared by the management of the Buyer;

vi) reviewed certain financial projections prepared by the management of the Buyer;

vii) discussed the past and current operations and financial condition and the prospects of the Buyer, including information relating to certain strategic financial and operational benefits anticipated from the Merger, with senior executives of the Buyer;

viii) reviewed the pro forma impact of the Merger on the Buyer’s consolidated capitalization and certain financial ratios;

ix) reviewed the reported prices and trading activity for the Company Common Stock and the Buyer Common Stock;

x) compared the financial performance of the Company and the Buyer and the prices and trading activity of the Company Common Stock and the Buyer Common Stock with that of certain other publicly-traded companies comparable with the Company and the Buyer, respectively, and their securities;

xi) participated in discussions and negotiations among representatives of the Company and the Buyer and their financial and legal advisors;

xii) reviewed the Merger Agreement, and certain related documents; and

xiii) performed such other analyses and considered such other information as we have deemed appropriate.

We have assumed and relied upon, without assuming responsibility or liability for independent verification, the accuracy and completeness of the information supplied or otherwise made available to us for the purposes of this opinion. With respect to the financial projections, including information relating to certain strategic financial and operational benefits anticipated from the Merger, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company and the Buyer. We express no view as to such analyses or forecasts (including the anticipated strategic financial and operational benefits) or the assumptions on which they were based. In addition, we have assumed, in all respects material to our analysis, that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the Merger will be treated as a tax-free reorganization, pursuant to the Internal Revenue Code of 1986, as amended. We have assumed, in all respects material to our analysis, that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that would have any adverse effect on the Buyer or the Company or on the contemplated benefits of the proposed Merger. We are not legal, tax or regulatory advisors and have relied upon, without independent verification, the assessment of the Buyer and its legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

Our opinion is limited to the fairness, from a financial point of view, to the Buyer of the Merger Consideration to be paid in the proposed Merger and we express no opinion as to the fairness of the Merger to, or any consideration received in connection therewith by, the holders of any class of securities, creditors or other constituencies of the Buyer or as to the underlying decision by the Buyer to engage in the Merger.

We have acted as financial advisor to the Board of Directors of the Buyer in connection with this transaction and will receive a fee for our services, a significant portion of which is contingent upon the closing of the Merger. In the past, Morgan Stanley & Co. Incorporated and its affiliates have provided financial advisory and financing services for the Buyer and financing services for the Company and have received fees for the rendering of these services. Morgan Stanley may also seek to provide such services to the Buyer in the future and will receive fees for the rendering of these services. In the ordinary course of our trading, brokerage, investment management and financing activities, Morgan Stanley or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for our own account or the accounts of customers, in debt or equity securities or senior loans of the Buyer, the Company, or any other company or any currency or commodity that may be involved in this transaction.

It is understood that this letter is for the information of the Board of Directors of the Buyer and may not be used for any other purpose without our prior written consent, except that a copy of this opinion may be included

G-2

in its entirety in any filing the Buyer is required to make with the Securities and Exchange Commission in connection with this transaction if such inclusion is required by applicable law. In addition, this opinion does not in any manner address the prices at which the Buyer Common Stock will trade at any time in the future, and Morgan Stanley expresses no opinion or recommendation as to how the shareholders of the Buyer and the Company should vote at the shareholders’ meetings to be held in connection with the Merger.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Merger Consideration to be paid by the Buyer pursuant to the Merger Agreement is fair from a financial point of view to the Buyer.

Very truly yours,

MORGAN STANLEY & CO. INCORPORATED

By:	/s/ ADAM D. SHEPARD
Name:	Adam D. Shepard
Title:	Managing Director

G-3

ANNEX H

[LETTERHEAD OF GOLDMAN, SACHS & CO.]

PERSONAL AND CONFIDENTIAL

October 5, 2006

Board of Directors

Global Signal Inc.

301 North Cattlemen Road

Suite 300

Sarasota, FL 34232

Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Global Signal Inc. (the “Company”) of the Stock Consideration and the Cash Consideration (as defined below) to be received by the holders of Shares, taken in the aggregate, pursuant to the Agreement and Plan of Merger, dated as of October 5, 2006 (the “Agreement”), among Crown Castle International Corp. (“Crown Castle”), CCGS Holdings LLC, a wholly owned subsidiary of Crown Castle (“Merger Sub”), and the Company. Pursuant to the Agreement, the Company will be merged with and into Merger Sub and each outstanding Share (other than certain Shares specified in the Agreement) will be converted into the right to receive, at the election of the holder thereof, either (i) $55.95 in cash (the “Cash Consideration”) or (ii) 1.61 shares of common stock, par value $0.01 per share (the “Crown Castle Common Stock”), of Crown Castle (the “Stock Consideration”), subject to certain procedures and limitations contained in the Agreement, as to which procedures and limitations we express no opinion. We understand that the Company’s direct or indirect shareholders include Fortress Investment Group LLC (“Fortress”), Greenhill Capital Partners LLC (“Greenhill”) and Abrams Capital, LLC (“Abrams”).

Goldman, Sachs & Co. and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the transaction contemplated by the Agreement (the “Transaction”). We expect to receive fees for our services in connection with the Transaction, all of which are contingent upon consummation of the Transaction, and the Company has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement. In addition we have provided, and are currently providing, certain investment banking services to Fortress and its affiliates and portfolio companies, including having acted as joint lead manager in the initial public offering of 11,072,000 shares of common stock of Brookdale Senior Living Inc. (“Brookdale”) in November 2005, joint lead manager in a secondary offering of 11,667,000 ordinary shares of Eurocastle Investment Limited in January 2006 and co-financial advisor to Brookdale in its acquisition of American Retirement Corporation in July 2006. We also have provided certain investment banking services to Greenhill and its affiliates, including having acted as lead manager in the initial public offering of 5,000,000 shares of common stock of Greenhill & Co. Inc. in May 2004, lead manager in a secondary offering of 4,000,000 shares of common stock of Greenhill & Co. Inc. in May 2005 and lead manager in a follow-on offering of 3,500,000 shares of common stock of Greenhill & Co. Inc. in May 2006. We also may provide investment banking services to the Company, Crown Castle and their respective affiliates and Fortress, Greenhill, Abrams and their respective affiliates and portfolio companies in the future. In connection with the above-described investment banking services we have received, and may receive, compensation.

Goldman, Sachs & Co. is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, risk management, hedging, financing and brokerage activities for both companies and individuals. In the ordinary course of these

Board of Directors

Global Signal Inc.

October 5, 2006

activities, Goldman, Sachs & Co. and its affiliates may provide such services to the Company, Crown Castle and their respective affiliates and Fortress, Greenhill, Abrams and their respective affiliates and portfolio companies, may actively trade the debt and equity securities (or related derivative securities) of the Company, Crown Castle and affiliates and portfolio companies of each of Fortress, Greenhill and Abrams for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities. Affiliates of Goldman, Sachs & Co. may co-invest with affiliates of each of Fortress, Greenhill and Abrams in the future, and such affiliates of Goldman, Sachs & Co. may invest in the future in limited partnership units of affiliates of each of Fortress, Greenhill and Abrams.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the two fiscal years ended December 31, 2005 and of Crown Castle for the five fiscal years ended December 31, 2005; the Registration Statement on Form S-11, including the prospectus contained therein, for the initial public offering of Shares of the Company; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and Crown Castle; certain other communications from the Company and Crown Castle to their respective stockholders; certain internal financial analyses and forecasts for Crown Castle prepared by its management, including certain assumptions of the management of Crown Castle with respect to the potential cost savings expected to result from the Transaction; and certain internal financial analyses and forecasts for the Company and certain financial analyses and forecasts for Crown Castle, in each case prepared by the management of the Company (the “Forecasts”), including certain assumptions of the management of the Company with respect to the potential cost savings expected to result from the Transaction. We also have held discussions with members of the senior managements of the Company and Crown Castle regarding their assessment of the strategic rationale for, and the potential benefits of, the Transaction and the past and current business operations, financial condition and future prospects of their respective companies. In addition, we have reviewed the reported price and trading activity for the Shares and the shares of Crown Castle Common Stock, compared certain financial and stock market information for the Company and Crown Castle with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the wireless tower industry specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as we considered appropriate.

We have relied upon the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In that regard, we have assumed with your consent that the Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Company. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company or Crown Castle or any of their respective subsidiaries and we have not been furnished with any such evaluation or appraisal.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, nor are we expressing any opinion as to the prices at which shares of Crown Castle Common Stock will trade at any time. We also have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or Crown Castle or on the expected benefits of the Transaction in any way meaningful to our analysis. Our opinion addresses only the fairness from a financial point of view of the Stock Consideration and the Cash Consideration to be received by holders of Shares, taken in the aggregate, pursuant to the Agreement, and we are not herein opining on any aspect of any contractual arrangements that any holders of the Shares may enter into in connection with the Transaction, including any governance and registration rights agreements among Crown Castle and Fortress, Greenhill and Abrams or any of their respective affiliates. Our opinion is necessarily based on economic, monetary, market and

H-2

Board of Directors

Global Signal Inc.

October 5, 2006

other conditions as in effect on, and the information made available to us as of, the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote or make any election with respect to such Transaction.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Stock Consideration and the Cash Consideration to be received by the holders of Shares, taken in the aggregate, pursuant to the Agreement, is fair from a financial point of view to such holders.

Very truly yours,

/s/ GOLDMAN, SACHS & CO.
(GOLDMAN, SACHS & CO.)

H-3

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Section 145 of the General Corporation Law of the State of Delaware (“DGCL”) provides that a corporation has the power to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) against the expenses (including attorneys’ fees), judgments, fines or amounts paid in settlement actually and reasonably incurred by them in connection with the defense of any action by reason of being or having been directors or officers, if such person shall have acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, provided that such person had no reasonable cause to believe his conduct was unlawful, except that, if such action shall be in the right of the corporation, such indemnification shall be limited to expenses and no such indemnification shall be provided as to any claim, issue or matter as to which such person shall have been judged to have been liable to the corporation unless and to the extent that the Court of Chancery of the State of Delaware, or any court in which such suit or action was brought, shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as such court shall deem proper.

Accordingly, the Registrant’s Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), provides that the Registrant shall, to the maximum extent permitted under the DGCL, indemnify each person who is or was a director or officer of the Registrant. The Registrant may, by action of the Registrant’s board of directors, indemnify other employees and agents of the Registrant, directors, officers, employees or agents of a subsidiary, and each person serving as a director, officer, partner, member, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, at the request of the Registrant, with the same scope and effect as the indemnification of directors and officers of the Registrant. However, the Registrant shall be required to indemnify any person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Registrant’s board of directors or is a proceeding to enforce such person’s claim to indemnification pursuant to the rights granted by the Certificate of Incorporation or otherwise by the Registrant. The Registrant may also enter into one or more agreements with any person which provide for indemnification greater or different than that provided in the Certificate of Incorporation.

Furthermore, a director of the Registrant shall not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

The Registrant’s Amended and Restated Bylaws, as amended (the “Bylaws”), provide that each person who was or is made a party or is threatened to be made a party to or is involved in any manner in any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative (“Proceeding”), by reason of the fact that he or she or a person of whom he or she is the legal representative is or was a director or officer of the Registrant or, while a director or officer of the Registrant, a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise shall be indemnified and held harmless by the Registrant to the fullest extent permitted by the DGCL. Such indemnification shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that the Registrant shall indemnify any such person seeking indemnification in connection with a Proceeding (or part thereof) initiated by such person only if such Proceeding (or part thereof) was authorized by the Registrant’s board of directors or is a Proceeding to enforce such person’s claim to indemnification pursuant to the rights granted by the Registrant’s Bylaws. The Registrant shall pay the expenses incurred by any person described in the first two sentences of this paragraph in defending any such Proceeding in advance of its final disposition upon, to the extent such an undertaking is required by applicable law, receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Registrant as authorized in the Registrant’s Bylaws or otherwise.

The Registrant’s Bylaws further provide that the indemnification and the advancement of expenses incurred in defending a Proceeding prior to its final disposition provided by, or granted pursuant to, the Registrant’s Bylaws shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, other provision of the Registrant’s Bylaws or otherwise. The Registrant may also maintain insurance, at its expense, to protect itself and any person who is or was a director, officer, partner, member, employee or agent of the Registrant or a subsidiary or of another corporation, partnership, limited liability company, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Registrant would have the power to indemnify such person against such expense, liability or loss under the DGCL.

The Registrant’s Bylaws further provide that the Registrant may, to the extent authorized from time to time by the Registrant’s board of directors, grant rights to indemnification, and rights to be paid by the Registrant the expenses incurred in defending any Proceeding in advance of its final disposition, to any person who is or was an employee or agent (other than a director or officer) of the Registrant or a subsidiary thereof and to any person who is or was serving at the request of the Registrant or a subsidiary thereof as a director, officer, partner, member, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by the Registrant or a subsidiary thereof, to the fullest extent of the provisions of the Registrant’s Bylaws with respect to the indemnification and advancement of expenses of directors and officers of the Registrant.

The Registrant carries liability insurance for its directors and officers.

Item 21. Exhibits and Financial Statement Schedules

(a)	Exhibits

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated as of October 5, 2006, by and among Global Signal Inc., Crown Castle International Corp. and CCGS Holdings LLC (attached as Annex A to the joint proxy statement/prospectus that is part of this Registration Statement).

3.1	Restated Certificate of Incorporation of Crown Castle International Corp., dated August 21, 1998, as amended on June 12, 2002.

3.2	Amended and Restated Bylaws of Crown Castle International Corp., dated August 21, 1998, as amended on February 20, 2003.

4.1	Stockholders Agreement, dated as of October 5, 2006, by and among Fortress Pinnacle Investment Fund, FRIT PINN LLC, Fortress Registered Investment Trust, FRIT Holdings LLC, FIT GSL LLC, Greenhill Capital Partners LLC, GCP SPV1, LLC, GCP SPV2, LLC, Abrams Capital International Ltd., Abrams Capital Partners I, LP, Abrams Capital Partners II, LP, Whitecrest Partners, LP, Riva Capital Partners, LP, 222 Partners, LLC and Crown Castle International Corp. (attached as Annex B to the joint proxy statement/prospectus that is part of this Registration Statement).

4.2*	Amended and Restated Rights Agreement dated as of September 18, 2000, between Crown Castle International Corp. and ChaseMellon Shareholder Services L.L.C. (Exhibit 6, Registration Statement on Form 8-A filed on September 19, 2000).

Exhibit Number	Description

4.3*	Amendment No. 1, dated as of October 5, 2006, to the Amended and Restated Rights Agreement, dated as of September 28, 2000, between Crown Castle International Corp. and Mellon Investor Services LLC (as successor to ChaseMellon Shareholder Services, L.L.C.), as rights agent (Exhibit 4.2, Form 8-K filed on October 11, 2006).

5.1	Opinion of Cravath, Swaine & Moore LLP regarding the legality of the securities being issued (to be filed by amendment).

8.1	Opinion of Cravath, Swaine & Moore LLP as to tax matters (to be filed by amendment).

8.2	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to tax matters (to be filed by amendment).

10.1	Support Agreement, dated October 5, 2006, by and among Fortress Pinnacle Investment Fund LLC, FRIT PINN LLC, Fortress Registered Investment Trust, FRIT Holdings LLC, FIT GSL LLC and Crown Castle International Corp. (attached as Annex C to the joint proxy statement/prospectus that is part of this Registration Statement).

10.2	Support Agreement, dated October 5, 2006, by and among Greenhill Capital Partners LLC, GCP SPV1, LLC, GCP SPV2, LLC and Crown Castle International Corp. (attached as Annex D to the joint proxy statement/prospectus that is part of this Registration Statement).

10.3	Support Agreement, dated October 5, 2006, by and among Abrams Capital International Ltd., Abrams Capital Partners I, LP, Abrams Capital Partners II, LP, Whitecrest Partners, LP, Riva Capital Partners, LP, 222 Partners, LLC and Crown Castle International Corp. (attached as Annex E to the joint proxy statement/prospectus that is part of this Registration Statement).

23.1	Consent of KPMG LLP.

23.2	Consent of Ernst & Young LLP.

23.3	Consent of Cravath, Swaine & Moore LLP (included in Exhibit 5.1, to be filed by amendment).

23.4	Consent of Cravath, Swaine & Moore LLP (included in Exhibit 8.1, to be filed by amendment).

23.5	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 8.2, to be filed by amendment).

23.6	Consent of J.P. Morgan Securities Inc. (included in Annex F to the joint proxy statement/prospectus that is part of this Registration Statement).

23.7	Consent of Morgan Stanley & Co. Incorporated (included in Annex G to the joint proxy statement/prospectus that is part of this Registration Statement).

24.1	Powers of Attorney (included on signature page to this Registration Statement)

99.1	Form of Proxy Card of Crown Castle International Corp.

99.2	Form of Proxy Card of Global Signal Inc.

99.3	Form of Election and Letter of Transmittal and related documentation.

*	Incorporated by reference.

(b)	Financial statement schedules

Not applicable.

(c)	Reports, opinions or appraisals

Opinions of J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated and Goldman, Sachs & Co. (attached as Annexes F, G and H, respectively, to the joint proxy statement/prospectus which is part of this Registration Statement).

Item 22. Undertakings

(1) The undersigned Registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the Calculation of Registration Fee table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) The undersigned Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) The undersigned Registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the undersigned Registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(5) The Registrant undertakes that every prospectus (a) that is filed pursuant to paragraph (4) immediately preceding, or (b) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(7) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(8) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(9) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference into the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on this 6th day of November, 2006.

CROWN CASTLE INTERNATIONAL CORP.
By:	/s/ JOHN P. KELLY Name: John P. Kelly Title: President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John P. Kelly, W. Benjamin Moreland and E. Blake Hawk and each of them, as his true and lawful attorneys-in-fact and agents with full power of substitution and re-substitution for him and in his name, place and stead, in any and all capacities, to sign any and all documents relating to this Registration Statement, including any and all amendments and supplements thereto, and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated below on this 6th day of November, 2006.

Name	Title

/S/ JOHN P. KELLY Name: John P. Kelly	President and Chief Executive Officer, Director (Principal Executive Officer)

/S/ W. BENJAMIN MORELAND Name: W. Benjamin Moreland	Chief Financial Officer, Director (Principal Financial Officer)

/S/ ROB A. FISHER Name: Rob A. Fisher	Vice President and Controller (Principal Accounting Officer)

/S/ J. LANDIS MARTIN Name: J. Landis Martin	Chairman of the Board of Directors

/S/ ARI Q. FITZGERALD Name: Ari Q. Fitzgerald	Director

/S/ ROBERT E. GARRISON II Name: Robert E. Garrison II	Director

/S/ RANDALL A. HACK Name: Randall A. Hack	Director

/S/ DALE N. HATFIELD Name: Dale N. Hatfield	Director

/S/ LEE W. HOGAN Name: Lee W. Hogan	Director

/S/ EDWARD C. HUTCHESON, JR. Name: Edward C. Hutcheson, Jr.	Director

/S/ ROBERT F. MCKENZIE Name: Robert F. McKenzie	Director

EXHIBIT INDEX

Exhibit Number		Description

2.1		Agreement and Plan of Merger, dated as of October 5, 2006, by and among Global Signal Inc., Crown Castle International Corp. and CCGS Holdings LLC (attached as Annex A to the joint proxy statement/prospectus that is part of this Registration Statement).

3.1		Restated Certificate of Incorporation of Crown Castle International Corp., dated August 21, 1998, as amended on June 12, 2002.

3.2		Amended and Restated Bylaws of Crown Castle International Corp., dated August 21, 1998, as amended on February 20, 2003.

4.1		Stockholders Agreement, dated as of October 5, 2006, by and among Fortress Pinnacle Investment Fund, FRIT PINN LLC, Fortress Registered Investment Trust, FRIT Holdings LLC, FIT GSL LLC, Greenhill Capital Partners LLC, GCP SPV1, LLC, GCP SPV2, LLC, Abrams Capital International Ltd., Abrams Capital Partners I, LP, Abrams Capital Partners II, LP, Whitecrest Partners, LP, Riva Capital Partners, LP, 222 Partners, LLC and Crown Castle International Corp. (attached as Annex B to the joint proxy statement/prospectus that is part of this Registration Statement).

4.2	*	Amended and Restated Rights Agreement dated as of September 18, 2000, between Crown Castle International Corp. and ChaseMellon Shareholder Services L.L.C. (Exhibit 6, Registration Statement on Form 8-A filed on September 19, 2000).

4.3	*	Amendment No. 1, dated as of October 5, 2006, to the Amended and Restated Rights Agreement, dated as of September 28, 2000, between Crown Castle International Corp. and Mellon Investor Services LLC (as successor to ChaseMellon Shareholder Services, L.L.C.), as rights agent (Exhibit 4.2, Form 8-K filed on October 11, 2006).

5.1		Opinion of Cravath, Swaine & Moore LLP regarding the legality of the securities being issued (to be filed by amendment).

8.1		Opinion of Cravath, Swaine & Moore LLP as to tax matters (to be filed by amendment).

8.2		Opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to tax matters (to be filed by amendment).

10.1		Support Agreement, dated October 5, 2006, by and among Fortress Pinnacle Investment Fund LLC, FRIT PINN LLC, Fortress Registered Investment Trust, FRIT Holdings LLC, FIT GSL LLC and Crown Castle International Corp. (attached as Annex C to the joint proxy statement/prospectus that is part of this Registration Statement).

10.2		Support Agreement, dated October 5, 2006, by and among Greenhill Capital Partners LLC, GCP SPV1, LLC, GCP SPV2, LLC and Crown Castle International Corp. (attached as Annex D to the joint proxy statement/prospectus that is part of this Registration Statement).

10.3		Support Agreement, dated October 5, 2006, by and among Abrams Capital International Ltd., Abrams Capital Partners I, LP, Abrams Capital Partners II, LP, Whitecrest Partners, LP, Riva Capital Partners, LP, 222 Partners, LLC and Crown Castle International Corp. (attached as Annex E to the joint proxy statement/prospectus that is part of this Registration Statement).

23.1		Consent of KPMG LLP.

23.2		Consent of Ernst & Young LLP.

23.3		Consent of Cravath, Swaine & Moore LLP (included in Exhibit 5.1, to be filed by amendment).

23.4		Consent of Cravath, Swaine & Moore LLP (included in Exhibit 8.1, to be filed by amendment).

Exhibit Number	Description

23.5	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 8.2, to be filed by amendment).

23.6	Consent of J.P. Morgan Securities Inc. (included in Annex F to the joint proxy statement/prospectus that is part of this Registration Statement).

23.7	Consent of Morgan Stanley & Co. Incorporated (included in Annex G to the joint proxy statement/prospectus that is part of this Registration Statement).

24.1	Powers of Attorney (included on signature page to this Registration Statement)

99.1	Form of Proxy Card of Crown Castle International Corp.

99.2	Form of Proxy Card of Global Signal Inc.

99.3	Form of Election and Letter of Transmittal and related documentation.

*	Incorporated by reference.